As filed with the Securities and Exchange Commission on January 19, 2010
Registration No. 333-150864
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 10
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Patriot Risk Management, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6331	73-1665495
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
401 East Las Olas Boulevard, Suite 1540
Fort Lauderdale, Florida 33301
(954) 670-2900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven M. Mariano
Chairman, President and Chief Executive Officer
401 East Las Olas Boulevard, Suite 1540
Fort Lauderdale, Florida 33301
(954) 670-2900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Brett Pritchard Christopher A. Pesch Locke Lord Bissell & Liddell LLP 111 South Wacker Drive Chicago, Illinois 60606 (312) 443-0700	John J. Sabl Beth Flaming Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 (312) 853-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amounts to be	Aggregate Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share	Offering Price(1)(2)	Fee(3)
Common Stock, par value $0.001 per share	19,550,000	$12.00	$234,600,000	$16,726.98

(1)	Includes amount attributable to shares of common stock issuable upon the exercise of the underwriters’ over-allotment option.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)	Of such fee, $12,313.03 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 19, 2010

PRELIMINARY PROSPECTUS

17,000,000 Shares

Common Stock

We are offering 17,000,000 shares of our common stock in this firm commitment underwritten public offering. This is our initial public offering. We anticipate that the initial public offering price of our common stock will be between $10.00 and $12.00 per share.

Prior to this offering, there has been no public market for our common stock, and our common stock is not currently listed on any national exchange or market system. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “PMG.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 14 of this prospectus to read about the risks you should consider before buying our common stock.

	Per Share	Total

Price to public	$	$
Discounts and commissions to underwriters(1)	$	$
Net proceeds (before expenses) to us	$	$

(1)	No discounts will be paid to underwriters with respect to shares purchased by our directors, officers and employees or persons having business relationships with us in the directed share program. See “Underwriting” on page 189 of this prospectus for a description of the underwriters’ compensation.

We have granted the underwriters the right to purchase up to 2,550,000 additional shares of our common stock at the public offering price, less the underwriting discounts, solely to cover over-allotments, if any. The underwriters can exercise this right at any time within 30 days after the date of our underwriting agreement with them.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to purchasers against payment on or about          , 2010.

FBR Capital Markets
Macquarie Capital
Oppenheimer & Co.

The date of this prospectus is          , 2010.

Page

Certain Important Information	ii
Prospectus Summary	1
Risk Factors	14
Forward-Looking Statements	37
Use of Proceeds	38
Dividend Policy	39
Capitalization	40
Dilution	42
Selected Historical Consolidated Financial Information	44
Management’s Discussion and Analysis of Financial Condition and Results of Operations	47
Business	98
Management	156
Executive Compensation	162
Certain Relationships and Related Transactions	177
Principal Stockholders	181
Description of Capital Stock	184
Shares Eligible for Future Sale	187
Underwriting	189
Legal Matters	193
Experts	193
Where You Can Find More Information	193
Index to Financial Statements	F-1
EX-1.1
EX-2.1
EX-3.4
EX-5.1
EX-10.11
EX-10.12
EX-10.61
EX-10.77
EX-10.78
EX-10.79
EX-10.80
EX-10.81
EX-10.82
EX-10.83
EX-10.84
EX-23.2

CERTAIN IMPORTANT INFORMATION

For your convenience we have included below definitions of terms used in this prospectus.

In this prospectus:

•	references to “Patriot,” “our company,” “we,” “us” or “our” refer to Patriot Risk Management, Inc. and its direct and indirect wholly-owned subsidiaries, including Patriot National Insurance Group, Inc., Guarantee Insurance Company, PRS Group, Inc. and its subsidiaries and Patriot Underwriters, Inc. and its subsidiary, unless the context suggests otherwise;

•	references to “Patriot Risk Management” refer solely to Patriot Risk Management, Inc., unless the context suggests otherwise;

•	references to “Guarantee Insurance” refer solely to Guarantee Insurance Company, our wholly-owned insurance company;

•	references to “PUI” refer collectively to Patriot Underwriters, Inc. and its direct wholly-owned subsidiary, Patriot General Agency, Inc.;

•	references to “PRS” refer collectively to PRS Group, Inc. and its direct and indirect wholly-owned subsidiaries, including Patriot Risk Services, Inc., Patriot Risk Management of Florida, Inc., Patriot Insurance Management Company, Inc., Patriot Re International, Inc. and Patriot Recovery, Inc., unless the context suggests otherwise;

•	references to “PF&C” and “Argonaut-Southwest” refer solely to Argonaut-Southwest Insurance Company, a shell property and casualty insurance company domiciled in Illinois that is not currently writing new business and that, subject to receiving regulatory approvals, we plan to acquire on or prior to March 31, 2010 and rename as Patriot Fire & Casualty Insurance Company;

•	references to “alternative market business” refer to arrangements in which workers’ compensation insurance policies are written by Guarantee Insurance and the policyholder or another party bears a substantial portion of the underwriting risk, primarily through the reinsurance of the risk by a segregated portfolio captive (as described below). This business also includes other arrangements through which we share underwriting risk with our policyholders, such as pursuant to a large deductible policy or a retrospectively rated policy;

•	references to “traditional business” refer to guaranteed cost workers’ compensation insurance policies written by Guarantee Insurance in which Guarantee Insurance bears substantially all of the underwriting risk, subject to reinsurance arrangements;

•	references to “segregated portfolio captive” refer to a captive reinsurance company that operates as a single legal entity with segregated pools of assets, or segregated portfolio cells. The pool of assets and associated liabilities of each segregated portfolio cell within a segregated portfolio captive are solely for the benefit of the segregated portfolio cell participants, and the pool of assets of one segregated portfolio cell is statutorily protected from the creditors of the others. In this prospectus, we sometimes refer to the segregated portfolio cell participants as the owners of the cell; and

•	references to “our BPO client” refer only to Ullico Casualty Company.

Unless otherwise stated, in this prospectus:

•	all amounts assume no exercise of the underwriters’ over-allotment option;

•	all share numbers assume the automatic conversion of each share of our Series A convertible preferred stock, stated value $1,000 per share, into 143.996 shares of our common stock and the automatic conversion of each share of our Series B common stock, par value $.001 per share, into shares of our common stock on a one-for-one basis upon completion of this offering; and

ii

•	all share amounts (other than the stock options and warrants to be issued upon completion of this offering) have been adjusted to reflect a 1.8575 to 1 stock split to be effected immediately prior to completion of this offering.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Before making a decision to purchase our common stock, you should read the entire prospectus carefully, including the “Risk Factors” and “Forward-Looking Statements” sections and our consolidated financial statements and the notes to those financial statements. Except as otherwise noted, all information in this prospectus assumes that all of the 17,000,000 shares of common stock offered hereby will be sold and that the underwriters will not exercise their over-allotment option.

Overview

We produce, underwrite and administer alternative market and traditional workers’ compensation insurance plans and provide claims services for insurance companies, segregated portfolio captives and reinsurers. Through our wholly owned insurance company subsidiary, Guarantee Insurance Company (Guarantee Insurance), we generally participate in a portion of the insurance underwriting risk. Our business model has two components:

•	In our insurance services segment, we generate fee income by providing workers’ compensation claims services as well as agency and underwriting services for the benefit of Guarantee Insurance, segregated portfolio captives and Guarantee Insurance’s traditional business quota share reinsurers under the Patriot Risk Services brand, and have recently begun providing these services for another insurance company under the Patriot Underwriters’ brand, a practice which we refer to as business process outsourcing, or BPO.

•	In our insurance segment, we generate underwriting income and investment income by providing alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage in Florida and 22 other jurisdictions.

We believe that our insurance services capabilities, specialized alternative market product knowledge and our hybrid business model allow us to achieve attractive returns through a range of industry pricing cycles and provide a substantial competitive advantage in areas that are underserved by competitors, which are generally insurance service providers or insurance carriers.

In 2009, we began producing business and performing insurance services for ULLICO Casualty Company, which we refer to as our BPO client. ULLICO Casualty Company is licensed to write workers’ compensation insurance in 47 states plus the District of Columbia and is rated “B+” (Good) by A.M Best. We earn commissions for producing business and insurance services income for providing underwriting, policy and claims administration, nurse case management and cost containment services and, in certain cases, services to segregated portfolio cell captives on the business we produce for our BPO client. Additionally, we assume a portion of the premium and associated losses and loss adjustment expenses on the business we produce for our BPO client, as mutually determined on a policy-by-policy basis.

Our Services and Products

Through our subsidiary, PRS Group, Inc. and its subsidiaries, which we collectively refer to as PRS, and our subsidiary, Patriot Underwriters, Inc. and its subsidiary, which we collectively refer to as PUI, we earn income for workers’ compensation claims services as well as agency and underwriting services. Workers’ compensation claims services include nurse case management, cost containment services and claims administration and adjudication services. Cost containment services refer to workers’ compensation bill review and re-pricing services. Workers’ compensation agency and underwriting services include general agency services and specialty underwriting, policy administration and captive management services. We currently provide these services principally to Guarantee Insurance for its benefit, for the benefit of segregated portfolio captives and for the benefit of Guarantee Insurance’s traditional business quota share reinsurers. We also provide these services to our BPO client.

Through Guarantee Insurance, we provide alternative market workers’ compensation risk transfer solutions, including workers’ compensation policies or arrangements where the policyholder, an agent or another party generally bears a substantial portion of the underwriting risk. For example, the policyholder, an agent or another party may bear a substantial portion of the underwriting risk through the reinsurance of the risk by a segregated portfolio captive that is controlled by the policyholder, an agent or another party. A segregated portfolio captive refers to a captive reinsurance company that operates as a single legal entity with segregated pools of assets, or segregated portfolio cells, the assets and associated liabilities of which are solely for the benefit of the segregated portfolio cell participants. Through our segregated portfolio captive arrangements, we generally retain between 10% and 90% of the underwriting risk and earn a ceding commission from the segregated portfolio captive, which is payment to Guarantee Insurance by the captive of a commission as compensation for providing underwriting, policy and claims administration, captive management and investment portfolio management services. For the nine months ended September 30, 2009, we retained approximately 14% of the underwriting risk under our segregated portfolio captive arrangements.

Our alternative market business also includes other arrangements through which we share underwriting risk with our policyholders, such as large deductible policies or policies for which the final premium is based on the insured’s actual loss experience during the policy term, which we refer to as retrospectively rated policies. Unlike our traditional workers’ compensation policies, these arrangements align our interests with those of the policyholders or other parties participating in the risk-sharing arrangements, allowing them to share in the underwriting profit or loss. In addition, our alternative market business includes guaranteed cost policies issued to certain professional employer organizations and professional temporary staffing organizations on which we retain the risk. The excess of loss reinsurance on these policies is provided by the same reinsurer that covers our segregated portfolio captive insurance plans, retrospectively rated plans and large deductible plans, and these plans may be converted to risk sharing arrangements in the future.

We provide alternative market risk transfer solutions to companies in a broad array of industries, including employers such as hospitality companies, construction companies, professional employer organizations, clerical and professional temporary staffing companies, industrial companies, car dealerships, food services and retail and wholesale operations.

Through Guarantee Insurance, we also provide traditional workers’ compensation insurance coverage. We manage risk through the use of quota share and excess of loss reinsurance. Quota share reinsurance is a form of proportional reinsurance in which the reinsurer assumes an agreed upon percentage of each risk being insured and shares all premiums and losses with us in that proportion. Excess of loss reinsurance covers all or a specified portion of losses on underlying insurance policies in excess of a specified amount, or retention. We typically provide traditional workers’ compensation insurance coverage to:

•	small to medium-sized employers in a broad array of industries, including clerical and professional services, food services, retail and wholesale operations and industrial services;

•	low to medium hazard classes; and

•	accounts with annual premiums below $250,000.

Our Competitive Strengths

We believe we have the following competitive strengths:

•	Exclusive Focus on Workers’ Compensation Services and Products. Our operations are focused exclusively on workers’ compensation insurance services, workers’ compensation alternative market risk management solutions and traditional workers’ compensation insurance coverage. We believe this focus allows us to provide superior services and products to our customers relative to multiline insurance service providers and multiline insurance carriers. Furthermore, a significant portion of our services and products are provided in Florida, and we believe that certain of our multiline competitors that offer workers’ compensation coverage as part of a package policy including commercial property coverage tend to compete less for Florida workers’ compensation business because of property-related loss experience.

•	Hybrid Business Model. In addition to the fee income we earn for nurse case management, cost containment and other insurance services, we also earn ceding commissions on our alternative market business involving segregated portfolio cell captives, and we earn underwriting and investment income on our alternative market and traditional workers’ compensation business. Because our nurse case management and cost containment service income is principally related to workers’ compensation claim frequency and medical costs, the operating results of our insurance services segment are not materially dependent on fluctuations or trends in prevailing workers’ compensation insurance premium rates. We believe that by changing the emphasis we place on our insurance services segment and ceding commission-based alternative market business relative to our traditional workers’ compensation business, we will be better able to achieve attractive returns and growth through a range of market cycles.

•	Targeted Market for Alternative Market Risk Transfer Solutions. Although other insurers generally only offer alternative market products to large corporate customers, we offer alternative market workers’ compensation solutions to small, medium and larger-sized employers, enabling them and others to share in the claims experience and benefit from favorable loss experience.

•	Enhanced Traditional Business Product Offerings. In our traditional business, we offer a number of flexible payment plans, including pay-as-you-go plans in which we partner with payroll service companies and our independent agents and their small employer clients to collect premiums and payroll information on a monthly or bi-weekly basis. Pay-as-you-go plans provide us with current payroll data and allow employers to remit premiums through their payroll service provider in an automated fashion. Flexible payment plans give employers a way to purchase workers’ compensation insurance without having to make a large upfront premium deposit payment. We believe that flexible payment plans, including pay-as-you-go plans, for small employers provide us with the opportunity to earn more favorable underwriting margins due to several factors:

i.	favorable cash flows afforded under this plan can be more important to smaller employers than a price differential;

ii.	smaller employers are generally less able to obtain premium rate credits and discounts; and

iii.	the premium remittance mechanism results in a more streamlined renewal process and a lower frequency of business being re-marketed at renewal, leading to more favorable retention rates.

•	Specialized Underwriting Expertise. We select and price our alternative market and traditional business products based on the specific risk associated with each potential policyholder rather than solely on the policyholder’s industry class. We utilize state-specific actuarial models on accounts with annual premiums over $100,000. In our alternative market business, we seek to align our interests with those of our policyholders or other parties participating in the risk-sharing arrangements by having them share in the underwriting profits and losses. We believe that we can compete effectively for alternative market and traditional insurance business based on our specialized underwriting focus and our accessibility to our clients. We generally compete on these attributes more so than on price, which we believe is generally not a differentiating factor in the states in which we write most of our business. For the nine months ended September 30, 2009 and year ended December 31, 2008, we reported consolidated net loss ratios of 55.9% and 58.3%, respectively. For the nine months ended September 30, 2009 and year ended December 31, 2008, the consolidated net loss ratios from our alternative market business were approximately 46% and 51%, respectively, and the consolidated net loss ratios from our traditional business were approximately 61% and 59%, respectively. The net loss ratio is the ratio between losses and loss adjustment expenses incurred and net premiums earned, and is a measure of the effectiveness of our underwriting efforts.

•	Effective Claims Management, Nurse Case Management and Cost Containment Services. Guarantee Insurance began writing business as a subsidiary of Patriot Risk Management in the first quarter of 2004. As our business has grown, we have been successful in reasonably estimating our total liabilities for losses and loss adjustment expenses, establishing and maintaining adequate case reserves and rapidly closing claims. We provide our customers with an active claims management program. Our claims department employees average more than 24 years of workers’ compensation insurance industry experience, and members of our claims management team average more than 21 years of workers’ compensation experience. In addition, our nurse case management and bill review professionals have extensive training and expertise in assisting injured workers to return to work quickly. As of December 31, 2008, approximately 6%, 2%, 1% and 0.4% of total reported claims for accident years 2007, 2006, 2005 and 2004, respectively, remained open. Final net paid losses and loss adjustment expenses associated with closed claims are approximately 5% less than the initial reserves we established for them.

•	Strong Distribution Relationships. We maintain relationships with our network of approximately 570 independent, non-exclusive agencies in 23 jurisdictions by emphasizing personal interaction and superior service and maintaining an exclusive focus on alternative market workers’ compensation solutions and traditional workers’ compensation insurance coverage. Our experienced underwriters work closely with our independent agents to market our products and serve the needs of prospective policyholders.

•	Proven Leadership and Experienced Management. The members of our senior management team average over 20 years of insurance industry experience and workers’ compensation insurance experience. Their authority and areas of responsibility are consistent with their functional and state-specific experience.

Our Strategy

We believe that the net proceeds from this offering will provide us with the additional capital necessary to increase the amount of insurance that we write and to make strategic acquisitions of insurance services operations and insurance companies. We plan to continue pursuing profitable growth and favorable returns on equity and believe that our competitive strengths will help us achieve our goal of delivering attractive returns to our investors. Our strategy to achieve these goals is to:

•	Expand in Our Existing Markets. In all of the states in which we operate, we believe that a significant portion of total workers’ compensation insurance premium is written by numerous companies that individually have a small market share. We believe that our market share in each of the states in which we currently write business does not exceed 3%. We plan to continue to take advantage of our competitive position to expand in our existing markets. We believe that our risk selection, claims management, nurse case management and cost containment capabilities position us to profitably increase market share in our existing markets.

•	Expand into Additional Markets. We are licensed to write workers’ compensation insurance in 27 jurisdictions, and we also hold 4 inactive workers’ compensation licenses. For the nine months ended September 30, 2009, we wrote traditional and alternative market business in 23 jurisdictions, principally in those jurisdictions that we believe provide the greatest opportunity for near-term profitable growth. For the nine months ended September 30, 2009, approximately 74% of our traditional and alternative market business was written in Florida, New Jersey, Missouri, Georgia and New York. We wrote approximately 28% of our direct premiums written in Florida for the nine months ended September 30, 2009. We plan to expand our business in states where we believe we can profitably write business. To do this, we plan to continue to leverage our talented pool of personnel, some of whom have prior expertise operating in states in which we do not currently operate. In addition, we may seek to acquire other insurance companies, books of business or other workers’ compensation policy and claims administration providers, general agencies or general underwriting organizations as we expand in our existing markets and into additional markets.

•	Expand our BPO Business. In 2009, we entered into an agreement to produce business and perform insurance services for our BPO client to gain access to workers’ compensation insurance business in certain additional states. For the nine months ended September 30, 2009, approximately 34% of the business we produced and serviced for our BPO client was in California, and approximately 31% of such business was in either Texas, Michigan, Illinois or South Carolina. In the fourth quarter of 2009, we entered into a BPO relationship with another company, and we are seeking to enter into additional BPO relationships.

•	Expand Nurse Case Management, Cost Containment and Other Insurance Services Operations. We plan to continue to generate fee income through our insurance services segment by offering workers’ compensation nurse case management and cost containment services to segregated portfolio captives and our quota share reinsurers. We plan to offer these services, together with general agency, general underwriting and policy and claims administration services, to other regional and national insurance companies and self-insured employers. We also plan to increase our insurance services income by expanding both organically and through strategic acquisitions of workers’ compensation policy and claims administration service providers, general agencies or general underwriting organizations. Taking advantage of our hybrid business model, we plan to identify and acquire insurance services operations that will create synergies with our alternative market and traditional workers’ compensation business.

•	Obtain a Favorable Rating from A.M. Best. We have been informed by A.M. Best that after completion of this offering, we may expect Guarantee Insurance to receive a financial strength rating of “A−” (Excellent), which is the fourth highest of fifteen A.M. Best rating levels. This indicative rating assignment is subject to the capitalization of Guarantee Insurance (and PF&C if we acquire it) at a level that A.M. Best requires to support the assignment of the “A−” rating through 2012. We expect that the contribution of $155 million of the net proceeds of this offering to Guarantee Insurance (or the contribution of $20 million to Guarantee Insurance and the capitalization of PF&C with $135 million, if we acquire it) on or prior to March 31, 2010 will be sufficient to satisfy this requirement. If we acquire PF&C as described elsewhere in this prospectus, this rating assignment is also conditioned upon regulatory approval of a pooling agreement between Guarantee Insurance and PF&C that is satisfactory to A.M. Best. Pooling is a risk-sharing arrangement under which premiums and losses are shared between the pool members. We expect to make the contemplated capital contributions when we purchase PF&C or conclude not to proceed with that transaction, in either event prior to March 31, 2010. The indicative rating assignment we received from A.M. Best is not a guarantee of final rating outcome. In addition, in order to maintain this rating, Guarantee Insurance (and PF&C if we acquire it) must maintain capitalization at a level that A.M. Best requires to support the assignment of the “A−” rating, and any material negative developments in our operations, including in terms of management, earnings, capitalization or risk profile could result in negative rating pressure and possibly a rating downgrade. While we have expanded our business profitably without an A.M. Best rating and we believe that we can continue to do so with the net proceeds from this offering, we believe that an “A−” rating from A.M. Best would increase our ability to market to large national brokers and large employers and create new opportunities for our products and services in rating sensitive markets. A.M. Best’s ratings reflect its opinion of an insurance company’s financial strength and ability to meet ongoing obligations to policyholders and are not intended for the protection of investors.

•	Leverage Existing Infrastructure. We service our insurance services customers and policyholders through regional offices in three states, each of which we believe has been staffed to accommodate a certain level of insurance services business and premium growth. We plan to realize economies of scale in our workforce and leverage other scalable infrastructure costs.

Our Challenges and Risks

Our company and our business are subject to numerous risks as more fully described in the section of this prospectus entitled “Risk Factors.” As part of your evaluation of our business, you should consider the challenges and risks we face in implementing our business strategies, including the following:

•	Adequacy of Loss Reserves. Our loss reserves are based upon estimates that are uncertain. These estimates may be inadequate to cover our actual losses, in which case we would need to increase our reserves, which would result in a decrease in our net income. In addition, Guarantee Insurance has legacy asbestos and environmental claims arising out of the sale of general liability insurance and participations in reinsurance assumed through underwriting management organizations prior to 1984. There are significant additional uncertainties in estimating the amount of potential losses from asbestos and environmental claims. As a result, it is more difficult to estimate what the ultimate loss costs will be for these claims than for other types of claims.

•	Pricing Our Premiums. We underwrite and price our insurance policies at their inception before all of the underlying costs are known. If we price our premiums too low, we will have insufficient income to cover our losses and expenses. In addition, we do business in several administered pricing states, including Florida, where insurance rates are set by the state insurance regulatory authorities and are adjusted periodically. There can be no assurance that state-mandated insurance rates in administered pricing states will enable us to generate appropriate underwriting margins. For the nine months ended September 30, 2009 and the year ended December 31, 2008, we wrote approximately 52% and 67% of our direct premiums written, respectively, in administered pricing states.

•	Geographic Concentration. Our business is concentrated in Florida and a few other states. Our financial performance is tied to the business, economic and regulatory conditions in these states. If the environment in these states worsens, there could be an adverse effect on our business, financial condition and results of operations.

•	Cyclical Nature of the Workers’ Compensation Industry and Economic Downturn. The workers’ compensation insurance industry has historically fluctuated with periods of low premium rates and excess underwriting capacity resulting from increased competition followed by periods of high premium rates and shortages of underwriting capacity resulting from decreased competition. This cyclicality is beyond our control and may adversely affect our overall financial performance. In addition, the prevailing macroeconomic conditions in the fourth quarter of 2008 and in 2009 have led to a decrease in payrolls and a corresponding decrease in workers’ compensation direct premiums written.

•	Limited Operating History. We commenced operations in 2004 after acquiring Guarantee Insurance, and we formed PRS in 2005. An investor in our common stock should consider that, as a relatively new company, we have a limited operating history on which you can evaluate our performance and base an estimate of our future earning prospects. Accordingly, our future results of operations or financial condition may vary significantly from expectations.

Recent Developments

New BPO Relationship

In December 2009, we entered into a new BPO relationship with Advantage Workers Compensation Insurance Company (Advantage WC), an insurer rated “A−” (Excellent) by A.M. Best, pursuant to which we will produce business and perform insurance services for Advantage WC in certain Midwestern states. We do not expect to assume any risk related to the business we produce for Advantage WC. Because we established this relationship in the fourth quarter of 2009, references in this prospectus to “our BPO client” refer only to Ullico Casualty Company.

Warrant Issuance

On January 13, 2010, our board of directors declared a dividend of warrants to purchase a total of 700,000 shares of our common stock, payable to our stockholders immediately prior to the completion of this offering. Each warrant will represent the right to purchase one share of our common stock at the same price as the common stock sold in this offering. These warrants will be subject to the restrictions contained in the lock-up agreements, and the right to purchase common stock under the warrants will begin upon the expiration of the lock-up agreements as described in “Shares Eligible for Future Sale — Lock-Up Agreements.” The warrants will expire 10 years after the date of issuance. The warrants also will contain a cashless exercise provision.

Acquisition of Shell Insurance Company

On December 18, 2009, we entered into a stock purchase agreement with Argonaut Insurance Company to acquire Argonaut-Southwest Insurance Company, a shell property and casualty insurance company domiciled in Illinois that is licensed to write workers’ compensation insurance in Arizona, Arkansas, California, Illinois, Louisiana, Mississippi, New Jersey, New Mexico, Oklahoma, Oregon, and Texas. Guarantee Insurance is licensed in each of these jurisdictions, except for Arizona, California, Illinois, Oregon, and Texas. We plan to rename Argonaut-Southwest as Patriot Fire & Casualty Insurance Company (PF&C) when we acquire it, and as a condition to the acquisition we will seek to have it redomesticated to Florida. The redomestication and acquisition are subject to regulatory approvals by both the Illinois and Florida insurance departments. In addition, if we acquire PF&C, our indicative rating assignment from A.M. Best is conditioned upon Florida regulatory approval of a pooling agreement between PF&C and Guarantee Insurance that is satisfactory to A.M. Best. If we receive all regulatory approvals for this transaction, we plan to acquire PF&C on or prior to March 31, 2010. There can be no assurance that we will obtain the necessary regulatory approvals to complete this acquisition. We do not believe that our failure to acquire PF&C will adversely affect our business plan or prevent us from obtaining the “A−” rating from A.M. Best that we expect to receive upon completion of this offering.

We intend to contribute a substantial portion of the net proceeds of this offering to Guarantee Insurance and PF&C (if we acquire it) in order to support their premium writings.

Our Organization

Patriot Risk Management, Inc. was incorporated in Delaware in April 2003 by Steven M. Mariano, our Chairman, President and Chief Executive Officer. In September 2003, our wholly owned subsidiary, Patriot National Insurance Group, Inc., acquired Guarantee Insurance, a shell property and casualty insurance company that was not writing new business at the time we acquired it. At that time, Guarantee Insurance had approximately $3.2 million in loss and loss adjustment expense reserves relating to commercial general liability claims that had been in run-off since 1983, and was licensed to write insurance business in 41 states and the District of Columbia. Guarantee Insurance is domiciled in Florida and began writing business as a subsidiary of Patriot Risk Management in the first quarter of 2004. Guarantee Insurance is currently licensed to write workers’ compensation insurance in 27 jurisdictions, and also holds 4 inactive workers’ compensation licenses.

In 2005, we formed PRS Group, Inc. as a wholly owned subsidiary and incorporated Patriot Risk Services, Inc. PRS provides nurse case management and cost containment services for the benefit of Guarantee Insurance, segregated portfolio captives, our quota share reinsurers and our BPO client.

In 2008, we formed Patriot Recovery, Inc. to assist us in investigation and subrogation activities.

In 2009, we established Patriot Underwriters, Inc. and its subsidiary, Patriot General Agency, Inc., to provide general agency and general underwriting services to third parties. Through PUI and PRS, we are currently licensed as an insurance agent or producer in 46 jurisdictions, and currently have several pending agency licenses.

Patriot’s current corporate structure is as follows:

*	Subject to obtaining regulatory approvals, we plan to acquire PF&C on or prior to March 31, 2010. See “— Recent Developments — Acquisition of Shell Insurance Company.”

Patriot Risk Management, Inc. is an insurance holding company that was incorporated in Delaware in 2003. Our principal subsidiaries are Guarantee Insurance Company, Patriot Underwriters, Inc. and Patriot Risk Services, Inc. Our executive offices are located at 401 East Las Olas Boulevard, Suite 1540, Fort Lauderdale, Florida 33301, and our telephone number at that location is (954) 670-2900.

The Offering

Shares of common stock offered by us	17,000,000 shares

Over-allotment shares of common stock offered by us	2,550,000 shares

Shares of common stock to be outstanding after the offering	19,272,732 shares

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $172.0 million, based on an assumed initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses. We estimate that our net proceeds will be approximately $198.1 million if the underwriters exercise their over-allotment option in full. We intend to contribute approximately $155.0 million to Guarantee Insurance to support its premium writings. As described elsewhere in this prospectus, we have entered into a stock purchase agreement to acquire PF&C, a shell property and casualty insurance company. The acquisition of PF&C is subject to various regulatory approvals. If we obtain these regulatory approvals and consummate the acquisition on or prior to March 31, 2010, we plan instead to use approximately $16.7 million of the net proceeds of this offering to pay the purchase price for PF&C (of which approximately $15.5 million represents the capital and surplus of PF&C), to contribute approximately $119.5 million to PF&C to support its premium writings (thereby increasing PF&C’s capital and surplus to $135 million), and to contribute approximately $20.0 million to Guarantee Insurance to support its premium writings. We expect that the remaining $17.0 million, or $15.8 million if we acquire PF&C, will be used to support our anticipated growth and general corporate purposes and to fund other holding company operations, including the repayment of all or a portion of our existing indebtedness and potential acquisitions although we have no current understandings or agreements regarding any such acquisitions (other than PF&C). If the underwriters exercise all or any portion of their over-allotment option, we intend to use all or a substantial portion of the net proceeds therefrom to pay down the balance of our credit facilities as described elsewhere in this prospectus. See “Use of Proceeds.”

Dividend policy	We do not expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual, regulatory and other restrictions on the payment of dividends by us or by our subsidiaries to us, and other factors that our board of directors deems relevant.

New York Stock Exchange symbol	“PMG”

The number of shares of common stock shown to be outstanding upon completion of the offering excludes:

•	up to 2,550,000 shares of common stock that may be issued pursuant to the underwriters’ over-allotment option;

•	301,851 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2009;

•	1,567,075 shares of common stock issuable upon the exercise of stock options we intend to grant to our directors, executive officers and other employees upon completion of this offering, at an exercise price equal to the initial public offering price;

•	700,000 shares of common stock issuable upon the exercise of warrants that will be distributed to our existing stockholders immediately prior to the completion of this offering, at an exercise price equal to the initial public offering price; and

•	240,383 additional shares of common stock available for future issuance under our 2010 Stock Incentive Plan.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following income statement data for the nine months ended September 30, 2009 and 2008 and balance sheet data as of September 30, 2009 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The income statement data for the years ended December 31, 2008, 2007 and 2006 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The income statement data for the years ended December 31, 2005 and 2004 were derived from our audited consolidated financial statements that are not included in this prospectus. These historical results are not necessarily indicative of results to be expected in any future period. You should read the following summary financial information together with the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes.

	Nine Months
	Ended September 30,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)
	In thousands, except per share data and percentages

Income Statement Data
Gross premiums written	$95,972	$94,878	$117,563	$85,810	$62,372	$47,576	$30,911
Ceded premiums written	56,573	52,926	71,725	54,894	42,986	23,617	22,702

Net premiums written	39,399	41,952	45,838	30,961	19,386	23,959	8,209

Revenues
Net premiums earned	28,369	32,276	49,220	24,613	21,053	21,336	2,948
Insurance services income	9,753	4,706	5,657	7,027	7,175	4,369	6,429
Net investment income	1,354	1,487	2,028	1,326	1,321	1,077	233
Net realized gains (losses) on investments	903	(253)	(1,037)	(5)	(1,346)	(2,298)	(4,632)

Total revenues	40,379	38,216	55,868	32,961	28,203	24,484	4,978

Expenses
Net losses and loss adjustment expenses	15,864	20,719	28,716	15,182	17,839	12,022	2,616
Net policy acquisition and underwriting expenses	8,498	8,176	13,535	6,023	3,834	3,168	2,016
Other operating expenses	11,100	8,055	10,930	8,519	9,704	6,378	4,989
Interest expense	1,119	1,102	1,437	1,290	1,109	1,129	555

Total expenses	36,581	38,052	54,618	31,014	32,486	22,697	10,176

Other income	—	219	1,469	—	796	—	110
Loss from write-off of deferred equity offering costs(1)	—	—	(3,486)	—	—	—	—
Gain on early extinguishment of debt(2)	—	—	—	—	6,586	—	—

Income (loss) before income tax expense benefit	3,798	383	(767)	1,947	3,099	1,787	(5,088)
Income tax expense (benefit)	1,422	(217)	(643)	(432)	1,489	687	(751)

Net income (loss)	$2,376	$600	$(124)	$2,379	$1,610	$1,100	$(4,337)

Earnings Per Share
Basic	1.05	0.24	(0.05)	0.95	0.62	0.47	NM	(3)
Diluted	1.04	0.24	(0.05)	0.95	0.62	0.47	NM	(3)
Weighted Average Common Shares Outstanding:
Basic	2,259	2,528	2,528	2,493	2,586	2,324	NM	(3)
Diluted	2,275	2,545	2,528	2,509	2,597	2,337	NM	(3)
Return on average equity(4)	36.7%	15.1%	NM (5)	58.5%	107.0%	NM (6)	NM	(7)
Selected Insurance Ratios(8)
Net loss ratio	55.9%	64.2%	58.3%	61.7%	84.7%	56.3%	NM	(3)
Net expense ratio	30.0%	25.3%	27.5%	24.5%	18.2%	14.8%	NM	(3)

Net combined ratio	85.9%	89.5%	85.8%	86.2%	102.9%	71.1%	NM	(3)

	September 30, 2009
	Actual	As Adjusted(9)
	(Unaudited)
	In thousands

Balance Sheet Data
Investments	$47,051	47,051
Cash and cash equivalents	7,452	178,244
Amounts recoverable from reinsurers	58,328	58,328
Premiums receivable, net	83,040	83,040
Prepaid reinsurance premiums	42,010	42,010
Other assets	19,910	21,110

Total assets	$257,791	$429,783

Reserves for losses and loss adjustment expenses	$83,210	83,210
Unearned and advanced premium reserves	63,702	63,702
Reinsurance funds withheld and balances payable	56,458	56,458
Debt and accrued interest	20,089	20,089
Other liabilities	24,203	24,203

Total liabilities	247,662	247,662
Stockholders’ equity	10,129	182,121

Total liabilities and stockholders’ equity	$257,791	$429,783

(1)	In 2008, we wrote off approximately $3.5 million of deferred equity offering costs incurred in connection with our prior efforts to consummate an initial public offering during 2007 and 2008.

(2)	In 2006, Guarantee Insurance entered into a settlement and termination agreement with the former owner of Guarantee Insurance that allowed for an early extinguishment of debt in the amount of $8.8 million in exchange for $2.2 million in cash and release of the indemnification agreement previously entered into by the parties. As a result, we recognized a gain on the early extinguishment of debt on a pre-tax basis of approximately $6.6 million. We also recognized other income in connection with the forgiveness of accrued interest associated with the early extinguishment of debt on a pre-tax basis of $796,000.

(3)	We do not believe this metric is meaningful for the period indicated.

(4)	Return on average equity for a given period (annualized in the case of periods less than one year) is calculated by dividing net income for that period by average stockholders’ equity as of the beginning and end of the period.

(5)	In 2008, we reported a net loss of $124,000, principally as a result of a non-recurring loss from the write-off of deferred equity offering costs of approximately $3.5 million as described above. Due to this non-recurring charge, our return on average equity for 2008 was (2.0)%, which we do not believe is meaningful.

(6)	In 2005, we reported net income of $1.1 million. However, our average stockholders’ equity for 2005 was only approximately $180,000, which results in a return on average equity of 609.4%, which we do not believe is meaningful.

(7)	In 2004, we reported a net loss of $4.3 million, principally as a result of a loss from the write-off of an investment in Foundation Insurance Company, a subsidiary of Tarheel Group, Inc., as described below under “Certain Relationships and Related Transactions.” Due to this change, our return on average equity for 2004 was (19,275.6)%, which we do not believe is meaningful.

(8)	The net loss ratio is calculated by dividing net losses and loss adjustment expenses by net premiums earned. The net expense ratio is calculated by dividing net policy acquisition and underwriting expenses (which are comprised of gross policy acquisition costs and other gross expenses incurred in our insurance operations, net of ceding commissions earned from our reinsurers) by net premiums earned. The net combined ratio is the sum of the net loss ratio and the net expense ratio.

(9)	The As Adjusted balance sheet data as of September 30, 2009 reflects the issuance of 17,000,000 shares of our common stock at the assumed initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and the application of the net proceeds therefrom, including the acquisition of PF&C, after deducting estimated underwriting discounts and commissions and our estimated offering expenses.

RISK FACTORS

An investment in our common stock involves a number of risks. Before making a decision to purchase our common stock, you should carefully consider the following information about these risks, together with the other information contained in this prospectus. Many factors, including the risks described below, could result in a significant or material adverse effect on our business, financial condition and results of operations. If this were to happen, the price of our shares could decline significantly and you could lose all or part of your investment.

Risks Related to Our Business

Our business, financial condition and results of operations may be adversely affected if our actual losses and loss adjustment expenses exceed our estimated loss and loss adjustment expense reserves.

We maintain reserves for estimated losses and loss adjustment expenses. Loss and loss adjustment expense reserves represent an estimate of amounts needed to pay and administer claims with respect to insured events that have occurred, including events that have occurred but have not yet been reported to us. Such reserves are estimates and are therefore inherently uncertain. Judgment is required to determine the degree to which historical payment and claim settlement patterns should be considered in establishing loss and loss adjustment expense reserves. The interpretation of historical data can be impacted by external forces, such as legislative changes, economic fluctuations and legal trends.

Our net reserves for losses and loss adjustment expenses at December 31, 2008, 2007, 2006, 2005 and 2004 were $37.1 million, $26.6 million, $24.8 million, $17.4 million and $11.8 million, respectively. At December 31, 2008, our re-estimated reserves for the years ended December 31, 2007, 2006, 2005 and 2004 were $27.9 million, $21.3 million, $16.7 million and $11.4 million, respectively. Accordingly, at December 31, 2008, our reserves for the years ended December 31, 2007, 2006, 2005 and 2004 showed a net cumulative redundancy (deficiency) of approximately ($1.3 million), $3.6 million, $697,000 and $429,000, respectively. Our historical claims data is not fully developed, and, accordingly, in addition to our own historical claims data, we currently utilize industry data in establishing our reserves. Key assumptions that we utilize to estimate our reserves include industry frequency and severity trends and health care cost and utilization patterns. There can be no assurance that our reserves will be adequate in the future. If there are unfavorable changes in our assumptions, our reserves may need to be increased.

It is difficult to estimate reserves for workers’ compensation claims, because workers’ compensation claims are often paid over a long period of time, and there are no policy limits on liability for claim amounts. Accordingly, our reserves may prove to be inadequate to cover our actual losses. We review our loss reserves each quarter. We may adjust our loss reserves based on the results of these reviews, and these adjustments could be significant. If we change our estimates, these changes would result in adjustments to our loss reserves and losses and loss adjustment expenses incurred in the period in which the estimates are changed. If the estimate is increased, our pre-tax income for the period in which we make the change will decrease by a corresponding amount.

Additionally, we have certain exposures related to legacy commercial general liability claims, including asbestos and environmental liability claims, and there can be no assurance that our loss and loss adjustment expense reserves for these claims are adequate. See “— Guarantee Insurance has legacy commercial general liability claims, including asbestos and environmental liability claims.”

If we do not properly price our insurance policies, our business, financial condition and results of operations will be adversely affected; we do not set prices for our policies in Florida or the other administered pricing states where we write premiums.

If our premium rates are too low, our results of operations and our profitability will be adversely affected, and if our premium rates are too high, our competitiveness may be reduced and we may generate lower revenues.

In general, the premium rates for our insurance policies are established by us (in states other than administered pricing states, as discussed below) when coverage is initiated and, therefore, before all of the underlying costs are known. Like other workers’ compensation insurance companies and insurance holding companies, we rely on estimates and assumptions in setting our premium rates. Establishing adequate rates is necessary to generate sufficient revenue, together with investment income, to operate profitably. If we fail to accurately assess the risks that we assume, we may fail to charge adequate premium rates. For example, when underwriting coverage on a new policy, we estimate future claims expense based, in part, on prior claims information provided by the policyholder’s previous insurance carriers. If this prior claims information is not accurate or not indicative of future claims experience, we may under-price our policies by using claims estimates that are too low. As a result, our actual costs for providing insurance coverage to our policyholders may be significantly higher than our premiums. In order to set premium rates accurately, we must:

•	collect and properly analyze a substantial volume of data;

•	develop, test and apply appropriate rating formulae;

•	closely monitor and timely recognize changes in trends; and

•	make assumptions regarding both the frequency and severity of losses with reasonable accuracy.

We must also price our insurance policies appropriately for each jurisdiction. The assumptions we make regarding our premium rates in states in which we currently write policies may not be appropriate for new geographic markets into which we may expand. Our ability to establish appropriate premium rates in new markets is subject to a number of risks and uncertainties, principally:

•	insufficient reliable data;

•	incorrect or incomplete analysis of available data;

•	uncertainties generally inherent in estimates and assumptions, especially in markets in which we have less experience;

•	our inability to implement appropriate rating formulae or other pricing methodologies;

•	regulatory constraints on rate increases;

•	costs of ongoing medical treatment;

•	our inability to accurately estimate retention, investment yields and the duration of our liability for losses and loss adjustment expenses; and

•	unanticipated court decisions, legislation or regulatory action.

For the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, we wrote approximately 52%, 67% and 74% of our direct premiums written, respectively, in administered pricing states — Florida, Indiana, New Jersey, and, prior to October 1, 2008, New York. Effective October 1, 2008, New York is no longer an administered pricing state. In 2008, we wrote approximately 46% of our direct premiums written in Florida. In administered pricing states, insurance rates are set by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states. Therefore, rather than setting rates for the policies, our underwriting efforts in these states for our traditional business relate primarily to the selection of the policies we choose to write at the premium rates that have been set.

The Florida Office of Insurance Regulation, or the Florida OIR, has approved overall workers’ compensation rate decreases of 6.8%, 18.6%, 18.4% and 15.7%, effective as of January 1, 2010, 2009, 2008 and 2007, respectively. If a state insurance regulator lowers premium rates, we may be less profitable, and we may choose not to write policies in that state. We have responded to Florida rate decreases by expanding our alternative market business in Florida and strengthening our collateral on that business where appropriate. In addition, we have the ability to offer different kinds of policies in administered pricing states, including retrospectively rated policies and dividend policies, for which an insured can receive a return of a portion of the premium paid if the insured’s claims experience is favorable. We expect an increase in Florida experience rate modifications, which permit us to increase the premium charged based on a policyholder’s loss history. We anticipate that our ability to adjust to these market changes will create opportunities as our competitors find the Florida market less desirable. However, there can be no assurance that state mandated insurance rates in administered pricing states will enable us to generate appropriate underwriting margins. Furthermore, there can be no assurance that alternative kinds of policies in administered pricing states will continue to be permitted or will enable us to generate appropriate underwriting margins.

Our geographic concentration ties our performance to business, economic and regulatory conditions in Florida and certain other states.

In 2008, we wrote insurance in 22 states and the District of Columbia. For the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, approximately 28%, 46% and 59% of our total direct premiums written, respectively, were concentrated in our largest state, Florida.

For the nine months ended September 30, 2009, approximately 34% of our alternative market business direct premiums written were concentrated in Florida, and approximately 20%, 12% and 10% were concentrated in New Jersey, Georgia and New York, respectively. No other state accounted for more than 5% of our alternative market business direct premiums written for the nine months ended September 30, 2009.

For the nine months ended September 30, 2009, approximately 22% and 21% of our traditional business direct premiums written were concentrated in Florida and New Jersey, respectively, and between 5% and 10% were concentrated in each of Georgia, Indiana, Arkansas, New York and Missouri. No other state accounted for more than 5% of our traditional business direct premiums written for the nine months ended September 30, 2009.

Unfavorable business, economic or regulatory conditions in the states where we conduct the majority of our traditional and alternative market business could have a significant adverse impact on our business, financial condition and results of operations. In Florida and New Jersey, the states in which we write the majority of our premiums, and also in Indiana, insurance regulators establish the premium rates we charge. In these states, insurance regulators may set rates below those that we require to maintain profitability.

Because our business is concentrated in Florida, New Jersey and certain other states, we may be exposed to economic and regulatory risks that are greater than the risks we would face if our business were spread more evenly by state. Our workers’ compensation insurance operations are affected by the economic health of the states in which we operate. Premium growth is dependent upon payroll growth, which, in turn, is affected by economic conditions. Furthermore, losses and loss adjustment expenses can increase in weak economic conditions because it is more difficult to return injured workers to work when employers are otherwise reducing payrolls. Florida is exposed to severe natural perils, such as hurricanes. If Florida were to experience a natural peril of the magnitude of Hurricane Katrina or other catastrophic event, the result could be a disruption of the entire local economy and the loss of jobs, which could have a material adverse effect on our business, financial condition and results of operations. We could also be adversely affected by any material change in Florida law or regulation or any Florida court decision affecting workers’ compensation carriers generally. Unfavorable changes in economic conditions affecting the states in which we write business could adversely affect our business, financial condition and results of operations.

The workers’ compensation insurance industry is cyclical in nature, which may affect our overall financial performance.

Historically, the workers’ compensation insurance market has undergone cyclical periods of price competition and excess underwriting capacity (known as a soft market), followed by periods of high premium rates and shortages of underwriting capacity (known as a hard market). Although an individual insurance company’s financial performance is dependent on its own specific business characteristics, the profitability of most workers’ compensation insurance companies tends to follow this cyclical market pattern. Additional underwriting capacity, and the resulting increased competition for premium, is the result of insurance companies expanding the types or amounts of business they write, or of companies seeking to maintain or increase market share at the expense of underwriting discipline. In our traditional workers’ compensation business, we have been experiencing increased price competition since 2007 in certain markets, and these cyclical patterns, the actions of our competitors and general economic factors could cause our revenue and net income to fluctuate, which may cause the price of our common stock to be volatile. Because this cyclicality is due in large part to the actions of our competitors and general economic factors beyond our control, we cannot predict with certainty the timing or duration of changes in the market cycle.

Because we have a limited operating history, our future operating results and financial condition are more likely to vary from expectations.

We commenced operations in 2004 after acquiring Guarantee Insurance, and we formed PRS Group, Inc. in 2005. As a relatively new company, we have a limited operating history on which you can evaluate our performance and base an estimate of our future earning prospects. In addition, our business plan contemplates that we will expand into new geographic areas and provide claims administration, general agency and general underwriting services to other insurance companies and self-insured employers through additional business process outsourcing relationships. We cannot assure you that we will obtain the regulatory approvals necessary for us to conduct business as planned or that any approval granted will not be subject to conditions that restrict our operations. In addition, we cannot assure you that we will have, or be able to raise, the funds necessary to capitalize our subsidiaries in order to further grow our business. Accordingly, our future results of operations or financial condition may vary significantly from expectations.

Our insurance services fee income and insurance services net income is currently substantially dependent on Guarantee Insurance’s premium levels.

Our insurance services fee income and insurance services net income is generated primarily from Guarantee Insurance, segregated portfolio captives and our quota share reinsurers. If Guarantee Insurance premium levels decrease, we would experience a corresponding decrease in insurance services fee income and insurance services net income. There can be no assurance that Guarantee Insurance premium levels will not decrease.

Our insurance services fee income is currently substantially dependent on Guarantee Insurance’s risk retention levels.

Because insurance services fee income earned by PRS from Guarantee Insurance attributable to the portion of the insurance risk that Guarantee Insurance retains and assumes from other insurance companies is eliminated upon consolidation, our insurance services income, on a consolidated basis, is currently substantially dependent on Guarantee Insurance’s risk retention levels. If Guarantee Insurance increases its risk retention levels, our insurance services fee income will decrease, in which case we would also experience a corresponding decrease in our losses and loss adjustment expenses and net policy acquisition and underwriting expenses. Guarantee Insurance’s risk retention levels, measured by the ratio of net premiums earned to gross premiums earned, were 49% and 33% for the years ended December 31, 2008 and 2007, respectively. Guarantee Insurance entered into additional quota share agreements effective December 31, 2008 and January 1, 2009 which reduced our risk retention levels in 2009. Our risk retention rate for the nine months ended September 30, 2009 was 37%. There can be no assurance as to our overall risk retention levels in the future.

We need to obtain additional licenses to allow us to provide insurance services to third parties.

As part of our business plan, we expect to expand our fee-generating insurance services by offering policy and claims administration, general agency and general underwriting services to other regional and national insurance companies and self-insured employers. We also plan to explore strategic acquisitions of policy and claims administrators, general agencies or general underwriters. In order to expand these services, we will need to obtain additional licenses to allow us to provide certain of these services to third parties. However, there can be no assurance that we will be successful in expanding these fee-generating services or obtaining the necessary licenses. Our failure to expand these services would have a material adverse effect on our business plan.

Guarantee Insurance has legacy commercial general liability claims, including asbestos and environmental liability claims.

Guarantee Insurance has legacy commercial general liability claims, including asbestos and environmental liability claims, arising out of the sale of general liability insurance and participations in reinsurance assumed through underwriting management organizations, commonly referred to as pools. Guarantee Insurance ceased offering direct liability coverage in 1983 and ceased participations in reinsurance pools after 1982. In addition to the general uncertainties encountered in estimating workers’ compensation loss and loss adjustment expense reserves described above, there are significant additional uncertainties in estimating the amount of our potential losses from asbestos and environmental claims. Generally, reserves for asbestos and environmental claims cannot be estimated with traditional loss reserving techniques that rely on historical accident year development factors due to the uncertainties surrounding asbestos and environmental liability claims. Among the uncertainties impacting the estimation of such losses are:

•	potentially long waiting periods between exposure and emergence of any bodily injury or property damage;

•	difficulty in identifying sources of environmental or asbestos contamination;

•	difficulty in properly allocating responsibility and liability for environmental or asbestos damage;

•	changes in underlying laws and judicial interpretation of those laws;

•	potential for an environmental or asbestos claim to involve many insurance providers over many policy periods;

•	long reporting delays from insureds to insurance companies;

•	historical data concerning asbestos and environmental losses being more limited than historical information on other types of claims;

•	questions concerning interpretation and application of insurance coverage; and

•	uncertainty regarding the number and identity of insureds with potential asbestos or environmental exposure.

These factors generally render traditional actuarial methods less effective at estimating reserves for asbestos and environmental losses than reserves on other types of losses. As of December 31, 2008, we had established gross reserves of approximately $6.8 million and net reserves, net of reinsurance recoverable on unpaid losses and loss adjustment expenses, of approximately $3.0 million for legacy asbestos and environmental claims, which include 29 direct claims and Guarantee Insurance’s participation in two reinsurance pools and our estimate for the impact of unreported claims. As of December 31, 2008, one of the pools in which we are a participant (which accounted for approximately 80% of these net reserves at December 31, 2008) had approximately 1,600 open claims. Of these, one claim carries reserves of more than $100,000. In this pool, Guarantee Insurance reinsured the risks of other insurers and then ceded a portion (generally 80%) of these reinsurance risks to other reinsurers, which we refer to as participating pool reinsurers. Under this structure, Guarantee Insurance remains obligated for the total liability under each reinsurance contract to the extent any of the participating pool reinsurers fails to pay its share. Over time, Guarantee Insurance’s net liabilities under these reinsurance contracts have increased from approximately 20% to approximately 50% of the pooled risks due to the insolvency of some participating pool reinsurers. In the second pool (which accounted for approximately 20% of our net reserves for legacy asbestos and environmental claims at December 31, 2008), Guarantee Insurance is one of a number of participating pool reinsurers, and Guarantee Insurance’s liability is based on the percentage share of the pool obligations it reinsures. We review our loss and loss adjustment expense reserves for asbestos and environmental claims based on historical experience, current developments and actuarial reports for the pools, and this review entails a detailed analysis of our direct and assumed exposure.

In addition, as of December 31, 2008, we had established gross reserves of approximately $3.6 million and net reserves, net of reinsurance recoverable on unpaid losses and loss adjustment expenses, of approximately $1.5 million for legacy commercial general liability claims.

For the year ended December 31, 2008, incurred losses and loss adjustment expenses associated with adverse development of reserves for legacy claims were approximately $709,000. For the year ended December 31, 2007, we recognized a reduction of incurred losses and loss adjustment expenses attributable to favorable development of reserves for legacy claims of approximately $1.3 million. For the year ended December 31, 2006, incurred losses and loss adjustment expenses associated with adverse development of reserves for legacy asbestos and environmental and commercial general liability claims were approximately $516,000.

We plan to continue to monitor industry trends and our own experience in order to determine the adequacy of our environmental and asbestos reserves. However, there can be no assurance that the reserves we have established are adequate. In addition, we are reviewing whether to adopt the survival ratio reserve methodology for our asbestos and environmental exposures, an asbestos and environmental exposure reserving methodology commonly utilized by our publicly held insurance company peers. If we had adopted the survival ratio reserve methodology as of December 31, 2008, our net reserve for asbestos and environmental exposures would have been approximately $5.1 million, representing an increase in net losses and net loss adjustment expenses of approximately $2.1 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Outlook — Insurance Operations — Reserving Methodology for Legacy Asbestos and Environmental Exposures.”

If we cannot sustain our relationships with independent agencies, we may be unable to operate profitably.

We market and sell our insurance products and services primarily through direct contracts with approximately 570 independent, non-exclusive agencies. Our products are marketed by independent wholesale and retail agencies, some of which account for a large portion of our revenues. Other insurance companies compete with us for the services and allegiance of these agents. These agents may choose to direct business to our competitors, or may direct less desirable business to us. Our business relationships are generally governed by agreements with agents that may be terminated on short notice. For the nine months ended September 30, 2009, approximately 11.2% and 6.5% of our total new and renewal direct premiums written were derived from various offices of Appalachian Underwriters, Inc. and the Insurance Office of America, Inc., respectively, and no other agent accounted for more than 5% of our new and renewal direct premiums written. For the year ended December 31, 2008, approximately 14% of our total new and renewal direct premiums written were derived from the agent whose single account with us in 2008 was Progressive Employer Services, Inc., or PES, our then largest policyholder. The policy with PES was cancelled in October 2008. For the year ended December 31, 2008, approximately 9% and 7% of our total new and renewal direct premiums written were derived from various offices of Appalachian Underwriters, Inc. and the Insurance Office of America, Inc., respectively, and no other agent accounted for more than 5% of our new and renewal direct premiums written. As a result, our continued profitability depends, in part, on the marketing efforts of our independent agencies and on our ability to offer workers’ compensation insurance that meets the requirements and preferences of our independent agencies and their customers. A significant decrease in business from, or the entire loss of, our largest agency or several of our other large agencies would have a material adverse effect on our business, financial condition and results of operations.

We have filed a lawsuit against our former largest customer regarding amounts we contend are due and owing and are in dispute. This customer is controlled by an individual who was one of our stockholders as of December 31, 2008. We may never receive any of the disputed amounts that we contend are due and owing.

For the years ended December 31, 2008 and 2007, approximately 14% and 16% of our direct premiums written, respectively, were attributable to one customer, PES. The policy was cancelled in October 2008 for non-payment of premium and duplicate coverage. PES is a company controlled by Steven Herrig, an individual who, as of December 31, 2008, beneficially owned shares of our common stock through Westwind Holding

Company, LLC, or Westwind, a company controlled by Mr. Herrig. Westwind’s stock ownership represented approximately 15.8% of our outstanding common stock as of December 31, 2008. Most of PES’s employees are located in Florida, where workers’ compensation insurance premium rates are established by the state. Premiums receivable from PES totaled approximately $8.3 million as of September 30, 2009 and December 31, 2008. This amount is comprised of approximately $1.1 million for billed but unpaid premium audits for the 2006 policy year, approximately $2.0 million for a billed but unpaid experience rate modification as determined by NCCI, approximately $300,000 for billed but unpaid premium installments for the 2008 policy year and approximately $4.9 million of estimated but unbilled premium audits for the 2007 and 2008 policy years.

We have filed a lawsuit against PES to collect these and additional amounts we believe are due and owing. See “Business — Legal Proceedings — Actions Involving Progressive Employer Services, et al.” We have the right to access certain collateral pledged by Westwind to offset against premium and other amounts owed by PES and Westwind to Guarantee Insurance, including funds held under reinsurance treaties, which totaled approximately $3.3 million as of September 30, 2009 and approximately $3.7 million as of December 31, 2008. Additionally, in March 2009, we exercised a call option on all 399,851 shares of our common stock owned by Westwind to partially satisfy the amounts we contend are due and owing. On May 11, 2009, Westwind filed a complaint in Florida State Court related to the exercise of the call option, claiming breach of contract and conversion, seeking damages of $2.2 million and other damages as determined by the court. There can be no assurance that we will prevail in the lawsuit or that, if we prevail, we ultimately will be able to collect any amounts awarded. PES has contended that we have failed to arrange for the issuance of a dividend from Guarantee Insurance to PES from the segregated portfolio cell controlled by it in the amount of $3.9 million and that we have failed to provide PES with certain information. Moreover, PES may bring claims against us alleging that our conduct has damaged it. As the litigation continues, we and PES may identify additional amounts in dispute. If we are unable to recover from PES any of the $8.3 million premiums receivable plus the $2.2 million that we have offset against the premiums receivable through the exercise of our call option, we would recognize a pre-tax charge in the amount of such unrecovered amount.

If we do not obtain reinsurance from traditional reinsurers or segregated portfolio captives on favorable terms, our business, financial condition and results of operations could be adversely affected.

We purchase reinsurance to manage our risk and exposure to losses. Reinsurance is a transaction between insurance companies in which an original insurer, or ceding company, remits a portion of its premiums to a reinsurer, or assuming company, as payment for the reinsurer’s commitment to indemnify the original insurer for a portion of its insurance liability. In return, the reinsurer assumes insurance risk from the ceding company. We participate in quota share and excess of loss reinsurance arrangements. Our quota share reinsurers include Swiss Reinsurance America Corporation, one of the largest reinsurers in the United States and rated “A” (Excellent) by A.M. Best Company, ULLICO Casualty Company, rated “B+” (Good) by A.M Best and Harco National Insurance Company rated “A−” (Excellent) by A.M. Best. Under our traditional business quota share reinsurance agreement effective July 1, 2008, we ceded 50% of all net retained liabilities arising from all traditional business premiums written, excluding certain states, for all losses up to $500,000 per occurrence, subject to various restrictions and exclusions. Effective January 1, 2009, coverage from one of the reinsurers under this quota share agreement, which comprised 37.5% of the total 50.0% coverage, expired, the participation of the other quota share reinsurer was increased from 12.5% to 25.0% and previously excluded states were added to the coverage. We entered into an additional traditional business quota share agreement pursuant to which we ceded 37.83% of our gross unearned premium reserves as of December 31, 2008. Additionally, effective January 1, 2009, we entered into a traditional business quota share agreement pursuant to which we cede 68% of all traditional business written in Florida, Georgia and New Jersey during calendar year 2009 for all losses up to $1.0 million per occurrence, subject to various restrictions, exclusions and limitations. We do not have any other quota share reinsurance arrangements for our traditional business.

We reinsure, on a quota share basis, a substantial portion of our underwriting risk on our alternative market business to segregated portfolio captives in which our policyholders or other parties have an economic interest. Generally, we cede between 10% and 90% of the premium and losses under such alternative market policies to segregated portfolio captives, up to $1 million per occurrence subject to various restrictions and exclusions, including an aggregate limit on the captive’s reinsurance obligations. For the year ended December 31, 2008, we ceded approximately 88% of our segregated portfolio captive alternative market gross premiums written under quota share reinsurance agreements with segregated portfolio captives. For the years ended December 31, 2007 and 2006, we ceded 82% and 87% of our segregated portfolio captive alternative market gross premiums written under quota share reinsurance agreements with segregated portfolio captives, respectively. On our segregated portfolio captive alternative market business, any losses in excess of the aggregate limit are borne by us. Thus, if we set this aggregate limit too low, our business, financial condition and results of operations would be adversely affected.

The excess of loss reinsurance for both our traditional and alternative market business under our 2009/2010 reinsurance program covers, subject to certain restrictions and exclusions, losses that exceed $1.0 million per occurrence up to $29.0 million per occurrence per life, with coverage of up to an additional $20.0 million per occurrence for certain losses involving injuries to several employees. Since Guarantee Insurance’s quota share reinsurance is included within its retention for purposes of its excess of loss reinsurance, its effective retention for a $1.0 million claim arising out of its traditional business covered by quota share reinsurance would be $875,000 in all states except Georgia, Florida and New Jersey where the effective retention is $195,000.

The excess of loss reinsurance for both our traditional and alternative market business under our 2008/2009 reinsurance program covers, subject to certain restrictions and exclusions, losses that exceed $1.0 million per occurrence up to $9.0 million per occurrence, with coverage of up to an additional $10.0 million per occurrence for certain losses involving injuries to several employees. However, effective July 1, 2008, the first layer of this excess of loss reinsurance for our traditional business ($4.0 million excess of a $1.0 million retention) is subject to an annual deductible of $1.0 million such that this reinsurance only applies to losses in excess of $1.0 million per occurrence after July 1, 2008 to the extent that such losses exceed $1.0 million in the aggregate. See “Business — Insurance Segment — Reinsurance.”

The availability, amount and cost of reinsurance are subject to market conditions and our experience with insured losses. There can be no assurance that our reinsurance agreements can be renewed or replaced prior to expiration upon terms as satisfactory to us as those currently in effect. If we are unable to renew or replace any of our quota share or excess of loss reinsurance agreements, our net liability on individual risks would increase, we would have greater exposure to catastrophic losses, our underwriting results would be subject to greater variability, and our underwriting capacity would be reduced. Any reduction or other changes in our reinsurance arrangements could materially adversely affect our business, financial condition and results of operations.

If we are not able to recover amounts due from our reinsurers, our business, financial condition and results of operations would be adversely affected.

Reinsurance does not discharge us of our obligations under our insurance policies. We remain liable to our policyholders even if we are unable to make recoveries that we believe we are entitled to receive under our reinsurance contracts. As a result, we are subject to credit risk with respect to our reinsurers. Losses are recovered from our reinsurers as claims are paid. With respect to long-term workers’ compensation claims, the creditworthiness of our reinsurers may change before we recover amounts to which we are entitled. If a reinsurer is unable to meet any of its obligations to us, we would be responsible for all claims and claim settlement expenses for which we would have otherwise received payment from the reinsurer. For example, we have experienced an increase in certain liabilities relating to some of our legacy exposures as a result of the insolvency of some participating pool reinsurers. See — “Guarantee Insurance has legacy commercial general liability claims, including asbestos and environmental liability claims.”

As of December 31, 2008, we had $42.1 million of gross exposures to reinsurers, comprised of reinsurance recoverables on paid and unpaid losses and loss adjustment expenses. Furthermore, as of December 31, 2008, we had $26.1 million of net exposure to reinsurers — $23.5 million from reinsurers licensed in Florida, which we refer to as authorized reinsurers, and $2.6 million from reinsurers not licensed in

Florida, which we refer to as unauthorized reinsurers. If we are unable to collect amounts recoverable from our reinsurers, our business, financial condition and results of operations would be adversely affected.

We are subject to extensive state regulation; regulatory and legislative changes may adversely impact our business.

We are subject to extensive regulation by the Florida OIR, and the insurance regulatory agencies of other states in which we are licensed and, to a lesser extent, federal regulation. State agencies have broad regulatory powers designed primarily to protect policyholders and their employees, and not our stockholders. Regulations vary from state to state, but typically address:

•	standards of solvency, including risk-based capital measurements;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the terms of insurance policies;

•	restrictions on the way premium rates are established and the premium rates are charged;

•	procedures for adjusting claims, which can affect the ultimate amount for which a claim is settled;

•	standards for appointing general agencies;

•	limitations on transactions with affiliates;

•	restrictions on mergers and acquisitions;

•	medical privacy standards;

•	restrictions on the ability of insurance companies to pay dividends;

•	establishment of reserves for unearned premiums, losses and other purposes;

•	licensing requirements and approvals that affect our ability to do business;

•	certain required methods of accounting; and

•	potential assessments for state guaranty funds, second injury funds and other mandatory pooling arrangements.

We may be unable to comply fully with the wide variety of applicable laws and regulations that are frequently undergoing revision. In addition, we follow practices based on our interpretations of laws and regulations that we believe are generally followed by the insurance industry. These practices may be different from interpretations of insurance regulatory agencies. As a result, insurance regulatory agencies could preclude us from conducting some or all of our activities or otherwise penalize or fine us. Moreover, in order to enforce applicable laws and regulations or to protect policyholders, insurance regulatory agencies have relatively broad discretion to impose a variety of sanctions, including examinations, corrective orders, suspension, revocation or denial of licenses and the takeover of insurance companies. As a result, if we fail to comply with applicable laws or regulations, insurance regulatory agencies could preclude us from conducting some or all of our activities or otherwise penalize us. The extensive regulation of our business may increase the cost of our insurance and may limit our ability to obtain premium rate increases or to take other actions to increase our profitability. For example, as a result of a financial examination by the Florida OIR in 2006 for the year ended December 31, 2004, Guarantee Insurance was fined $40,000 for various violations including failure to maintain a minimum statutory policyholders’ surplus. Also, as a result of writing premiums in South Carolina in an inadvertent breach of our agreement with the South Carolina Department of Insurance not to write any new business in South Carolina without the Department’s consent, we may be required to pay a fine or face other disciplinary action.

Guarantee Insurance is subject to periodic examinations by state insurance departments in the states in which it is licensed. In March 2008, the Florida OIR completed its financial examination of Guarantee Insurance as of and for the year ended December 31, 2006. In its examination report, the Florida OIR made a number of findings relating to Guarantee Insurance’s failure to comply with corrective comments made in earlier examination reports by the Florida OIR for the year ended December 31, 2004 and by the South Carolina Department of Insurance for the year ended December 31, 2005. The Florida OIR also made a number of proposed adjustments to the statutory financial statements of Guarantee Insurance for the year ended December 31, 2006, attributable to, among other things, corrections of accounting errors and an upward adjustment in Guarantee Insurance’s reserves for unpaid losses and loss adjustment expenses. These proposed adjustments resulted in a $119,000 net decrease in Guarantee Insurance’s reported policyholders surplus but did not cause Guarantee Insurance to be in violation of a consent order issued by the Florida OIR in 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida that requires Guarantee Insurance to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued, and Guarantee Insurance was not required to file an amended 2006 annual statement with the Florida OIR reflecting these adjustments.

In connection with the Florida OIR examination report for the year ended December 31, 2006, the Florida OIR issued a consent order requiring Guarantee Insurance to pay a penalty of $50,000, pay $25,000 to cover administrative costs and undergo an examination prior to June 1, 2008 to verify that it had addressed all of the matters raised in the examination report. In addition, the consent order required Guarantee Insurance to hold annual stockholder meetings, maintain complete and accurate minutes of all stockholder and board of director meetings, implement additional controls and review procedures for its reinsurance accounting, perform accurate and timely reconciliations for certain accounts, establish additional procedures in accordance with Florida OIR information technology specialist recommendations, correctly report all annual statement amounts, continue to maintain adequate loss and loss adjustment reserves and continue to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued. The consent order required Guarantee Insurance to provide documentation of compliance with these requirements. In 2008, the Florida OIR engaged a consultant to perform a target examination of Guarantee Insurance to assess its compliance with these requirements. In August 2008, the consultant’s target examination fieldwork was completed, and the Florida OIR issued its report on the target examination, concluding that, with certain immaterial exceptions, Guarantee Insurance was in compliance with all of the findings from the examination report for the year ended December 31, 2006.

State laws require insurance companies to maintain minimum surplus balances and place limits on the amount of insurance a company may write based on the amount of that company’s surplus. These limitations may restrict the rate at which our insurance operations can grow.

In May 2009 in connection with a Florida OIR targeted examination, we advised the Florida OIR that all intercompany receivables would be settled within 30 days. As of September 30, 2009, Guarantee Insurance had approximately $2.1 million in intercompany receivables that had been outstanding for more than 30 days, and approximately $975,000 that had been outstanding for more than 90 days (although subsequent to September 30, 2009, these balances were repaid). Because some of the intercompany receivables were outstanding for more than 30 days, the Florida OIR may object to these transactions or take other regulatory action against us. In addition, under statutory accounting rules, Guarantee Insurance is required to record the amount of any intercompany receivables that have been outstanding for more than 90 days as a nonadmitted asset. Therefore, to the extent that any intercompany receivables have been outstanding for more than 90 days, Guarantee Insurance will be required to nonadmit the amount of such receivables, which will result in a corresponding decrease in the surplus of Guarantee Insurance. If the decrease in Guarantee Insurance’s surplus were to cause Guarantee Insurance to be out of compliance with certain ratios or minimum surplus levels as required by the Florida OIR, we could face possible regulatory action and would be required to obtain additional reinsurance, reduce our insurance writings or add capital to Guarantee Insurance.

State laws also require insurance companies to establish reserves for payments of policyholder liabilities and impose restrictions on the kinds of assets in which insurance companies may invest. These restrictions may require Guarantee Insurance to invest in assets more conservatively than it would if we were not subject to state law restrictions and may prevent it from obtaining as high a return on its assets as it might otherwise be able to realize.

State regulation of insurance company financial transactions and financial condition are based on statutory accounting principles, or SAP. State insurance regulators closely monitor the financial condition of insurance companies reflected in SAP financial statements and can impose significant operating restrictions on an insurance company that becomes financially impaired. Regulators generally have the power to impose restrictions or conditions on the following kinds of activities of a financially impaired insurance company: transfer or disposition of assets, withdrawal of funds from bank accounts, extension of credit or advancement of loans and investment of funds.

Many states have laws and regulations that limit an insurer’s ability to withdraw from a particular market. For example, states may limit an insurer’s ability to cancel or not renew policies. Furthermore, certain states prohibit an insurer from withdrawing from one or more lines of business in the state, except pursuant to a plan that is approved by the state insurance department. The state insurance department may disapprove a plan that may lead to market disruption. Laws and regulations that limit cancellation and non-renewal and that subject program withdrawals to prior approval requirements may restrict our ability to exit unprofitable markets.

Licensing laws and regulations vary from state to state. In all states, the applicable licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally such authorities are vested with relatively broad and general discretion as to the granting, renewing and revoking of licenses and approvals. Licenses may be denied or revoked for various reasons, including the violation of regulations and conviction of crimes. Possible sanctions which may be imposed by regulatory authorities include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to clients and fines.

In some instances, we follow practices based on interpretations of laws and regulations generally followed by the industry, which may prove to be different from the interpretations of regulatory authorities.

We currently are not rated by A.M. Best or any other insurance rating agency, and if we do not receive a favorable rating from A.M. Best after the offering, or if we do obtain such a rating and then fail to maintain it, our business, financial condition and results of operations may be adversely affected.

Rating agencies rate insurance companies based on their financial strength and their ability to pay claims, factors that are relevant to agents and policyholders. We have never been rated by any nationally recognized independent rating agency. The ratings assigned by nationally recognized independent rating agencies, particularly A.M. Best, may become material to our ability to maintain and expand our business. Ratings from A.M. Best and other rating agencies are used by some insurance buyers, agents and brokers as an indicator of financial strength and security.

We have been informed by A.M. Best that after completion of this offering, we may expect Guarantee Insurance to receive a financial strength rating of “A−” (Excellent), which is the fourth highest of fifteen A.M. Best rating levels. This indicative rating assignment is subject to the capitalization of Guarantee Insurance (and PF&C if we acquire it) at a level that A.M. Best requires to support the assignment of the “A−” rating through 2012 . We expect that the contribution of $155 million of the net proceeds of this offering to Guarantee Insurance (or the contribution of $20 million to Guarantee Insurance and the capitalization of PF&C with $135 million, if we acquire it) on or prior to March 31, 2010 will be sufficient to satisfy this requirement. If we acquire PF&C as described elsewhere in this prospectus, this rating assignment is also conditioned upon regulatory approval of a pooling agreement between Guarantee Insurance and PF&C that is satisfactory to A.M. Best. Pooling is a risk-sharing arrangement under which premiums and losses are shared between the pool members. We expect to make the contemplated capital contributions when we purchase PF&C or conclude not to proceed with that transaction, in either event prior to March 31, 2010. The indicative rating assignment we received from A.M. Best is not a guarantee of final rating outcome. In addition, in order to maintain this rating, Guarantee Insurance (and PF&C if we acquire it) must maintain capitalization at a level that A.M. Best requires to support the assignment of the “A−” rating, and any material negative developments in our operations, including in terms of management, earnings, capitalization or risk profile could result in negative rating pressure and possibly a rating downgrade. While we have expanded our business profitably without an A.M. Best rating and we believe that we can continue to do so with the net proceeds from this offering, we believe that an “A−” rating from A.M. Best would increase our ability to market to large national brokers and large employers and create new opportunities for our products and services in rating sensitive markets. A.M. Best’s ratings reflect its opinion of an insurance company’s financial strength and ability to meet ongoing obligations to policyholders and are not intended for the protection of investors.

A.M. Best ratings tend to be more important to our alternative market customers than our traditional business customers. A favorable A.M. Best rating would increase our ability to sell our alternative market products to larger employers. We believe that a favorable rating would also open significant new markets for our products and services. Our failure to obtain or maintain a favorable rating may have a material adverse affect on our business plan.

We expect to apply to A.M. Best for a rating as soon as practicable. We may not be given a favorable rating or if we are given a favorable rating such rating may be downgraded, which may adversely affect our ability to obtain business and may adversely affect the price we can charge for the insurance policies we write. The ratings of A.M. Best are subject to periodic review using, among other things, proprietary capital adequacy models, and are subject to revision or withdrawal at any time. Other companies in our industry that have been rated and have had their rating downgraded have experienced negative effects. A.M. Best ratings are directed toward the concerns of policyholders and insurance agencies and are not intended for the protection of investors or as a recommendation to buy, hold or sell securities. Although we are not currently rated by A.M. Best, if we obtain an A.M. Best rating after the offering, our competitive position relative to other companies will be determined in part by our A.M. Best rating.

If we are unable to realize our investment objectives, our business, financial condition and results of operations may be adversely affected.

Investment income is an important component of our net income. As of September 30, 2009 and December 31, 2008, our investment portfolio, including cash and cash equivalents, had a carrying value of $54.5 million and $63.4 million, respectively. For the nine months ended September 30, 2009 and the year ended December 31, 2008, we had net investment income of $1.4 million and $2.0 million, respectively. Our investment portfolio is managed by Gen Re — New England Asset Management (a subsidiary of Berkshire Hathaway, Inc.), an independent asset manager, pursuant to investment guidelines approved by Guarantee Insurance’s board of directors. Although these guidelines stress diversification and capital preservation, our investments are subject to a variety of risks, including risks related to general economic conditions, interest rate fluctuations and market volatility. For example, over the past three years, credit markets were significantly impacted by sub-prime mortgage losses, increased mortgage defaults and worldwide market dislocations. Furthermore, financial markets experienced substantial and unprecedented volatility as a result of further dislocations in the credit markets, including the bankruptcy of Lehman Brothers Holdings Inc. In 2008, we recognized an other-than-temporary-impairment charge of approximately $350,000 related to investments in certain bonds issued by Lehman Brothers Holdings, Inc., which filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court, and approximately $875,000 related to investments in certain common stocks purchased in 2005.

In addition, our investment portfolio includes asset-backed and mortgage-backed securities. As of September 30, 2009 and December 31, 2008, asset-backed and mortgage-backed securities constituted approximately 25% and 26% of our invested assets, respectively, including cash and cash equivalents. As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Changes in interest rates could have an adverse effect on the value of our investment portfolio and future investment income. For example, changes in interest rates can expose us to prepayment risks on asset-backed and mortgage-backed securities included in our investment portfolio. When interest rates fall, asset-backed and mortgage-backed securities are prepaid more quickly than expected and the holder must reinvest the proceeds at lower interest rates. In periods of increasing interest rates, asset-backed and mortgage-backed securities are prepaid more slowly, which may require us to receive interest payments that are below the interest rates then prevailing for longer than expected.

We also seek to manage our investment portfolio such that the security maturities provide adequate liquidity relative to our expected claims payout pattern. However, the duration of our insurance liabilities may differ from our expectations. If we need to liquidate invested assets prematurely in order to satisfy our claim obligations and the fair value of such assets is below our original cost, we may recognize losses on investments, which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, our fixed maturity securities were reclassified as available for sale at December 31, 2008 and, accordingly, are carried at market value. Decreases in the value of our fixed securities may have a material adverse effect on our business, financial condition and results of operations.

General economic conditions may be adversely affected by a variety of factors, including U.S. involvement in hostilities with other countries, large-scale acts of terrorism and the threat of hostilities or terrorist acts. These and other factors affect the capital markets and, consequently, the value of our investment portfolio and our investment income. Any significant decline in our investment income would adversely affect our business, financial condition and results of operations.

We are more vulnerable to negative developments in the workers’ compensation insurance industry than companies that also write other lines of insurance.

Our business involves providing insurance services related to underwriting workers’ compensation insurance policies, and we have no current plans to focus our efforts on offering other lines of insurance. As a result, negative developments in the economic, competitive or regulatory conditions affecting the workers’ compensation insurance industry could have a material adverse effect on our business, financial condition and results of operations. Negative developments in the workers’ compensation insurance industry could have a greater effect on us than on more diversified insurance companies that also sell other lines of insurance.

We derive a significant portion of our insurance services income from our BPO client.

For the nine months ended September 30, 2009, approximately 35% of our insurance services income was derived from our BPO client. Our BPO client may terminate its service arrangement with us at anytime without cause, upon 180 days’ notice, so there is no assurance that our arrangement with our BPO client will continue. The loss of our BPO client would, and the loss of any additional BPO client that we may develop may, have a material adverse effect on our business, financial condition and results of operations.

New agreements involving fronting arrangements or distribution and insurance services relationships with other carriers or acquisitions could result in operating difficulties and other harmful consequences.

In 2009, we started producing business and performing insurance services for our BPO client and entered into a BPO relationship with another company. We are seeking to enter into additional BPO relationships. Developing the technology infrastructure necessary to service or facilitate new relationships will require substantial time and effort on our part, and the integration and management of these relationships may divert management time and focus from operating our current business.

We have limited experience in acquiring other companies, and we may have difficulty integrating the operations of companies that we may acquire and may incur substantial costs in connection therewith.

Our business plan includes growing our revenues through the acquisition of other insurance services operations and insurance companies. However, our experience acquiring companies has been limited to our acquisition of Guarantee Insurance and our proposed acquisition of PF&C. See “Prospectus Summary — Recent Developments — Acquisition of Shell Insurance Company.” We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions. From time to time, we may engage in discussions regarding potential acquisitions. The costs and benefits of future acquisitions are uncertain. Any of these transactions could be material to our business, financial condition and results of operations. In addition, the process of integrating the operations of an acquired company may create unforeseen operating difficulties and expenditures and is risky. The areas where we may face risks include:

•	the need to implement or remediate controls, procedures and policies appropriate for a public company at companies that, prior to the acquisition, lacked these controls, procedures and policies;

•	diversion of management time and focus from operating our business to acquisition integration challenges;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	retaining employees from the businesses we acquire; and

•	the need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management.

We operate in a highly competitive industry, and others may have greater financial resources to compete effectively.

The market for workers’ compensation insurance products and risk management services is highly competitive. Competition in our business is based on many factors, including pricing (with respect to insurance products, either through premiums charged or policyholder dividends), services provided, underwriting practices, financial ratings assigned by independent rating agencies, capitalization levels, quality of care management services, speed of claims payments, reputation, perceived financial strength, effective loss prevention, ability to reduce claims expenses and general experience. In some cases, our competitors offer lower priced products and services than we do. If our competitors offer more competitive prices, payment plans, services or commissions to independent agencies, we could lose market share or have to reduce our prices in order to maintain market share, which would adversely affect our profitability. Our competitors are insurance companies, self-insurance funds, state insurance pools and workers’ compensation insurance service providers, many of which are significantly larger and possess considerably greater financial, marketing, management and other resources than we do. Consequently, they can offer a broader range of products, provide their services nationwide and capitalize on lower expenses to offer more competitive pricing.

With respect to our insurance services business, we believe PRS’s principal competitors in the nurse case management and cost containment services market are CorVel Corporation, GENEX Services, Inc. and various other smaller providers. In the general agency market, we believe we compete with numerous national wholesale agents and brokers.

With respect to our insurance business, we believe our principal competitors are American International Group, Inc., Liberty Mutual Insurance Company and Hartford Insurance Company, as well as smaller regional carriers. Many of our competitors are substantially larger and have substantially greater market share and capital resources than we have.

State insurance regulations require maintenance of minimum levels of surplus and of ratios of net premiums written to surplus. Accordingly, competitors with more surplus than us have the potential to expand in our markets more quickly and to a greater extent than we can. Additionally, greater financial resources permit a carrier to gain market share through more competitive pricing, even if that pricing results in reduced underwriting margins or an underwriting loss. Many of our competitors are multi-line carriers that can price the workers’ compensation insurance that they offer at a loss in order to obtain other lines of business at a profit. If we are unable to compete effectively, our business, financial condition and results of operations could be materially adversely affected.

An inability to effectively manage the growth of our operations could make it difficult for us to compete and affect our ability to operate profitably.

Our continuing growth strategy includes expanding in our existing markets, acquiring insurance services companies, entering new geographic markets and further developing our agency relationships. Our growth strategy is subject to various risks, including risks associated with our ability to:

•	identify profitable new geographic markets for entry;

•	attract and retain qualified personnel for expanded operations;

•	identify potential acquisition targets and successfully acquire them;

•	expand existing and develop new agency relationships;

•	identify, recruit and integrate new independent agencies; and

•	augment our internal monitoring and control systems as we expand our business.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until after we have issued insurance policies that are affected by the changes. As a result, the full extent of our liability under an insurance policy may not be known until many years after the policy is issued. For example, medical costs associated with permanent and partial disabilities may increase more rapidly or be higher than we currently expect. Changes of this nature may expose us to higher claims than we anticipated when we wrote the underlying policy. As of December 31, 2008, approximately 0.4%, 1%, 2% and 6% of our total reported claims for accident years 2004, 2005, 2006 and 2007, respectively, remained open.

As more fully described under “Business — Legal Proceedings,” we are involved in certain litigation matters. Litigation is subject to inherent uncertainties, and if there were an outcome unfavorable to us, our business, financial condition and results of operations could be materially adversely affected.

Our business is dependent on the efforts of our senior management and other key employees because of their industry expertise, knowledge of our markets and relationships with the independent agencies that sell our insurance.

We believe our success will depend in substantial part upon our ability to attract and retain qualified executive officers, experienced underwriting talent and other skilled employees who are knowledgeable about our business. We rely substantially on the services of our executive management team and other key employees. The key executive officers and employees upon whom we rely are Steven M. Mariano, Chairman of the Board, President and Chief Executive Officer; Michael W. Grandstaff, Senior Vice President and Chief Financial Officer; Charles K. Schuver, Senior Vice President and Chief Underwriting Officer of Guarantee Insurance; Timothy J. Ermatinger, Chief Executive Officer of PRS Group, Inc.; Richard G. Turner, Senior Vice President of Alternative Markets and Theodore G. Bryant, Senior Vice President, Counsel and Secretary. We entered into employment agreements with each of these officers in 2008. Although we are not aware of any planned departures or retirements, if we were to lose the services of members of our senior management team, our business, financial condition and results of operations could be adversely affected. We do not currently maintain key man life insurance policies with respect to our employees.

Our ability to attract and retain new key employees may be adversely impacted by the limited number of shares available for future grants (240,383 shares) under our 2010 Stock Plan after option grants are made at the time this offering is completed. In addition, our compensation for our independent directors includes an equity component, which will utilize a portion of available shares. While we would not expect new grants to be made to current officers in the near term, we may need to offer equity compensation as a component of compensation for hiring new members of senior management as we grow. In the absence of our ability to do this, we may need to pay higher levels of cash compensation in the near term to attract desired candidates and may be unable to hire some candidates.

Our status as an insurance holding company with no direct operations could adversely affect our ability to pay dividends in the future.

Patriot Risk Management is a holding company that transacts business through its operating subsidiaries. Patriot Risk Management’s primary assets are the capital stock of these operating subsidiaries. Thus, the ability of Patriot Risk Management to pay dividends to our stockholders depends upon the surplus and earnings of our subsidiaries and their ability to pay dividends to Patriot Risk Management. Payment of dividends by our insurance subsidiary is restricted by state insurance laws, including laws establishing minimum solvency and liquidity thresholds, and could be subject to contractual restrictions in the future, including those imposed by indebtedness we may incur in the future. See “Business — Regulation — Dividend Limitations.” As a result, Patriot Risk Management may not be able to receive dividends from Guarantee Insurance, its insurance company subsidiary, or may not receive dividends in amounts necessary to pay dividends on our capital stock.

Neither PRS nor PUI is statutorily restricted from paying dividends to Patriot Risk Management, although our credit facilities prohibit us and our operating subsidiaries from paying any dividends on our and their respective capital stock at any time when Patriot Risk Management’s consolidated stockholders equity is less than $50 million without the consent of our lenders. In addition, future debt agreements may contain certain prohibitions or limitations on the payment of dividends. Because Guarantee Insurance is, and if we acquire it, PF&C will be, regulated by the Florida OIR, both companies will be subject to significant regulatory restrictions limiting their ability to declare and pay dividends.

At the time we acquired Guarantee Insurance, it had a large statutory unassigned deficit. See Note 13 to our audited consolidated financial statements as of December 31, 2008 and for the year then ended, which financial statements are included elsewhere in this prospectus (our “Consolidated Financial Statements”). As of September 30, 2009, Guarantee Insurance’s statutory unassigned deficit was $95.5 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Pursuant to a consent order issued by the Florida OIR on December 29, 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida, Guarantee Insurance was prohibited from paying dividends, without approval of the Florida OIR, until December 29, 2009. Moreover, Florida law has several different tests that limit the payment of dividends, without the prior approval of the Florida OIR, to an amount generally equal to 10% of the surplus or gain from operations, with additional restrictions. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without prior approval of the Florida OIR. Currently, we do not intend to pay cash dividends on our common stock.

Additional capital that we may require in the future may not be available to us or may be available to us only on unfavorable terms.

Our future capital requirements will depend on many factors, including state regulatory requirements, the financial stability of our reinsurers, future acquisitions and our ability to write new business and establish premium rates sufficient to cover our estimated claims. We may need to raise additional capital or curtail our growth if the portion of our net proceeds of this offering to be contributed to the capital of our insurance subsidiaries is insufficient to support future operating requirements or cover claims.

If we need to raise additional capital, equity or debt financing may not be available to us or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result and the securities sold may have rights, preferences and privileges senior to the common stock sold in this offering. In addition, under certain circumstances, we may sell our common stock, or securities convertible or exchangeable into shares of our common stock, at a price per share less than the market value of our common stock. In the case of debt financings, we may be subject to unfavorable interest rates and covenants that restrict our ability to operate our business freely. We may need to finance our expansion or future acquisitions with borrowings under one or more financing facilities. As of the date of this prospectus, we do not have any commitment for any such facility. If we cannot obtain financing on commercially reasonable terms, we may be required to modify our expansion plans, delay acquisitions or incur higher than anticipated financing costs, any of which could have an adverse impact on the execution of our growth strategy and business. If we cannot obtain adequate capital on favorable terms or at all, we may be unable to support future growth or operating requirements, and, as a result, our business, financial condition and results of operations could be adversely affected.

Assessments for state guaranty funds and second injury funds and other mandatory pooling arrangements may reduce our profitability.

Most states require insurance companies licensed to do business in their state to participate in guaranty funds, which require the insurance companies to bear a portion of the unfunded obligations of impaired, insolvent or failed insurance companies. These obligations are funded by assessments, which are expected to continue in the future. State guaranty associations levy assessments, up to prescribed limits, on all member insurance companies in the state based on their proportionate share of premiums written in the lines of business in which the impaired, insolvent or failed insurance companies are engaged. See “Business — Regulation.” Accordingly, the assessments levied on Guarantee Insurance may increase as it increases its premiums written. Some states also have laws that establish second injury funds to reimburse insurers and employers for claims paid to injured employees for aggravation of prior conditions or injuries. These funds are supported by assessments based on premiums or paid losses. For the years ended December 31, 2008 and 2007, gross expenses incurred in connection with assessments for state guaranty funds and second injury funds were $4.1 million and $3.4 million, respectively. Our alternative market customers reimburse us for their pro rata share of any such amounts that we are assessed with respect to premiums written for such customers.

In addition, as a condition to conducting business in some states, insurance companies are required to participate in residual market programs to provide insurance to those employers who cannot procure coverage from an insurance carrier on a negotiated basis. Insurance companies generally can fulfill their residual market obligations by, among other things, participating in a reinsurance pool where the results of all policies provided through the pool are shared by the participating insurance companies. Although we price our insurance to account for obligations we may have under these pooling arrangements, we may not be successful in estimating our liability for these obligations. It is possible that losses from our participation in these pools may exceed the premiums we receive from the pools. Accordingly, mandatory pooling arrangements may cause a decrease in our profits. Guarantee Insurance currently participates in the NCCI national workers’ compensation insurance pool. Net underwriting income (losses) associated with this mandatory pooling arrangement for the years ended December 31, 2008 and 2007 were approximately ($98,000) and $159,000, respectively. As we write policies in new states that have mandatory pooling arrangements, we will be required to participate in additional pooling arrangements. Furthermore, the impairment, insolvency or failure of other insurance companies in these pooling arrangements would likely increase our liability under these pooling arrangements. The effect of assessments or changes in assessments could reduce our profitability in any given period or limit our ability to grow our business.

The outcome of insurance industry investigations and regulatory proposals could adversely affect our business, financial condition and results of operations.

The United States insurance industry has in recent years become the focus of investigations and increased scrutiny by regulatory and law enforcement authorities, as well as class action attorneys and the general public, relating to allegations of improper special payments, price-fixing, bid-rigging, improper accounting practices and other alleged misconduct, including payments made by insurers to brokers and the practices surrounding the placement of insurance business. Formal and informal inquiries have been made of a large segment of the industry, and a number of companies in the insurance industry have received or may receive subpoenas, requests for information from regulatory agencies or other inquiries relating to these and similar matters. For example, on September 28, 2007, we received a Subpoena from the New Jersey Office of the Insurance Fraud Prosecutor regarding insurance policies issued to one of our policyholders. We have responded to the subpoena and expect no further action. These efforts have resulted and are expected to result in both enforcement actions and proposals for new state and federal regulation. Some states have adopted new disclosure requirements in connection with the placement of insurance business. It is difficult to predict the outcome of these investigations, whether they will expand into other areas not yet contemplated, whether activities and practices currently thought to be lawful will be characterized as unlawful, what form any additional laws or regulations will have when finally adopted and the impact, if any, of increased regulatory and law enforcement action and litigation on our business, financial condition and results of operations.

Recently, Congress has examined a possible repeal of the McCarran-Ferguson Act, which exempts the insurance industry from federal anti-trust laws. There can be no assurance that the McCarran-Ferguson Act will not be repealed, or that any such repeal, if enacted, would not have a material adverse effect on our business, financial condition and results of operations.

We may have exposure to losses from terrorism for which we are required by law to provide coverage.

When writing workers’ compensation insurance policies, we are required by law to provide workers’ compensation benefits for losses arising from acts of terrorism. The impact of any terrorist act is unpredictable, and the ultimate impact on our business would depend upon the nature, extent, location and timing of such an act as well as the availability of any reinsurance that we purchase for terrorism losses and of any assistance for the payment of such losses provided by the Federal government pursuant to the Terrorism Risk Insurance Act of 2002, or TRIA.

TRIA provides co-assistance to commercial property and casualty insurers for payment of losses from an act of terrorism which is declared by the U.S. Secretary of Treasury to be a “certified act of terrorism.” Assistance under the TRIA program is subject to other limitations and restrictions. Such assistance is only available for losses from a certified act of terrorism if aggregate insurance industry losses from the act exceed $100 million. As originally enacted, TRIA only applied to acts of terrorism committed on behalf of foreign persons or interests. However, legislation extending the program through December 31, 2014 removed this restriction so that TRIA now applies to both domestic and foreign terrorism occurring in the U.S. Under the TRIA program, the federal government covers 85% of the losses from covered certified acts of terrorism in excess of a deductible amount. This deductible is calculated as 20% of an affiliated insurance group’s prior year premiums on commercial lines policies (with certain exceptions, such as commercial auto insurance policies) covering risks in the United States. We estimate that our deductible would be approximately $23.5 million for 2009. Because TRIA does not cover 100% of our exposure to terrorism losses and there are substantial limitations and restrictions on the protection against terrorism losses provided to us by our reinsurance, the risk of severe losses to us from acts of terrorism remains. Accordingly, events constituting acts of terrorism may not be covered by, or may exceed the capacity of, our reinsurance and TRIA protections and could adversely affect our business, financial condition and results of operations.

The federal terrorism risk assistance provided by TRIA will expire at the end of 2014 and may not be renewed. Any renewal may be on substantially less favorable terms.

Risks Related to Our Common Stock and This Offering

There has been no prior public market for our common stock, and, therefore, you cannot be certain that an active trading market or a specific share price will be established.

Currently, there is no public trading market for our common stock, and it is possible that an active trading market will not develop upon completion of this offering or that the market price of our common stock will decline below the initial public offering price. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “PMG.” The initial public offering price per share will be determined by negotiation among us and the underwriters and may not be indicative of the market price of our common stock after completion of this offering.

The trading price of our common stock may decline after this offering.

The trading price of our common stock may decline after this offering for many reasons, some of which are beyond our control, including, among others:

•	our results of operations;

•	changes in expectations as to our future results of operations, including financial estimates and projections by securities analysts and investors;

•	results of operations that vary from those expected by securities analysts and investors;

•	developments in the healthcare or insurance industry;

•	changes in laws and regulations;

•	announcements of claims against us by third parties;

•	future sales of our common stock;

•	rising levels of claims costs, including medical and prescription drug costs, that we cannot anticipate at the time we establish our premium rates;

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment that affect returns on invested assets;

•	changes in the frequency or severity of claims;

•	the financial stability of our reinsurers and changes in the level of reinsurance capacity and our capital and surplus;

•	new types of claims and new or changing judicial interpretations relating to the scope of liabilities of insurance companies;

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks; and

•	price competition.

In addition, the stock market in general has experienced significant volatility that often has been unrelated to the operating performance of companies whose shares are traded. These market fluctuations could adversely affect the trading price of our common stock, regardless of our actual operating performance. As a result, the trading price of our common stock may be less than the initial public offering price, and you may not be able to sell your shares at or above the price you pay to purchase them.

Public investors will suffer immediate and substantial dilution as a result of this offering.

The initial public offering price per share is significantly higher than our net tangible book value per share of our common stock. Accordingly, if you purchase shares in this offering, you will suffer immediate and substantial dilution of your investment. Based upon the issuance and sale of 17,000,000 shares of our common stock at an assumed initial offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will incur immediate dilution of approximately $1.68 in the net tangible book value per share if you purchase common stock in this offering. See “Dilution.” In addition, investors in this offering will:

•	pay a price per share that substantially exceeds the book value of our assets after subtracting liabilities; and

•	contribute 98.4% of the total amount invested to date to fund our company based on an assumed initial offering price to the public of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, but will own only 88.2% of the shares of common stock outstanding after completion of this offering.

Future sales of our common stock may affect the trading price of our common stock and the future exercise of options may lower the price of our common stock.

We cannot predict what effect, if any, future sales of our common stock, or the availability of shares for future sale, will have on the trading price of our common stock. Sales of a substantial number of shares of our common stock in the public market after completion of this offering, or the perception that such sales could occur, may adversely affect the trading price of our common stock and may make it more difficult for you to sell your shares at a time and price that you determine appropriate. See “Shares Eligible for Future Sale” for further information regarding circumstances under which additional shares of our common stock may be sold. Upon completion of this offering, there will be 19,272,732 shares of our common stock outstanding. An additional 700,000 shares of common stock will be issuable upon the exercise of warrants we intend to distribute to our existing stockholders immediately prior to the completion of this offering, at an exercise price equal to the initial public offering price. Moreover, 301,851 additional shares of our common stock are issuable upon the exercise of options granted under our equity compensation plans prior to the completion of this offering and 1,567,075 shares will be issuable upon the exercise of outstanding options that we intend to grant to our directors, executive officers and other employees upon the completion of this offering, at an exercise price equal to the initial public offering price. Following completion of this offering, we intend to register all 1,868,926 of these shares and also the 240,383 shares reserved for issuance under the 2010 Stock Incentive Plan. See “Description of Capital Stock” and “Executive Compensation.” We and our current directors, executive officers and stockholders have entered into 180-day lock-up agreements. The lock-up agreements are described in “Shares Eligible for Future Sale — Lock-Up Agreements.” An aggregate of 2,272,732 shares of our common stock will be subject to these lock-up agreements upon completion of this offering (including in addition any shares these persons may purchase in our directed share program).

Being a public company will increase our expenses and administrative workload and will expose us to risks relating to evaluation of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

As a public company, we will need to comply with additional laws and regulations, including the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission, or the SEC, and requirements of the New York Stock Exchange. We were not required to comply with these laws and requirements as a private company. Complying with these laws and regulations will require the time and attention of our board of directors and management and will increase our expenses. Among other things, we will need to: design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board; prepare and distribute periodic reports in compliance with our obligations under the federal securities laws; establish new internal policies, principally those relating to disclosure controls and procedures and corporate governance; institute a more comprehensive compliance function; and involve to a greater degree our outside legal counsel and accountants in the above activities.

In addition, we also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors, particularly directors willing to serve on our audit committee.

We are in the process of evaluating our internal control systems to allow management to report on, and our independent auditors to assess, our internal controls over financial reporting. We plan to perform the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We are required to comply with Section 404 in our annual report for the year ending December 31, 2010. However, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated.

If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory agencies such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements or the trading price of our common stock to decline. If we fail to remediate any material weakness, our financial statements may be inaccurate, our access to the capital markets may be restricted and the trading price of our common stock may decline.

As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that materially affect, or are reasonably likely to materially affect, internal controls over financial reporting. A “control deficiency” exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A “significant deficiency” is a control deficiency, or combination of control deficiencies, that adversely affects the ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles that results in more than a remote likelihood that a misstatement of financial statements that is more than inconsequential will not be prevented or detected. A “material weakness” is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our independent registered public accounting firm has in the past identified certain deficiencies in internal controls that it considered to be control deficiencies and material weaknesses. If we fail to remediate these internal control deficiencies and material weaknesses and maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results.

During their audit of our financial statements for the year ended December 31, 2006, BDO Seidman, LLP, our independent registered public accounting firm (independent auditors), identified certain deficiencies in internal controls that they considered to be control deficiencies and material weaknesses. Specifically, our independent auditors identified material weaknesses relating to: (1) a lack of independent reconciliation regarding the schedule of premiums receivable, and (2) problems regarding the files maintained for reinsurance agreements, making it difficult to determine which agreement was in force and which versions of the various agreements are in force.

In response, we initiated corrective actions to remediate these control deficiencies and material weaknesses, including the implementation of timely account reconciliations, formal purchasing policies, accurate premium tax accruals, the appropriate segregation of accounting duties, a formal impairment analysis for intangible assets, proper accounting for equity-based compensation in accordance with Financial Accounting Standards Board (FASB) guidance and enhanced reinsurance documentation and risk transfer analysis.

Our independent auditors did not identify any material weaknesses during their audit of our 2007 and 2008 financial statements. However, during their audit of our financial statements for the year ended December 31, 2008, our independent auditors identified certain deficiencies in internal controls that they considered to be significant control deficiencies, but not material weaknesses. The significant control deficiencies identified by our independent auditors related to insufficient internal controls in our financial reporting process, specifically due to a lack of segregation of duties in the financial statement preparation process, and the insufficient assessment and documentation of management’s consideration of significant accounting issues, including the appropriate accounting literature cited, conclusions reached and an appropriate level of review and approval for such decisions. In connection with their review of our financial statements for the nine months ended September 30, 2009, our independent auditors noted that certain of these significant deficiencies had not yet been remediated. In response, we have taken the following actions to address these deficiencies: improving our financial statement review process by adding an independent review of the financial statements by qualified management, actively seeking to hire a corporate controller who is a certified public accountant with significant public-company accounting and reporting experience, identifying other accounting personnel requirements, and initiating the process to engage a qualified independent consulting firm to evaluate our internal controls and identify areas for improvement, including areas related to the deficiencies identified by our independent auditors. However, we have not yet completed the process of identifying and implementing enhanced controls that we believe will be necessary to remediate these deficiencies.

It is possible that we or our independent auditors may identify additional significant deficiencies or material weaknesses in our internal control over financial reporting in the future. Any failure or difficulties in implementing and maintaining these controls could cause us to fail to meet the periodic reporting obligations that we will become subject to after this offering or result in material misstatements in our financial statements. The existence of a material weakness could result in errors to our financial statements requiring a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which could lead to a decline in our stock price.

Due to the concentration of our capital stock ownership with our founder, Chairman, President and Chief Executive Officer, Steven M. Mariano, he may be able to influence stockholder decisions, which may conflict with your interests as a stockholder.

Immediately upon completion of this offering, Steven M. Mariano, our founder, Chairman, President and Chief Executive Officer, directly and through trusts that he controls, will beneficially own shares representing approximately 9.7% of the voting power of our common stock. As a result of his ownership position, Mr. Mariano may have the ability to significantly influence matters requiring stockholder approval, including, without limitation, the election or removal of directors, mergers, acquisitions, changes of control of our company and sales of all or substantially all of our assets. Your interests as a stockholder may conflict with his interests, and the trading price of shares of our common stock could be adversely affected.

Provisions in our executive officers’ employment agreements, our indemnity agreement with Mr. Mariano and provisions in our certificate of incorporation and bylaws and under the laws of the State of Delaware and the State of Florida could impede an attempt to replace or remove our directors or otherwise effect a change of control of Patriot Risk Management, which could diminish the price of our common stock.

We have entered into employment agreements with our executive officers. These agreements provide for substantial payments upon a change in control. These payments may deter any transaction that would result in a change in control. See “Executive Compensation — Employment Agreements.”

We have entered into an indemnification and pledge agreement with Steven M. Mariano, our Chairman, President and Chief Executive Officer, under which Mr. Mariano has agreed to indemnify us against certain losses, if any, suffered as a result of the litigation between us and Westwind, PES and other related entities as described above. This agreement will terminate upon the occurrence of a change in control of Patriot. The loss of this indemnification protection upon a change of control may deter any transaction that would result in a change of control. See “Certain Relationships and Related Transactions — Westwind Holding Company, LLC and Progressive Employer Services.”

Our charter and bylaws contain provisions that may entrench directors and make it more difficult for stockholders to replace directors even if the stockholders consider it beneficial to do so. In particular, stockholders are required to provide us with advance notice of stockholder nominations and proposals to be brought before any annual meeting of stockholders, which could discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal. In addition, our charter eliminates our stockholders’ ability to act without a meeting.

These provisions could delay or prevent a change of control that a stockholder might consider favorable. For example, these provisions may prevent a stockholder from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may materially adversely affect the prevailing market price of our common stock if they are viewed as discouraging changes in management and takeover attempts in the future.

Further, our amended and restated certificate of incorporation and our amended and restated bylaws provide that the number of directors shall be fixed from time to time by our board of directors, provided that the board shall consist of at least three and no more than thirteen members. Our board of directors is divided into three classes with the number of directors in each class being as nearly equal as possible. Each director serves a three-year term. The classification and term of office for each of our directors is noted in the table listing our directors and executive officers under “Management — Directors, Executive Officers and Key Employees.” These provisions make it more difficult for stockholders to replace directors, which may materially adversely affect the prevailing market price of our common stock if they are viewed as discouraging changes in management and takeover attempts in the future.

In addition, Section 203 of the Delaware General Corporation Law may limit the ability of an “interested stockholder” to engage in business combinations with us. An interested stockholder is defined to include persons owning 15% or more of any class of our outstanding voting stock. See “Description of Capital Stock — Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws.”

Florida insurance law prohibits any person from acquiring 5% or more of our outstanding voting securities or those of any of our insurance subsidiaries without the prior approval of the Florida OIR. However, a party may acquire less than 10% of our voting securities without prior approval if the party files a disclaimer of affiliation and control. Any person wishing to acquire control of us or of any substantial portion of our outstanding shares would first be required to obtain the approval of the Florida OIR or file such a disclaimer. In addition, any transaction that would constitute a change of control of Guarantee Insurance, including a change of control of Patriot, may require pre-notification in other states in which Guarantee Insurance operates. Obtaining these approvals may result in the material delay of, or may deter, any such transaction.

FORWARD-LOOKING STATEMENTS

Some of the statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and elsewhere in this prospectus may include forward-looking statements. These statements reflect the current views of our senior management with respect to future events and our financial performance. These statements include forward-looking statements with respect to our business and the insurance industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

Forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the following:

•	greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

•	increased competition on the basis of coverage availability, claims management, loss control services, payment terms, premium rates, policy terms, types of insurance offered, overall financial strength, financial ratings and reputation;

•	regulatory risks, including further rate decreases in Florida and other states where we write business;

•	the cyclical nature of the workers’ compensation insurance industry;

•	negative developments in the workers’ compensation insurance industry;

•	decreased level of business activity of our policyholders;

•	decreased demand for our insurance;

•	adverse developments regarding our legacy asbestos and environmental claims arising from policies written or assumed prior to 1983;

•	changes in the availability, cost or quality of reinsurance and the failure of our reinsurers to pay claims in a timely manner or at all;

•	changes in regulations or laws applicable to us, our policyholders or the agencies that sell our insurance;

•	changes in rating agency policies or practices;

•	changes in legal theories of liability under our insurance policies;

•	developments in capital markets that adversely affect the performance of our investments;

•	loss of the services of any of our senior management or other key employees;

•	the effects of U.S. involvement in hostilities with other countries and large-scale acts of terrorism, or the threat of hostilities or terrorist acts; and

•	changes in general economic conditions, including inflation and other factors.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus, including in particular the risks described under “Risk Factors” beginning on page 14 of this prospectus. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Any forward-looking statements you read in this prospectus reflect our views as of the date of this prospectus with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. Before making a decision to purchase our common stock, you should carefully consider all of the factors identified in this prospectus that could cause actual results to differ.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $172.0 million, based on an assumed initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses. We estimate that our net proceeds will be approximately $198.1 million if the underwriters exercise their over-allotment option in full.

We intend to contribute approximately $155.0 million to Guarantee Insurance to support its premium writings. As described elsewhere in this prospectus, we have entered into a stock purchase agreement to acquire PF&C, a shell property and casualty insurance company. The acquisition of PF&C is subject to various regulatory approvals. If we obtain these regulatory approvals and consummate the acquisition on or prior to March 31, 2010, we plan instead to use approximately $16.7 million of the net proceeds of this offering to pay the purchase price for PF&C (of which approximately $15.5 million represents the capital and surplus of PF&C), to contribute approximately $119.5 million to PF&C to support its premium writings (thereby increasing PF&C’s capital and surplus to $135 million), and to contribute approximately $20.0 million to Guarantee Insurance to support its premium writings.

We expect that the remaining $17.0 million, or $15.8 million if we acquire PF&C, will be used to support our anticipated growth and general corporate purposes and to fund other holding company operations, including the repayment of all or a portion of our existing indebtedness and potential acquisitions, although we have no current understandings or agreements regarding any such acquisitions (other than PF&C).

If the underwriters exercise all or any portion of their over-allotment option, we intend to use all or a substantial portion of the net proceeds from any such exercise to pay down the balance of our credit facilities with Brooke Credit Corporation (Brooke) and ULLICO, Inc. (ULLICO). If the over-allotment option is exercised in full, we intend to use approximately $11.1 million and $4.9 of the net proceeds therefrom to pay off the credit facilities with Brooke and ULLICO, respectively, and the remaining $27.1 million, or $25.9 million if we acquire PF&C, for general corporate purposes.

Pending the use of the net proceeds from this offering as discussed above, we may invest some of the proceeds in certain short-term high-grade instruments.

DIVIDEND POLICY

We do not expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual, regulatory and other restrictions on the payment of dividends by us or by our subsidiaries to us, and other factors that our board of directors deems relevant.

Patriot Risk Management is a holding company and has no direct operations. Our ability to pay dividends in the future depends on the ability of our operating subsidiaries to pay dividends to us. Neither PRS nor PUI is statutorily restricted from paying dividends to us, although our credit facilities prohibit us and our operating subsidiaries from paying any dividends on our and their respective capital stock without the consent of our lenders at anytime when Patriot Risk Management’s consolidated stockholders’ equity is less than $50 million. In addition, future debt agreements may contain certain prohibitions or limitations on the payment of dividends. Because Guarantee Insurance is, and if we acquire it, PF&C will be, regulated by the Florida OIR, both companies will be subject to significant regulatory restrictions limiting their ability to declare and pay dividends.

At the time we acquired Guarantee Insurance, it had a large statutory unassigned deficit. As of September 30, 2009, Guarantee Insurance’s statutory unassigned deficit was $95.5 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds which are derived from realized net operating profits on their business and net realized capital gains, except under certain limited circumstances with the approval of the Florida OIR. Consequently, for the foreseeable future no dividends may be paid by Guarantee Insurance except with the prior approval of the Florida OIR.

For additional information regarding restrictions on the payment of dividends by us and our insurance company subsidiaries, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Business — Regulation — Dividend Limitations.”

CAPITALIZATION

The table below sets forth our consolidated capitalization as of September 30, 2009 on an actual basis and on an as adjusted basis giving effect to (i) the sale of 17,000,000 shares of common stock in this offering and (ii) the conversion our outstanding shares of Series A convertible preferred stock into 143.996 shares of common stock at an assumed initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and our estimated offering expenses and assuming that the underwriters do not exercise their over-allotment option.

You should read this table in conjunction with the “Use of Proceeds,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our financial statements and related notes included in the back of this prospectus.

	As of September 30, 2009
	Actual	As Adjusted
	(Unaudited)
	In thousands

Debt Outstanding
Notes payable	$16,815	$16,815
Surplus notes	1,187	1,187
Subordinated debentures	1,634	1,634

Total debt outstanding	19,636	19,636

Stockholders’ equity
Series A convertible preferred stock, par value $.001 per share, 1,200 shares authorized; 1,000 shares issued and outstanding, actual; no shares issued and outstanding, as adjusted(1)	1,000	—
Preferred stock, par value $.001 per share, 5,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—	—
Common stock, par value $.001 per share, 40,000,000 shares authorized, 642,738 shares issued and outstanding, actual; 19,272,732 shares issued or outstanding, as adjusted	1	19
Series B common stock, par value $.001 per share, 4,000,000 shares authorized, 1,486,000 shares issued and outstanding, actual; no shares authorized, issued or outstanding, as adjusted(2)	1	—
Additional paid-in capital	5,521	177,513
Retained earnings	2,390	2,390
Accumulated other comprehensive income (loss), net of deferred income tax expense (benefit)	1,216	1,216

Total stockholders’ equity	10,129	181,138

Total capitalization	$29,765	$200,774

(1)	At the closing of this offering, each outstanding share of Series A convertible preferred stock will be automatically converted into 143.996 shares of common stock, based on an assumed initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus.

(2)	At the closing of this offering, all outstanding shares of Series B common stock will be automatically converted into shares of common stock on a one-for-one basis.

The number of shares of common stock shown to be outstanding after this offering excludes:

•	up to 2,550,000 shares of common stock that may be issued pursuant to the underwriters’ over-allotment option;

•	301,851 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2009;

•	1,567,075 shares of common stock issuable upon the exercise of stock options we intend to grant to our directors, executive officers and other employees upon completion of this offering, at an exercise price equal to the initial public offering price;

•	700,000 shares of common stock issuable upon the exercise of warrants that will be distributed to our existing stockholders upon completion of this offering, at an exercise price equal to the initial public offering price; and

•	240,383 additional shares available for future issuance under our 2010 Stock Incentive Plan.

DILUTION

As of September 30, 2009, our net tangible book value was $8.8 million, or $4.15 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the number of shares of our common stock outstanding. Our net tangible book value as of September 30, 2009 is presented in the table below on a pro forma basis, assuming the conversion of our outstanding shares of Series A convertible preferred stock into 143,994 shares of common stock based on an assumed public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus. As of September 30, 2009, this pro forma net tangible book value was $8.8 million, or $3.89 per share of common stock. Our pro forma net tangible book value per share after this offering represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding, and assuming the conversion of our outstanding shares of Series A convertible preferred stock as described above. After giving effect to the issuance of 17,000,000 shares of our common stock at the assumed initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and the application of the estimated net proceeds therefrom (including for the acquisition of PF&C), and after deducting estimated underwriting discounts and commissions and our estimated offering expenses, as of September 30, 2009 this pro forma net tangible book value would have been approximately $179.6 million, or $9.32 per share of common stock. This amount represents an immediate increase in net tangible book value of $5.43 per share to our existing stockholders (assuming the conversion of our outstanding shares of Series A convertible preferred stock as described above) and an immediate dilution of $1.68 per share from the assumed initial public offering price of $11.00 per share issued to new investors purchasing shares in this offering. The table below illustrates the dilution on a per share basis:

Assumed initial public offering price per share		$11.00
Pro forma net tangible book value per share as of September 30, 2009	$3.89
Increase in pro forma net tangible book value per share attributable to this offering	5.43

Pro forma net tangible book value per share after this offering		9.32

Dilution per share to new investors in this offering(1)		$1.68

(1)	If the underwriters’ over-allotment is exercised in full, dilution per share to new investors will be $1.57.

The table below sets forth, as of September 30, 2009, the number of shares of our common stock issued to (assuming the conversion of our outstanding shares of Series A convertible preferred stock into 143,994 shares of common stock), the total consideration paid by and the average price per share paid by our existing stockholders and our new investors in this offering, after giving effect to the issuance of 17,000,000 shares of common stock in this offering at the assumed initial public offering price of $11.00 per share, before deducting underwriting discounts and commissions and our estimated offering expenses.

					Average
	Shares Issued		Total Consideration		Price
	Number	Percent	Amount	Percent	per Share

Existing stockholders	2,272,732	11.8%	$2,974,012	1.6%	$1.31
New investors	17,000,000	88.2	187,000,000	98.4	11.00

Total	19,272,732	100.0%	$189,974,012	100.0%	$9.86

This table does not give effect to:

•	up to 2,550,000 shares of common stock that may be issued pursuant to the underwriters’ over-allotment option;

•	301,851 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2009;

•	1,567,075 shares of common stock issuable upon the exercise of stock options we intend to grant to our directors, executive officers and other employees upon completion of this offering, at an exercise price equal to the initial public offering price;

•	700,000 shares of common stock issuable upon the exercise of warrants that will be distributed to our existing stockholders immediately prior to the completion of this offering, at an exercise price equal to the initial public offering price; and

•	240,383 additional shares available for future issuance under our 2010 Stock Incentive Plan.

To the extent that options with an exercise price below the initial price to the public are exercised, there will be further dilution to new investors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected consolidated financial information as of such dates and for such periods indicated below. The following income statement data for the nine months ended September 30, 2009 and 2008 and balance sheet data as of September 30, 2009 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Such unaudited financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations. The income statement data for the years ended December 31, 2008, 2007 and 2006 and balance sheet data as of December 31, 2008 and 2007 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The income statement data for the years ended December 31, 2005 and 2004 and balance sheet data as of December 31, 2006, 2005 and 2004 were derived from our audited consolidated financial statements that are not included in this prospectus. These historical results are not necessarily indicative of results to be expected in any future period. You should read the following summary financial information together with the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes.

	Nine Months
	Ended September 30,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	In thousands, except per share data and percentages

Income Statement Data
Gross premiums written	$95,972	$94,878	$117,563	$85,810	$62,372	$47,576	$30,911
Ceded premiums written	56,573	52,926	71,725	54,894	42,986	23,617	22,702

Net premiums written	39,399	41,952	45,838	30,961	19,386	23,959	8,209

Revenues
Net premiums earned	28,369	32,276	49,220	24,613	21,053	21,336	2,948
Insurance services income	9,753	4,706	5,657	7,027	7,175	4,369	6,429
Net investment income	1,354	1,487	2,028	1,326	1,321	1,077	233
Net realized gains (losses) on investments	903	(253)	(1,037)	(5)	(1,346)	(2,298)	(4,632)

Total revenues	40,379	38,216	55,868	32,961	28,203	24,484	4,978

Expenses
Net losses and loss adjustment expenses	15,864	20,719	28,716	15,182	17,839	12,022	2,616
Net policy acquisition and underwriting expenses	8,498	8,176	13,535	6,023	3,834	3,168	2,016
Other operating expenses	11,100	8,055	10,930	8,519	9,704	6,378	4,989
Interest expense	1,119	1,102	1,437	1,290	1,109	1,129	555

Total expenses	36,581	38,052	54,618	31,014	32,486	22,697	10,176

Other income	—	219	1,469	—	796	—	110
Loss from write-off of deferred equity offering costs(1)	—	—	(3,486)	—	—	—	—
Gain on early extinguishment of debt(2)	—	—	—	—	6,586	—	—

Income (loss) before income tax expense benefit	3,798	383	(767)	1,947	3,099	1,787	(5,088)
Income tax expense (benefit)	1,422	(217)	(643)	(432)	1,489	687	(751)

Net income (loss)	$2,376	$600	$(124)	$2,379	$1,610	$1,100	$(4,337)

Earnings Per Share
Basic	$1.05	$0.24	$(0.05)	0.95	$0.62	$0.47	NM	(3)
Diluted	1.04	0.24	(0.05)	0.95	0.62	0.47	NM	(3)
Weighted Average Common Shares Outstanding:
Basic	2,259	2,528	2,528	2,493	2,586	2,324	NM	(3)
Diluted	2,275	2,545	2,528	2,509	2,597	2,337	NM	(3)
Return on average equity(4)	36.7%	15.1%	NM(5)	58.5%	107.0%	NM(6)	NM	(7)
Selected Insurance Ratios(8)
Net loss ratio	55.9%	64.2%	58.3%	61.7%	84.7%	56.3%	NM	(3)
Net expense ratio	30.0%	25.3%	27.5%	24.5%	18.2%	14.8%	NM	(3)

Net combined ratio	85.9%	89.5%	85.8%	86.2%	102.9%	71.1%	NM	(3)

	September 30,	December 31,
	2009	2008	2007	2006	2005	2004
	In thousands

Balance Sheet Data
Investments	$47,051	$55,089	$56,816	$32,543	$20,955	$16,446
Cash and cash equivalents	7,452	8,333	4,946	17,841	20,420	3,965
Amounts recoverable from reinsurers	58,328	42,134	47,519	41,531	22,955	10,978
Premiums receivable, net	83,040	58,826	36,748	19,450	21,943	19,244
Prepaid reinsurance premiums	42,010	33,731	14,963	7,466	4,402	14,925
Other assets	19,910	13,179	14,248	11,838	9,563	8,957

Total assets	$257,791	$211,292	$175,237	$130,669	$100,238	$74,515

Reserves for losses and loss adjustment expenses	83,210	74,550	69,881	65,953	39,478	19,885
Unearned and advanced premium reserves	63,702	44,613	29,160	15,643	13,214	20,185
Reinsurance funds withheld and balances payable	56,458	47,449	44,073	26,787	25,195	15,697
Debt and accrued interest	20,089	22,592	16,907	11,741	11,995	10,379
Other liabilities	24,203	14,951	9,780	7,851	10,040	8,324

Total liabilities	247,662	204,155	169,801	127,975	99,922	74,470
Stockholders’ equity	10,129	7,137	5,436	2,694	316	45

Total liabilities and stockholders’ equity	$257,791	$211,292	$175,237	$130,669	$100,238	$74,515

(1)	In 2008, we wrote off approximately $3.5 million of deferred equity offering costs incurred in connection with our prior efforts to consummate an initial public offering in 2007 and 2008.

(2)	In 2006, Guarantee Insurance entered into a settlement and termination agreement with the former owner of Guarantee Insurance that allowed for an early extinguishment of debt in the amount of $8.8 million in exchange for $2.2 million in cash and release of the indemnification agreement previously entered into by the parties. As a result, we recognized a gain on the early extinguishment of debt on a pre-tax basis of approximately $6.6 million. We also recognized other income in connection with the forgiveness of accrued interest associated with the early extinguishment of debt on a pre-tax basis of $796,000.

(3)	We do not believe this metric is meaningful for the period indicated.

(4)	Return on average equity for a given period (annualized in the case of periods less than one year) is calculated by dividing net income for that period by average stockholders’ equity as of the beginning and end of the period.

(5)	In 2008, we reported a net loss of $124,000, principally as a result of a non-recurring loss from the write-off of deferred equity offering costs of approximately $3.5 million as described above. Due to this non-recurring charge, our return on average equity for 2008 was (2.0)%, which we do not believe is meaningful.

(6)	In 2005, we reported net income of $1.1 million. However, our average stockholders’ equity for 2005 was only approximately $180,000, which results in a return on average equity of 609.4%, which we do not believe is meaningful.

(7)	In 2004, we reported a net loss of $4.3 million, principally as a result of a loss from the write-off of an investment in Foundation Insurance Company, a subsidiary of Tarheel Group, Inc., as described below under “Certain Relationships and Related Transactions.” Due to this change, our return on average equity for 2004 was (19,275.6)%, which we do not believe is meaningful.

(8)	The net loss ratio is calculated by dividing net losses and loss adjustment expenses by net earned premiums. The net expense ratio is calculated by dividing net policy acquisition and underwriting expenses (which are comprised of gross policy acquisition costs and other gross expenses incurred in our insurance operations, net of ceding commissions earned from our reinsurers) by net earned premiums. The net combined ratio is the sum of the net loss ratio and the net expense ratio.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. This discussion includes forward-looking statements that are subject to risks, uncertainties and other factors described under the captions “Risk Factors” and “Forward-Looking Statements.” These factors could cause our actual results to differ materially from those expressed in, or implied by, those forward-looking statements.

Overview

We produce, underwrite and administer alternative market and traditional workers’ compensation insurance plans and provide claims services for insurance companies, segregated portfolio captives and reinsurers. Through our wholly owned insurance company subsidiary, Guarantee Insurance, we generally participate in a portion of the insurance underwriting risk. In our insurance services segment, we generate fee income by providing workers’ compensation claims services as well as agency and underwriting services. In our insurance segment, we generate underwriting income and investment income by providing alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage.

Insurance Services Operations

Through our subsidiary, PRS Group, Inc. and its subsidiaries, which we collectively refer to as PRS, and our subsidiary, Patriot Underwriters, Inc. and its subsidiary, which we collectively refer to as PUI, we earn income for workers’ compensation claims services as well as agency and underwriting services. Workers’ compensation claims services include nurse case management, cost containment services and, beginning in 2009, claims administration and adjudication services. Cost containment services refer to workers’ compensation bill review and re-pricing services. Workers’ compensation agency and underwriting services include general agency services and, beginning in 2009, specialty underwriting, policy administration and captive management services. We currently provide these services to Guarantee Insurance for its benefit, for the benefit of segregated portfolio captives and for the benefit of Guarantee Insurance’s traditional business quota share reinsurers, all under the Patriot Risk Services brand. We also provide these services for the benefit of another insurance company under the Patriot Underwriters’ brand, a practice which we refer to as business process outsourcing, as described below.

In the second quarter of 2009, we entered into an arrangement with ULLICO Casualty Company, which we refer to as our BPO client, to gain access to workers’ compensation insurance business in certain additional states, including California and Texas. ULLICO is licensed to write workers’ compensation insurance in 47 states plus the District of Columbia and is rated “B+” (Good) by A.M Best. Under this arrangement, we earn commissions for producing business and insurance services income for providing underwriting, policy and claims administration, nurse case management and cost containment services and, in certain cases, services to segregated portfolio cell captives on the business we produce for our BPO client. For certain of these services, we earn insurance services income based on a percentage of premiums produced. For other services, we earn insurance services income based on a percentage of what we refer to as reference premiums produced. Reference premiums produced refers to premiums produced for large deductible policies. Premiums on large deductible policies are substantially reduced, through premium rate credits, due to the fact that the insurer has no exposure to losses below the per occurrence deductible. Reference premiums produced equal the premiums produced for large deductible policies, grossed up to include the premium credits applicable to the large deductible policy, as if the policy did not feature a per occurrence deductible. For the nine months ended September 30, 2009, premiums produced for our BPO client were approximately $19.4 million, and reference premiums produced were approximately $36.5 million. With respect to premiums produced for our BPO client, policy coverage is generally provided by our BPO client, which has the primary obligation to indemnify its policyholders for covered claims. Accordingly, such premiums produced for our BPO client are not included in gross written premiums in our consolidated results of operations. However, Guarantee

Insurance assumes a portion of the premium and associated losses and loss adjustment expenses on the business we produce for our BPO client. This assumed written premium is included in our gross written premiums in our consolidated results of operations.

In the fourth quarter of 2009, we entered into an agreement with Advantage Workers Compensation Insurance Company, an insurer rated “A-” by A.M. Best (Advantage). Under this arrangement, we expect to earn commissions for producing business and insurance services income for providing underwriting, policy and claims administration, nurse case management and cost containment services based on a percentage of premiums on the business we produce for this client. We do not expect to include any premiums produced for Advantage in gross written premiums in our consolidated results of operations, because Advantage will provide the policy coverage and have the primary obligation to indemnify its policyholders for covered claims. Guarantee Insurance does not expect to assume any portion of the premium or associated losses and loss adjustment expenses on the business produced for Advantage.

We continue to seek to enter into additional BPO relationships. These additional relationships may be solely distribution and insurance services relationships, where we do not assume any underwriting risk but earn commissions for producing business and insurance services income for providing underwriting, policy and claims administration, nurse case management and cost containment services and, in certain cases, services to segregated portfolio captives.

Insurance Operations

We currently write insurance in 22 states and the District of Columbia. For the nine months ended September 30, 2009, approximately 52% of our total direct and assumed premiums written involved workers’ compensation alternative market insurance solutions and approximately 48% represented workers’ compensation traditional business. For the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, approximately 28%, 46% and 59% of our total direct premiums written, respectively, were concentrated in Florida.

For the nine months ended September 30, 2009, approximately 33% of our alternative market business direct premiums written were concentrated in Florida, and approximately 20%, 13% and 10% were concentrated in New Jersey, Georgia and New York, respectively. No other state accounted for more than 5% of our alternative market business direct premiums written for the nine months ended September 30, 2009.

For the nine months ended September 30, 2009, approximately 22% and 20% of our traditional business direct premiums written were concentrated in Florida and New Jersey, respectively, and between 5% and 10% were concentrated in each of Georgia, Indiana, Arkansas, New York, and Missouri. No other state accounted for more than 5% of our traditional business direct premiums written for the nine months ended September 30, 2009.

Investment income is an important part of our insurance operations. We hold invested assets associated with the statutory surplus we maintain for the benefit of our policyholders. Additionally, because a period of time elapses between the receipt of premiums and the ultimate settlement of claims, we hold invested assets associated with our reserves for losses and loss adjustment expenses which we believe will be paid at a future date. Generally, the period of time that elapses from the receipt of premium to the ultimate settlement of claims for workers’ compensation insurance is longer than many other property and casualty insurance products. Accordingly, we are generally able to generate more investment income on our loss and loss adjustment expense reserves than insurance companies operating in most other lines of business. As of September 30, 2009, our investment portfolio, including cash and cash equivalents, was approximately $54.5 million, and for the nine months ended September 30, 2009, our net investment income was approximately $1.4 million.

We utilize quota share and excess of loss reinsurance to maintain what we believe are appropriate leverage ratios and reduce our exposure to losses and loss adjustment expenses. Quota share reinsurance is a form of proportional reinsurance in which the reinsurer assumes an agreed upon percentage of each risk being insured and shares all premiums and losses with us in that proportion. Excess of loss reinsurance covers all or a specified portion of losses on underlying insurance policies in excess of a specified amount, or retention. The cost and limits of the reinsurance coverage we purchase vary from year to year based upon the availability of reinsurance at acceptable prices and our desired level of retention. Retention refers to the amount of risk we retain for our own account. See “Business — Insurance Segment — Reinsurance.”

Under the segregated portfolio cell captive insurance plans in our alternative market business, we provide workers’ compensation insurance to employers and facilitate the establishment of a segregated portfolio cell within a segregated portfolio captive by coordinating the necessary interactions among the party controlling the cell, the insurance agency, the segregated portfolio captive, its manager and insurance regulators in the jurisdiction where the captive is domiciled. Segregated portfolio cells may be controlled by policyholders, parties related to policyholders, insurance agencies or others. Once the segregated portfolio cell is established, Guarantee Insurance enters into a quota share reinsurance agreement (“captive reinsurance agreement”) with the segregated portfolio captive acting on behalf of the segregated portfolio cell. For the nine months ended September 30, 2009, Guarantee Insurance ceded to the segregated portfolio captive either 90% or between 10% and 50% of the risk up to a level specified in the captive reinsurance agreement. For the nine months ended September 30, 2009, approximately 93% of the direct premiums written by Guarantee Insurance that were subject to segregated portfolio arrangements were ceded on a 90% basis, and approximately 7% of such premiums were ceded on a 10% to 50% basis. If the aggregate covered losses for the segregated portfolio cell exceed the level specified in the reinsurance agreement, the segregated portfolio captive reinsures the entire amount of the excess losses up to the aggregate liability limit specified in the captive reinsurance agreement. If the aggregate losses for the segregated portfolio cell exceed the aggregate liability limit, Guarantee Insurance retains 100% of those excess losses. Any amount of losses in excess of $1.0 million per occurrence is not covered by the captive reinsurance agreement. To the extent that any loss exceeds $1.0 million per occurrence, the amount of such loss in excess of $1.0 million is reinsured under Guarantee Insurance’s excess of loss reinsurance program. See “Business — Reinsurance — Alternative Market Business.”

Under our traditional business, Guarantee Insurance had three quota share reinsurance treaties inforce for the nine months ended September 30, 2009 with Swiss Reinsurance America Corporation, one of the largest reinsurers in the United States and rated “A” by A.M. Best Company, and two other authorized reinsurers. Any loss in excess of $1.0 million is also reinsured under Guarantee Insurance’s excess of loss reinsurance program for traditional business. See “Business — Reinsurance — Traditional Business.”

In addition to reinsurance, we also reduce our exposure to losses from events that cause unfavorable underwriting results through the use of large deductible policies, which we define as policies with a deductible of at least $250,000 per occurrence. Premiums on large deductible policies are substantially reduced through premium rate credits, due to the fact that the we have no exposure to losses below the per occurrence deductible. However, through PRS Group, Inc., we earn certain insurance services income from Guarantee Insurance, both on its behalf and on behalf of the segregated portfolio captives and its quota share reinsurers, on all managed claims irrespective of deductible. For the nine months ended September 30, 2009 and 2008, direct premiums written were net of premium rate credits attributable to large deductible policies of approximately $6.8 million and $9.2 million, respectively. For the year ended December 31, 2008, direct premiums written were net of premium rate credits attributable to large deductible policies of approximately $9.1 million. No large deductible policies were written during the years ended December 31, 2007 and 2006.

The workers’ compensation insurance industry is cyclical in nature and influenced by many factors, including price competition, medical cost increases, natural and man-made disasters, changes in interest rates, changes in state laws and regulations and general economic conditions. A hard market cycle in the workers’ compensation insurance industry is characterized by decreased competition that results in higher premium rates, more restrictive policy coverage terms and lower commissions paid to agencies. In contrast, a soft market cycle is characterized by increased competition that results in lower premium rates, expanded policy coverage terms and higher commissions paid to agencies. We believe that the current workers’ compensation insurance market has been experiencing a soft market cycle in which underwriting capacity and price competition have increased. In our traditional workers’ compensation business, we have experienced increased price competition since 2007 in certain markets. In addition, for the nine months ended September 30, 2009 compared to the same period in 2008, we experienced a decrease in traditional business gross premiums written generally attributable to lower payrolls associated with increases in overall unemployment.

For the nine months ended September 30, 2009, we wrote approximately 52% of our direct premiums written in administered pricing states — Florida, Indiana and New Jersey. In administered pricing states, insurance rates are set by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states. Therefore, rather than setting rates for the policies, our underwriting efforts in these states for our traditional business relate primarily to the selection of the policies we choose to write at the premium rates that have been set.

The Florida OIR has approved average statewide rate decreases in each of the past three years, and has also approved a rate decrease for 2010. If a state insurance regulator lowers premium rates, our insurance operations will be less profitable, and we may choose not to write policies in that state. We have responded to these rate decreases by expanding our alternative market business in Florida and strengthening our collateral on that business where appropriate. In addition, we have the ability to offer different kinds of policies in administered pricing states, including retrospectively rated policies and dividend policies, for which an insured can receive a return of a portion of the premium paid if the insured’s claims experience is favorable. We expect an increase in Florida experience modifications, which permit us to increase the premiums we charge based on a policyholder’s loss history. We anticipate that our ability to adjust to these market changes will create opportunities as our competitors with higher expense ratios find the Florida market less desirable.

The cyclical nature of the industry, the actions of our competitors, state insurance regulation and general economic factors could cause our revenues and net income from insurance operations to fluctuate. We manage our insurance operations across market cycles by striving to maintain premium rates in non-administrative pricing states, deploy capital judiciously, manage our expenses and focus on underserved sectors within our target markets that we believe will provide opportunities for favorable underwriting margins.

In September 2003, our wholly-owned subsidiary, Patriot National Insurance Group, Inc., acquired Guarantee Insurance, a shell property and casualty insurance company that was not then writing new business, for a purchase price of approximately $9.5 million, in the form of $750,000 in cash and a note in the amount of approximately $8.8 million. At that time, Guarantee Insurance had a number of commercial general liability claims, including asbestos and environmental claims, that had been in run-off since 1983. The former owner of Guarantee Insurance agreed to indemnify us for certain losses in excess of reserves arising from these claims up to the amount of the original purchase price. On March 30, 2006, we entered into a settlement and termination agreement with the seller where the note issued as part of the purchase price was released in exchange for a cash payment of $2.2 million and the release of the seller’s agreement to indemnify us for losses in excess of reserves. In 2006, we recognized a pre-tax $6.6 million gain on early extinguishment of debt in connection with this settlement and termination agreement. As of September 30, 2009, we held net reserves in the amount of approximately $4.2 million for losses attributable to the legacy claims.

Principal Revenue and Expense Items

Our revenues consist primarily of the following:

Premiums Earned

Premiums earned represent the earned portion of our net premiums written. Net premiums written are equal to gross premiums written less premiums ceded to reinsurers. Gross premiums written include the estimated annual direct premiums written from each insurance policy we write or renew during the reporting period based on the policy effective date or the date the policy is bound, whichever is later, as well as premiums assumed.

Premiums are earned on a daily pro rata basis over the term of the policy. At the end of each reporting period, premiums written that are not yet earned are classified as unearned premiums and are earned in subsequent periods over the remaining term of the policy. Our insurance policies typically have a term of one year. Thus, for a one-year policy written on July 1, 2009 for an employer with constant payroll during the term of the policy, we would earn half of the premiums in 2009 and the other half in 2010.

Many of our policies renew on January 1 of each year. As a result, we have experienced some seasonality in our gross and net premiums written in that generally we write more new and renewal policies during the first quarter of the calendar year. The actual premium we earn on a policy is based on the actual payroll during the term of the policy. We conduct premium audits on our traditional and alternative market policyholders annually upon the expiration of each policy, including when the policy is renewed. The purpose of these audits is to verify that policyholders have accurately reported their payroll expenses and employee job classifications and therefore have paid us the premium required under the terms of their policies. In addition to annual audits, we selectively perform interim audits on certain classes of business if significant or unusual claims are filed or if the monthly reports submitted by a policyholder reflect a payroll pattern or any aberrations that cause underwriting, safety or fraud concerns.

Insurance Services Income

Insurance services income is a key component of our hybrid business model. Our insurance services segment income includes all nurse case management, cost containment and other insurance services fee income earned by PRS and PUI. However, the fees earned by PRS and PUI that are attributable to the portion of the insurance risk that Guarantee Insurance retains or assumes from other insurance companies are eliminated upon consolidation. Therefore, our insurance services income, on a consolidated basis, consists of income for services provided to unaffiliated clients.

In 2009, we began producing business and performing insurance services for our BPO client. We earn insurance services income for producing business, providing underwriting, policy and claims administration, nurse case management and cost containment services and, in certain cases, providing services to segregated portfolio cell captives on the business we produce for our BPO client. We collect fronting fees from policyholders and remit such fees to our BPO client. Additionally, Guarantee Insurance assumes a portion of the premium and associated losses and loss adjustment expenses on the business we produce for our BPO client. Commission income and other insurance services income attributable to underwriting, policy and claims administration services and services to segregated portfolio cell captives associated with this business are based on a percentage of premiums produced or reference premiums produced, as applicable, for our BPO client, reduced by an allowance for estimated insurance services income that will not be received due to the cancellation of policies prior to expiration and reductions in payroll. Income attributable to nurse case management and cost containment services is recognized in the period during which such services are provided.

Guarantee Insurance assumes a portion of the premium and associated losses and loss adjustment expenses on the business we produce for our BPO client, which is mutually determined by the parties for each policy. The portion of risk assumed by Guarantee Insurance on business we produced for our BPO client during the third quarter of 2009 ranged from approximately 10% to 100%. Based on the total amount of premiums on the business produced for our BPO client, Guarantee Insurance assumed an average of approximately 40% of the business produced during the third quarter of 2009, although we expect this percentage may vary significantly from quarter to quarter. For the nine months ended September 30, 2009, Guarantee Insurance assumed approximately 100% of the risk on large deductible business produced for our BPO client and 10% to 30% of the risk on all other business produced for our BPO client. In connection with business assumed by us under this arrangement, we provide collateral in the form of cash, letters of credit or other forms of acceptable collateral, as required by the agreement. No collateral was required as of September 30, 2009.

With respect to business written by Guarantee Insurance, the fees earned by PUI and PRS represent the fees paid by segregated portfolio captives and our quota share reinsurers for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, we treat these ceding commissions as a reduction in net policy acquisition and underwriting expenses. With respect to business produced for our BPO client, the fees earned by PRS and PUI represent fees paid by the BPO client attributable to the portion of insurance risk it retains.

Because our insurance services income is currently generated principally from the services we provide to Guarantee Insurance for the benefit of segregated portfolio captives and our quota share reinsurers, our insurance services income is currently substantially dependent on Guarantee Insurance’s premium and risk retention levels. However, we expect that our nurse case management, cost containment and other insurance services operations will become less dependent over time on Guarantee Insurance’s premium and risk retention levels as we expand our business process outsourcing relationships and develop additional general agency appointments and enter into agreements with other BPO clients for nurse case management, cost containment and other insurance services.

General agency services on Guarantee Insurance’s alternative market segregated portfolio captive business were provided by PRS prior to 2008, pursuant to which Guarantee Insurance paid PRS a general agency commission, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. Effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive business and paying commissions directly to the producing agents. As a result, PRS ceased earning general agency commissions and ceased paying commissions to producing agents attributable to Guarantee Insurance business.

Net Investment Income and Net Realized Gains and Losses on Investments

Our net investment income includes interest and dividends earned on our invested assets, net of investment expenses. In 2007, we purchased tax exempt municipal debt securities, which are classified as available-for-sale, to help increase the after-tax contribution of net investment income. Tax exempt securities typically have an adverse effect on net investment income and pre-tax investment portfolio yields, which effect is generally offset by a reduction in aggregate effective federal income tax rates.

We assess the performance of our investment portfolio using a standard tax equivalent yield metric. Investment income that is tax exempt is grossed up by our marginal federal tax rate of 34% to express yield on tax-exempt securities on the same basis as taxable securities. Net realized gains and losses on investments are reported separately from our net investment income. Net realized gains occur when investment securities are sold for more than their costs or amortized costs, as applicable. Net realized losses occur when investment securities are sold for less than their costs or amortized costs, as applicable, or are written down as a result of an other-than-temporary impairment.

Our expenses consist primarily of the following:

Losses and Loss Adjustment Expenses Incurred

Losses and loss adjustment expenses incurred represent our largest expense item. Losses and loss adjustment expenses are comprised of paid losses and loss adjustment expenses, estimates of future claim payments on claims reported in the period, changes in those estimates from prior reporting periods and costs associated with investigating, defending and servicing reported claims. These expenses fluctuate based on the amount and types of risks we insure. We record losses and loss adjustment expenses related to estimates of future claim payments based on case-by-case valuations and statistical analyses. We seek to establish reserves at the most likely ultimate exposure based on our historical claims experience and industry data. More serious claims typically take several years to close, and we revise our estimates as we receive additional information about the condition of injured employees and as industry conditions change. Our ability to estimate losses and loss adjustment expenses accurately at the time we price our insurance policies is a critical factor in our profitability.

Net Policy Acquisition and Underwriting Expenses

Net policy acquisition and underwriting expenses represent the costs we incur in connection with our insurance operations, principally costs to acquire, underwrite and administer traditional and alternative market workers’ compensation insurance policies. These expenses include commissions, salaries and benefits related to insurance operations, state and local premium taxes and fees and other operating costs, partially offset by ceding commissions we earn from reinsurers under our reinsurance program.

Other Operating Expenses

Other operating expenses represent the costs we incur other than those associated with our insurance operations, principally costs incurred in connection with our insurance services operations and holding company expenses. The costs associated with our insurance services operations include the cost of providing nurse case management services, preferred provider network costs for access to discounted health care services and commissions to producing agents. With respect to business produced for our BPO client, commissions to producing agencies and certain marketing and underwriting costs, which are generally based on a percentage of premiums produced or reference premiums produced, as applicable, for our BPO client, are reduced by (i) an allowance for estimated commissions that will not be paid due to the cancellation of policies prior to expiration and reductions in payroll and (ii) policy administration and claims costs, which are expensed as incurred. All such expenses are included in other operating expenses in our consolidated statements of income.

Interest Expense

Interest expense represents amounts we incur on our outstanding indebtedness based on the applicable interest rates during the relevant periods.

Income Tax Expense

Income tax expense represents both current and deferred federal income taxes incurred.

Measurement of Results

We use various measures to analyze the growth and profitability of our operations.

For our insurance services operations, we measure growth in terms of fee income produced from insurance services, which is dependent on the number and size of claims being managed as well as the amount of premium we produce for other insurance companies. For our insurance operations, we measure growth in terms of gross and net premiums written and we measure underwriting profitability by examining our net loss, net expense and combined ratios. A combined ratio is the sum of the net loss ratio and the net underwriting expense ratio, each calculated as described below. We also measure our gross and net premiums written to surplus ratios to assess the adequacy of capital in relation to premiums written. We measure profitability in terms of pre-tax net income, net income and return on average equity.

Premiums Written

Gross premiums written represent the estimated gross premiums for the duration of the policy, recognized at the inception of the policy. We use gross premiums written to measure our sales for our insurance operations. Gross premiums written also correlates to our ability to generate net premiums earned and, with respect to the premiums we cede to segregated portfolio cell captives and our quota share reinsurers, ceding commissions and insurance services income.

Loss Ratio

We use calendar year and accident year loss ratios to measure our underwriting profitability. A calendar year loss ratio measures losses and loss adjustment expense for insured events occurring during a particular year, together with changes in loss reserves from prior accident years, as a percentage of premiums earned during that year. An accident year loss ratio measures losses and loss adjustment expenses for insured events occurring in a particular year, regardless of when they are reported, as a percentage of premium earned during that year. The net loss ratio is calculated by dividing net losses and loss adjustment expenses by net earned premiums. The net loss ratio measures claims experience, net of the effects of reinsurance, and therefore is a measure of the effectiveness of our underwriting efforts. We report our net loss ratio on both a calendar year and accident year basis.

Net Expense Ratio

The net expense ratio is calculated by dividing net policy acquisition and underwriting expenses (which are comprised of gross policy acquisition costs and other gross expenses incurred in our insurance operations, net of ceding commissions earned from our reinsurers) by net earned premiums. The expense ratio measures our operational efficiency in producing, underwriting and administering our insurance operations. The gross expense ratio is calculated before the effect of ceded reinsurance. We calculate our expense ratio on a net basis (after the effect of ceded premium and related ceding commissions) to measure the results of our consolidated insurance operations. Ceding commissions reduce our gross underwriting expenses in our insurance operations.

Combined Ratio

We use the combined ratio to measure the underwriting profitability of our insurance operations. The combined ratio is the sum of the net loss ratio and the net expense ratio.

Net Income and Return on Average Equity

We use net income to measure our profits and return on average equity to measure the effectiveness in utilizing our stockholders’ equity to generate net income on a consolidated basis. In determining return on average equity for a given period, net income is divided by the average of stockholders’ equity at the beginning and end of that period and annualized in the case of periods less than one year.

Outlook

Set forth below are certain of our objectives with respect to our business subsequent to this initial public offering. We caution you that these objectives may not materialize and are not indicative of the actual results that we will achieve. Many factors and future developments may cause our actual results to differ materially and significantly from the information set forth below. See “Risk Factors” and “Forward-Looking Statements.”

Upon completion of this initial public offering, the majority of the net proceeds of the offering will be contributed to Guarantee Insurance and, if we acquire it, PF&C, and deployed in accordance with our primary investment objectives of preserving capital and achieving an appropriate risk adjusted return, with an emphasis on liquidity to meet claims obligations.

Return on Average Equity

One of the key financial measures that we will use to evaluate our operating performance will be return on average equity. We will calculate return on average equity for a given year by dividing net income by the average of stockholders’ equity for that year. Our return on average equity was 36.7% for the nine months ended September 30, 2009. With the increased capitalization as a result of this initial public offering, we expect a lower return on average equity. Our objective is to produce a return on average equity in the area of 15% in the near term and in the area of 20% in the long term. To help achieve our return on average equity objective, we may consider funding our operations, in part, with borrowings or other non-equity sources of capital in the future.

Indebtedness

We may utilize additional debt, as appropriate, to maintain a net leverage ratio on our insurance operations that satisfies the regulatory authorities that oversee Guarantee Insurance’s operations. Furthermore, we may utilize additional debt, as appropriate, in connection with the acquisition of an insurance or insurance services organization or book of business. Over the long term, we expect to target a debt to equity ratio of 10% to 25%.

Insurance Services Operations

Insurance Services Income

Our insurance services income comprised approximately 24% of total revenues for the nine months ended September 30, 2009. We target our insurance services income to be 30% to 40% of total revenues in the near term. Additionally, we target our insurance services operating leverage ratio, as measured by dividing insurance services income by average stockholders’ equity, to be between 20% and 40% in the near term.

Pre-Tax Margin on Insurance Services Income

Our pre-tax margin on insurance services income was 35% for the nine months ended September 30, 2009. Primarily due to economies of scale related to generally fixed holding company expenses allocated to the insurance services segment, we target our pre-tax margin on insurance services income to increase to 40% to 45% over the long term.

Insurance Operations

Mix of Business

Alternative market and traditional gross premiums written comprised approximately 49% and 51% of our total direct premiums written, respectively, for the nine months ended September 30, 2009. Upon completion of this offering, we plan to increase our alternative market business more significantly than our traditional business. In the near term, we target our alternative market gross premiums written to comprise 55% to 70% of our total direct premiums written.

Underwriting Ratios

The net loss ratio is calculated by dividing consolidated net losses and loss adjustment expenses by net earned premiums. The net expense ratio is calculated by dividing consolidated net policy acquisition and underwriting expenses (which are comprised of gross policy acquisition costs and other gross expenses incurred in our insurance operations, net of ceding commissions earned from our reinsurers) by net earned premiums. The net combined ratio is the sum of the net loss ratio and the net expense ratio. Our net loss ratio, net expense ratio and net combined ratio were 55.9%, 30.0% and 85.9% for the nine months ended September 30, 2009. Over the long term, we target a net combined ratio of less than 80% and a net loss ratio at between 55% and 65%. We expect our net expense ratio to decline over time as our alternative market direct premiums written increase in proportion to our total direct premiums written due to the fact that ceding commissions on our segregated portfolio cell captive business, which are recognized as a contra-expense, generally exceed our gross expense ratio. Additionally, we expect our net expense ratio to decline over time as our total direct premiums written increase and we realize certain economies of scale.

Aggregate Risk Retention Levels and Operating Leverage

Our aggregate risk retention level, as measured by dividing alternative market and traditional net premiums written by alternative market and traditional gross premiums written, was 42% for the nine months ended September 30, 2009. Over the long term, we target our aggregate risk retention level to decrease to 25% to 35% due to our expected increase in the proportion of alternative market direct premiums written, a substantial portion of which is comprised of segregated portfolio cell captive arrangements, on which we retained approximately 14% of the underwriting risk for the nine months ended September 30, 2009.

Our net operating leverage ratio, as measured by dividing net premiums earned by average stockholders’ equity, was approximately 7.8 to 1 for 2008. With the increased capital from this offering, we expect our net operating leverage ratio to decrease significantly. In the near term, we target a net leverage ratio of between 0.3 to 1 and 0.5 to 1. Actual operating leverage ratios may vary from targets due to factors that affect our ratings with various organizations and capital adequacy requirements imposed by insurance regulatory authorities. These factors include the amount of our statutory surplus and stockholders’ equity, premium growth, debt facilities, quality and terms of reinsurance and business mix.

Investment Leverage Ratio

We expect most of our investment portfolio to continue to principally consist of high quality fixed income securities. We plan to continue to pursue competitive investment returns while maintaining a diversified portfolio of securities with a primary emphasis on the preservation of principal through high credit quality issuers with limited exposure to any one issuer. We expect our investment income to increase as our invested assets grow. The tax-adjusted yield on our current portfolio was approximately 4.7% as of September 30, 2009. We estimate that prevailing tax-adjusted yields on similar securities are currently approximately 100 basis points lower than the tax-adjusted yield on our current portfolio. Accordingly, we target a tax-adjusted yield on our investment portfolio after the net proceeds of this offering are fully deployed of 3.5% to 4.5% in the near term. As we fully deploy the capital from this offering, we expect to target an investment leverage ratio, which is the ratio of average invested assets to average equity, of between 1.0 to 1 and 1.5 to 1.

Reserving Methodology for Legacy Asbestos and Environmental Exposures

When we acquired Guarantee Insurance in 2003, it had certain asbestos and environmental liability exposures arising out of the sale of general liability insurance and participations in reinsurance assumed through underwriting management organizations, commonly referred to as pools. Generally, reserves for asbestos and environmental claims cannot be estimated with traditional loss reserving techniques that rely on historical accident year development factors due to the uncertainties surrounding asbestos and environmental liability claims. As of December 31, 2008, we had established reserves, net of reinsurance recoverables on unpaid losses, of approximately $3.0 million attributable to asbestos and environmental exposures. These reserves are attributable to 29 direct claims, Guarantee Insurance’s share of two reinsurance pool claims and our estimate of the impact of unreported claims. In one of these pools, Guarantee Insurance reinsured the risks of other insurers and then ceded a portion (generally 80%) of these reinsurance risks to other reinsurers, which we call participating pool reinsurers. Under this structure, Guarantee Insurance remains obligated for the total liability under each reinsurance contract it issued, to the extent any of the participating pool reinsurers fails to pay its share. Over time, Guarantee Insurance’s net liabilities under these reinsurance contracts have increased from approximately 20% to approximately 50% of the pooled risks, due to the insolvency of some participating pool reinsurers. In the other pool, Guarantee Insurance is one of a number of participating pool reinsurers, and its liability is based on the percentage share of the pool obligations it reinsures. Our reserves for direct asbestos and environmental liability claims are based on a detailed review of each case. Our reserves for pooled asbestos and environmental liability exposures are based on our share of aggregate reserves established by pool administrators through their consultation with independent actuarial consultants.

We believe that our reserve methodology results in net reserves for asbestos and environmental claims that are adequate to cover the ultimate cost of losses and loss adjustment expenses thereon. However, we believe that adopting the survival ratio reserve methodology for asbestos and environmental exposures would make our reserve methodology for these exposures generally consistent with our publicly held insurance company peers. Accordingly, we are evaluating the possibility of adopting this methodology. Under the survival ratio reserve methodology, our net reserve for asbestos and environmental liability exposures would be estimated based on a multiple of approximately 15 times our average net paid asbestos and environmental claims for the three most recent years. If we had adopted the survival ratio reserve methodology as of December 31, 2008, our net reserve for asbestos and environmental exposures would have been approximately $5.1 million, representing an increase in net losses and loss adjustment expenses of approximately $2.1 million.

We expect to make a decision with respect to the adoption of the survival ratio reserve methodology in connection with the preparation of our financial statements for the fourth quarter of 2009. If we adopt this methodology, our pre-tax income for the period in which we increase our reserves will decrease by a corresponding amount.

Target Top Line for Fourth Quarter 2009

Our financial statements for the year ended December 31, 2009 are not yet available and have not been audited. However, for the fourth quarter of 2009, we expect direct premiums written of approximately $15.5 million to $17.0 million (including approximately $11.0 million of alternative market business and approximately $5.2 million of traditional business), net of large deductible policy premium rate credits of approximately $8.5 million to $9.5 million, premiums produced for our BPO client of approximately $17.5 million to $19.0 million, and reference premiums produced for our BPO client of approximately $20.0 million to $22.0 million.

For the year ended December 31, 2009, we are targeting direct premiums written for new business of approximately $60 million to $65 million, net of large deductible policy premium rate credits of approximately $7 million to $9 million, and reference premiums produced on new business for our BPO client of approximately $50 to $55 million.

Critical Accounting Policies

The following is a description of the accounting policies management considers important to the understanding of our financial condition and results of operations.

Reserves for Losses and Loss Adjustment Expenses

We record reserves for estimated losses under insurance policies that we write and for loss adjustment expenses related to the investigation and settlement of policy claims. Our reserves for losses and loss adjustment expenses represent the estimated cost of all reported and unreported losses and loss adjustment expenses incurred and unpaid at any given point in time based on facts and circumstances known to us at the time. Our reserves for losses and loss adjustment expenses are estimated using case-by-case valuations and statistical analyses. These estimates are inherently uncertain. In establishing these estimates, we make various assumptions regarding a number of factors, including frequency and severity of claims, length of time to achieve the ultimate settlement of claims, projected inflation of medical costs and wages, insurance policy coverage interpretations, judicial determinations and regulatory changes. Due to the inherent uncertainty associated with these estimates, our actual liabilities may be different from our original estimates. On a quarterly basis, we review our reserves for losses and loss adjustment expenses to determine whether any further adjustments are appropriate. Any resulting adjustments are included in the current period’s results. We do not discount loss and loss adjustment expense reserves for the time value of money from the date claims are incurred to the date they are paid. Additional information regarding our reserves for losses and loss adjustment expenses can be found in “Business — Loss and Loss Adjustment Expense Reserves.”

As a result of unfavorable development on prior accident year reserves, our estimate for incurred losses and loss adjustment expenses increased by approximately $1.7 million and $1.3 million for the nine months ended September 30, 2009 and for the year ended December 31, 2008, respectively. As a result of favorable development on prior accident year reserves, our estimate for incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. As a result of unfavorable development on prior accident year reserves, our estimate for incurred losses and loss adjustment expenses increased by approximately $2.5 million for the year ended December 31, 2006. See “Business — Reconciliation of Reserves for Losses and Loss Adjustment Expenses.’’

Amounts Recoverable from Reinsurers

Amounts recoverable from reinsurers represent the portion of our paid and unpaid losses and loss adjustment expenses that is assumed by reinsurers. These amounts are reported on our balance sheet as assets and do not reduce our reserves for losses and loss adjustment expenses because reinsurance does not relieve us of our primary obligation to our policyholders. We are required to pay claims even if a reinsurer fails to pay us under the terms of a reinsurance contract. We calculate amounts recoverable from reinsurers based on our estimates of the underlying losses and loss adjustment expenses and the terms and conditions of our reinsurance contracts, which could be subject to interpretation. In addition, we bear credit risk with respect to our reinsurers, which can be significant because some of the unpaid losses and loss adjustment expenses for which we have reinsurance coverage remain outstanding for extended periods of time.

We have reinsurance agreements with both authorized and unauthorized reinsurers. Authorized reinsurers are licensed or otherwise authorized to conduct business in the state of Florida, Guarantee Insurance’s state of domicile. Under statutory accounting principles, Guarantee Insurance receives credit on its statutory financial statements for all paid and unpaid losses ceded to authorized reinsurers. Unauthorized reinsurers are not licensed or otherwise authorized to conduct business in the state of Florida. Under statutory accounting principles, Guarantee Insurance receives credit for paid and unpaid losses ceded to unauthorized reinsurers to the extent these liabilities are secured by funds held, letters of credit or other forms of acceptable collateral. With respect to authorized reinsurers, we manage our credit risk by generally selecting reinsurers with a financial strength rating of “A−” (Excellent) or better by A.M. Best and by performing quarterly credit reviews of our reinsurers. With respect to unauthorized reinsurers, including segregated portfolio captives, we manage our credit risk by generally maintaining collateral, typically in the form of funds withheld and letters of credit, to cover reinsurance recoverable balances. If one of our reinsurers suffers a credit downgrade, we may consider various options to lessen the risk of asset impairment, including commutation, novation and additional collateral.

In order to qualify for reinsurance accounting and provide accounting benefit to us, reinsurance agreements must transfer insurance risk to the reinsurer. Risk transfer standards under generally accepted accounting principles (GAAP) require that (a) the reinsurer assume significant insurance risk (underwriting risk and timing risk) under the reinsured portions of the underlying insurance agreements, and (b) it be reasonably possible that the reinsurer may realize a significant loss from the transaction. In determining whether the degree of risk transfer is adequate to qualify for reinsurance accounting, each reinsurance contract is evaluated on its own facts and circumstances. To the extent that the accounting risk transfer thresholds are not met, the reinsurance transaction is accounted for as a deposit. The treatment of reinsurance transactions as deposits does not mean that economic risk has not been transferred, but rather that the nature and the amount of the risk transferred do not sufficiently satisfy GAAP risk transfer criteria to be afforded reinsurance accounting treatment. We evaluate our reinsurance contracts at their inception and upon subsequent amendments to determine whether reinsurance accounting or deposit accounting is appropriate.

Our reinsurance recoverable balance was carried net of an allowance for doubtful accounts of $300,000 at September 30, 2009 and December 31, 2008. For the nine months ended September 30, 2009 and the years ended December 31, 2008, 2007 and 2006, we did not, in the aggregate, experience material difficulties in collecting balances from our reinsurers. No assurance can be given, however, regarding the future ability of our reinsurers to meet their obligations.

Premiums Receivable

Premiums receivable are uncollateralized policyholder obligations due under normal policy terms requiring payment within a specified period from the invoice date. Premium receivable balances are reviewed for collectability and management provides an allowance for estimated doubtful accounts, which reduces premiums receivable. Our premiums receivable were carried net of an allowance for uncollectible accounts, based upon a specific impairment basis methodology, of $650,000 at September 30, 2009 and December 31, 2008. Due to an increase in the aging of our premiums receivable and exposure to uncollateralized balances, we may establish an additional allowance for accounts that may not be collectible but which we have not specifically identified as impaired. We believe that this methodology is consistent with the methodology utilized by our publicly held insurance company peers. We anticipate that the additional allowance amount that may be required based upon this analysis is between $500,000 and $1.0 million. This additional allowance, if determined by management to be appropriate, would be recorded in the fourth quarter of 2009. No assurance can be given regarding the future ability of our policyholders to meet their obligations.

Revenue Recognition

Through PRS, we earn insurance services income by providing nurse case management and cost containment services to Guarantee Insurance, on its behalf, on behalf of the segregated portfolio captives and on behalf of Guarantee Insurance’s quota share reinsurers. Through PRS and PUI, we also earn insurance services income by providing nurse case management, cost containment, claims administration, sales, underwriting, policy administration and, in certain cases, segregated portfolio captive management services to our BPO client.

Insurance services income for nurse case management services is based on a monthly charge per claimant. Insurance services income for cost containment services is based on a percentage of claim savings. Insurance services income for claims administration is based on a percentage of reference premiums produced for our BPO client (recognized on a pro rata basis over the period of time we are contractually obligated to administer the claims). Insurance services income for sales, underwriting and segregated portfolio cell captive setup, policy administration and captive management services is based on a percentage of premiums produced for our BPO client, reduced by an allowance for estimated insurance services income that will not be received due to the cancellation of policies prior to expiration and reductions in payrolls. Insurance services income for policy administration and captive management is based on a percentage of premiums produced for our BPO client, recognized on a pro rata basis over the lives of the policies produced.

Insurance services income includes all insurance services income earned by PRS and PUI. However, the insurance services income earned by PRS and PUI that is attributable to the portion of the insurance risk that Guarantee Insurance retains or assumes from our BPO client is eliminated upon consolidation. Therefore, our insurance services income, on a consolidated basis, consists of the fees earned by PUI and PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives, assumed by Guarantee Insurance’s quota share reinsurers or retained by our BPO client.

Premiums are earned pro rata over the terms of the policies, which are typically annual. The portion of premiums that will be earned in the future is deferred and reported as unearned premiums. We estimate earned but unbilled premiums at the end of the period by analyzing historical earned premium adjustments made and applying an adjustment percentage to premiums earned for the period. For the year ended December 31, 2008, we reduced our earned but unbilled premium percentage to reflect lower payrolls which we believe were largely reflective of employment trends in the economy. For the nine months ended September 30, 2009 and the year ended December 31, 2008, we did not experience any material changes in estimates related to premiums earned, including earned but unbilled premiums. No assurance can be given that there will be no material changes in estimates related to premiums earned, including earned but unbilled premiums, in the future.

Deferred Policy Acquisition Costs and Deferred Ceding Commissions

We defer commission expenses, premium taxes and certain marketing, sales and underwriting costs that vary with and are primarily related to the acquisition of insurance policies. We also defer associated ceding commissions. These acquisition costs are capitalized and charged to expense ratably as premiums are earned. In calculating deferred policy acquisition costs and deferred ceding commissions, we only include costs to the extent of their estimated realizable value, which gives effect to the premiums expected to be earned, anticipated losses and settlement expenses and certain other costs we expect to incur as the premiums are earned, less related net investment income. Judgments as to the ultimate recoverability of deferred policy acquisition costs and deferred ceding commissions are highly dependent upon estimated future profitability of unearned premiums. If unearned premiums are less than our expected claims and expenses after considering investment income, we reduce the related deferred policy acquisition costs. For the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, we did not, in the aggregate, experience material changes in our deferred policy acquisition costs or deferred ceding commissions in connection with changes in estimated recoverability. No assurance can be given, however, regarding the future recoverability of deferred policy acquisition costs or deferred ceding commissions.

Deferred Income Taxes

We use the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities resulting from a tax rate change will impact our net income or loss in the reporting period that includes the enactment date of the tax rate change. In assessing whether our deferred tax assets will be realized, we consider whether it is more likely than not that we will generate future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. If necessary, we will establish a valuation allowance to reduce the deferred tax assets to the amounts that are more likely than not to be realized.

At December 31, 2006, we provided a full valuation allowance on the deferred tax asset attributable to net operating loss carry forwards generated by The Tarheel Group, Inc., or Tarheel. On April 1, 2007, when our majority stockholder contributed all the outstanding capital stock of Tarheel to Patriot Risk Management, we determined that our operating performance, coupled with our expectations to generate future taxable income, indicated that it was more likely than not that we would be able to utilize this asset to offset future taxes and, accordingly, we reversed this valuation allowance. The deferred tax asset associated with net operating loss carry forwards from Tarheel and its subsidiary, Tarheel Insurance Management Company, or TIMCO, was fully utilized as of September 30, 2009. As of September 30, 2009 and December 31, 2008, no other deferred tax assets have been deemed more likely than not to be unrealizable and, accordingly, no valuation allowance was deemed necessary for unrealizable deferred tax assets. No assurance can be given, however, regarding the future realization of deferred tax assets.

Assessments

We are subject to various assessments related to our insurance operations, including assessments for state guaranty funds and second injury funds. State guaranty fund assessments are used by state insurance oversight agencies to pay claims of policyholders of impaired, insolvent or failed insurance companies and the operating expenses of those agencies. Second injury funds are used by states to reimburse insurers and employers for claims paid to injured employees for aggravation of prior conditions or injuries. In some states, these assessments may be partially recovered through a reduction in future premium taxes. In accordance with Financial Accounting Standards Board (FASB) guidance contained in Accounting Standards Codification (ASC) 450, Contingencies, we establish a provision for these assessments at the time the amounts are probable and estimable. Assessments based on premiums are generally paid one year after the calendar year in which the policies are written. Assessments based on losses are generally paid within one year of when claims are paid by us. For the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, we did not experience any material changes in our estimates of assessments for state guaranty funds and second injury funds. No assurance can be given, however, regarding the future changes in estimates of such assessments.

Share-Based Compensation Costs

In December 2004, the FASB issued guidance for accounting for stock-based compensation costs, now part of ASC 718, Compensation-Stock Compensation, which requires the compensation costs relating to stock options granted or modified after December 31, 2005 to be recognized in financial statements using the fair value of the equity instruments issued on the grant date of such instruments and to be recognized as compensation expense over the period during which an individual is required to provide service in exchange for the award (typically the vesting period). We adopted this guidance effective January 1, 2006, and the impact of the adoption was not significant to our financial statements for the nine months ended September 30, 2009 or 2008 or the years ended December 31, 2008 or 2007. We estimate share-based compensation costs of approximately $2.4 million, $2.4 million and $2.1 million for the years ending December 31, 2010, 2011 and 2012, respectively, relating to stock options that we have granted and expect to grant to our management and members of our board of directors, recognized on a pro rata basis over the vesting period. As of December 31, 2009, we had 301,851 outstanding options. For the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, we did not experience any material changes in our estimates of share-

based compensation costs. No assurance can be given, however, regarding the future changes in estimates of share-based compensation costs.

The fair value of the underlying common stock for all option grants made between December 2005 and July 2007 was determined by the board of directors to be $4.32, which was based on the board’s evaluation of our financial condition and results of operations. Our financial condition, as measured by our internal financial statements and by Guarantee Insurance’s statutory surplus levels and uncertainties related to our abilities to increase premium writings due to surplus constraints, did not change materially between December 2005 and July 2007. We did not secure an independent appraisal to verify that valuation because we concluded that an independent appraisal would not result in a more meaningful or accurate determination of fair value under the circumstances.

As of December 31, 2009, the intrinsic value of outstanding vested and unvested options based on the midpoint of the price range set forth on the cover page of this prospectus is approximately $2.1 million and $62,000, respectively.

The increase from the $4.32 per share fair value as of each stock option grant date from December 30, 2005 to July 10, 2007 to the estimated initial public offering price is largely attributable to two principal factors:

•	The first factor is the liquidity driven valuation premium inherently available to a company as it transitions from privately held to publicly traded status.

•	The second factor relates to our growth prospects, which have improved because the additional capital from this offering will allow us to increase our gross premiums written and retain more of our business, together with improved prospects for claim and cost containment and insurance services income.

No options or stock awards were granted during the nine months ended September 30, 2009 or the year ended December 31, 2008.

See Note 8 to our interim consolidated financial statements as of September 30, 2009 and for the nine months then ended and Note 12 to our consolidated financial statements as of December 31, 2008 and for the year then ended for more information regarding our stock option plans, stock options and stock awards granted during 2007 and 2006.

Impairment of Invested Assets

Impairment of an invested asset results in a reduction of the carrying value of the asset and the realization of a loss when the fair value of the asset declines below our carrying value and the impairment is deemed to be other-than-temporary. We regularly review our investment portfolio to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of our invested assets. We consider various factors in determining if a decline in the fair value of a security is other-than-temporary, including the scope of the decline in value, the amount of time that the fair value of the asset has been below carrying value, the financial condition of the issuer and our intent and ability to hold the asset for a period sufficient for us to recover its value.

For the nine months ended September 30, 2009, we did not recognize any other-than-temporary impairments. For the year ended December 31, 2008, we recognized an other-than-temporary impairment charge of approximately $875,000 related to investments in certain equity securities. Additionally, during 2008, we recognized an other-than-temporary-impairment charge of approximately $355,000 on our investment of approximately $400,000 in certain Lehman Brothers Holdings, Inc. bonds as a result of Lehman Brothers’ bankruptcy. For the year ended December 31, 2007, we did not recognize any other than temporary impairments. For the year ended December 31, 2006, Tarheel invested approximately $1.7 million in Foundation Insurance Company, a limited purpose captive insurance subsidiary of Tarheel that reinsured workers’ compensation program business, in order to permit Foundation to settle certain obligations relating to its business. We wrote down this investment in 2006. No assurance can be given regarding future changes in estimates related to other-than-temporary impairment of our investment securities.

Adoption of New Accounting Standards and Recent Accounting Pronouncements

Accounting Standards Codification

In June 2009, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (the Codification). The Codification reorganized existing U.S. accounting and reporting standards issued by the FASB and other related private sector standard setters into a single source of authoritative accounting principles arranged by topic. The Codification supersedes all existing U.S. accounting standards. All other accounting literature not included in the Codification, other than SEC guidance for publicly traded companies, is considered non-authoritative. The Codification was effective on a prospective basis for interim and annual reporting periods ending after September 15, 2009. The adoption of the Codification changed our references to U.S. GAAP accounting standards, but did not impact our results of operations or financial position.

Business Combinations

In December 2007, the FASB issued revised guidance for the accounting for business combinations. The revised guidance, which is now part of ASC 805, Business Combinations, is effective for acquisitions during the fiscal years beginning after December 15, 2008, and early adoption is prohibited. This revised guidance establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired entity. The revised guidance also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The adoption of this revised guidance on January 1, 2009 did not have an impact on our results of operations or financial position. The future impact of the adoption of this revised guidance will depend upon the extent and magnitude of future acquisitions, if any.

Additional Fair Value Measurement Guidance

In April 2009, the FASB issued new guidance for determining when a transaction is not orderly and for estimating fair value when there has been a significant decrease in the volume and level of activity for an asset or liability. The new guidance, which is now part of ASC 820, Fair Value Measurements and Disclosures, is effective for periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. Retrospective application is not permitted. This new guidance requires disclosure of the inputs and valuation techniques used, as well as any changes in valuation techniques and inputs used during the period, to measure fair value in interim and annual periods. In addition, the presentation of the fair value hierarchy is required to be presented by major security type as described in ASC 320. The adoption of this new guidance on June 30, 2009 did not have a material impact on our results of operations or financial position.

Disclosure about Fair Value of Financial Instruments

In April 2009, the FASB issued new guidance related to the disclosure of the fair value of financial instruments. The new guidance, which is now part of ASC 825, Financial Instruments, was effective for periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The new guidance requires disclosure of the fair value of financial instruments whenever a publicly traded company issues financial information in interim reporting periods in addition to the annual disclosure required at yearend. The adoption of this new guidance on June 30, 2009 did not have a material impact on our disclosures since all of our material financial instruments are carried at fair value.

Other-Than-Temporary Impairments

In April 2009, the FASB issued new guidance for the accounting for other-than-temporary impairments. The new guidance, which is now part of ASC 320, Investments — Debt and Equity Securities, was effective for periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009.

Under the new guidance, an other-than-temporary impairment is recognized when an entity has the intent to sell a debt security or when it is more likely than not that an entity will be required to sell the debt security before its anticipated recovery in value. The new guidance also changes the presentation and amount of other-than-temporary impairment losses recognized in the income statement for instances in which a company does not intend to sell a debt security, or it is more likely than not that a company will not be required to sell a debt security prior to the anticipated recovery of its remaining cost basis. We separate the credit loss component of the impairment from the amount related to all other factors and report the credit loss component in net realized investment gains (losses). The impairment related to all other factors is reported in accumulated other comprehensive income, net of deferred income taxes. In addition, the new guidance expands disclosures related to other-than-temporary impairments related to debt securities and requires such disclosures in both interim and annual periods. The adoption of the new guidance on June 30, 2009 did not have any impact on our results of operations or financial position.

Subsequent Events

In May 2009, the FASB issued new guidance for accounting for subsequent events. The new guidance, which is now part of ASC 855, Subsequent Events, was effective for interim and annual periods ending after June 15, 2009. The new guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. Additionally, the new guidance requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The adoption of the new guidance on June 30, 2009 did not have any impact on our results of operations or financial position.

Fair Value Measurement of Liabilities

In August 2009, the FASB issued new guidance for the accounting for the fair value measurement of liabilities. The new guidance, which is now part of ASC 820, Fair Value Measurements and Disclosures, is effective for interim and annual periods beginning after August 27, 2009. The new guidance provides clarification that in certain circumstances in which a quoted price in an active market for an identical liability is not available, an entity is required to measure fair value using one or more of the following valuation techniques: The quoted price of the identical when traded as an asset, the quoted price for similar liabilities or similar liabilities when traded as an asset or another valuation technique that is consistent with the principles of fair value measurements. We do not expect that the provisions of the new guidance will have a material effect on our results of operations or financial position.

Results of Operations

Our results of operations are discussed below in two parts. The first part discusses our consolidated results of operations. The second part discusses our results of operations by segment.

Consolidated Results of Operations

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Overview of Operating Results.  Net income for the nine months ended September 30, 2009 was $2.4 million compared to $600,000 for the comparable period in 2008. Income before income taxes for the nine months ended September 30, 2009 was $3.8 million compared to $383,000 for the comparable period in 2008. The increase in income before income taxes was principally the result of a 107% increase in insurance services income, a 3.6 percentage point decrease in net combined ratio and a $1.2 million increase in net realized gains on investments, partially offset by a 12% decrease in net premiums earned and a 38% increase in other operating expenses.

Gross Premiums Written.  Gross premiums written were $96.0 million for the nine months ended September 30, 2009 compared to $94.9 million for the comparable period in 2008, an increase of $1.1 million or 1%. The increase was principally attributable to our assumption of approximately $7.8 million of premiums produced for our BPO client, beginning in the second quarter of 2009. This was partially offset by a

$7.5 million decrease in traditional business direct premiums written. Gross premiums written by line of business were as follows:

	Nine Months Ended
	September 30,
	2009	2008
	In thousands

Direct business:
Alternative market	$42,163	$42,168
Traditional business	44,378	51,912

Total direct business	86,541	94,080

Assumed business
BPO client	7,824	—
NCCI National Workers’ Compensation Insurance Pool	1,607	798

Total assumed business	9,431	798

Total	$95,972	$94,878

Gross premiums written on alternative market business were $42.2 million for both the nine months ended September 30, 2009 and 2008. Increases in alternative market gross premiums written, primarily attributable to new agency captive business and the transfer or renewal of approximately $5.4 million of traditional business to alternative market agency captive business during the nine months ended September 30, 2008, were offset by the January 1, 2009 non-renewal of our then largest alternative market policyholder, which represented approximately $15.5 million of gross premiums written upon renewal for the nine months ended September 30, 2008, together with lower payrolls associated with increases in overall unemployment.

Gross premiums written on traditional business were $44.4 million for the nine months ended September 30, 2009 compared to $51.9 million for the comparable period in 2008, a decrease of $7.5 million or 15%. The decrease in traditional business gross premiums written was generally attributable to lower payrolls associated with increases in overall unemployment, and also to the fact that approximately $5.4 million of traditional business was transferred to or renewed as alternative market agency captive business during the nine months ended September 30, 2009.

Net Premiums Written.  Net premiums written were $39.4 million for the nine months ended September 30, 2009 compared to $42.0 million for the comparable period of 2008, a decrease of $2.6 million or 6%. The decrease in net premiums written was primarily attributable to a $3.6 million increase in ceded premiums written, partially offset by the $1.1 million increase in gross premiums written discussed above. We ceded approximately 58% and 44% of our traditional business for the nine months ended September 30, 2009 and 2008, respectively. For the nine months ended September 30, 2009, we had a 25% quota share reinsurance agreement on traditional business in all states and a 68% quota share reinsurance agreement in three states (Florida, New Jersey and Georgia), which business collectively comprised approximately 52% of our traditional direct premiums written. For the nine months ended September 30, 2008, we had a 50% quota share reinsurance agreement in all but three states. We ceded approximately 72% and 71% of our alternative market business for the nine months ended September 30, 2009 and 2008, respectively. In addition, the increase in ceded premiums written was attributable to a premium rate adjustment of approximately $1.3 million on an excess loss reinsurance agreement covering risks attaching from July 1, 2005 through June 30, 2006.

Net Premiums Earned.  Net premiums earned were $28.4 million for the nine months ended September 30, 2009, compared to $32.3 million for the comparable period in 2008, a decrease of $3.9 million or 12%. The decrease was generally commensurate with the decrease in net premiums written.

Insurance Services Income.  Insurance services income was $9.8 million for the nine months ended September 30, 2009, compared to $4.7 million for the comparable period in 2008, an increase of $5.0 million or 107%. Insurance services income from nurse case management and cost containment services increased to

$6.1 million for the nine months ended September 30, 2009 from $4.2 million for the comparable period in 2008, an increase of $1.9 million or 46%, due to the increase in exposures serviced by PRS. Additionally, PUI and PRS recognized approximately $3.5 million of fee income for the nine months ended September 30, 2009 related to the production, underwriting and administration of business on behalf of our BPO client pursuant to an agreement entered into during the second quarter of 2009. This increase was partially offset by a $406,000 decrease in fees for general agency services during the nine months ended September 30, 2008. The majority of these services were terminated in 2008.

Net Investment Income.  Net investment income was $1.4 million for the nine months ended September 30, 2009, compared to $1.5 million for the comparable period in 2008, a decrease of $133,000 or 9%. The decrease in net investment income was attributable to a decrease in our average investment portfolio during the period, principally associated with the payment of reinsurance premiums in early 2009 associated with a quota share reinsurance agreement we entered into effective December 31, 2008, pursuant to which we ceded unearned premium reserves, net of ceding commissions, of approximately $8.1 million in order for Guarantee Insurance to satisfy certain regulatory leverage ratio requirements. Additionally, the book yield and taxable equivalent book yield on our portfolio at September 30, 2009 were 3.92% and 4.48%, respectively, compared to 4.16% and 4.77%, respectively, at September 30, 2008. The reduced yield on our portfolio of approximately 24 to 29 basis points reflects lower yields available in the fixed income securities market as our securities mature and new cash is deployed.

Net Realized Gains on Investments.  Net realized gains on investments were $903,000 for the nine months ended September 30, 2009, compared to net realized losses of $253,000 for the comparable period of 2008, an increase of $1.2 million. The increase was principally attributable to the sale of certain asset-backed and mortgage-backed securities, the proceeds of which were used to pay net reinsurance premiums of approximately $8.1 million as discussed above.

Net Losses and Loss Adjustment Expenses.  Net losses and loss adjustment expenses were $15.9 million for the nine months ended September 30, 2009, compared to $20.7 million for the comparable period in 2008, a decrease of $4.9 million or 23%. Our consolidated calendar period net loss ratio was 55.9% for the nine months ended September 30, 2009, compared to 64.2% for comparable period in 2008, a decrease of 8.3 percentage points. The decrease in the loss ratio was the result of favorable accident period loss experience for the nine months ended September 30, 2009 as well as lower adverse development on prior accident periods for the nine months ended September 30, 2009 versus the comparable period in 2008. For the nine months ended September 30, 2009, we recorded unfavorable development of approximately $1.5 million on our workers’ compensation business, primarily attributable to the 2007 accident year, and approximately $248,000 on our legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years. For the nine months ended September 30, 2008, we recorded unfavorable development of approximately $2.2 million on our workers’ compensation business and approximately $745,000 on our legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years.

Net Policy Acquisition and Underwriting Expenses.  Net policy acquisition and underwriting expenses were $8.5 million for the nine months ended September 30, 2009, compared to $8.2 million for the comparable period in 2008, an increase of $322,000 or 4%. The increase was the net result in changes in our gross expense ratio and effective ceding commission ratio as described below.

Net policy acquisition and underwriting expenses are comprised of gross policy acquisition and underwriting expenses, which include agent commissions, premium taxes and assessments and general operating expenses associated with insurance operations, net of ceding commissions on ceded quota share reinsurance premiums on traditional and alternative market business, as follows:

	Nine Months Ended
	September 30,
	2009	2008
	Dollar amounts in thousands

Direct and assumed business:
Gross policy acquisition and underwriting expenses	$23,548	$21,963
Gross premiums earned	77,154	70,829

Gross policy acquisition and underwriting expense ratio	30.5%	31.0%

Alternative market and traditional business ceded on a quota share basis:
Ceding commissions	15,050	13,787
Ceded premiums earned	44,047	36,679

Effective ceding commission rate	34.2%	37.6%

Excess of loss reinsurance ceded premiums earned	4,738	1,874

Net business:
Net policy acquisition and underwriting expenses	8,498	8,176
Net premiums earned	28,369	32,276

Net policy acquisition and underwriting expense ratio	30.0%	25.3%

Gross policy acquisition and underwriting expenses were $23.5 million for the nine months ended September 30, 2009, compared to $22.0 million for the comparable period in 2008, an increase of $1.6 million or 7%. The increase in gross policy acquisition and underwriting expenses was generally consistent with the growth in gross premiums earned. Our gross expense ratio was 30.5% for the nine months ended September 30, 2009, compared to 31.0% for the comparable period in 2008. The decrease in our gross expense ratio was principally attributable to emerging economies of scale for the nine months ended September 30, 2009 compared to the comparable period in 2008, partially offset by an increase in net policy acquisition and underwriting expenses allocated from the holding company as discussed below.

Ceding commissions on alternative market and traditional business ceded on a quota share basis were $15.1 million for the nine months ended September 30, 2009 compared to $13.8 million for comparable period in 2008, an increase of $1.3 million or 9%. Our blended effective ceding commission rate on alternative market and traditional business quota share reinsurance was 34.2% for the nine months ended September 30, 2009, compared to 37.6% for the comparable period in 2008. The decrease in the blended effective ceding commission rate was principally attributable to a lower ceding commission rate on a traditional business quota share reinsurance treaty we entered into effective January 1, 2009. In addition, certain of our agency-owned captives have lower ceding commission rates than other captives. For the nine months ended September 30, 2009, 64% of the direct premiums written subject to segregated portfolio captive arrangements were derived from agency-owned captives, as compared to 13% for the comparable period in 2008.

Our net policy acquisition and underwriting expense ratio was 30.0% for the nine months ended September 30, 2009, compared to 25.3% for the comparable period in 2008. The increase in our net expense ratio was principally attributable to a lower ceding commission rate on a traditional business quota share reinsurance treaty entered into effective January 1, 2009 and an increase in the allocation of holding company expenses as discussed below.

Other Operating Expenses.  Other operating expenses, which are primarily comprised of holding company expenses and expenses attributable to our insurance services operations, were $11.1 million for the nine months ended September 30, 2009, compared to $8.1 million for the comparable period in 2008, an increase of $3.0 million or 38%. Other operating expenses included approximately $9.4 million and $5.4 million associated with insurance services operations for the nine months ended September 30, 2009 and

2008, respectively, and $1.7 million and $2.7 million associated with holding company operations for the nine months ended September 30, 2009 and 2008, respectively. The $4.0 million increase in expenses associated with insurance services operations was attributable to infrastructure growth to support our expanding nurse case management and cost containment services, together with marketing, underwriting and policy administration costs incurred by PUI in connection with gross premiums produced for our BPO client.

The decrease in expenses associated with holding company operations was primarily attributable to an increase in the percentage of holding company expenses allocated to insurance and insurance services segments and a true-up of state income tax expenses for the nine months ended September 30, 2009, resulting in a state income tax benefit of approximately $220,000. Allocable holding company operating expenses, which include all expenses other than holding company stock compensation expense, state income taxes, loan guaranty fees, amortization of capitalized loan costs and certain legal fees associated with holding company matters, are incurred for the benefit of the holding company and our operating segments and allocated to each segment based on the proportion of such costs devoted to each segment. For the nine months ended September 30, 2009, approximately 67% of allocable holding company operating expenses were allocated to the insurance and insurance services segments. For the comparable period in 2008, approximately 38% of allocable holding company operating expenses were allocated to the insurance and insurance services segments. The increase in the portion of allocable holding company expenses allocated to insurance and insurance services segments was attributable to the decrease in holding company resources devoted to capital raising efforts and other holding company matters for the nine months ended September 30, 2009.

Interest Expense.  Interest expense was $1.1 million for both the nine months ended September 30, 2009 and 2008. The aggregate principal balance of our notes payable was approximately $18.0 million and $15.4 million at September 30, 2009 and 2008, respectively. The increase in the principal balance was attributable to a $5.5 million loan made to us on December 31, 2008, partially reduced by monthly principal payments on all of our notes payable. Our debt generally bears interest at a fixed percentage above the Federal Reserve prime rate. The increase in interest expense associated with the increase in the principal balance of our notes payable was offset by the fact that the Federal Reserve prime rate was 3.25% for the nine months ended September 30, 2009, and ranged from 5.00% to 7.25% for the nine months ended September 30, 2008.

Income Tax Expense.  Federal income tax expense was $1.4 million for the nine months ended September 30, 2009 compared to an income tax benefit of $217,000 for the comparable period in 2008. For the nine months ended September 30, 2009, our income tax expense at the statutory rate, which was approximately $1.3 million, was reduced by approximately $155,000 for tax exempt investment income and approximately $131,000 for a decrease in reserve for uncertain tax positions and increased by approximately $204,000 for a true-up of our prior year tax provision and approximately $213,000 for other items, net. For the nine months ended September 30, 2008, our income tax expense at the statutory rate, which was approximately $130,000, was reduced by approximately $178,000 and $290,000 for tax exempt investment income and a decrease in reserves for uncertain tax positions, respectively, and increased by approximately $121,000 for other items, net.

2008 Compared to 2007

Overview of Operating Results.  Our net loss for 2008 was $124,000 compared to net income of approximately $2.4 million for 2007. Our loss before income taxes for 2008 was $767,000 compared to income before income taxes of $1.9 million for 2007. The $2.7 million decrease in income before income taxes was the result of the write-off of approximately $3.5 million of deferred equity offering costs in 2008 incurred in connection with our efforts to consummate an initial public offering and other-than-temporary impairment charges on our investment portfolio of approximately $1.2 million, together with a $1.7 million increase in holding company expenses in 2008, principally attributable to increased staffing and other internal costs in anticipation of an initial public offering and associated expanded business opportunities. These charges were partially offset by a 0.4 percentage point decrease in our combined ratio from insurance operations, together with a 100% increase in net premiums earned, and the recognition of approximately $1.5 million of other income in 2008 associated with gains on the commutation of certain alternative market segregated portfolio cell captive reinsurance treaties.

Gross Premiums Written.  Gross premiums written were $117.6 million for 2008 compared to $85.8 million for 2007, an increase of $31.8 million or 37%. Gross premiums written by line of business were as follows:

	2008	2007
	In thousands

Direct business:
Alternative market	$47,374	$34,316
Traditional business	69,182	50,599

Total direct business	116,556	84,915
Assumed business(1)	1,007	895

Total	$117,563	$85,810

(1)	Represents premiums assumed as a result of our participation in the NCCI National Workers’ Compensation Insurance Pool.

Gross premiums written on alternative market business for 2008 were $47.4 million for 2008 compared to $34.3 million for 2007, an increase of $13.1 million or 38%. The increase in alternative market gross premiums written was primarily attributable to business with certain professional employer organizations and professional temporary staffing organizations on which we retain the risk. These plans may be converted to risk sharing arrangements in the future. The increase was also attributable to an increase in segregated portfolio cell captive reinsurance business and certain large deductible plans, the latter of which we began writing in 2008.

Gross premiums written on traditional business were $69.2 million for 2008, compared to $50.6 million for 2007, an increase of $18.6 million or 37%. The increase in traditional business gross premiums written was attributable to an increase in policy counts. Traditional business policy counts increased by 87%, to 5,538 at December 31, 2008 from 2,965 at December 31, 2007. The increase in policy counts was principally attributable to our geographic expansion beyond Florida and the Midwest, together with the expansion of our traditional business pay-as-you-go plan. The increase in policy counts was partially offset by an 22% decrease in average annual in-force premium per policy, from approximately $15,800 at December 31, 2007 to approximately $12,400 at December 31, 2008. The decrease in average annual in-force premium per policy was principally attributable to mandatory rate decreases in the state of Florida, an administered pricing state where we wrote approximately 30% of our traditional business direct premiums written in 2008. The majority of the increase in gross premiums written on traditional business in 2008 came from New Jersey, where gross premiums written on traditional business were $9.7 million for 2008 compared to $2.4 million for 2007, an increase of $7.3 million or 307%.

Net Premiums Written.  Net premiums written were $45.8 million for 2008, compared to $31.0 million for 2007, an increase of $14.9 million or 48%. The $31.8 million period-over-period increase in gross premiums written was partially offset by a $16.9 million increase in ceded premiums written. The increase in ceded premiums written was primarily attributable to (i) an increase in gross premiums written on traditional business (which was subject to a 50% quota share reinsurance treaty excluding certain states), (ii) an increase in premiums written on alternative market business ceded to segregated portfolio cell captives (which was generally subject to 50% to 90% quota share reinsurance treaties) and (iii) a quota share reinsurance agreement we entered into effective December 31, 2008 pursuant to which we ceded 37.83% of our gross unearned premium reserves, or approximately $12.9 million. These increases in ceded premiums written were partially offset by the commutation of certain alternative market segregated portfolio cell captive reinsurance agreements in 2008, which resulted in a reduction in ceded premiums written of approximately $8.2 million.

Net Premiums Earned.  Net premiums earned were $49.2 million for 2008, compared to $24.6 million for 2007, an increase of $24.6 million or 100%. The increase was attributable to the increase in net premiums written, exclusive of the effects of the quota share reinsurance agreement we entered into effective

December 31, 2008, for which no ceded premium was earned in 2008 because premiums are recognized as revenue on a pro rata basis over the terms of the policies written.

Insurance Services Income.  Insurance services income earned by PRS was $5.7 million for 2008, compared to $7.0 million for 2007, a decrease of $1.4 million or 19%. Insurance services income in 2008 and 2007 was generated principally from nurse case management, cost containment and captive management services provided for the benefit of segregated portfolio captives and our quota share reinsurers. The decrease in insurance services income was attributable to lower fees associated with general agency services, which decreased to $361,000 in 2008 from $2.3 million in 2007 due to termination of these services effective January 1, 2008. This decrease was partially offset by an increase in insurance services income associated with nurse case management and cost containment services, which increased to $5.1 million in 2008 from $4.6 million in 2007 due to an increase in the number of claims subject to nurse case management and bill review. Insurance services income attributable to services provided to parties other than segregated portfolio captives and our quota share reinsurers increased to $241,000 in 2008 from $98,000 in 2007.

Net Investment Income.  Net investment income was $2.0 million for 2008, compared to $1.3 million for 2007. Gross investment income was $2.5 million in both 2008 and 2007. The average of our beginning and ending investment portfolio, including cash and cash equivalents, increased to $62.6 million for 2008, compared to $56.1 million for 2007, an increase of $6.5 million, or 12%. The increase in our net investment income attributable to the increase in invested assets was partially offset by the fact that the tax adjusted yield on our debt portfolio fell to 4.99% at December 31, 2008 from 5.19% at December 31, 2007, due to prevailing market conditions in the debt securities market. The increase in our net investment income attributable to the increase in invested assets was also offset by a lower pre-tax yield on tax-exempt state and political subdivision debt securities, which we began to own in the second quarter of 2007. Investment expenses were $478,000 for 2008 compared to $1.2 million for 2007, a decrease of $714,000 or 60%. Investment expenses are principally comprised of interest expense credited to funds-held balances on alternative market segregated portfolio captive arrangements. Interest is credited to funds-held balances based on 3-month U.S. Treasury bill rates. The decrease in investment expenses was primarily attributable to a decrease in short term interest rates due to prevailing credit market conditions as well as a decrease in funds-held balances.

Net Realized Losses on Investments.  Net realized losses on investments were approximately $1.0 million for 2008, compared to $5,000 for 2007. Net realized losses on investments in 2008 include an other-than-temporary impairment charge of approximately $875,000 related to investments in certain equity securities purchased in 2005 and approximately $350,000 on our investment of approximately $400,000 in certain bonds issued by Lehman Brothers Holdings, Inc., which filed for bankruptcy in September 2008.

Other Income.  Other income was $1.5 million for 2008. We did not recognize other income for 2007. Other income for 2008 represents the recapture of funds held balances and other collateral pursuant to the commutation of six segregated portfolio cell captives in 2008.

Loss From Write-Off of Deferred Equity Offering Costs.  In 2008, we recorded a loss from the write-off of deferred equity offering costs of approximately $3.5 million, principally representing legal and audit expenses incurred in 2007 and 2008 in connection with our efforts to consummate an initial public offering, which was suspended in the fourth quarter of 2008 due to market conditions.

Net Losses and Loss Adjustment Expenses.  Net losses and loss adjustment expenses were $28.7 million for 2008 compared to $15.2 million for 2007, an increase of $13.5 million or 89%. The increase was attributable to a 100% increase in net premiums earned. Our calendar year net loss ratio was 58.3% for 2008 compared to 61.7% for 2007, a decrease of 3.4 percentage points. The decrease in the loss ratio was principally the result of favorable loss experience for accident year 2008, which was 55.7% compared to 75.7% for accident year 2007.

The favorable 2008 accident year loss ratio was partially offset by adverse development in 2008 on prior accident year net losses and loss adjustment expenses of approximately $584,000 and $710,000 on workers’ compensation and legacy commercial general liability, asbestos and environmental exposures, respectively. As a result of favorable development on prior accident year reserves, incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. The $3.5 million of favorable development reflects approximately $2.2 million of favorable development in 2007 on workers’ compensation reserves for prior accident years and $1.3 million of favorable development in 2007 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below.

Net Policy Acquisition and Underwriting Expenses.  Net policy acquisition and underwriting expenses were $13.5 million for 2008 compared to $6.0 million for 2007, an increase of $7.5 million.

Net policy acquisition and underwriting expenses are comprised of gross policy acquisition and underwriting expenses, which include agent commissions, premium taxes and assessments and general operating expenses associated with insurance operations, net of ceding commissions on ceded quota share reinsurance premiums on traditional and alternative market segregated portfolio captive business, as follows:

	2008	2007
	Dollar amounts in thousands
Direct and assumed business:
Gross policy acquisition and underwriting expenses	$31,499	$22,644
Gross premiums earned	100,070	73,715

Gross policy acquisition and underwriting expense ratio	31.5%	30.7%

Alternative market and traditional business ceded on a quota share basis:
Ceding commissions	17,964	16,621
Ceded premiums earned	46,748	44,589

Effective ceding commission rate	38.4%	37.3%

Excess of loss reinsurance ceded premiums earned	4,102	4,513

Net business:
Net policy acquisition and underwriting expenses	13,535	6,023
Net premiums earned	49,220	24,613

Net policy acquisition and underwriting expense ratio	27.5%	24.5%

Gross policy acquisition and underwriting expenses were $31.5 million for 2008, compared with $22.6 million for 2007, an increase of $8.9 million or 39%. The increase in gross policy acquisition and underwriting expenses was generally consistent with the growth in gross premiums earned. Our gross expense ratio was 31.5% for 2008 compared to 30.7% for 2007. The increase in our gross expense ratio was principally attributable to incremental expenses for professional fees and additional compensation and compensation-related costs associated with the hiring of additional members of senior management as we positioned our company for growth and diversification as well as establishing infrastructure to support the requirements of being a publicly held company. These additional expenses were partially offset by (i) economies of scale as certain of our gross policy acquisition and underwriting expenses did not increase in proportion to gross premiums earned, (ii) a decrease in the portion of holding company expenses allocated to insurance operations as discussed more fully under Other Operating Expenses, and (iii) lower commission expenses in connection with the fact that, effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive insurance business and paying commissions directly to the producing agents rather than paying a higher general agency commission to PRS.

Ceding commissions on alternative market and traditional business ceded on a quota share basis were $18.0 million for 2008, compared to $16.6 million for 2007, an increase of $1.3 million or 8%. Our blended effective ceding commission rate on alternative market and traditional business quota share reinsurance was 38.4% for 2008 compared to 37.3% for 2007. The increase was principally attributable to the proportional increase in ceded quota share reinsurance premiums on our alternative market business, which have a higher effective ceding commission rate than ceded premiums on our traditional business.

Our net policy acquisition and underwriting expense ratio was 27.5% for 2008, compared to 24.5% for 2007. The ceding commission rates we earn on our alternative market business and traditional business quota share reinsurance are higher than our gross policy acquisition and underwriting expense ratio. Accordingly, if we cede more business on a quota share basis, our net policy acquisition and underwriting expense ratio decreases, and if we cede less business on a quota share basis, our net policy acquisition and underwriting expense ratio increases. The increase in our net expense ratio was principally the result of the fact that a smaller portion of our gross premiums were ceded on a quota share basis in 2008. To a lesser extent, the increase in our net expense ratio was due to the increase in our gross expense ratio.

Other Operating Expenses.  Other operating expenses, which are primarily comprised of holding company expenses and expenses attributable to our insurance services operations, were $10.9 million for 2008, compared to $8.5 million for 2007, an increase of $2.4 million or 28%. Other operating expenses included approximately $7.8 million and $7.1 million associated with insurance services operations for 2008 and 2007, respectively, and $3.1 million and $1.4 million associated with holding company operations for 2008 and 2007, respectively. The increase in expenses associated with insurance services operations was attributable to the increase in insurance services income associated with nurse case management and cost containment services. The increase was also attributable to a higher allocation of holding company expenses to our insurance services operations.

The increase in expenses associated with holding company operations reflects a substantial reduction in the proportion of holding company expenses allocated to the insurance segment, partially offset by an increase in the proportion of holding company expenses allocated to the insurance services segment. Allocable holding company operating expenses, which include all expenses other than holding company stock compensation expense, loan guaranty fees and amortization of capitalized loan costs, are incurred for the benefit of the holding company and our operating segments and allocated to each segment based on the proportion of such costs devoted to each segment. For 2008, approximately 30% of allocable holding company operating expenses were allocated to the insurance segment, approximately 30% were allocated to the insurance services segment and approximately 40% were retained by the holding company based on our estimate of costs devoted to the insurance segment, insurance services segment and holding company matters. These allocations principally reflect the time and effort devoted to our planned initial public offering during 2008. For 2007, approximately 80% of allocable holding company operating expenses were allocated to the insurance segment, approximately 8% were allocated to the insurance services segment and approximately 12% were retained by the holding company, as we determined that a higher proportion of holding company costs were devoted to insurance operations.

Interest Expense.  Interest expense was $1.4 million for 2008, compared to $1.3 million for 2007, an increase of $147,000 or 11%. The increase was attributable to the fact that we borrowed an additional $5.7 million in September 2007 and another $1.5 million from Mr. Mariano, our Chairman and Chief Executive Officer and the beneficial owner of a majority of our outstanding shares, in June 2008. Interest expense associated with these additional borrowings was substantially offset by a decrease in the effective interest rate on the debt, which is based on the Federal Reserve prime rate.

Income Tax Expense.  We recognized an income tax benefit of approximately $643,000 for 2008, compared to $432,000 for 2007. For 2008, our income tax benefit at the statutory rate, which was approximately $261,000, was increased by approximately $238,000 related to tax exempt investment income and a $290,000 reduction in the reserve for uncertain tax positions, partially offset by the tax effect of other permanent tax differences of approximately $146,000.

For 2007, our income tax expense at the statutory rate, which was approximately $662,000, was reduced by approximately $1.9 million attributable to a change in the valuation allowance related to the deferred tax asset arising from Tarheel net operating loss carry forwards. For the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005, management did not consider it more likely than not that Tarheel would generate future taxable income against which Tarheel net operating loss carry forwards could be utilized and, accordingly, maintained a 100% valuation allowance on the deferred tax asset attributable to Tarheel net operating loss carry forwards. On April 1, 2007, Mr. Mariano, our Chairman, President and Chief

Executive Officer and the beneficial owner of a majority of our outstanding shares, contributed all the outstanding capital stock of Tarheel to Patriot Risk Management with the result that Tarheel and its subsidiary, TIMCO, became wholly-owned indirect subsidiaries of Patriot Risk Management. In conjunction with the business contribution, management deemed the prospects for Tarheel business to generate future taxable income and utilize Tarheel net operating loss carry forwards, subject to annual limitations, to be more likely than not and, accordingly, eliminated the valuation allowance on the deferred tax asset associated with Tarheel net operating losses.

Additionally, our income tax expense at the statutory rate for 2007 was reduced by approximately $85,000 related to tax exempt investment income and increased by approximately $711,000 in connection with the increase in the reserve for uncertain tax positions and approximately $192,000 of other net permanent tax differences.

2007 Compared to 2006

Overview of Operating Results.  Net income for 2007 was $2.4 million compared to $1.6 million for 2006. The $769,000 increase in net income is comprised of a $1.2 million decrease in pre-tax net income and a $1.9 million decrease in income tax expense. The $1.1 million decrease in pre-tax net income is comprised principally of a $7.4 million decrease in pre-tax net income related to the 2006 gain on early extinguishment of debt and associated other income, which represents the forgiveness of accrued interest on the extinguished debt, partially offset by an increase in pre-tax net income related to (i) a 16.7 percentage point decrease in our combined ratio from insurance operations, (ii) a $437,000 increase in pre-tax net income from insurance services operations and (iii) a decrease in net realized losses of $1.3 million.

The $1.9 million decrease in income tax expense is principally attributable to the fact that we maintained a valuation allowance equal to 100% of the deferred tax assets associated with net operating loss carry forwards attributable to Tarheel operations until April 2007, at which time we reversed the valuation allowance, as discussed more fully below.

Gross Premiums Written.  Gross premiums written for 2007 were $85.8 million compared to $62.4 million for 2006, an increase of $23.4 million or 38%. Gross premiums written by line of business were as follows:

	2007	2006
	In thousands

Direct business:
Alternative market	$34,316	$33,921
Traditional business	50,599	26,636

Total direct business	84,915	60,557
Assumed business(1)	895	1,815

Total	$85,810	$62,372

(1)	Represents premiums assumed as a result of our participation in the NCCI National Workers’ Compensation Insurance Pool.

Gross premiums written on alternative market business for 2007 were $34.3 million compared to $33.9 million for 2006, an increase of $395,000 or 1%.

The increase was attributable to traditional business, for which gross premiums written for 2007 were $50.6 million compared to $26.6 million for 2006, an increase of $24.0 million or 90%. The increase in traditional business gross premiums written was attributable to an increase in policy counts. Traditional business policy counts increased by 126%, from 1,340 at December 31, 2006 to 3,034 at December 31, 2007. The increase in policy counts was principally attributable to the expansion of the traditional business pay-as-you-go plan. The increase in policy counts was partially offset by an 11% decrease in average annual in-force premium per policy, from approximately $18,500 at December 31, 2006 to approximately $16,400 at December 31, 2007.

The decrease in average annual in-force premium per policy was principally attributable to mandatory rate decreases in the state of Florida, an administered pricing state where we wrote approximately 41% of our traditional business direct premiums written in 2007. The majority of the increase in gross premiums written on traditional business came from Florida, where gross premiums written on traditional business were $20.8 million for 2007 compared to $7.1 million for 2006, an increase of $13.7 million or 193%.

Net Premiums Written.  Net premiums written for 2007 were $31.0 million compared to $19.4 million for 2006, an increase of $11.6 million or 60%. The $23.4 million period-over-period increase in gross premiums written was partially offset by a $11.9 million increase in ceded premiums written. The increase in ceded premiums written was primarily attributable to the increase in gross premiums written on traditional business, which was subject to a 50% quota share reinsurance treaty (excluding certain states) for the full year 2007, but only the second half of 2006.

Net Premiums Earned.  Net premiums earned for 2007 were $24.6 million compared to $21.1 million for 2006, an increase of $3.6 million or 17%. The increase was attributable to the increase in net premiums written, recognized as revenue on a pro rata basis over the terms of the policies written.

Insurance Services Income.  Insurance services income by PRS for 2007 was $7.0 million compared to $7.2 million for 2006, a decrease of $148,000 or 2%. Insurance services income in 2007 and 2006 was generated principally from nurse case management and cost containment services provided for the benefit of segregated portfolio captives and our quota share reinsurers. In addition, as consideration for providing insurance services, segregated portfolio captives and our quota share reinsurers paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents.

The decrease in insurance services income was attributable to lower fees associated with general agency services, which decreased to $2.3 million in 2007 from $3.0 million in 2006 due to lower earned premiums subject to general agency services. Additionally, insurance services income attributable to services provided to parties other than segregated portfolio captives and our quota share reinsurers decreased to $160,000 in 2007 from $373,000 in 2006, primarily as a result of the termination or sale of service relationships that Tarheel had with other third parties. These decreases were partially offset by an increase in insurance services income associated with nurse case management and cost containment services, which increased to $4.6 million in 2007 from $3.6 million in 2006 due to an increase in the number of claims subject to nurse case management and bill review and a larger portion of the insurance risk assumed by our quota share reinsurers.

Net Investment Income.  Net investment income for 2007 and 2006 was $1.3 million. Gross investment income for 2007 was $2.5 million compared to $2.1 million for 2006, an increase of $465,000 or 23%. The increase is a reflection of a higher weighted average invested asset base, the result of growth in net premiums written and the corresponding lag between the collection of premiums and the payment of claims. The increase in gross investment income attributable to a higher invested asset base was somewhat offset by the fact that a portion of our fixed maturity securities at December 31, 2007 were tax-exempt state and political subdivision debt securities, which generate lower pre-tax yields. We had no tax-exempt state and political subdivision debt securities at December 31, 2006. Investment expenses for 2007 were $1.2 million compared to $732,000 for 2006, an increase of $460,000 or 63%. Investment expenses are principally comprised of interest expense credited to funds-held balances related to alternative market segregated portfolio captive arrangements. The increase in investment expenses was attributable to an increase in funds-held balances from December 31, 2006 to December 31, 2007.

Net Realized Losses on Investments.  Net realized losses on investments for 2007 were $5,000 compared to $1.3 million for 2006. In 2007, we did not recognize any other-than-temporary impairments. In 2006, we recognized realized losses of approximately $1.7 million in connection with Tarheel’s investment in Foundation, which was deemed to be other-than-temporarily impaired. This was partially offset by realized gains on the sales of equity securities.

Other Income.  We did not recognize any other income for 2007. For 2006, we recognized $796,000 of other income in connection with the forgiveness of accrued interest associated with the early extinguishment of debt.

Net Losses and Loss Adjustment Expenses.  Net losses and loss adjustment expenses were $15.2 million for 2007 compared to $17.8 million for 2006, a decrease of $2.7 million or 15%, despite an increase in net premiums earned. The decrease was attributable to a lower calendar year net loss ratio which was 61.7% for 2007 compared to 84.7% for 2006, a decrease of 23.0 percentage points. The decrease in the loss ratio was principally the result of favorable development in 2007 on both workers’ compensation and legacy reserves associated with prior accident years, combined with unfavorable development in 2006 on both workers’ compensation and legacy reserves associated with prior accident years. Our net loss ratio was 75.7% for accident year 2007 compared to 72.8% for accident year 2006, an increase of 2.9 percentage points.

As a result of favorable development on prior accident year reserves, incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. The $3.5 million of favorable development reflects approximately $2.2 million of favorable development in 2007 on workers’ compensation reserves for prior accident years and $1.3 million of favorable development in 2007 on legacy asbestos and environmental exposures and commercial general liability exposures.

As a result of adverse development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $2.5 million for the year ended December 31, 2006. The $2.5 million of adverse development in 2006 reflects approximately $2.0 million of adverse development in 2006 on workers’ compensation reserves for prior accident years. Of the $2.0 million, approximately $1.3 million was subsequently reduced in 2007 and included in the $3.5 million of total favorable development in 2007 as discussed above. The $2.5 million of adverse development in 2006 also reflects approximately $516,000 of adverse development in 2006 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below. The $516,000, together with an additional amount totaling approximately $1.7 million, was subsequently reduced in 2007 and included in the $3.5 million of total favorable development in 2007 as discussed above.

Net Policy Acquisition and Underwriting Expenses.  Net policy acquisition and underwriting expenses were $6.0 million for 2007 compared to $3.8 million for 2006, an increase of $2.2 million or 57%.

Net policy acquisition and underwriting expenses are comprised of gross policy acquisition and underwriting expenses, which include agent commissions, premium taxes and assessments and general operating expenses associated with insurance operations, net of ceding commissions on ceded quota share reinsurance premiums on traditional and alternative market segregated portfolio captive business, as follows:

	2007	2006
	Dollar amounts in thousands

Direct and assumed business:
Gross policy acquisition and underwriting expenses	$22,644	$18,622
Gross premiums earned	73,715	60,672

Gross policy acquisition and underwriting expense ratio	30.7%	30.7%

Alternative market and traditional business ceded on a quota share basis:
Ceding commissions	16,621	14,788
Ceded premiums earned	44,589	37,391

Effective ceding commission rate	37.3%	39.5%

Excess of loss reinsurance ceded premiums earned	4,513	2,228

Net business:
Net policy acquisition and underwriting expenses	6,023	3,834
Net premiums earned	24,613	21,053

Net policy acquisition and underwriting expense ratio	24.5%	18.2%

Gross policy acquisition and underwriting expenses were $22.6 million for 2007 compared with $18.6 million for 2006, an increase of $4.0 million or 22%. The increase in gross policy acquisition and underwriting expenses was generally consistent with the growth in gross premiums earned. Our gross expense ratio was 30.7% for both 2007 and 2006.

Ceding commissions on alternative market and traditional business ceded on a quota share basis were $16.6 million for 2007 compared to $14.8 million for 2006, an increase of $1.8 million or 12%. Our blended effective ceding commission rate on alternative market and traditional business quota share reinsurance was 37.3% for 2007 compared to 39.5% for 2006. The decrease was principally attributable to the proportional increase in ceded quota share reinsurance premiums on our traditional business, which have a lower effective ceding commission rate than ceded premiums on our alternative market business.

Our net policy acquisition and underwriting expense ratio was 24.5% for 2007 compared to 18.2% for 2006. The ceding commission rates we earn on our alternative market business and traditional business quota share reinsurance are higher than our gross policy acquisition and underwriting expense ratio. Accordingly, if we cede more business on a quota share basis, our net policy acquisition and underwriting expense ratio decreases, and if we cede less business on a quota share basis, our net policy acquisition and underwriting expense ratio increases. In addition, on our alternative market business quota share reinsurance, we recoup a portion our excess of loss reinsurance costs from the segregated portfolio captives. Accordingly, our excess of loss reinsurance costs are lower, in proportion to gross earned premium, on our alternative market business. The increase in our net expense ratio was principally the result of an increase in excess of loss ceded earned premium associated with the increase in our traditional business and, to a lesser extent, the fact that a smaller portion of our gross premiums were ceded on a quota share basis in 2007 at a lower blended effective ceding commission rate.

Other Operating Expenses.  Other operating expenses, which are primarily comprised of holding company expenses and expenses attributable to our insurance services operations, were $8.5 million for 2007 compared to $9.7 million for 2006, a decrease of $1.2 million or 12%. For 2007, other operating expenses included approximately $7.1 million associated with insurance services operations and $1.4 million associated with holding company operations. For 2006, other operating expenses included approximately $6.4 million associated with insurance services operations and $3.3 million associated with holding company operations. The decrease in other operating expenses was primarily attributable to a higher allocation of holding company expenses to insurance operations in 2007 compared to 2006, resulting in an increase in net policy acquisition and underwriting expenses and a corresponding decrease in other operating expenses.

Interest Expense.  Interest expense for 2007 was $1.3 million compared to $1.1 million for 2006, an increase of $181,000 or 16%. The increase was attributable to the fact that we borrowed an additional $5.7 million in September 2007 at an interest rate equal to the Federal Reserve prime rate plus 4.5%.

Income Tax Expense.  We recognized an income tax benefit of $432,000 for 2007 compared to an income tax expense of $1.5 million for 2006. The decrease in income tax expense was principally the result of changes in the valuation allowance related to the deferred tax asset arising from Tarheel net operating loss carry forwards. For the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005, management did not consider it more likely than not that Tarheel would generate future taxable income against which Tarheel net operating loss carry forwards could be utilized and, accordingly, maintained a 100% valuation allowance on the deferred tax asset attributable to Tarheel net operating loss carry forwards. On April 1, 2007, Mr. Mariano, our Chairman, President and Chief Executive Officer and the beneficial owner of a majority of our outstanding shares, contributed all the outstanding capital stock of Tarheel to Patriot Risk Management with the result that Tarheel and its subsidiary, TIMCO, became wholly-owned indirect subsidiaries of Patriot Risk Management. In conjunction with the business contribution, management deemed the prospects for Tarheel business to generate future taxable income and utilize Tarheel net operating loss carry forwards, subject to annual limitations, to be more likely than not and, accordingly, eliminated the valuation allowance on the deferred tax asset associated with Tarheel net operating losses.

In June 2006, the FASB issued guidance clarifying the accounting and financial reporting for uncertain tax positions. The new guidance prescribes a recognition threshold and measurement attributes for the financial statement recognition, measurement and presentation of uncertain tax positions taken or expected to be taken in an income tax return. We adopted this new guidance effective January 1, 2007. Reserves for uncertain tax positions associated with such new guidance were approximately $421,000 and $711,000 at December 31, 2008 and 2007, respectively. We had no accrued interest or penalties related to uncertain tax positions as of December 31, 2008 or 2007.

Excluding changes in the valuation allowance and excluding the effect of changes in reserve for uncertain tax positions in accordance with FIN 48, our effective tax rate was approximately 39% for 2007 compared to 33% for 2006. The increase in effective tax rate, exclusive of changes in the valuation allowance and reserve for uncertain tax positions, was primarily attributable to Tarheel pre-tax net losses in the first quarter of 2007 for which no tax benefit was recognized due to the then uncertainty of ultimate recoverability.

Segment Information

We manage our operations through two business segments: insurance services and insurance. The insurance services segment provides workers’ compensation claims services and agency and underwriting services. Workers compensation claims services include nurse case management, cost containment services and claims administration and adjudication services. Cost containment services refer to workers’ compensation bill review and re-pricing services. Workers’ compensation agency and underwriting services include general agency services and specialty underwriting, policy administration and captive management services. We currently provide the services principally to Guarantee Insurance, segregated portfolio captives and Guarantee Insurance’s quota share reinsurers. In the insurance segment, we provide workers’ compensation policies to businesses. These products include both alternative market products and traditional insurance. The products offered in our insurance segment encompass a variety of options designed to fit the needs of our policyholders and employer groups.

We consider many factors in determining reportable segments including economic characteristics, production sources, products or services offered and regulatory environment. Certain items are not allocated to segments, including gains on the early extinguishment of debt, holding company expenses and interest expense. The accounting policies of the segments are the same as those described in the summary of significant accounting policies contained in the notes to our consolidated financial statements. We manage our segments on the basis of both pre-tax and after-tax net income, and, accordingly, our business segment results are shown for all periods to include pre-tax net income (losses), income tax expenses (benefits) and net income (losses). Business segment results are as follows:

	Nine Months
	Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005
			In thousands

Insurance Services Segment
Revenues — insurance services income	$14,448	$9,031	$12,308	$11,325	$10,208	$6,552

Pre-tax net income	$5,041	$3,666	$4,452	$4,201	$3,764	$2,358
Income tax expense (benefit)	1,713	1,246	1,513	(481)	1,744	938

Net income	$3,328	$2,420	$2,939	$4,682	$2,020	$1,420

Insurance Segment
Revenues:
Premiums earned, net	$28,369	$32,276	$49,220	$24,613	$21,053	$21,336
Investment income, net	1,354	1,487	2,028	1,326	1,321	1,077
Net realized gains (losses) on investments	903	(253)	(1,037)	(5)	393	(1,348)

Total revenues	$30,626	$33,510	$50,211	$25,934	$22,767	$21,065

Pre-tax net income (loss)	$1,568	$509	$2,773	$431	$(1,939)	$3,692
Income tax expense (benefit)	751	(174)	495	951	(689)	1,198

Net income	$817	$683	$2,278	$(520)	$(1,250)	$2,494

Insurance Services Segment Results of Operations

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Insurance Services Income.  Insurance services segment income consists of both income for services provided to Guarantee Insurance, which is eliminated in consolidation, and income for services provided to unaffiliated clients, which, on a consolidated basis, represents our insurance services income. For the nine months ended September 30, 2009 and 2008, insurance services segment income and insurance services income were as follows:

	Nine Months Ended
	September 30,
	2009	2008
	In thousands

Insurance services income	$9,753	$4,706
Insurance services income for services provided to Guarantee Insurance, eliminated in consolidation	4,695	4,325

Insurance services segment income	$14,448	$9,031

Insurance services segment income was $14.4 million for the nine months ended September 30, 2009, compared to $9.0 million for the comparable period in 2008, an increase of $5.4 million or 60%. Insurance services segment income from nurse case management and cost containment services increased to $10.6 million for the nine months ended September 30, 2009 from $7.9 million for the comparable period in 2008, an increase of $2.6 million or 33%, due to the increase in Guarantee Insurance exposures serviced by PRS. Additionally, PUI recognized approximately $3.5 million of fee income for the nine months ended September 30, 2009 related to the production, underwriting and administration of business on behalf of our BPO client pursuant to an agreement entered into during the second quarter of 2009. This was partially offset by a $776,000 decrease in fees for general agency and reinsurance brokerage services provided to Guarantee

Insurance during the nine months ended September 30, 2008. The majority of these services were terminated in 2008.

Pre-Tax Net Income.  Pre-tax net income for the insurance services segment was $5.0 million for the nine months ended September 30, 2009, compared to $3.7 million for the comparable period in 2008, an increase of $1.4 million or 38%. The increase in pre-tax net income was attributable to the increase in insurance services segment income, partially offset by an increase in insurance services segment operating expenses to $9.4 million for the nine months ended September 30, 2009 from $5.4 million for the comparable period in 2008. The increase in expenses associated with insurance services segment operations was primarily attributable to marketing, underwriting and policy administration costs incurred by PUI in connection with gross premiums produced for our BPO client, for which we provide general agency, underwriting and captive management services and claims services.

Income Tax Expense.  Income tax expense for the insurance services segment was $1.7 million for the nine months ended September 30, 2009, compared to $1.2 million for the comparable period in 2008. The effective tax rate for the insurance services segment was approximately 34% for both the nine months ended September 30, 2009 and 2008.

Net Income.  Net income for the insurance services segment was $3.3 million for the nine months ended September 30, 2009, compared to $2.4 million for the comparable period in 2008. The increase in net income was attributable to the increase in pre-tax net income as discussed above, partially offset by the increase in operating expenses and income tax expense.

2008 Compared to 2007

Insurance Services Income.  Insurance services segment income consists of both income for services provided to Guarantee Insurance, which is eliminated in consolidation, and income for services provided to unaffiliated clients, which, on a consolidated basis, represents our insurance services income. For 2008 and 2007, insurance services segment income and insurance services income were as follows:

	Year Ended December 31,
	2008	2007
	In thousands

Insurance services income	$5,657	$7,027
Insurance services income for services provided to Guarantee Insurance, eliminated in consolidation	6,651	4,298

Insurance services segment income	$12,308	$11,325

Insurance services segment income was $12.3 million for 2008, compared to $11.3 million for 2007, an increase of $1.0 million or 9%. Insurance services segment income for both years was comprised of nurse case management and cost containment services provided to Guarantee Insurance, for our benefit and for the benefit of segregated portfolio captives and our quota share reinsurers. Insurance services segment income from nurse case management and cost containment services increased to $11.0 million for 2008, compared to $7.2 million for 2007, due to an increase in the number of claims subject to nurse case management and medical bill review.

Insurance services segment income in 2007 was also generated from general agency services on Guarantee Insurance business, pursuant to which Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. Effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive business and paying commissions directly to the producing agents. As a result, PRS ceased earning general agency commissions and ceased paying commissions to the producing agents on Guarantee Insurance business. Insurance services segment income from general agency services was $361,000 for 2008, which was attributable to premiums earned in 2008 but written prior to January 1, 2008, compared to $3.1 million for 2007.

Insurance services segment income from reinsurance brokerage services was $685,000 for 2008, compared to $967,000 for 2007, a decrease of $282,000 or 29%. The decrease in insurance services segment income from reinsurance brokerage services was attributable to the fact that we appointed a third-party reinsurance broker of record in 2008, from whom we were paid a portion of the reinsurance commissions pursuant to a commission sharing agreement. Insurance services segment income attributable to services provided to parties other than segregated portfolio captives and our quota share reinsurers increased to $241,000 in 2008 from $98,000 in 2007.

Pre-Tax Net Income.  Pre-tax net income for the insurance services segment was $4.5 million for 2008, compared to $4.2 million for 2007, an increase of $251,000 or 6%. The increase in pre-tax net income was generally commensurate with an increase in insurance services segment income to $12.3 million for 2008 compared to $11.3 million for 2007. Expenses associated with the insurance services segment, which include general expenses for nurse case managers, bill review administrators and all associated activities and infrastructure, network access fees and commissions, increased at a lower rate than the increase in insurance services segment income due to improved economies of scale. This was partially offset by an increase in expenses allocated from the holding company to the insurance services segment, which are allocated based on the proportion of such costs devoted to the segment. For 2008 and 2007, approximately 28% and 9% of holding company expenses were allocated to the insurance services segment, respectively.

Income Tax Expense.  Income tax expense for the insurance services segment was $1.5 million for 2008, compared to an income tax benefit of $481,000 for 2007. In 2007, we recorded a $1.9 million decrease in the valuation allowance related to the deferred tax asset arising from net operating loss carryforwards on the insurance services operations of Tarheel. On April 1, 2007, Mr. Mariano, our Chairman, President and Chief Executive Officer and the beneficial owner of a majority of our outstanding shares, contributed all the outstanding capital stock of Tarheel to us with the result that Tarheel and its subsidiary, TIMCO, became our wholly-owned indirect subsidiaries. In conjunction with the business contribution, management deemed the prospects for Tarheel business to generate future taxable income and utilize Tarheel net operating loss carryforwards, subject to annual limitations, to be more likely than not and, accordingly, eliminated the valuation allowance on the deferred tax asset associated with Tarheel net operating losses. The effective tax rate for the insurance services segment, excluding the decrease in the valuation allowance for 2007, was approximately 34% for both 2008 and 2007.

Net Income.  Net income for the insurance services segment was $2.9 million for 2008 compared to $4.7 million for 2007. The decrease in net income was attributable to the decrease in the valuation allowance on the deferred tax asset associated with Tarheel net operating losses for 2007, partially offset by the increase in pre-tax net income as discussed above.

2007 Compared to 2006

Insurance Services Income.  Insurance services segment income both income consists of both income for services provided to Guarantee Insurance, which is eliminated in consolidation, and income for services provided to unaffiliated clients, which, on a consolidated basis, represents our insurance services income. For 2007 and 2006, insurance services segment income and insurance services income were as follows:

	Year Ended December 31,
	2007	2006
	In thousands

Insurance services income	$7,027	$7,175
Insurance services income for services provided to Guarantee Insurance, eliminated in consolidation	4,298	3,033

Insurance services segment income	$11,325	$10,208

Insurance services segment income for 2007 was $11.3 million compared to $10.2 million for 2006, an increase of $1.1 million or 11%. The increase in insurance services segment income was principally attributable to nurse case management and cost containment services, which increased to $7.2 million in 2007 from $4.8 million in 2006 due to an increase in the number of claims subject to nurse case management and cost containment. Additionally, insurance services segment income attributable to reinsurance brokerage fees from Guarantee Insurance increased to $967,000 for 2007 compared to $625,000 for 2006. These increases were partially offset by a $1.6 million decrease in commissions associated with general agency services, which decreased to $3.2 million in 2007 from $4.8 million in 2006 due to lower earned premium associated with segregated portfolio cell captives serviced by PRS.

Pre-Tax Net Income.  Pre-tax net income for 2007 for the insurance services segment was $4.2 million compared to $3.8 million for 2006, an increase of $437,000 or 12%. The increase was generally commensurate with an increase in insurance services segment income to $11.3 million for 2007 compared to $10.2 million for 2006.

Income Tax Expense (Benefit).  Income tax benefit for the insurance services segment was $481,000 for 2007, compared to income tax expense of $1.7 million for 2006. In 2007, we recorded a $1.9 million decrease in the valuation allowance related to the deferred tax asset arising from Tarheel net operating loss carryforwards as discussed above. Excluding changes in the valuation allowance, the effective tax rate for the insurance services segment was approximately 34% for both 2007 and 2006.

Net Income.  Net income for the insurance services segment was $4.7 million for 2007, compared to $2.0 million for 2006. The increase in net income was commensurate with the increase in pre-tax net income and the changes in the valuation allowance on the deferred tax asset associated with Tarheel net operating losses discussed above.

Insurance Segment Results of Operations

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Net Premiums Earned.  Net premiums earned were $28.4 million for the nine months ended September 30, 2009, compared to $32.3 million for the comparable period in 2008, a decrease of $3.9 million or 12%. The decrease was generally commensurate with the decrease in net premiums written, which was attributable to an increase in ceded premiums written, partially offset by an increase in gross premiums written, as discussed above.

Net Investment Income.  Net investment income was $1.4 million for the nine months ended September 30, 2009, compared to $1.5 million for the comparable period in 2008, a decrease of $133,000 or 9%. The decrease in net investment income was attributable to a decrease in our average investment portfolio during the period, principally associated with the payment of reinsurance premiums in early 2009 associated with a quota-share reinsurance agreement we entered into effective December 31, 2008, pursuant to which we ceded unearned premiums reserves, net of ceding commissions, of approximately $8.1 million in order for Guarantee Insurance to satisfy certain regulatory leverage ratio requirements. Additionally, the book yield and taxable equivalent book yield on our portfolio at September 30, 2009 were 3.92% and 4.48%, respectively, compared to 4.16% and 4.77%, respectively, at September 30, 2008. The reduced yield on our portfolio of approximately 24 to 29 basis points reflects lower yields available in the fixed income securities market as our securities mature and new cash is deployed.

Net Realized Gains on Investments.  Net realized gains on investments were $903,000 for the nine months ended September 30, 2009, compared to net realized losses of $253,000 for the comparable period of 2008, an increase of $1.2 million. The increase was principally attributable to the sale of certain asset-backed and mortgage-backed securities, the proceeds of which were used to pay net reinsurance premiums of approximately $8.1 million, as discussed above.

Pre-Tax Net Income.  Pre-tax net income for the insurance segment was $1.6 million for the nine months ended September 30, 2009, compared to $509,000 for the comparable period in 2008, an increase of $1.1 million. The increase was attributable to the increase in net realized gains on investments and a decrease in our loss and loss adjustment expense ratio to 55.9% for the nine months ended September 30, 2009 from 64.2% for the comparable period in 2008, partially offset by a premium rate adjustment of approximately

$1.3 million on an excess loss reinsurance agreement covering risks attaching from July 1, 2005 through June 30, 2006.

Income Tax Expense.  Income tax expense for the insurance segment was $751,000 for the nine months ended September 30, 2009, compared to an income tax benefit of $174,000 for the comparable period in 2008. The effective tax rate for the insurance segment was approximately 48% for the nine months ended September 30, 2009, 14 percentage points above the 34% statutory rate, primarily attributable to a true up of the prior year tax provision. For the nine months ended September 30, 2008, our insurance segment recognized a decrease in reserves for uncertain tax positions of approximately $290,000, resulting in an effective income tax benefit rate for the period of 34%.

Net Income.  Net income for the insurance segment was $817,000 for the nine months ended September 30, 2009, compared to $683,000 for the comparable period in 2008, an increase of $134,000 or 20%. The increase in net income was the result of an increase in pre-tax net income, partially offset by an increase in income tax expense, as discussed above.

2008 Compared to 2007

Net Premiums Earned.  Net premiums earned were $49.2 million for 2008, compared to $24.6 million for 2007, an increase of $24.6 million or 100%. The increase was attributable to the increase in net premiums written, exclusive of the effects of the quota share reinsurance agreement we entered into effective December 31, 2008 for which no ceded premium was earned in 2008, recognized as revenue on a pro rata basis over the terms of the policies written.

Net Investment Income.  Net investment income was $2.0 million for 2008, compared to $1.3 million for 2007. Gross investment income was $2.5 million for both 2008 and 2007. The average of our beginning and ending investment portfolio, including cash and cash equivalents, increased to $62.6 million for 2008 compared to $56.1 million for 2007, an increase of $6.5 million, or 12%. The increase in our invested asset base was partially offset by the fact that the tax adjusted yield on our debt portfolio fell to 4.99% at December 31, 2008 from 5.19% at December 31, 2007 due to prevailing market conditions in the debt securities market. The increase in our invested asset base was also offset by lower pre-tax yield tax-exempt state and political subdivision debt securities, which we began to own in the second quarter of 2007. Investment expenses were $478,000 for 2008 compared to $1.2 million for 2007, a decrease of $714,000 or 60%. Investment expenses are principally comprised of interest expense credited to funds-held balances on alternative market segregated portfolio captive arrangements. Interest is credited to funds-held balances based on 3-month U.S. Treasury Bill rates. The decrease in investment expenses was primarily attributable to a decrease in short term interest rates due to prevailing credit market conditions.

Net Realized Losses on Investments.  Net realized losses on investments were approximately $1.0 million for 2008, compared to $5,000 for 2007. Net realized losses on investments in 2008 include an other-than-temporary impairment charge of approximately $875,000 related to investments in certain equity securities and approximately $350,000 on investment of approximately $400,000 in certain Lehman Brothers Holdings, Inc. bonds, as a result of Lehman Brothers’ bankruptcy filing.

Pre-Tax Income.  Pre-tax net income for the insurance segment was approximately $2.8 million for 2008, compared to $431,000 for 2007. The increase in pre-tax net income was primarily attributable to an increase in underwriting income attributable to a $24.6 million, or 100%, increase in net earned premiums and, to a lesser extent, a decrease in the portion of holding company expenses allocated to the segment and an increase in net investment income. These factors were partially offset by other-than-temporary impairment charges of approximately $1.0 million and lower commission expenses in connection with the fact that, effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive insurance business and paying commissions directly to the producing agents rather than paying a higher general agency commission to PRS. Holding company expenses are allocated to the insurance segment based on the proportion of such costs devoted to the segment. For 2008 and 2007, approximately 30% and 80% of holding company expenses were allocated to the insurance services segment, respectively.

Income Tax Expense.  Income tax expense for the insurance segment was approximately $495,000 for 2008, compared to $951,000 for 2007. For 2008, the income tax expense for the insurance segment at the statutory rate, which was approximately $943,000, was reduced by approximately $238,000 related to tax exempt investment income and $290,000 related to the reduction in reserve for uncertain tax positions. For 2007, the income tax expense for the insurance segment at the statutory rate, which was approximately $146,000, was increased by approximately $711,000 in connection with the increase in reserve for uncertain tax positions, together with other net permanent tax differences.

Net Income.  Net income for the insurance segment was approximately $2.3 million for 2008, compared to a net loss of $520,000 for 2007. The increase in net income was attributable to the increase in pre-tax net income and changes in the reserve for uncertain tax positions as discussed above.

2007 Compared to 2006

Net Premiums Earned.  Net premiums earned were $24.6 million for 2007, compared to $21.1 million for 2006, an increase of $3.5 million or 17%. The increase was attributable to the increase in net premiums written, as discussed above, recognized as revenue on a pro rata basis over the terms of the policies written.

Net Investment Income.  Net investment income for 2007 and 2006 was $1.3 million. Gross investment income was $2.5 million for 2007, compared to $2.1 million for 2006, an increase of $465,000 or 23%. The increase is a reflection of a higher weighted average invested asset base, the result of growth in net premiums written and the lag between the collection of premiums and the payment of claims. The increase in gross investment income attributable to a higher invested asset base was somewhat offset by the fact that a portion of our fixed maturity securities at December 31, 2007 were tax-exempt state and political subdivision debt securities, which generate lower pre-tax yields. We had no tax-exempt state and political subdivision debt securities at December 31, 2006. Investment expenses were $1.2 million for 2007 compared to $732,000 for 2006, an increase of $461,000 or 63%. Investment expenses are principally comprised of interest expense credited to funds held balances related to our alternative market segregated portfolio captive reinsurers. The increase in investment expenses was attributable to an increase in funds held balances from December 31, 2006 to December 31, 2007.

Net Realized Gains (Losses) on Investments.  Our insurance segment had $5,000 of net realized losses on investments for 2007, compared to $393,000 of net realized gains on investments for 2006. Realized gains and losses on investments occur from time to time in connection with the sale of debt securities prior to their maturity and equity securities.

Pre-Tax Net Income (Loss).  Pre-tax net income for the insurance segment was $431,000 for 2007, compared to a pre-tax loss of $1.9 million for 2006. The increase in pre-tax net income primarily reflects a lower calendar year loss ratio in 2007 as discussed above.

Income Tax Expense (Benefit).  Income tax expense for the insurance segment was $951,000 for 2007, compared to an income tax benefit of $689,000 for 2006. For 2007, the income tax expense for the insurance segment at the statutory rate, which was approximately $146,000, was increased by approximately $711,000 in connection with the increase in reserve for uncertain tax positions, together with other net permanent tax differences. For 2006, the income tax benefit for the insurance segment was approximately 36% of the insurance segment’s pre-tax net loss.

Net Income (Loss).  Net loss for the insurance segment was $520,000 for 2007 compared to a net loss of $1.3 million for 2006. The reduction in the net loss was commensurate with the increase in pre-tax net income, partially offset by the increase in income tax expense.

Liquidity and Capital Resources

Sources and Uses of Funds

Patriot Risk Management is organized as a holding company with two principal operating units — insurance services through PRS and PUI, and insurance through Patriot National Insurance Group, Inc. Patriot

Risk Management’s principal liquidity needs include debt service, payments of income taxes, payment of certain holding company costs not attributable to subsidiary operations and, in the future, may include stockholder dividends.

Historically, Patriot Risk Management’s principal source of liquidity has been, and we expect will continue to be, dividends from PRS, as well as financing through borrowings, issuances of our securities and fees received under intercompany agreements as described below. In addition, we expect to retain approximately $10.5 million, or $9.3 million if we acquire PF&C, of the net proceeds from this offering at the holding company for general corporate purposes.

At the time we acquired Guarantee Insurance, it had a large statutory unassigned deficit. As of September 30, 2009, Guarantee Insurance’s statutory unassigned deficit was $94.7 million. Pursuant to a consent order issued by the Florida OIR on December 29, 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida, Guarantee Insurance was prohibited from paying dividends, without Florida OIR approval, until December 29, 2009. Moreover, under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without the prior approval of the Florida OIR. Currently, Guarantee Insurance does not plan to pay cash dividends on its common stock.

We presently expect that the net proceeds that the holding company retains from this offering, projected cash flows from dividends from our insurance and insurance services operating companies, and cash flows from intercompany agreements with our insurance and insurance services companies will provide Patriot Risk Management with sufficient liquidity to repay our debt, pay income taxes on behalf of Patriot and fund holding company operating expenses not attributable to subsidiary operations for the next two years.

We plan to contribute approximately $155.0 million of the net proceeds from this offering to Guarantee Insurance to support its premium writings. As described elsewhere in this prospectus, we have entered into a stock purchase agreement to acquire PF&C, a shell property and casualty insurance company. Our acquisition of PF&C is subject to various regulatory approvals. If we obtain these regulatory approvals and consummate the acquisition on or prior to March 31, 2010, we plan instead to use approximately $16.7 million of the net proceeds from this offering to pay the purchase price for PF&C (of which approximately $15.5 million represents the capital and surplus of PF&C), to contribute approximately $119.5 million to PF&C to support its premium writings (thereby increasing PF&C’s capital and surplus to $135 million), and to contribute approximately $20.0 million to Guarantee Insurance to support its premium writings.

We expect that the remaining $17.0 million, or $15.8 million if we acquire PF&C, will be used to support our anticipated growth and general corporate purposes and to fund other holding company operations, including the repayment of all or a portion of the Brooke loans and the ULLICO loan and potential acquisitions, although we have no current understandings or agreements regarding any such acquisitions (other than PF&C).

If the underwriters exercise all or any portion of their over-allotment option, we intend to use all or a substantial portion of the net proceeds from any such exercise to pay down the balance of our credit facilities with Brooke and ULLICO. If the over-allotment option is exercised in full, we intend to use approximately $16.0 million of the net proceeds to pay off these credit facilities and the remaining $27.1 million, or $25.9 million if we acquire PF&C, for general corporate purposes.

Pursuant to a tax allocation agreement by and among Patriot Risk Management and its subsidiaries, Patriot Risk Management computes and pays federal income taxes on a consolidated basis. At the end of each consolidated return year, each subsidiary computes and pays to Patriot Risk Management its respective share of the federal income tax liability primarily based on separate return calculations. During the nine months ended September 30, 2009, Guarantee Insurance paid approximately $300,000 to Patriot Risk Management under this agreement.

Pursuant to a Management Services Agreement dated as of January 1, 2004 between Patriot Risk Management and Guarantee Insurance, Patriot Risk Management provides Guarantee Insurance with strategic planning and capital raising, prospective acquisition management, human resources and benefits administration and certain other management services. Patriot Risk Management bills Guarantee Insurance for its share of the actual costs of such services on a monthly basis. During the nine months ended September 30, 2009, Patriot Risk Management recouped approximately $1.1 million from Guarantee Insurance under this agreement. Additionally, Patriot Risk Management bills PRS for a portion of the actual costs for such services. During the nine months ended September 30, 2009, Patriot Risk Management recouped approximately $1.1 million from PRS for its share of such services.

Pursuant to a Managed Care Services Agreement between Guarantee Insurance and Patriot Risk Services, dated as of January 1, 2006, Patriot Risk Services provides nurse case management and cost containment services for Guarantee Insurance’s benefit and for the benefit of segregated portfolio captives and our quota share reinsurers. During the nine months ended September 30, 2009, Patriot Risk Services earned a total of $14.4 million under this agreement, $4.6 million of which represented consideration for services performed for the benefit of Guarantee Insurance and are eliminated in consolidation. The remaining $9.8 million earned by Patriot Risk Services under this agreement represents income derived from segregated portfolio captives, our quota share reinsurers and our BPO client for services performed on their behalf and is reflected as insurance services income on our consolidated income statement.

Pursuant to a Subrogation Services Agreement and an Investigation Services Agreement, each dated as of January 1, 2009, between Guarantee Insurance and Patriot Recovery, Inc., Patriot Recovery, Inc. provides subrogation recovery services and investigative services to Guarantee Insurance. During the nine months ended September 30, 2009, Patriot Recovery, Inc. earned approximately $6,000 of fee income under these agreements.

Pursuant to an Expense Reimbursement Agreement effective April 1, 2009 between Guarantee Insurance and PUI, Guarantee Insurance pays salaries and certain other expenses on behalf of PUI. Guarantee Insurance bills PUI for these salaries and certain other expenses on a monthly basis. During the nine months ended September 30, 2009, Guarantee Insurance recouped approximately $1.9 million from PUI under this agreement.

Operating Activities

In our insurance services operations, our principal source of operating funds is insurance services income generated by PRS and PUI. PRS currently provides a range of insurance services primarily to Guarantee Insurance, for its benefit and for the benefit of segregated portfolio captives and our quota share reinsurers. PRS and PUI also provide insurance services to our BPO client. Our primary use of operating funds in our insurance services operations is for the payment of operating expenses.

In our insurance operations, our principal sources of operating funds are premium collections and investment income. Premiums are generally collected over the terms of the policies. Installments booked but deferred and not yet due represent estimated future premium amounts to be paid ratably over the terms of in-force policies based upon established payment arrangements.

Our primary uses of operating funds in our insurance operations include payments of claims, reinsurance premiums and operating expenses. Currently, we pay claims using cash flow from operations and invest our excess cash in debt securities. We forecast claim payments based on our historical trends as well as loss development factors from the NCCI. We seek to manage the funding of claim payments by actively managing available cash and forecasting cash flows on a short- and long-term basis. Claims paid, net of reinsurance, were $18.2 million, $13.5 million and $10.4 million for 2008, 2007 and 2006, respectively. Since our inception in 2004, we generally have funded claim payments from cash flow from operations, principally premiums, net of amounts ceded to our reinsurers, and net investment income. With the proceeds of this offering, we presently expect to maintain sufficient cash flows from operations to meet our anticipated claim obligations and operating needs for the next two years. However, depending on our level of premium writings, retention and acquisition activity, we may need to raise more capital over time to support our operations.

Other factors may also influence our need to raise additional capital. As of September 30, 2009, Guarantee Insurance had approximately $2.7 million of intercompany receivables, $975,000 of which had been outstanding for more than 90 days (although subsequent to September 30, 2009, all intercompany receivables that had been outstanding for more than 30 days were repaid). Under statutory accounting rules, Guarantee Insurance is required to record the amount of any intercompany receivables that have been outstanding for more than 90 days as a non-admitted asset. Therefore, to the extent that any intercompany receivables have been outstanding for more than 90 days, Guarantee Insurance will be required to non-admit the amount of such receivables, which will result in a corresponding decrease in the surplus of Guarantee Insurance. At year end, if the amount of our premium writings relative to the amount of our surplus causes Guarantee Insurance to be out of compliance with certain statutory leverage ratios, we may need to obtain additional reinsurance, reduce our insurance writings or raise additional capital before year end to contribute to Guarantee Insurance in order to satisfy regulatory leverage ratio requirements. See “Risk Factors — Risks Related to Our Business — We are subject to extensive state regulation; regulatory and legislative changes may adversely impact our business.”

We purchase reinsurance to help protect us against severe claims and catastrophic events and to help maintain desired capital ratios. Based on our estimates of future claims, we believe we are sufficiently capitalized to satisfy the deductibles, retentions and aggregate limits in our annual reinsurance program effective July 1, 2009. We reevaluate our reinsurance program at least annually, taking into consideration a number of factors, including cost of reinsurance, liquidity requirements, operating leverage and coverage terms. If we decrease our retention levels, or maintain our current retention levels and the cost of reinsurance increases, assuming no material change in our loss ratio, our cash flows from operations would decrease because we would cede a greater portion of our premiums written to our reinsurers. Conversely, if we increase our retention levels, or maintain our current retention levels and the cost of reinsurance declines, assuming no material change in our loss ratio, our cash flow from operations would increase. We do not have any immediate plans to materially increase or reduce our retention levels subsequent to this offering.

Investment Activities

Our investment portfolio, including cash and cash equivalents, was approximately $54.5 million at September 30, 2009. The first priority of our investment strategy is capital preservation, with a secondary focus on achieving an appropriate risk adjusted return. We seek to manage our investment portfolio such that the security maturities provide adequate liquidity relative to our expected claims payout pattern. We expect to maintain sufficient liquidity from funds generated from operations to meet our anticipated insurance obligations and operating and capital expenditure needs, with excess funds invested in accordance with our investment guidelines. We anticipate that all of our debt securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, our debt securities are classified as available for sale and stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.

Financing Activities

We had a note payable to the former owner of Guarantee Insurance, with a principal balance of $8.8 million as of March 30, 2006. On that date, we entered into a settlement and termination agreement with the former owner of Guarantee Insurance that allowed for the early extinguishment of the $8.8 million note payable for $2.2 million in cash and release of the indemnification agreement previously entered into by the parties. We recognized an associated gain on the early extinguishment of debt of $6.6 million in 2006.

Effective March 30, 2006, we entered into a loan agreement for $8.7 million with an interest rate equal to the Federal Reserve prime rate plus 4.5% (7.75% at September 30, 2009). The loan was originally entered into with Brooke and is currently syndicated among 22 banks. This loan, which we refer to as the Original Brooke loan, is, now administered by Quivira Capital, LLC. The proceeds of the Original Brooke loan, net of loan and guaranty fee costs, totaled approximately $7.2 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance, pay the $2.2 million early extinguishment of debt noted above, provide $750,000 to Tarheel to settle certain liabilities of Foundation Insurance Company, redeem common stock for approximately $1.0 million and for general corporate purposes. In September 2007, we borrowed an additional $5.7 million from the same lender under the same interest rate terms as the Original Brooke loan, and we refer to this loan together with the Original Brooke loan as the Brooke loans. The proceeds of the additional loan, net of loan and guaranty fee costs, totaled approximately $4.9 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance and to pay federal income taxes of approximately $1.9 million on our 2006 gain on early extinguishment of debt. The principal balance and accrued interest associated with this loan at September 30, 2009 were approximately $11.4 million and $36,000, respectively. Principal and interest payments, based on the prevailing Federal Reserve prime rate at September 30, 2009, were approximately $186,000 per month. Due to the variable rate, payment amounts may change.

On December 31, 2008, we borrowed approximately $5.5 million from ULLICO under the same terms as the Brooke loans. The proceeds of this loan, which we refer to as the ULLICO loan, net of loan and guaranty fee costs, totaled approximately $5.0 million and were used to provide additional surplus to Guarantee Insurance. The principal balance and accrued interest associated with the ULLICO loan at September 30, 2009 were approximately $5.0 million and $16,000, respectively. Principal and interest payments, based on the prevailing Federal Reserve prime rate at September 30, 2009, are approximately $81,000 per month. Due to the variable rate, payment amounts may change.

The Brooke loans and the ULLICO loan are guaranteed by Mr. Mariano, our Chairman, President and Chief Executive Officer and the beneficial owner of a majority of our outstanding shares. Mr. Mariano has pledged all of the shares of our capital stock beneficially owned by him, and which may be acquired by him in the future, as security for his guarantee of the ULLICO loan. In January 2010, the lenders under the Brooke loan and the ULLICO loan agreed to release 500,000 shares of our capital stock beneficially owned by Mr. Mariano so that Mr. Mariano could pledge those shares pursuant to the indemnification and pledge agreement relating to the PES litigation. See “Certain Relationships and Related Transactions — Westwind Holding Company, LLC and Progressive Employer Services.” We pay a guaranty fee of 4% of the principal balance on these loans to Mr. Mariano each year.

The Brooke loans and the ULLICO loan are secured by a first lien on all the assets of Patriot Risk Management, PRS Group, Inc., Patriot National Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Underwriters, Inc. and Patriot Risk Management of Florida, Inc. (each a “borrower”). In connection with the ULLICO loan, the lenders under the Brooke loan and ULLICO entered into an intercreditor agreement under which the parties agreed that repayment and collateral security for the Brooke loan and the ULLICO loan will be on a pari passu basis. The loan agreements, as amended, contain covenants including, among other things, a prohibition on the sale, transfer or conveyance of the assets securing the loans that are not in the ordinary course of business by a borrower without the lender’s consent, certain limitations on the incurrence of future indebtedness, financial covenants requiring us to maintain consolidated stockholders’ equity exceeding $5.5 million on a GAAP basis and Guarantee Insurance to maintain policyholders’ surplus exceeding $14.5 million on a GAAP basis, limitations on certain changes in management and the board of directors without the lender’s consent and a prohibition on making material changes to agency relationships or business operations without each lender’s consent. Additionally, none of the borrowers may pay dividends on its capital stock without each lender’s consent at any time when Patriot Risk Management’s consolidated stockholders’ equity is less than $50 million.

The lenders may declare outstanding amounts under the loan agreements to be due and payable immediately by us if any borrower defaults. Additionally, certain affiliates of the borrowers are prohibited from soliciting, writing, processing or servicing insurance policies of our customers for a period of five years if there has been a default. Events of default include among others, the following:

•	non-payment of principal or interest within ten days of the payment due date or any other material nonperformance;

•	failure to maintain an employment agreement with Steven M. Mariano or find a suitable replacement for him if he should die or become legally incapacitated;

•	insolvency of any borrower or Guarantee Insurance;

•	cessation of Steven M. Mariano’s direct or indirect 51% or more ownership and/or profit interest in us or 51% or more voting control of Patriot Risk Management except as a result of the issuance of additional shares of our common stock in this offering;

•	transfer of direct or indirect ownership of the other borrowers;

•	regulatory supervision, control or rehabilitation of Guarantee Insurance, failure of Guarantee Insurance to meet certain risk based capital ratios, or revocation or suspension of Guarantee Insurance’s certificate of authority by the state of Florida or any other regulatory body having authority over it;

•	material impairment of the value of collateral;

•	deviation by Guarantee Insurance from certain underwriting guidelines without the prior written consent of the lenders;

•	entry by Guarantee Insurance into any contract that involves the payment of expenses in excess of 10% of the borrowers’ combined annual revenues without the prior written consent of the lenders;

•	failure of Guarantee Insurance to perform its business obligations under material contracts; and

•	attempts by other creditors of a borrower to collect any debt any borrower owes through a court proceeding.

At September 30, 2009, we were in compliance with the financial covenants of these loans. Although we were not in compliance with certain non-financial covenants, we have obtained a waiver from the lenders regarding these covenants.

On June 26, 2008, we borrowed $1.5 million from our Chairman, President, Chief Executive Officer and the beneficial owner of a majority of our outstanding shares, pursuant to a promissory note that bears interest at the rate equal to the Federal Reserve prime rate plus 3% (6.25% at September 30, 2009). The net proceeds of the loan totaled approximately $1.3 million and were contributed to the surplus of Guarantee Insurance to support its premium writings. Concurrently with the loan, Mr. Mariano personally borrowed $1.5 million to fund his loan to us. The loan to Mr. Mariano contains terms similar to the terms contained in the note between Mr. Mariano and us. Because Mr. Mariano personally obtained this loan for our benefit, we paid him a loan origination fee of $187,000. The principal balance of the loan, which is payable on demand by the lender subject to the cash flow requirements of Patriot, was approximately $363,000 at September 30, 2009. There was no accrued interest on the loan at September 30, 2009. Subsequent to September 30, 2009, the loan was repaid in full.

In connection with the Brooke loans, the loan from Mr. Mariano and the ULLICO loan, we incurred approximately $2.5 million in issuance costs, which have been capitalized and are being amortized over the estimated terms of the debt. Unamortized debt issuance costs of approximately $1.8 million are included in other assets on the unaudited consolidated balance sheet as of September 30, 2009.

Between July and August 2004, Guarantee Insurance issued five fully subordinated surplus notes in the aggregate amount of $1.3 million to certain policyholders. The aggregate principal balance and accrued interest associated with these notes at September 30, 2009 were approximately $1.2 million and $190,000, respectively. The notes are unsecured, are subordinated to all general liabilities and claims of policyholders and creditors of Guarantee Insurance, have stated maturities of five years and an interest rate of 3%. The principal and interest due under the subordinated surplus notes are not carried as a legal liability of Guarantee Insurance, but are considered to be a special surplus on Guarantee Insurance’s statutory financial statements. No payments of interest or principal may be made on these subordinated notes unless either (i) the total adjusted capital and surplus of Guarantee Insurance exceeds 400% of the authorized control level risk-based capital (calculated in accordance with the rules promulgated by the NAIC) stated in Guarantee Insurance’s most recent annual statement filed with the appropriate state regulators, or (ii) Guarantee Insurance obtains regulatory approval to make such payments.

Between May and August 2005, we issued subordinated debentures totaling approximately $2.0 million. The debentures had an initial 3-year term, subject to renewal at the end of the term, generally for an additional

3-year term. Certain of the subordinated debentures are subject to renewal for up to two additional 1-year terms. The debentures bear interest at the rate of 3%. The principal balance and accrued interest on these debentures as of September 30, 2009 were approximately $1.6 million and $211,000, respectively.

The following table summarizes our outstanding notes payable, surplus notes payable and subordinated debentures, including accrued interest thereon, as of September 30, 2009:

				Interest	Principal
				Rate at	and
Year of			Interest Rate	September 30,	Accrued
Issuance	Description	Years Due	Terms	2009	Interest
					In thousands

2006/2007	Brooke loans	2009 — 2016	Federal Reserve prime rate plus 4.5%	7.75%	$11,481
2008	ULLICO loan	2009 — 2016	Federal Reserve prime rate plus 4.5%	7.75	5,023
2008	Steven Mariano loan	2009	Federal Reserve prime rate plus 3.0%	6.25	363
2004	Surplus notes payable	2009	3.0%	3.00	1,377

					18,244
2005	Subordinated debentures	2011	3.0%	3.00	1,845

					$20,089

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Net cash used in operating activities was $8.1 million for the nine months ended September 30, 2009, compared to $4.5 million for the comparable period in 2008, an increase of $3.5 million. The increase in net cash used in operating activities was primarily attributable to the payment of reinsurance premiums associated with a quota share reinsurance agreement we entered into effective December 31, 2008, pursuant to which we ceded unearned premium reserves, net of ceding commissions, of approximately $8.1 million. The components of net cash used in operating activities are as follows:

	Nine Months Ended
	September 30,
	2009	2008
	In thousands

Net income	$2,376	$600
Non-cash decreases in net income	1,365	837
Changes in balances generally reflecting growth in net premiums written(1)	(7,498)	(11,614)
Changes in balances generally reflecting claim payment patterns(2)	(7,534)	7,823
Other items(3)	3,235	(2,171)

	$(8,056)	$(4,525)

(1)	Includes premiums receivable, unearned and advanced premium reserves, reinsurance funds withheld and balances payable, prepaid reinsurance premiums and funds held by ceding companies and other amounts due from reinsurers

(2)	Includes reserves for losses and loss adjustment expenses and reinsurance recoverable balances on paid and unpaid losses and loss adjustment expenses

(3)	Principally changes in other assets and accounts payable and accrued expenses

Net cash provided by investing activities was $9.2 million for the nine months ended September 30, 2009 compared to net cash used in investment activities of $960,000 for the comparable period in 2008, an increase of $10.2 million. For the nine months ended September 30, 2009, the principal components of net cash provided by investing activities included sales and maturities of debt securities of $20.5 million and sales of equity securities of $329,000, partially offset by purchases of debt securities of $10.8 million, net purchases of short-term investments of $427,000 and purchases of fixed assets of $407,000. For the nine months ended September 30, 2008, the principal components of net cash used in investing activities included purchases of debt securities of $15.7 million, net purchases of short-term investments of $144,000 and purchases of fixed assets of $87,000, partially offset by sales and maturities of debt securities of $15.0 million.

Net cash used in financing activities was $2.1 million for the nine months ended September 30, 2009 compared to net cash provided by financing activities of $739,000 for the comparable period in 2008. For the nine months ended September 30, 2009, net cash used in financing activities included repayment of notes payable of $2.6 million, partially offset by the payment of a receivable from a related party for Series A convertible preferred stock of $500,000. For the nine months ended September 30, 2008, net cash provided by financing activities included proceeds from notes payable of $1.5 million, partially offset by repayment of notes payable of $761,000.

2008 Compared to 2007

Net cash used in operating activities was $4.4 million for 2008 compared to net cash provided by operating activities of $7.1 million for 2007, a decrease of $11.5 million. The components of net cash provided by (used in) operating activities are as follows:

	2008	2007
	In thousands

Net income (loss)	$(124)	$2,379
Non-cash decreases in net income	688	202
Changes in balances generally reflecting growth in net premiums written(1)	(21,974)	5,877
Changes in balances generally reflecting claim payment patterns(2)	10,054	(2,060)
Other items(3)	6,971	729

	$(4,385)	$7,127

(1)	Includes premiums receivable, unearned and advanced premium reserves, reinsurance funds withheld and balances payable, prepaid reinsurance premiums and funds held by ceding companies and other amounts due to reinsurers

(2)	Includes reserves for losses and loss adjustment expenses and reinsurance recoverable balances on paid and unpaid losses and loss adjustment expenses

(3)	Principally changes in accounts payable and accrued expenses

Net cash provided by investing activities was $1.4 million for 2008 compared to net cash used in investing activities of $25.0 million for 2007, an increase of $26.4 million. For 2008, the components of net cash provided by investing activities included proceeds from sales and maturities of debt securities of $19.1 million, partially offset by purchases of debt securities, net purchases of short-term investments and purchases of fixed assets totaling $17.6 million. For 2007, the components of net cash used by investing activities included purchases of debt securities and fixed assets and net purchases of short-term investments $46.1 million, partially offset by proceeds from sales and maturities of debt and equity securities totaling $21.1 million.

Net cash provided by financing activities was $6.3 million for 2008 compared to $5.0 million for 2007, an increase of $1.3 million. For 2008, net cash provided by financing activities included proceeds from notes payable of approximately $6.9 million and proceeds from the issuance of preferred stock, net of receivable from related party, of $500,000. These factors were partially offset by the repayment of notes payable of approximately $1.1 million. For 2007, net cash used by financing activities include proceeds from notes payable to Brooke of $5.7 million, partially offset by repayment of notes payable of $586,000 and net disbursements for the redemption of common stock of $100,000.

2007 Compared to 2006

Net cash provided by operating activities was $7.1 million in 2007 compared to $5.0 million in 2006, an increase of $2.1 million. The components of net cash provided by operating activities are as follows:

	2007	2006
	In thousands

Net income	$2,379	$1,610
Non-cash income derived from early extinguishment of debt and related other income	—	(7,382)
Non-cash charges related to net realized investment losses	5	1,346
Other non-cash decreases (increases) in net income	202	1,081
Changes in balances typically reflecting growth in net premiums written(1)	5,877	3,414
Changes in balances typically reflecting claim payment patterns(2)	(2,060)	7,899
Other items(3)	724	(2,979)

	$7,127	$4,989

(1)	Includes premiums receivable, unearned and advanced premium reserves, reinsurance funds withheld and balances payable, prepaid reinsurance premiums and funds held by ceding companies and other amounts due to reinsurers

(2)	Includes reserves for losses and loss adjustment expenses and reinsurance recoverable balances on paid and unpaid losses and loss adjustment expenses

(3)	Principally changes in accounts payable and accrued expenses

Net cash used in investing activities was $25.0 million in 2007 compared to $13.7 million in 2006, an increase of $11.3 million. In 2007, the primary components of net cash used in investing activities included purchases of debt securities, short-term investments and fixed assets totaling $46.1 million, offset by proceeds from sales and maturities of debt and equity securities totaling $21.1 million. In 2006, the primary components of net cash used in investing activities included purchases of debt securities and, to a much lesser extent, equity securities and fixed assets totaling $25.2 million, offset by proceeds from sales and maturities of debt and equity securities and short-term investments totaling $11.5 million. The increase in net cash used in investing activities in 2007 over 2006 was attributable to increased cash flows from higher premium volume, together with the deployment of $5.7 million of additional proceeds from notes payable as discussed below.

Net cash provided by financing activities was $5.0 million in 2007 compared to $6.1 million in 2006, a decrease of $1.1 million. In 2007, we received $5.7 million of proceeds from notes payable, redeemed common stock for $100,000 and made interest and principal payments on notes payable totaling $586,000. In 2006, we received $8.7 million of proceeds from notes payable, issued common stock for $1.4 million, redeemed common stock for $1.0 million, made interest and principal payments on notes payable totaling $2.3 million and paid dividends of $600,000.

Investment Portfolio

Our primary investment objective is capital preservation. Our secondary objectives are to achieve an appropriate risk-adjusted return and maintain an appropriate match between the duration of our investment portfolio and the duration of the claims obligations in our insurance operations.

At December 31, 2006, we did not anticipate that our fixed maturity securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments and, accordingly, these securities were classified as held to maturity and stated at amortized cost.

In 2007, we purchased state and political subdivision debt securities with the intent that such securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, we classified these state and political subdivision debt securities as available for sale and stated them at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.

At December 31, 2007, the increased volatility in the debt securities market substantially increased the likelihood that we would, on a routine basis, desire to sell our debt securities and redeploy the proceeds into alternative asset classes or into alternative securities with better yields or lower exposure to decreases in fair value. We anticipated that all of our debt securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, we transferred all of our debt securities that were not already classified as available for sale from held to maturity to available for sale. All of our debt securities at December 31, 2008 and 2007 were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes. In connection with the transfer of debt securities from held to maturity to available for sale, we recognized a net unrealized gain of approximately $215,000, which is included in other comprehensive income for the year ended December 31, 2007.

Our fixed maturity securities, which are classified as available-for-sale, and certain cash equivalent investments are managed by Gen Re — New England Asset Managers (a subsidiary of Berkshire Hathaway, Inc.), an independent asset manager that operates under investment guidelines approved by our board of directors. Cash and cash equivalents include cash on deposit, commercial paper, short-term municipal securities, pooled short-term money market funds and certificates of deposit. Our fixed maturity securities available for sale include obligations of the U.S. Treasury or U.S. agencies, obligations of states and their subdivisions, long-term certificates of deposit, U.S. dollar-denominated obligations of U.S. corporations, mortgage-backed securities, collateralized mortgage obligations, mortgages guaranteed by the Federal National Mortgage Association and the Government National Mortgage Association, and asset-backed securities. We did not have any equity securities at September 30, 2009. Our real estate portfolio consists of one residential property in Florida. See “Business — Investments.”

We manage our investment credit risk through a diversification strategy that reduces our exposure to any business sector or security. See “Business — Investments” for additional information. Our investment portfolio, including cash and cash equivalents, had a carrying value of $54.5 million at September 30, 2009, and is summarized below:

		Percentage of
	Fair Value	Portfolio
	(In thousands)

Debt securities available for sale:
U.S. government securities	$3,599	6.6%
U.S. government agencies	308	0.6
Asset-backed and mortgage-backed securities	13,887	25.4
State and political subdivisions	16,376	30.0
Corporate securities	11,964	22.0

Total fixed maturity securities	46,134	84.6
Short-term investments	671	1.2
Real estate	246	0.5
Cash and cash equivalents	7,452	13.7

Total investments, including cash and cash equivalents	$54,503	100.0%

At September 30, 2009, 99.8% of our debt securities available for sale were rated “investment grade” (credit rating of AAA to BBB- by Standard & Poor’s Corporation, or S&P) and 96.8% of our debt securities available for sale were rated A or better by Standard & Poor’s Corporation. The following table shows the distribution of our fixed maturity securities available for sale as of September 30, 2009 as rated by S&P. Actual ratings do not differ from ratings exclusive of guarantees by third parties as of September 30, 2009.

S&P Credit Rating

AAA	50.9%
AA	24.5
A	21.4
BBB	3.0
Below BBB	0.2

Total	100.0%

Approximately 44% of the fair value of our state and political subdivision debt securities were guaranteed by third parties as of September 30, 2009 as follows. We have no direct investments in these financial guarantee companies.

		Percentage of Total
		State and Political
		Subdivision
Guarantor	Fair Value	Securities
	(In thousands)

Ambac Assurance Corporation	$1,676	10.2%
Financial Guaranty Insurance Company	2,682	16.4
Financial Security Assurance, Inc.	1,675	10.2
MBIA, Inc.	1,146	7.0

Total	$7,179	43.8%

We seek to manage our investment portfolio such that the security maturities provide adequate liquidity relative to our expected claims payout pattern. A summary of the carrying value of our fixed maturity securities available for sale as of September 30, 2009, by contractual maturity, is as follows:

	Fair	Percentage of
	Value	Portfolio
	(In thousands)

Due in one year or less	$5,171	11.2%
Due after one year through five years	15,312	33.2
Due after five years	11,764	25.5

	32,247	69.9
Asset-backed and mortgage-backed securities	13,887	30.1

Total	$46,134	100.0%

We regularly review our investment portfolio to identify other-than-temporary impairments in the fair values of our securities. We consider various factors in determining whether a decline in the fair value of a security is other-than-temporary, including:

•	how long and by how much the fair value of the security has been below its cost;

•	the financial condition and near-term prospects of the issuer of the security, including any specific events that may affect our operations or earnings;

•	our intent and ability to keep the security for a sufficient time period for us to recover our value;

•	any downgrades of the security by a rating agency; and

•	any reduction or elimination of dividends, or nonpayment of scheduled interest payments.

For the nine months ended September 30, 2009, we did not recognize any other-than-temporary impairments. For 2008, we recognized an other-than-temporary impairment charge of approximately $875,000 related to investments in certain equity securities. Additionally, during 2008, we recognized an other-than-temporary-impairment charge of approximately $350,000 on our approximately $400,000 investment in certain Lehman Brothers Holdings, Inc. bonds. We do not believe that our investment portfolio contains any material exposure to subprime mortgage securities.

Effective January 1, 2008, we adopted FASB guidance, now part of ASC 820, Fair Value Measurements and Disclosure, which establishes a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (Observable Units) and the reporting entity’s own assumptions about market participants’ assumptions (Unobservable Units). The hierarchy level assigned to each security in our available-for-sale debt and equity securities portfolio is based upon our assessment of the transparency and reliability of the inputs used in the valuation as of the measurement date. The three hierarchy levels are as follows:

Definition

Level 1	Observable unadjusted quoted prices in active markets for identical securities
Level 2	Observable inputs other than quoted prices in active markets for identical securities, including:
(i) quoted prices in active markets for similar securities,
(ii) quoted prices for identical or similar securities in markets that are not active,

(iii)  inputs other than quoted prices that are observable for the security (e.g. interest rates, yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, credit risks and default rates, and

(iv) inputs derived from or corroborated by observable market data by correlation or other means
Level 3	Unobservable inputs, including the reporting entity’s own data, as long as there is no contrary data indicating market participants would use different assumptions

At December 31, 2008, all of our debt securities were classified as Level 1 or Level 2. If securities are traded in active markets, quoted prices are used to measure fair value (Level 1). All of our Level 2 securities are priced based on observable inputs, including (i) quoted prices in active markets for similar securities, (ii) quoted prices for identical or similar securities in markets that are not active or (iii) other observable inputs, including interest rates, volatilities, prepayment speeds, credit risks and default rates for the security. Our management is responsible for the valuation process and uses data from outside sources to assist with establishing fair value. As part of our process of reviewing the reasonableness of data obtained from outside sources, we review, in consultation with our investment portfolio manager, pricing changes that differ from those expected in relation to overall market conditions.

The following table presents our debt securities available for sale, classified by valuation hierarchy, as of September 30, 2009:

	Fair Value Measurement, Using
	Quoted
	Prices
	in Active
	Markets	Significant
	for	Other	Significant
	Identical	Observable	Unobservable
	Securities	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	In thousands

U.S. government securities	$3,339	$259	$—	$3,598
U.S. government agencies	—	308	—	308
Asset-backed and mortgage-backed securities	—	11,965	—	11,965
State and political subdivisions	—	16,376	—	16,376
Corporate securities	—	13,887	—	13,887

	$3,339	$42,795	$—	$46,134

The tax equivalent book yield on our investment portfolio was 4.48% and the average duration of the portfolio was 2.95 years at September 30, 2009.

Contractual Obligations and Commitments

We manage risk on certain long-duration claims by settling these claims through the purchase of annuities from unaffiliated life insurance companies. In the event these companies are unable to meet their obligations under these annuity contracts, we could be liable to the claimants, but our reinsurers remain obligated to indemnify us for all or part of these obligations in accordance with the terms of our reinsurance contracts. At December 31, 2008, we were contingently liable for annuities totaling $953,000 in connection with the purchase of structured settlements related to the resolution of claims. Loss reserves eliminated by these annuities at December 31, 2008 totaled $1.4 million. Each of the life insurance companies issuing these annuities, or the entity guaranteeing the life insurance company, has an A.M. Best Company rating of “A” (Excellent) or better.

The table below provides information with respect to our long-term debt and contractual commitments as of December 31, 2008:

		Payment Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	In thousands

Reserves for losses and loss adjustment expenses(1)	$74,550	$29,820	$26,092	$14,910	$3,728
Notes payable(2)	28,208	5,466	7,610	7,257	7,875
Surplus notes payable(2)	1,359	1,359	—	—	—
Subordinated debentures(2)(3)	1,885	1,169	716	—	—
Non-cancelable operating leases	2,014	1,139	875	—	—
Other obligations	165	165	—	—	—

	$108,181	$39,118	$35,293	$22,167	$11,603

(1)	The payment of reserves for losses and loss adjustment expenses by period are based on actuarial estimates of expected payout patterns and are not contractual liabilities as to a time certain. Our contractual liability is to provide benefits under the policy. As a result, our estimated payment of reserves for losses and loss adjustment expenses by period is subject to the same uncertainties associated with estimating loss and loss adjustment expense reserves generally and to the additional uncertainties arising from the difficulty of predicting when claims (including claims that have not yet been reported to us) will be paid. For a discussion of loss and loss adjustment expense reserves, see “Business — Reserves for Losses and Loss Adjustment Expenses.” Actual payment of reserves for losses and loss adjustment expenses by period will vary, perhaps materially, from the table above to the extent that reserves for losses and loss adjustment expenses vary from actual ultimate claims and as a result of variations between expected and actual payout patterns. Our business, financial condition and results of operations may be adversely affected if our actual losses and loss adjustment expenses exceed our estimated loss and loss adjustment expense reserves. See “Risk Factors — Risks Related to Our Business — Our business, financial condition and results of operations may be adversely affected if our actual losses and loss adjustment expenses exceed our estimated loss and loss adjustment expense reserves” for a discussion of the uncertainties associated with estimating loss and loss adjustment expense reserves.

(2)	Amounts include interest at rates in effect on December 31, 2008 associated with these obligations. The principal balance and accrued interest on our notes payable at December 31, 2008 was $20.8 million. The interest rate on our notes payable to Brooke and ULLICO, which together comprise approximately 92% of our total notes payable principal balance at December 31, 2008, is equal to the Federal Reserve prime rate plus 4.5% (7.75% at December 31, 2008 and September 30, 2009 as utilized in the commitment table above) and may change on a daily basis. The interest rate on our notes payable to Mr. Mariano, our

Chairman and Chief Executive Officer and the beneficial owner of the majority of our shares, which comprise approximately 6% of our total notes payable principal balance at December 31, 2008, is equal to the Federal Reserve prime rate plus 3.0% (6.25% at December 31, 2008 and September 30, 2009 as utilized in the commitment table above) and may change on a daily basis. The note payable to Mr. Mariano is payable on demand, and, accordingly, the outstanding principal balance and interest payments on this note are reflected as due in less than 1 year. Payments on our notes payable to Brooke and ULLICO Inc. include guaranty fees payable to Mr. Mariano and do not contemplate prepayment. However, pursuant to the credit agreements and amendments thereto, notes payable may be prepaid. There is no prepayment premium. The principal and accrued interest on our surplus notes payable at December 31, 2008 was $1.4 million. The principal and accrued interest on our subordinated debentures at December 31, 2008 was $1.8 million. Interest rates on our surplus notes payable and subordinated debentures are fixed at 3.0%. See “— Liquidity and Capital Resources” for further discussion of our notes payable, surplus notes payable and subordinated debentures.

(3)	Subordinated debentures are subject to renewal generally for an additional term of three years. Certain of the subordinated debentures are subject to renewal for up to two additional one-year terms. The subordinated debentures that are shown as due and payable in less than one year became due and payable in the second and third quarters of 2008. The subordinated debentures are generally used as collateral in segregated portfolio captives. As such, if a holder were to demand payment, they would be required to post additional collateral of the same value. To date, none of the current holders has requested repayment of their subordinated debenture. We are in the process of seeking the consent of the holder to extend each of these subordinated debentures in accordance with their respective terms.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of potential economic loss principally arising from adverse changes in the fair value of financial instruments. The major components of market risk affecting us are credit risk and interest rate risk. We did not own any equity securities at September 30, 2009. We currently have no exposure to foreign currency risk.

Credit Risk.  Credit risk is the potential loss arising principally from adverse changes in the financial condition of the issuers of our fixed maturity securities and the financial condition of our reinsurers. We manage our credit risk related to the issuers of our fixed maturity securities by generally investing in fixed maturity securities that have a credit rating of “A−” or better by Standard & Poor’s. We and our independent asset manager also monitor the financial condition of all issuers of our fixed maturity securities. To limit our risk exposure, we employ diversification policies that limit our credit exposure to any single issuer or business sector. At December 31, 2008, 99.9% of our fixed maturity securities available for sale were rated “investment grade” (credit rating of AAA to BBB-) by Standard & Poor’s and 99.0% of our fixed maturity securities available for sale were rated A or better by Standard & Poor’s. See “Business — Investments.”

We are subject to credit risk with respect to our reinsurers. Although our reinsurers are obligated to reimburse us to the extent we cede risk to them, we are ultimately liable to our policyholders on all risks we have reinsured. As a result, reinsurance contracts do not limit our ultimate obligations to pay claims, and we might not collect amounts recoverable from our reinsurers. With respect to authorized reinsurers, we manage our credit risk by generally selecting reinsurers with a financial strength rating of “A−” (Excellent) or better by A.M. Best and by performing quarterly credit reviews of our reinsurers. At December 31, 2008, 97.4% of our gross exposures to authorized reinsurers were from reinsurers rated “A−” (Excellent) or better by A.M. Best. With respect to unauthorized reinsurers, which include segregated portfolio captives, we manage our credit risk by generally maintaining collateral, typically in the form of funds withheld and letters of credit, to secure reinsurance recoverable balances. At December 31, 2008, 86.2% of our gross exposures to unauthorized reinsurers were collateralized. If one of our reinsurers suffers a credit downgrade, we may consider various options to lessen the risk of asset impairment including commutation, novation and additional collateral. See “Business — Reinsurance.”

We are subject to credit risk with respect to our customers. If a customer becomes insolvent or otherwise does not pay the full amount of the premium due on a policy, we may not receive adequate payment to compensate us for the risk incurred under the policy. If we are unable to recover the full amount of our premiums receivable, we recognize a pre-tax loss in the amount of any such unrecovered amount. We currently have an $8.3 premium receivable from PES, our then largest policyholder. See “Risk Factors — Risks Related to our Business — We have filed a lawsuit against our former largest customer regarding amounts we contend are due and owing and are in dispute. This customer is controlled by an individual who was one of our stockholders as of December 31, 2008. We may never receive any of the disputed amounts that we contend are due and owing.”

Interest Rate Risk.  We have fixed maturity debt securities available for sale with a fair value of $54.4 million and notes payable with a fair value of $18.0 million at December 31, 2008, both of which are subject to interest rate risk. Interest rate risk is the risk that we may incur losses due to adverse changes in interest rates. Fluctuations in interest rates have a direct impact on the market valuation of our fixed maturity securities and the cost to service our notes payable.

The table below summarizes the interest rate risk associated with our fixed maturity debt securities held at December 31, 2008 by illustrating the sensitivity of fair value to selected hypothetical changes in interest rates, and the associated impact on our stockholders’ equity. We classify our fixed maturity securities as available-for-sale. These fixed maturity securities available-for-sale are carried on our balance sheet at fair value. Temporary changes in the fair value of our fixed maturity securities available for sale impact the carrying value of these securities and are reported in stockholders’ equity as a component of other comprehensive income, net of deferred taxes. The selected scenarios in the table below are not predictions of future events, but rather are intended to illustrate the effect such events may have on the fair value of our fixed maturity securities and on our stockholders’ equity.

		Estimated Increase
		(Decrease) in
			Stockholders’
Hypothetical Change in Interest Rates	Fair Value	Fair Value	Equity
	In thousands

200 basis point increase	$50,616	$(3,757)	$(2,480)
100 basis point increase	52,590	(1,783)	(1,177)
No change	54,373	—	—
100 basis point decrease	55,955	1,582	1,044
200 basis point decrease	57,298	2,925	1,931

Inflation

Inflation rates may impact our financial condition and results of operations in several ways. Fluctuations in rates of inflation influence interest rates, which in turn affect the market value of our investment portfolio and yields on new investments. Inflation also affects the portion of reserves for losses and loss adjustment expenses that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of reserves for losses and loss adjustment expenses that relates to workers’ compensation indemnity payments for lost wages, which are fixed by statute. Adjustments for inflationary effects are included as part of our review of loss reserve estimates. Increased costs are considered in setting premium rates, and this is particularly important in the health care area where hospital and medical inflation rates have exceeded general inflation rates. Operating expenses, including payrolls, are affected to a certain degree by the inflation rate.

BUSINESS

Overview

We produce, underwrite and administer alternative market and traditional workers’ compensation insurance plans and provide claims services for insurance companies, segregated portfolio captives and reinsurers. Through our wholly owned insurance company subsidiary, Guarantee Insurance, we generally participate in a portion of the insurance underwriting risk. In our insurance services segment, we generate fee income by providing workers’ compensation claims services as well as agency and underwriting services. Workers’ compensation claims services include nurse case management, cost containment services and claims administration and adjudication services. Workers’ compensation agency and underwriting services include general agency services and specialty underwriting, policy administration and captive management services. Claims services and agency and underwriting services are performed for the benefit of Guarantee Insurance, segregated portfolio captives and Guarantee Insurance’s traditional business quota share reinsurers, all under the Patriot Risk Services brand. We also provide these services for the benefit of another insurance company under the Patriot Underwriters’ brand, a practice which we refer to as business process outsourcing. In our insurance segment, we generate underwriting income and investment income by providing alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage.

We provide insurance services, alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage in Florida and 22 other jurisdictions. We believe that our insurance services capabilities, specialized alternative market product knowledge and our hybrid business model allow us to achieve attractive returns through a range of industry pricing cycles and provide a substantial competitive advantage in areas that are underserved by competitors, which are generally insurance service providers or insurance carriers. We believe that there are opportunities to market our insurance services, alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage throughout the United States.

Our Services and Products

Workers’ Compensation Insurance Services

Through our subsidiary, PRS Group, Inc. and its subsidiaries, which we collectively refer to as PRS, and our subsidiary, Patriot Underwriters, Inc. and its subsidiary, which we collectively refer to as PUI, we earn income for workers’ compensation claims services as well as agency and underwriting services. Workers’ compensation claims services include nurse case management, cost containment services and claims administration and adjudication services. Cost containment services refer to workers’ compensation bill review and re-pricing services. Workers’ compensation agency and underwriting services include general agency services and specialty underwriting, policy administration and captive management services. We currently provide these services principally to Guarantee Insurance for its benefit, for the benefit of segregated portfolio captives and for the benefit of Guarantee Insurance’s traditional business quota share reinsurers. We also provide these services to another insurance company, ULLICO Casualty Company, which we refer to as our BPO client, for business that PUI produces for ULLICO Casualty Company pursuant to a fronting agreement between the two companies. ULLICO Casualty Company is licensed to write workers’ compensation insurance in 47 states plus the District of Columbia and is rated “B+” (Good) by A.M Best.

Our insurance services segment income includes all nurse case management, cost containment and other insurance services fee income earned by PRS and PUI. However, the fees earned by PRS and PUI that are attributable to the portion of the insurance risk that Guarantee Insurance retains and assumes from other insurance companies are eliminated upon consolidation. Therefore, our insurance services income, on a consolidated basis, consists of income for services provided to unaffiliated clients. With respect to business written by Guarantee Insurance, the fees earned by PRS represent the fees paid by segregated portfolio captives and our quota share reinsurers for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, we treat these ceding commissions as a reduction in net policy acquisition and underwriting expenses. With respect to business produced for our BPO client, the fees earned by PRS and PUI represent fees paid by the BPO client attributable to the portion of insurance risk it retains.

In 2009, we began producing business and performing insurance services for our BPO client. We earn commissions for producing business and insurance services income for providing underwriting, policy and claims administration, nurse case management and cost containment services and, in certain cases, services to segregated portfolio cell captives on the business we produce for this customer. Additionally, we assume a portion of the premium and associated losses and loss adjustment expenses on the business we produce for our BPO client, as mutually determined on a policy-by-policy basis.

Workers’ Compensation Insurance Products

Alternative Market Business.  Through Guarantee Insurance, we provide alternative market workers’ compensation risk transfer solutions, including workers’ compensation policies or arrangements where the policyholder, an agent or another party generally bears a substantial portion of the underwriting risk. For example, the policyholder, an agent or another party may bear a substantial portion of the underwriting risk through the reinsurance of the risk by a segregated portfolio captive that is controlled by the policyholder, an agent or another party. A segregated portfolio captive refers to a captive reinsurance company that operates as a single legal entity with segregated pools of assets, or segregated portfolio cells, the assets and associated liabilities of which are solely for the benefit of the segregated portfolio cell participants. Through our segregated portfolio captive arrangements, we generally retain between 10% and 90% of the underwriting risk and earn a ceding commission from the segregated portfolio captive, which is payment to Guarantee Insurance by the captive of a commission as compensation for providing underwriting, policy and claims administration, captive management and investment portfolio management services. For the nine months ended September 30, 2009, we retained approximately 14% of the underwriting risk under our segregated portfolio captive arrangements.

Our alternative market business also includes other arrangements through which we share underwriting risk with our policyholders, such as large deductible policies or policies for which the final premium is based on the insured’s actual loss experience during the policy term, which we refer to as retrospectively rated policies. Unlike our traditional workers’ compensation policies, these arrangements align our interests with those of the policyholders or other parties participating in the risk-sharing arrangements, allowing them to share in the underwriting profit or loss. In addition, our alternative market business includes guaranteed cost policies issued to certain professional employer organizations and professional temporary staffing organizations on which we retain the risk. The excess of loss reinsurance on these policies is provided by the same reinsurer that covers our segregated portfolio captive insurance plans, retrospectively rated plans and large deductible plans, and these plans may be converted to risk sharing arrangements in the future.

We provide alternative market risk transfer solutions to companies in a broad array of industries, including employers such as hospitality companies, construction companies, professional employer organizations, clerical and professional temporary staffing companies, industrial companies car dealerships, food services and retail and wholesale operations.

Traditional Business.  Through Guarantee Insurance, we also provide traditional workers’ compensation insurance coverage. We manage insurance risk through the use of quota share and excess of loss reinsurance. Quota share reinsurance is a form of proportional reinsurance in which the reinsurer assumes an agreed upon percentage of each risk being insured and shares all premiums and losses with us in that proportion. Excess of loss reinsurance covers all or a specified portion of losses on underlying insurance policies in excess of a specified amount, or retention. We typically provide traditional workers’ compensation insurance coverage to:

•	small to medium-sized employers in a broad array of industries, including clerical and professional services, food services, retail and wholesale operations and industrial services;

•	low to medium hazard classes; and

•	accounts with annual premiums below $250,000.

Our Competitive Strengths

We believe we have the following competitive strengths:

•	Exclusive Focus on Workers’ Compensation Services and Products. Our operations are focused exclusively on workers’ compensation insurance services, workers’ compensation alternative market risk management solutions and traditional workers’ compensation insurance coverage. We believe this focus allows us to provide superior services and products to our customers relative to multiline insurance service providers and multiline insurance carriers. Furthermore, a significant portion of our services and products are provided in Florida, and we believe that certain of our multiline competitors that offer workers’ compensation coverage as part of a package policy including commercial property coverage tend to compete less for Florida workers’ compensation business because of property-related loss experience.

•	Hybrid Business Model. In addition to the fee income we earn for nurse case management, cost containment and other insurance services, we also earn ceding commissions on our alternative market business involving segregated portfolio cell captives and we earn underwriting and investment income on our alternative market and traditional workers’ compensation business. Because our nurse case management and cost containment service income is principally related to workers’ compensation claim frequency and medical costs, the operating results of our insurance services segment are not materially dependent on fluctuations or trends in prevailing workers’ compensation insurance premium rates. We believe that by changing the emphasis we place on our insurance services segment and ceding commission-based alternative market business relative to our traditional workers’ compensation business, we will be better able to achieve attractive returns and growth through a range of market cycles.

•	Targeted Market for Alternative Market Risk Transfer Solutions. Although other insurers generally only offer alternative market products to large corporate customers, we offer alternative market workers’ compensation solutions to small, medium and larger-sized employers, enabling them and others to share in the claims experience and benefit from favorable loss experience.

•	Enhanced Traditional Business Product Offerings. In our traditional business, we offer a number of flexible payment plans, including pay-as-you-go plans in which we partner with payroll service companies and our independent agents and their small employer clients to collect premiums and payroll information on a monthly or bi-weekly basis. Pay-as-you-go plans provide us with current payroll data and allow employers to remit premiums through their payroll service provider in an automated fashion. Flexible payment plans give employers a way to purchase workers’ compensation insurance without having to make a large upfront premium deposit payment. We believe that flexible payment plans, including pay-as-you-go plans, for small employers provide us with the opportunity to earn more favorable underwriting margins due to several factors:

i.	favorable cash flows afforded under this plan can be more important to smaller employers than a price differential;

ii. smaller employers are generally less able to obtain premium rate credits and discounts; and

iii.	the premium remittance mechanism results in a more streamlined renewal process and a lower frequency of business being re-marketed at renewal, leading to more favorable retention rates.

•	Specialized Underwriting Expertise. We select and price our alternative market and traditional business products based on the specific risk associated with each potential policyholder rather than solely on the policyholder’s industry class. We utilize state-specific actuarial models on accounts with annual premiums over $100,000. In our alternative market business, we seek to align our interests with those of our policyholders or other parties participating in the risk-sharing arrangements by having them share in the underwriting profits and losses. We believe that we can compete effectively for alternative market and traditional insurance business based on our specialized underwriting focus and our accessibility to our clients. We generally compete on these attributes more so than on price, which we believe is generally not a differentiating factor in the states in which we write most of our business. For the nine months ended September 30, 2009 and year ended December 31, 2008, we reported consolidated net loss ratios of 55.9% and 58.3%, respectively. The net loss ratio is the ratio between losses and loss adjustment expenses incurred and net premiums earned, and is a measure of the effectiveness of our underwriting efforts.

•	Effective Claims Management, Nurse Case Management and Cost Containment Services. Guarantee Insurance began writing business as a subsidiary of Patriot Risk Management in the first quarter of 2004. As our business has grown, we have been successful in reasonably estimating our total liabilities for losses and loss adjustment expenses, establishing and maintaining adequate case reserves and rapidly closing claims. We provide our customers with an active claims management program. Our claims department employees average more than 24 years of workers’ compensation insurance industry experience, and members of our claims management team average more than 21 years of workers’ compensation experience. In addition, our nurse case management and bill review professionals have extensive training and expertise in assisting injured workers to return to work quickly. As of December 31, 2008, approximately 6%, 2%, 1% and 0.4% of total reported claims for accident years 2007, 2006, 2005 and 2004, respectively, remained open. Final net paid losses and loss adjustment expenses associated with closed claims are approximately 5% less than the initial reserves established for them.

•	Strong Distribution Relationships. We maintain relationships with our network of approximately 570 independent, non-exclusive agencies in 23 jurisdictions by emphasizing personal interaction and superior service and maintaining an exclusive focus on alternative market workers’ compensation solutions and traditional workers’ compensation insurance coverage. Our experienced underwriters work closely with our independent agents to market our products and serve the needs of prospective policyholders.

•	Proven Leadership and Experienced Management. The members of our senior management team average over 20 years of insurance industry experience and workers’ compensation insurance experience. Their authority and areas of responsibility are consistent with their functional and state-specific experience.

Our Strategy

We believe that the net proceeds from this offering will provide us with the additional capital necessary to increase the amount of insurance that we write and to make strategic acquisitions of insurance services operations and insurance companies. We plan to continue pursuing profitable growth and favorable returns on equity, and believe that our competitive strengths will help us achieve our goal of delivering attractive returns to our investors. Our strategy to achieve these goals is to:

•	Expand in Our Existing Markets. In all of the states in which we operate, we believe that a significant portion of total workers’ compensation insurance premium is written by numerous companies that individually have a small market share. We believe that our market share in each of the states in which we currently write business does not exceed 3%. We plan to continue to take advantage of our competitive position to expand in our existing markets. We believe that our risk selection, claims management, nurse case management and cost containment capabilities position us to profitably increase market share in our existing markets.

•	Expand into Additional Markets. We are licensed to write workers’ compensation insurance in 27 jurisdictions, and we also hold 4 inactive workers’ compensation licenses. For the nine months ended September 30, 2009, we wrote traditional and alternative market business in 23 jurisdictions, principally in those jurisdictions that we believe provide the greatest opportunity for near-term profitable growth. For the nine months ended September 30, 2009, approximately 74% of our traditional and alternative market business was written in Florida, New Jersey, Missouri, Georgia and New York. We wrote approximately 28% of our direct premiums written in Florida for the nine months ended September 30, 2009. We plan to expand our business in states where we believe we can profitably write business. To do this, we plan to continue to leverage our talented pool of personnel, some of whom have prior expertise operating in states in which we do not currently operate. In addition, we may seek to acquire other insurance companies, books of business or other workers’ compensation policy and claims administration providers, general agencies or general underwriting organizations as we expand in our existing markets and into additional markets.

•	Expand our BPO Business. In 2009, we entered into an agreement to produce business and perform insurance services for our BPO client to gain access to workers’ compensation insurance business in certain additional states. For the nine months ended September 30, 2009, approximately 34% of the business we produced and serviced for our BPO client was in California, and approximately 31% of such business was in either Texas, Michigan, Illinois or South Carolina. In the fourth quarter of 2009, we entered into a BPO relationship with another company, and we are seeking to enter into additional BPO relationships.

•	Expand Nurse Case Management, Cost Containment and Other Insurance Services Operations. We plan to continue to generate fee income through our insurance services segment by offering workers’ compensation nurse case management and cost containment services to segregated portfolio captives and our quota share reinsurers. We plan to offer these services, together with general agency, general underwriting and policy and claims administration services, to other regional and national insurance companies and self-insured employers. We also plan to increase our insurance services income by expanding both organically and through strategic acquisitions of workers’ compensation policy and claims administration service providers, general agencies or general underwriting organizations. Taking advantage of our hybrid business model, we plan to identify and acquire insurance services operations that will create synergies with our alternative market and traditional workers’ compensation business.

•	Obtain a Favorable Rating from A.M. Best. We have been informed by A.M. Best that after completion of this offering, we may expect Guarantee Insurance to receive a financial strength rating of “A−” (Excellent), which is the fourth highest of fifteen A.M. Best rating levels. This indicative rating assignment is subject to the capitalization of Guarantee Insurance (and PF&C if we acquire it) at a level that A.M. Best requires to support the assignment of the “A−” rating through 2012 . We expect that the contribution of $155 million of the net proceeds of this offering to Guarantee Insurance (or the contribution of $20 million to Guarantee Insurance and the capitalization of PF&C with $135 million if we acquire it) on or prior to March 31, 2010 will be sufficient to satisfy this requirement. If we acquire PF&C as described elsewhere in this prospectus, this rating assignment is also conditioned upon regulatory approval of a pooling agreement between Guarantee Insurance and PF&C that is satisfactory to A.M. Best. Pooling is a risk-sharing arrangement under which premiums and losses are shared between the pool members. We expect to make the contemplated capital contributions when we purchase PF&C or conclude not to proceed with that transaction, in either event prior to March 31, 2010. The indicative rating assignment we received from A.M. Best is not a guarantee of final rating outcome. In addition, in order to maintain this rating, Guarantee Insurance (and PF&C if we acquire it) must maintain capitalization at a level that A.M. Best requires to support the assignment of the “A−” rating, and any material negative developments in our operations, including in terms of management, earnings, capitalization or risk profile could result in negative rating pressure and possibly a rating downgrade. While we have expanded our business profitably without an A.M. Best rating and we believe that we can continue to do so with the net proceeds from this offering, we believe that an “A−” rating from A.M. Best would increase our ability to market to large national brokers and large employers and create new opportunities for our products and services in rating sensitive markets. A.M. Best’s ratings reflect its opinion of an insurance company’s financial strength and ability to meet ongoing obligations to policyholders and are not intended for the protection of investors.

•	Leverage Existing Infrastructure. We service our insurance services customers and policyholders through regional offices in three states, each of which we believe has been staffed to accommodate a certain level of insurance services business and premium growth. We plan to realize economies of scale in our workforce and leverage other scalable infrastructure costs.

Our Organization

Patriot Risk Management, Inc. was incorporated in Delaware in April 2003 by Steven M. Mariano, our Chairman, President and Chief Executive Officer. In September 2003, our wholly owned subsidiary, Patriot National Insurance Group, Inc., acquired Guarantee Insurance Company (“Guarantee Insurance”), a shell property and casualty insurance company that was not writing new business at the time we acquired it. At that time, Guarantee Insurance had approximately $3.2 million in loss and loss adjustment expense reserves relating to commercial general liability claims that had been in run-off since 1983, and was licensed to write insurance business in 41 states and the District of Columbia. Guarantee Insurance is domiciled in Florida and began writing business as a subsidiary of Patriot Risk Management in the first quarter of 2004. Guarantee Insurance is currently licensed to write workers’ compensation insurance in 27 jurisdictions, and also holds 4 inactive workers’ compensation licenses.

In 2005, we formed PRS Group, Inc. as a wholly owned subsidiary and incorporated Patriot Risk Services, Inc. and Patriot Re International, Inc. as wholly owned subsidiaries of PRS Group, Inc. PRS provides nurse case management and cost containment services for the benefit of Guarantee Insurance, segregated portfolio captives and our quota share reinsurers. Patriot Re International, Inc. is licensed as a reinsurance intermediary broker in 2 jurisdictions, although Patriot Re’s business was in run-off through the second quarter of 2009 and is currently inactive.

In 2008, we formed Patriot Recovery, Inc. to assist us in investigation and subrogation activities.

On December 18, 2009, we entered into a stock purchase agreement with Argonaut Insurance Company to acquire Argonaut-Southwest Insurance Company, a shell property and casualty insurance company domiciled in Illinois for a cash price of $1.2 million plus the statutory surplus of that company as of September 30, 2009, which was approximately $15.5 million. We plan to rename Argonaut-Southwest as Patriot Fire & Casualty Insurance Company when we acquire it.

In connection with, and as a condition to our acquisition of PF&C, we are seeking to have it redomesticated to Florida. Both the redomestication and acquisition are subject to regulatory approvals by both the Illinois and Florida insurance departments. In addition, if we acquire PF&C, our indicative rating assignment from A.M. Best is conditioned upon Florida regulatory approval of a pooling agreement between PF&C and Guarantee Insurance that is satisfactory to A.M. Best. If we receive all regulatory approvals for this transaction, we plan to acquire PF&C on or prior to March 31, 2010. There can be no assurance that we will obtain the necessary regulatory approvals to complete this acquisition. We do not believe that our failure to acquire PF&C will adversely affect our business plan or prevent us from obtaining the “A−” rating from A.M. Best that we expect to receive upon completion of this offering.

As of December 31, 2008, PF&C had approximately $17.7 million of total assets, comprised principally of cash and invested assets, and had approximately $2.7 of total liabilities, of which approximately $2.6 million represented ceded reinsurance premiums payable. For the year ended December 31, 2008, PF&C had approximately $3.7 million of direct premiums written, $2.7 million of direct premiums earned and $140,000 of net income, nearly all of which income represented investment income. The operations of PF&C for the years ended December 31, 2008, 2007 and 2006 were substantially different from our operations, and it will be a condition to closing the consummation of the acquisition that all in-force business is indemnity reinsured by an affiliate of Argonaut Insurance Company, and further that all of the liabilities of PF&C be transferred out of PF&C prior to or as soon as practicable after the closing. All of the in-force business is currently reinsured to an affiliate of Argonaut Insurance Company. PF&C’s annual historical financial statements for the years ended December 31, 2008, 2007 and 2006 and presentation of the pro forma effects of such business combination would not be meaningful to the understanding of our operations and, accordingly, have not been included in this prospectus.

PF&C is licensed to write workers’ compensation insurance in Arizona, Arkansas, California, Illinois, Louisiana, Mississippi, New Jersey, New Mexico, Oklahoma, Oregon, and Texas. Guarantee Insurance is licensed in each of these jurisdictions except for Arizona, California, Illinois, Oregon, and Texas. We intend to contribute a substantial portion of the proceeds of this offering to Guarantee Insurance and, if we acquire it, to

PF&C, to support their premium writings. We intend to use a portion of the net proceeds of this offering to pay the purchase price to acquire PF&C on or prior to March 31, 2010. We believe that the acquisition of PF&C will allow us to obtain licenses to write business in additional states and offer, in certain states, separate rating plans from those offered through Guarantee Insurance, thus allowing us and our producers additional rating flexibility to write a broader range of risks than might be possible under the rating plans of only a single insurer.

In 2009, we renamed two of our inactive subsidiaries as Patriot Underwriters, Inc. and Patriot General Agency, Inc. These entities are obtaining licenses, as appropriate, to provide general agency and general underwriting services to third parties. General agency services were provided to third parties by certain PRS Group, Inc. subsidiaries in 2008 and 2007. Patriot Risk Services, Inc. is currently licensed as an insurance agent or producer in 19 jurisdictions. Patriot Insurance Management Company is currently licensed as an insurance agent or producer in 34 jurisdictions. Patriot Underwriters, Inc. is licensed as an insurance producer in 39 jurisdictions. Patriot General Agency, Inc. is licensed as an insurance producer in 39 jurisdictions. We plan to utilize Patriot Underwriters, Inc. and Patriot General Agency, Inc. to provide general agency and general underwriting services to third parties and cease providing general agency services through Patriot Risk Services, Inc. and Patriot Insurance Management Company. In 2009, we renamed Guarantee Insurance Group, Inc. as Patriot National Insurance Group, Inc.

Patriot Risk Management, Inc. is an insurance holding company that was incorporated in Delaware in 2003. Our principal subsidiaries are Guarantee Insurance Company, Patriot Underwriters, Inc. and Patriot Risk Services, Inc. Our executive offices are located at 401 East Las Olas Boulevard, Suite 1540, Fort Lauderdale, Florida 33301, and our telephone number at that location is (954) 670-2900.

Industry Overview and Outlook

Workers’ compensation insurance is a system established under state and federal laws under which employers are required to pay for their employees’ medical, disability, vocational rehabilitation and death benefit costs for injuries, death or occupational diseases arising out of employment, regardless of fault. The principal concept underlying workers’ compensation laws is that employees injured in the course and scope of their employment have only the legal remedies available under workers’ compensation laws and do not have any other recourse against their employer. An employer’s obligation to pay workers’ compensation benefits does not depend on any negligence or wrongdoing on the part of the employer and exists even for injuries that result from the negligence or fault of another person, a co-employee or the injured employee.

Insurance Services

Insurance services include workers’ compensation general agency, underwriting and captive management services, including policy administration, and claims services. Claims services include nurse case management, cost containment and claims administration.

With respect to claims services, workers’ compensation nurse case management and cost containment services are intended to help control the cost of workers’ compensation claims through intervention and ongoing review of services proposed and provided. Claims case management and cost containment techniques were originally developed to stem the rising costs of medical care for employers and health insurance companies. Employers and workers’ compensation insurance companies have been slow to implement nurse case management and cost containment techniques to workers’ compensation claims, primarily because the aggregate costs of workers’ compensation claims are relatively small compared to costs associated with group health benefits and because state-by-state regulations related to workers’ compensation are far more complex than those related to group health insurance. However, we believe that employers and insurance carriers have been increasing their focus on nurse case management and cost containment to control their workers’ compensation costs.

An increasing number of states have adopted legislation encouraging the use of workers’ compensation nurse case management and cost containment to assist employers in controlling their workers’ compensation costs. These laws generally provide employers an opportunity to channel injured employees into provider networks. In certain states, these laws require licensed organizations to offer certain specified services, such as utilization management, case management, peer review and provider bill review. We believe that these laws generally establish a framework within which we can provide our customers with a full range of nurse case management and cost containment services for greater workers’ compensation cost control.

Certain states do not permit employers to restrict a claimant’s choice of provider, making it more difficult for employers to utilize, or engage other organizations to provide, nurse case management and cost containment techniques. However, in certain states, employers have the right to direct employees to a specific primary healthcare provider during the onset of a workers’ compensation case, subject to the right of the employee to change physicians after a specific period. In addition, workers’ compensation laws vary from state to state, making it difficult for multi-state employers to adopt uniform policies to administer, manage and control the costs of benefits. As a result, we believe that effective nurse case management and cost containment requires approaches tailored to the specified regulatory environment in which the employer is operating.

Insurance

Workers’ compensation insurance policies generally provide that the insurance carrier will pay all benefits that the insured employer may become obligated to pay under applicable workers’ compensation laws. Each state has a regulatory and adjudicatory system that quantifies the level of wage replacement to be paid, determines the level of medical benefits to be provided and the cost of permanent impairment and specifies the options in selecting medical providers available to the injured employee or the employer. These state laws generally require two types of benefits for injured employees: medical benefits, which include expenses related to diagnosis and treatment of the injury, as well as any required rehabilitation, and indemnity payments, which consist of temporary wage replacement, permanent disability payments and death benefits to surviving family members. To fulfill these mandated financial obligations, virtually all employers are required to purchase workers’ compensation insurance or, if permitted by state law or approved by the U.S. Department of Labor, to self-insure. The employers may purchase workers’ compensation insurance from a private insurance carrier, a state-sanctioned assigned risk pool or a self-insurance fund, which is an entity that allows employers to obtain workers’ compensation coverage on a pooled basis. Employers, agents and other parties may also participate in workers’ compensation underwriting risk through a segregated portfolio captive that is controlled by the policyholder, agent or another party, or through other risk sharing arrangements, such as large deductible policies or retrospectively rated policies.

We believe the challenges faced by the workers’ compensation insurance industry over the past few years have created significant opportunity for us to increase the amount of business we write. According to the 2009 NCCI State of the Line Report, the workers compensation insurance industry combined ratio for both 2008 (preliminary) and 2007 was 101%, an eight-point increase from 2006’s combined ratio of 93%. Large carriers that traditionally compete for business on price rather than service dominate the industry. As the industry experiences an average underwriting loss (greater than 100% combined ratio), the large carriers charge higher prices and workers’ compensation clients may turn elsewhere for the lowest cost option. When the commodity portion of the market constricts, we believe more business moves towards specialty carriers like us.

Generally, market opportunities for commercial workers’ compensation insurers are more favorable when residual markets are less active and less profitable. Residual market organizations generally serve as “insurers of last resort,” issuing policies to those who are not able to find traditional coverage in the voluntary market. These organizations come in several forms, including joint underwriting associations, health associations, and compensation funds. The 2009 NCCI State of the Line Report shows that residual market policy year premium volume decreased from approximately $1.2 billion in 2006 to approximately $1.0 billion in 2007 and a projected $0.7 billion in 2008. According to the report, market share for the residual market decreased from approximately 10% in 2006 to approximately 8% in 2007 and approximately 6% in 2008 (preliminary).

According to the 2009 NCCI State of the Line Report, medical costs remain an area of concern. The report indicates that medical costs increased by approximately 7% per year from 2002 through 2007. The report projects that medical costs will comprise approximately 58% of total workers compensation claim costs in 2008, compared to approximately 53% in 1998 and 46% in 1988. To help control the impact of rising medical costs on workers’ compensation, we believe that states will continue to enact medical fee schedules and insurers will continue to aggressively manage vendor selection and performance and to control prescription drug expenditures through the use of generic drugs and care management initiatives.

For the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, we wrote approximately 52%, 67% and 74%, of our direct premiums written, respectively, in administered pricing states — Florida, Indiana, New Jersey, and, prior to October 1, 2008, New York. Effective October 1, 2008, New York is no longer an administered pricing state. In 2008, we wrote approximately 46% of our direct premiums written in Florida. In administered pricing states, insurance rates are set by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states. Therefore, rather than setting rates for the policies, our underwriting efforts in these states for our traditional business relate primarily to the selection of the policies we choose to write at the premium rates that have been set.

The Florida OIR has approved workers’ compensation rate decreases each year over the past several years. In August 2009, the NCCI submitted a filing proposing an overall workers’ compensation rate level decrease of 6.8%, effective January 1, 2010, which was approved by the Florida OIR on October 15, 2009. In October 2008, the Florida OIR approved an average statewide rate decrease of 18.6% effective January 1, 2009. In February 2009, the Florida OIR approved an average statewide rate increase of 6.4%, effective April 1, 2009, associated with the Florida Supreme Court’s decision to eliminate statutory limits on attorneys’ fees that were imposed as a result of 2003 reforms. In June 2009, the Florida OIR approved a rollback to the rates that became effective on January 1, 2009 in connection with Florida legislation that restored the limit on attorneys’ fees and clarified related statutory language that the Florida Supreme Court had determined to be ambiguous. In October 2007, the NCCI submitted an amended filing calling for a Florida statewide rate decrease of 18.4%, which was approved by the Florida OIR on October 31, 2007 and was effective January 1, 2008. In October 2006, the Florida OIR approved an average statewide rate decrease of 15.7%, effective January 1, 2007.

Significant declines in claim frequency and an improvement in loss development in Florida since the legislature enacted certain reforms in 2003 are two principal reasons for the mandated premium level decreases. We have responded to these rate decreases by expanding our alternative market business in Florida and strengthening our collateral on reinsurance balances on Florida alternative market business. We expect an increase in Florida experience modifications, which serve as a basic factor in the calculation of premiums. We anticipate that our ability to adjust to these market changes will create opportunities as our competitors find the Florida market less desirable.

Business Segments

We operate in two business segments:

•	Insurance Services Segment. In our insurance services segment, we generate fee income by providing workers’ compensation claims services as well as agency and underwriting services. Workers’ compensation claims services include nurse case management, cost containment services and, beginning in the second quarter of 2009, claims administration and adjudication services. Workers’ compensation agency and underwriting services include general agency services and, beginning in the second quarter of 2009, specialty underwriting, policy administration and captive management services. Nurse case management and cost containment services are performed for the benefit of Guarantee Insurance, segregated portfolio captives and our traditional business quota share reinsurers under the Patriot Risk Services brand. In addition, we perform claims services and agency and underwriting services under the Patriot Underwriters’ brand for the benefit of another insurance company, which we refer to as our BPO client, through a business process outsourcing arrangement.

•	Insurance Segment. In our insurance segment, we provide workers’ compensation alternative market insurance solutions and traditional workers’ compensation policies for small to mid-sized employers as well as larger companies. In the alternative market, we write policies under which the policyholder, an agent or another party bears a substantial portion of the underwriting risk through a segregated portfolio captive or other arrangements, including large deductible policies and retrospectively rated policies, all of which allow policyholders, agents or other parties to share in the insured’s claims experience. Our alternative market clients typically have premiums of less than $3 million. We also write workers’ compensation business for employers with annual premiums generally below $250,000 for which Guarantee Insurance bears substantially all of the underwriting risk (subject to reinsurance arrangements), which we refer to as traditional business. For employers with larger annual premiums, we evaluate whether the risk is appropriate for our traditional business or more suited to an alternative market solution.

Insurance Services Segment

Operating Strategy

Through PRS and, beginning in 2009, PUI, the primary insurance services provided by us are claims services, including nurse case management and cost containment services for workers’ compensation claims. In the second quarter of 2009, we began providing these claims services, together with claims administration and adjudication services and general agency, underwriting and captive management services to our BPO client.

For the nine months ended September 30, 2009, services provided to Guarantee Insurance for the benefit of segregated portfolio captives and our quota share reinsurers and services provided to our BPO client accounted for approximately 64% and 36%, respectively, of insurance services income. For the years ended December 31, 2008, 2007 and 2006, services provided to Guarantee Insurance for the benefit of segregated portfolio captives and our quota share reinsurers accounted for substantially all of our insurance services income. We expect our nurse case management, cost containment and other insurance services operations will become less dependent over time on Guarantee Insurance’s premium and risk retention levels as we expand our BPO relationships, obtain additional general agency appointments and secure other third-party insurance services contracts for nurse case management, cost containment and claims administration and adjudication services.

To complement our organic insurance services growth, we intend to expand our insurance services operations through additional targeted strategic relationships and explore acquisition opportunities. These relationships may involve fronting arrangements, where we assume a portion of the underwriting risk, or distribution and insurance services relationships, where we do not assume any underwriting risk but earn commissions for producing business and insurance services income for providing nurse case management and cost containment services and, in certain cases, services to segregated portfolio cell captives. In addition, we may seek to acquire other workers’ compensation policy and claims administration providers, general agencies or general underwriting organizations as we expand in our existing markets and into additional markets. Although we are not currently engaged in discussions with any potential acquisition candidates, we are routinely pursuing and evaluating acquisition opportunities that would enable us to expand our insurance services operations.

Customers

Our insurance services revenues for the nine months ended September 30, 2009 were derived principally from Guarantee Insurance Company, segregated portfolio captives, our quota share reinsurers and our BPO client. Our insurance services revenues for the years ended December 31, 2008, 2007 and 2006 were derived principally from Guarantee Insurance, segregated portfolio captives and our quota share reinsurers.

Products and Services

PRS and PUI earn insurance services income for the following services:

Claims Services

•	Nurse Case Management. PRS provides nurse case management services for the benefit of Guarantee Insurance, segregated portfolio captives, our quota share reinsurers and our BPO client. PRS has been awarded Case Management Accreditation by the Utilization Review Accreditation Committee (URAC), a nationally recognized leader in promoting health care quality through its accreditation and certification programs. PRS’s nurse case managers have nationally recognized credentials accepted by workers’ compensation insurers, including the following: Registered Nurse, Certified Rehabilitation Registered Nurse and State Qualified Rehabilitation Provider. Upon receipt of the notice of injury, claims are assigned to a nurse case manager. PRS’s nurse case managers do not provide health care services to the claimant. The nurse case manager’s role is to assist in resolving the claim and returning the injured worker to work as efficiently as possible. PRS nurse case managers actively monitor each file pursuant to a process that includes peer review and utilization guidelines for treatment. PRS’s nurse case managers contact the injured worker within two business days after claim filing to assess and assist in the early-intervention process. We believe that early intervention is essential for medical management and early return to work. PRS’s nurse case managers remain active on the claim from inception until claim resolution. The nurse case manager and the claims adjuster work together to achieve the overall goal of helping the injured employee return to work and closing the claim. The case management process remains active during the course of treatment to help ensure there is medically necessary treatment towards resolution and the injured worker returns to work or pre-injury status. PRS provides these nurse case management services for a flat monthly fee over the life of the claim. For the nine months ended September 30, 2009 and the year ended December 31, 2008, fees earned by PRS for nurse case management services represented approximately 32% and 47% of insurance services income, respectively.

•	Cost Containment Services. PRS provides cost containment services for the benefit of Guarantee Insurance, segregated portfolio captives and our quota share reinsurers. In the second quarter of 2009, PRS also began providing cost containment services for the benefit of our BPO client. PRS has developed an extensive preferred provider network of physicians, clinics, hospitals, pharmacies and the like. Participating in PPO networks allows access to discounted services, which yield medical costs savings. For the years ended December 31, 2008 and 2007, PRS cost containment activities reduced medical bills by an average of 54% and 45%, resulting in a total savings in medical costs of $20.5 million and $10.6 million, respectively. PRS provides these bill review services on a percentage of savings basis. For the nine months ended September 30, 2009 and the year ended December 31, 2008, fees earned by PRS for cost containment services represented approximately 31% and 43% of insurance services income, respectively.

•	Claims Administration and Adjudication Services. In the second quarter of 2009, PRS began providing workers’ compensation claims administration and adjudication services for the benefit of our BPO client. Claims administration and adjudication services are provided pursuant to and in compliance with state rules and regulations as well as client-specific process guidelines. For the nine months ended September 30, 2009, fees earned by PRS for claims administration and adjudication services represented 1% of insurance services income. No fees were earned by PRS for claims administration for the year ended December 31, 2008.

General Agency, Underwriting and Captive Management Services

PRS began acting as a general agent for other insurance companies in late 2007. PUI replaced PRS as the provider of general agency and underwriting services in 2009. We facilitate the placement of workers’ compensation submissions on behalf of independent retail agents throughout the country, and receive commission income as a percentage of premiums written. PRS and PUI have never taken underwriting risk. During the second quarter of 2009, we also began offering general agency services to our BPO client and plan to further expand our general agency services through additional business processing relationships and carrier appointments.

Through PUI, we provide workers’ compensation general underwriting and captive management services to our BPO client. This customer, which does not specialize in workers’ compensation coverage, contracted with us to source, underwrite, process and service workers’ compensation insurance business on its behalf. We earn insurance services fee income for providing these services. Our BPO client benefits from a specialty book of workers’ compensation insurance business, written on its insurance policies, without the need for it to build the necessary infrastructure and distribution network. For the nine months ended September 30, 2009 and the year ended December 31, 2008, fees earned by us for general agency, underwriting and captive management services provided to our BPO clients represented approximately 36% and 10% of insurance services income, respectively.

Captive management services include the formation and management of the segregated portfolio captive. Formation of the segregated portfolio captive involves the submission of an application for regulatory approval by the captive domiciliary regulatory body, together with supporting financial information and a business plan, and the creation and execution of participation agreements, subscription agreements and reinsurance agreements pertaining to the segregated portfolio cell. Management of the segregated portfolio captive includes compliance monitoring, segregated cell financial reporting and investment portfolio management services.

Reinsurance Intermediary Services

Through a reinsurance co-brokerage agreement that we entered into in 2008 with an independent third-party reinsurance intermediary, PRS placed excess of loss reinsurance and quota share reinsurance for Guarantee Insurance. This reinsurance co-brokerage agreement was terminated in the second quarter of 2009, and we do not expect reinsurance intermediary services to be a material component of our future insurance services income. For the nine months ended September 30, 2009 and the year ended December 31, 2008, fees earned by us for reinsurance intermediary services represented approximately 1% and 6% of insurance services segment income, respectively.

Marketing

In addition to Guarantee Insurance, the segregated portfolio cell captives and our quota share reinsurers, PRS and PUI market their claims services and general agency, underwriting and captive management services, respectively, through direct contact with insurance companies, reinsurance intermediaries and other insurance and claims service providers. Additionally, PRS and PUI participate in insurance conventions and industry activities and advertise in insurance industry publications.

The following table sets forth the total premiums produced for our BPO client for the nine months ended September 30, 2009. PRS and PUI provide their claims services and general agency, underwriting and captive management services on this business.

	Nine Months Ended September 30, 2009
	Alternative Market
	Business		Traditional Business		Total
	Premium	Percentage	Premium	Percentage	Premium	Percentage
	$ in thousands

California	$6,630	34.1%	$—	—%	$6,630	34.1%
Texas	2,211	11.4	—	—	2,211	11.4
Illinois	1,419	7.3	—	—	1,419	7.3
Michigan	1,240	6.4	—	—	1,240	6.4
South Carolina	1,138	5.9	—	—	1,138	5.9
Florida	686	3.5	—	—	686	3.5
North Carolina	685	3.5	—	—	685	3.5
Idaho	663	3.4	—	—	663	3.4
Tennessee	543	2.8	—	—	543	2.8
Oklahoma	532	2.7	—	—	532	2.7
Arizona	516	2.7	—	—	516	2.7
Other States	3,165	16.3	—	—	3,165	16.3

Total	$19,428	100.0%	$—	—%	$19,428	100.0%

For Guarantee Insurance’s direct premiums written by state for the nine months ended September 30, 2009 and the year ended December 31, 2008, for which PRS provides its claims services, see “Business — Insurance Segment — Products.”

Insurance Segment

Operating Strategy

We are committed to individual account underwriting and to selecting quality risks. Within our insurance segment, we have two lines of business: alternative market insurance solutions and traditional business. For alternative market insurance solutions, our business is comprised of various risk classifications and hazard levels. For higher risk classifications and hazard levels, we seek to mitigate our risk by retaining only a small portion of the exposure, securing adequate collateral to protect our interests in the event of adverse claims experience and charging an appropriate premium for the underlying risks. For traditional business, we generally write low to medium risk classifications and hazard levels, such as clerical office, light manufacturing, artisan contractors and the service industry.

Alternative Market Insurance Solutions.  Through Guarantee Insurance, we provide alternative market workers’ compensation risk transfer solutions, including workers’ compensation policies or arrangements where the policyholder, an agent or another party generally bears a substantial portion of the underwriting risk.

The primary risk sharing arrangement we employ involves the use of a segregated portfolio captive, which refers to a captive reinsurance company that operates as a single legal entity with segregated pools of assets, or segregated portfolio cells, the assets and associated liabilities of which are solely for the benefit of the segregated portfolio cell participants. We sometimes refer to the segregated portfolio cell participants as the owners of the cell. Arrangements for segregated portfolio cells that are owned by the policyholder or another party generally involve a single policy. For segregated portfolio cells that are owned by the policyholder or another party, we generally retain 10% of the underwriting risk. We typically provide these solutions to companies in a broad array of industries, including employers such as hospitality companies, construction companies, professional employer organizations, clerical and professional temporary staffing companies, industrial companies, car dealerships, food services and retail and wholesale operations. At

September 30, 2009, Guarantee Insurance had 22 segregated portfolio captive risk-sharing arrangements under which the segregated portfolio cells are owned by the policyholder or another party, with an average premium per segregated portfolio cell of approximately $570,000.

Arrangements for segregated portfolio cells that are owned by an insurance agency or group of insurance agencies generally involve a number of policies for small to medium-sized employers in a broad array of industries, which become part of the segregated portfolio captive arrangement as the business is written or renewed by the agency. For segregated portfolio cells that are owned by an insurance agency or group of insurance agencies, we retain between 10% and 90% of the underwriting risk. At September 30, 2009, Guarantee Insurance had 11 segregated portfolio captive risk-sharing arrangements under which the segregated portfolio cells are owned by an insurance agency or group of insurance agencies. One agency-owned segregated portfolio cell comprised 41% of our total alternative market gross premiums written for the nine months ended September 30, 2009. No other segregated portfolio cell comprised more than 5% of our total alternative market gross premiums written for the nine months ended September 30, 2009.

For the nine months ended September 30, 2009, we retained approximately 14% of the underwriting risk under our segregated portfolio captive arrangements. Under all of our segregated portfolio captive arrangements, we earn a ceding commission from the segregated portfolio captive, which is payment to Guarantee Insurance by such captive of a commission as compensation for providing underwriting, policy and claims administration, captive management and investment portfolio management services for the benefit of the segregated portfolio cell.

Our alternative market business also includes other arrangements through which we share underwriting risk with our policyholders or other parties participating in the risk-sharing arrangements, such as large deductible policies or policies for which the final premium is based on the insured’s actual loss experience during the policy term, which we refer to as retrospectively rated policies. Unlike our traditional workers’ compensation policies, these arrangements align our interests with those of the policyholders or such other parties, allowing them to share in the underwriting profit or loss. In addition, our alternative market business includes guaranteed cost policies issued to certain professional employer organizations and professional temporary staffing organizations on which we retain the risk. The excess of loss reinsurance on these policies is provided by the same reinsurer that covers our segregated portfolio captive insurance plans, retrospectively rated plans and large deductible plans, and these plans may be converted to risk sharing arrangements in the future.

Many of our alternative market insurance solutions allow policyholders to share in their own claims experience and be rewarded for low claims costs rather than simply paying fixed premiums. In other cases, agencies or other parties participate in the risk. We believe that other insurers generally offer alternative market insurance solutions to larger corporate customers. We offer our alternative market solutions to small, medium and larger sized companies, generally with stable profitable claims experience.

Our renewal rates on alternative market business that we elected to quote for renewal for the year ended December 31, 2008, based on segregated portfolio cell counts, was 100%.

Traditional Business.  We began writing workers’ compensation policies through Guarantee Insurance in the first quarter of 2004. We focus on servicing small to mid-sized employers in a broad array of industries, including clerical and professional services, food services, retail and wholesale operations and industrial services located in Florida and other states in the Southeast and Midwest United States that generally have fewer than 300 employees. In certain circumstances, we also write traditional policies for larger employers. We typically write these policies for:

•	low to medium risk classifications and hazard levels; and

•	accounts with annual premiums below $250,000.

As of September 30, 2009, we had approximately 5,200 traditional workers’ compensation policyholders and an average annual premium per policyholder of approximately $11,400.

Alternative Market Segregated Portfolio Captives and Traditional Business Policyholders

Products

All states require employers to provide workers’ compensation benefits to their employees for injuries and occupational diseases arising out of employment, regardless of whether such injuries or disease result from the employer’s or the employee’s negligence. Employers may either insure their workers’ compensation obligations or, subject to regulatory approval, self-insure their liabilities. Workers’ compensation statutes require that a policy cover three types of benefits: medical expenses, disability benefits and death benefits. Our workers’ compensation insurance policies also provide employers liability coverage, which provides coverage for an employer if an injured employee sues the employer for damages as a result of the employee’s injury.

Through Guarantee Insurance, we offer a range of workers’ compensation products and a variety of payment options designed to fit the needs of our policyholders and employer groups. Working closely with our independent agents, our underwriting staff helps determine which type of workers’ compensation insurance solution is appropriate for each risk.

Alternative Market Insurance Solutions.  We provide a variety of services to employers, insurance agencies or other parties who wish to bear a substantial portion of the underwriting risk with respect to workers’ compensation exposures, including fronting, claims adjusting, claims administration and investment management services. We earn a ceding commission as compensation for these services. Our alternative market customers are subject to, at a minimum, monthly self-reporting of payroll figures. Our alternative market insurance solutions include the following:

•	Segregated portfolio captive insurance plans. We offer segregated portfolio captive plans to small, medium and larger-sized employers in a broad array of industries, including hospitality companies, construction companies, professional employer organizations, clerical and professional temporary staffing companies, industrial companies, car dealerships, food services and retail and wholesale operations, using both onshore and offshore captive facilities. Prior to the advent of segregated portfolio captive programs, only very large risks could afford the capitalization and administrative costs associated with captive insurance company formation. Our approach utilizes standardized agreements and processes that allow employers, insurance agencies and other parties to participate. Through our captive insurance plans, we write a workers’ compensation policy for the employer and facilitate the establishment of a segregated portfolio cell within a segregated portfolio captive by coordinating the necessary interactions among the party controlling the cell, the insurance agency, the segregated portfolio captive, our manager and insurance regulators in the jurisdiction where the captive is domiciled. These segregated portfolio cells may be controlled by policyholders, insurance agencies, parties related to policyholders or other parties.

Once the segregated portfolio cell is established, Guarantee Insurance enters into a captive reinsurance agreement with the segregated portfolio captive acting on behalf of the segregated portfolio cell. Guarantee Insurance generally retains 10% to 90% of the underwriting risk under arrangements for segregated portfolio cells owned by the policyholder or another party, and cedes the balance of such risk on a quota share basis to the segregated portfolio captive. Guarantee Insurance retains between 10% and 90% of the underwriting risk under arrangements for segregated portfolio cells that are owned by an insurance agency or group of insurance agencies, and cedes the balance of the risk to the segregated portfolio cell captives. For the nine months ended September 30, 2009, we retained approximately 14% of the underwriting under risk under our segregated portfolio captive arrangements. Any amount of losses in excess of $1.0 million per occurrence is not covered by the captive reinsurance agreement. If the aggregate covered losses for the segregated portfolio cell exceed the level specified in the reinsurance agreement, the segregated portfolio captive reinsures the entire amount of the excess losses up to the aggregate liability limit specified in the captive reinsurance agreement. If the aggregate losses for the segregated portfolio cell exceed the aggregate liability limit, Guarantee Insurance retains 100% of those excess losses, except to the extent that any loss exceeds $1.0 million per occurrence, in which case the amount of such loss in excess of $1.0 million is reinsured under Guarantee Insurance’s excess of loss reinsurance program.

Because reinsurance does not relieve Guarantee Insurance of liability under the underlying workers’ compensation policies and Guarantee Insurance’s ability to collect for losses incurred is limited to the assets of the segregated portfolio cell, we generally protect ourselves from potential credit risk related to a segregated portfolio cell by holding collateral, including funds withheld for the account of the cell, to provide for payment of the reinsurance obligations incurred by the segregated portfolio captive on behalf of the cell. Funds withheld consists of ceded premiums net of ceding commissions, less claims paid on behalf of the segregated portfolio cell, together with collateral that the segregated portfolio captive posts on behalf of the cell in the form of cash. Funds withheld also include interest credited to the funds withheld account. In certain cases, the segregated portfolio cell captive also provides letters of credit or other financial instruments acceptable to Guarantee Insurance as collateral. In addition, we generally require the party controlling the segregated portfolio cell to guarantee the payment to Guarantee Insurance of all liabilities and obligations related to the cell that are owed under the captive reinsurance agreement and related agreements.

Segregated portfolio captives are generally required to provide collateral to us with respect to a cell in an amount that is greater than or equal to the ceded reserves that Guarantee Insurance initially estimates will be required on the underlying workers’ compensation policies relating to such cell. On an ongoing basis, we evaluate the adequacy of the collateralization of the segregated portfolio cell reserves. If we determine that the amount of collateral is inadequate, we seek additional collateral or otherwise evaluate the likelihood, based on available information, that the full amount of the reinsurance recoverable balance from the cell is collectible. If we deem it probable, based on available information, that all or a portion of a cell’s uncollateralized reinsurance recoverable balance is not collectible, we establish an allowance for such uncollectible reinsurance recoverable.

In order for the party controlling a segregated portfolio cell to receive any funds withheld attributable to our segregated portfolio captive insurance program, that party must formally request a dividend. However, dividends may only be declared by the board of the segregated portfolio captive out of the profits of the segregated portfolio cell under the captive reinsurance agreement or out of monies otherwise available for distribution in accordance with applicable law. In practice, upon receipt of a dividend request, Guarantee Insurance determines whether all expenses and liabilities with respect to the cell have been reasonably provided for or paid. If Guarantee Insurance approves the dividend request, we will submit a formal request to the domiciliary captive manager, supported with relevant financial justification for final approval. If approved by applicable regulatory authorities and the board of the segregated portfolio captive, Guarantee Insurance will remit the remaining funds attributable to the cell to the captive for payment to the party controlling the cell.

For the nine months ended September 30, 2009 and the year ended December 31, 2008, approximately 79% and 77%, respectively, of our direct premiums written on alternative market business were derived from captive insurance arrangements, respectively. For the nine months ended September 30, 2009 and the year ended December 31, 2008, we ceded approximately 86% and 88%, respectively, of our segregated portfolio captive alternative market gross premiums written under quota share reinsurance agreements with segregated portfolio captives.

The following schematic illustrates the basic elements of a segregated portfolio captive arrangement, with our subsidiaries shaded:

*	Ceded premiums, net of ceding commission, are held by Guarantee Insurance for the account of the segregated portfolio cell and, along with the collateral, constitute the loss fund for payment of reinsured claims.

•	Large deductible plans. In 2008, we began offering large deductible plans as an alternative market insurance solution. Under these plans, we generally receive a lower premium than we would for a traditional plan, but the insured retains a greater share of the underwriting risk through a higher per-occurrence deductible. This gives the policyholder greater incentive to exercise effective loss controls. The per-occurrence deductibles on these plans range from $100,000 to $1,000,000, with various levels of aggregate protection. Under these plans, the policyholder is responsible for payments of claims that fall below the deductible. Guarantee Insurance pays the below-the-deductible portion of the claim and bills the policyholder for reimbursement. These types of programs require collateral from the policyholder based upon its individual loss profile and the loss development factors in the states where it is insured. For the nine months ended September 30, 2009 and the year ended December 31, 2008, approximately 7% and 6% of our direct premiums written on alternative market business were derived from large deductible plans, respectively.

•	Retrospectively rated plans. Under retrospectively rated plans, we charge an initial premium that is subject to adjustment at the end of the policy period. Retrospectively rated policies use formulae to adjust premiums based on the policyholder’s actual losses and loss adjustment expenses incurred and paid during the policy period, subject to a minimum and maximum premium. These policies are typically subject to annual adjustments until claims are closed. Unlike policyholder dividend plans in our traditional business (described below), retrospective premium adjustments are established contractually and are not determined at the discretion of the board of directors of Guarantee Insurance. Guarantee Insurance generally offers retrospectively rated policies to employers with minimum annual premiums of $100,000. For the nine months ended September 30, 2009 and the year ended December 31, 2008, approximately 2% and 4% of our direct premiums written on alternative market business were derived from retrospectively rated policies, respectively.

•	Guaranteed cost policies with no risk sharing features. Our alternative market business also includes policies issued to certain professional employer organizations and professional temporary staffing organizations on which we retain the risk. The excess of loss reinsurance on these policies is provided by the same reinsurer that covers our segregated portfolio captive insurance plans, retrospectively rated plans and large deductible plans, and these plans may be converted to risk sharing arrangements in the future. For the nine months ended September 30, 2009 and the year ended December 31, 2008, approximately 11% and 12% of our direct premiums written on alternative market business were derived from these guaranteed cost policies issued to certain professional employer organizations and professional temporary staffing organizations.

Traditional Business.  Through Guarantee Insurance, we also provide traditional workers’ compensation insurance coverage, under which Guarantee Insurance bears substantially all of the underwriting risk, subject to reinsurance arrangements. We manage that risk through the use of quota share and excess of loss reinsurance. Quota share reinsurance is a form of proportional reinsurance in which the reinsurer assumes an agreed upon percentage of each risk being insured and shares all premiums and losses with us in that proportion. Excess of loss reinsurance covers all or a specified portion of losses on underlying insurance policies in excess of a specified amount, or retention. We typically provide traditional workers’ compensation insurance coverage to small to medium-sized employers in a broad array of industries, including clerical and professional services, food services, retail and wholesale operations and industrial services, generally in low to medium risk classifications and hazard levels.

We write the following types of traditional workers’ compensation insurance business:

•	Guaranteed cost plans. Our basic traditional product is a guaranteed cost policy, under which the premium for a policyholder is set in advance based upon rate filings approved by the insurance regulator and varies based only upon changes in the policyholder’s employee class codes and payroll. The premium does not increase or decrease based upon an updated participating employee census during the policy period. We regularly audit the payroll records of our policyholders to help ensure that appropriate premiums are being charged and paid and adjust premiums as appropriate. For the nine months ended September 30, 2009 and the year ended December 31, 2008, approximately 73% and 76% of our direct premiums written on traditional business were derived from guaranteed cost products, respectively.

•	Pay-as-you-go plans. We offer a monthly self-reporting option, under which a policyholder’s monthly premium payments are calculated by the policyholder using actual monthly payroll figures. We refer to these as pay-as-you-go plans. Pay-as-you-go plans are a relatively recent innovation in the workers’ compensation industry. With pay-as-you-go plans, the insured works with a payroll vendor to collect accurate payrolls and corresponding premiums to be remitted to us. Pay-as-you-go plans have become popular with insureds, and as a result some payroll companies now own their own insurance agency and some traditional insurance agencies now own their own payroll company. We believe that pay-as-you-go plans are a more efficient method of underwriting and administering workers’ compensation. These plans reduce our credit exposure for additional premiums that we determine we are owed based on payroll audits. Furthermore, the plans create a more precise ongoing workers’ compensation insurance expense and more predictable ongoing cash flow expectations for our policyholders. We began offering pay-as-you-go plans in late 2006. For the nine months ended September 30, 2009 and the year ended December 31, 2008, approximately 17% and 18% of our direct premiums written on traditional business were derived from pay-as-you-go plans, respectively.

•	Policyholder dividend plans. Generally, under a policyholder dividend plan a fixed premium is charged based upon rate filings approved by the insurance regulator, but the insured may receive a dividend based upon favorable loss experience during the policy period. We began offering policyholder dividend plans in Florida and other states in 2007. Eligibility for these plans varies based upon the nature of the policyholder’s operations, value of premium generated, loss experience and existing controls intended to minimize workers’ compensation claims and costs. Policyholder dividends, which are to be paid at the discretion of the board of directors of Guarantee Insurance and in accordance with law, cannot be guaranteed and are generally based upon the policyholder’s loss experience and other terms stipulated in the policyholder dividend plan filed with the appropriate insurance regulators and policy terms, including the applicable dividend endorsements. We plan to pay dividends, if any,

18 months after policy expiration. For the nine months ended September 30, 2009 and the year ended December 31, 2008, approximately 10% and 6% of our direct premiums written on traditional business were derived from policyholder dividend plans, respectively.

The following table sets forth gross premiums written and net premiums earned for alternative market and traditional business:

	Nine Months
	Ended September 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	In thousands

Gross premiums written:
Direct business:
Alternative market	$42,163	$42,168	$47,374	$34,316	$33,921
Traditional business	44,378	51,912	69,182	50,599	26,636

Total direct business	86,541	94,080	116,566	84,915	60,557
Assumed business
BPO Client	$7,824	$—	$—	$—	$—
NCCI National Workers’ Compensation Pool	1,607	798	—	—	—

Total assumed business	9,431	798	1,007	895	1,815

Total	$95,972	$94,878	$117,563	$85,810	$62,372
Net premiums earned:
Direct business:
Alternative market	$8,444	$8,110	$15,733	$3,054	$2,852
Traditional business	16,971	23,350	32,456	20,490	16,584

Total direct business	25,415	31,460	48,189	23,544	19,436
Assumed business(1)
BPO Client	$1,538	$—	$—	$—	$—
NCCI National Workers’ Compensation Pool	1,416	816	—	—	—

Total assumed business	2,954	816	1,031	1,069	1,617

Total	$28,369	$32,276	$49,220	$24,613	$21,053

The following tables set forth the total direct premiums written for the nine months ended September 30, 2009 and year ended December 31, 2008:

	Nine Months Ended September 30, 2009
	Alternative Market
	Business		Traditional Business		Total
	Premium	Percentage	Premium	Percentage	Premium	Percentage
	In thousands (other than percentages)

Florida	$14,112	33.5%	$9,911	22.3%	$24,023	27.8%
New Jersey	8,530	20.2	9,078	20.5	17,608	20.3
New York	4,099	9.7	4,273	9.6	8,372	9.7
Georgia	5,297	12.6	3,049	6.9	8,346	9.6
Missouri	1,629	3.9	3,686	8.3	5,315	6.1
Arkansas	873	2.1	2,568	5.8	3,441	4.0
Oklahoma	1,745	4.1	1,569	3.5	3,314	3.8
Indiana	407	1.0	2,738	6.2	3,145	3.6
Virginia	875	2.1	1,806	4.1	2,681	3.1
Other States	4,596	10.9	5,700	12.8	10,296	11.9

Total	$42,163	100.0%	$44,378	100.0%	$86,541	100.0%

	Year Ended December 31, 2008
	Alternative Market
	Business		Traditional Business		Total
	Premium	Percentage	Premium	Percentage	Premium	Percentage
	In thousands (other than percentages)s

Florida	$32,977	69.6%	$20,658	29.9%	$53,635	46.0%
New Jersey	1,792	3.8	9,681	14.0	11,473	9.8
Missouri	981	2.1	8,590	12.4	9,571	8.2
Georgia	4,097	8.6	4,508	6.5	8,605	7.4
Indiana	255	0.5	6,330	9.1	6,585	5.6
New York	2,586	5.5	3,510	5.1	6,096	5.2
Arkansas	474	1.0	4,523	6.5	4,997	4.3
Alabama	1,465	3.1	1,068	1.5	2,533	2.2
Oklahoma	492	1.0	1,834	2.7	2,326	2.0
Other States	2,255	4.8	8,480	12.3	10,735	9.2

Total	$47,374	100.0%	$69,182	100.0%	$116,556	100.0%

Marketing and Distribution

We distribute our alternative market solutions and traditional workers’ compensation plans exclusively through a network of independent agencies. We select agencies based on several key factors, such as size and scope of the agency’s operations, loss ratio of its existing business, targeted classes of business, reputation of the agency and our principals, producers and business philosophy. We target agencies that we believe share our service philosophy and are likely to send us the quality of business we are seeking. We invest a substantial amount of time in developing relationships with our agents, and we believe that this gives us the opportunity to underwrite the most profitable business in each state in which we write premiums. As of November 24, 2009, Guarantee Insurance had direct contracts with approximately 570 independent non-exclusive agencies, with approximately 235 in the Midwest and 60 in the Northeast and 275 in the Southeast, including approximately 220 in Florida. As we seek to expand geographically, we plan to continue to devote considerable time developing strong relationships with quality agents that share our service philosophy.

Working in conjunction with our agents, we evaluate whether a given risk is appropriate for the traditional or alternative market. Our alternative market insurance solutions are attractive to our agents’ larger employer customers with favorable loss profiles because they are able to share in the risk and reduce their workers’ compensation insurance costs if they continue to realize favorable loss experience.

We assign marketing representatives and underwriters based on relationships with agents and not necessarily based on geographic area. Our marketing efforts directed at agencies are implemented by our field underwriters, marketing staff and client services personnel. These personnel are assigned to specific agencies and work with these agencies in making sales presentations to potential policyholders.

We hold annual planning meetings with our agents to discuss the prior year’s results and to determine financial goals for the coming year. It is imperative to our success that we understand the goals and objectives of our agents. To date, this understanding has been an integral factor in our success. The relationships with our agencies are managed primarily through our field marketing and underwriting staff. However, key management personnel also maintain strong relationships with most of our agencies’ principals.

With our focus on workers’ compensation insurance, our range of workers’ compensation insurance solutions and products and our quality of service, we believe we are able to compete with larger, better capitalized and highly rated insurance company competitors by forming close relationships with our agents and focusing on small to mid-sized businesses. We strive to provide excellent customer service to our agents and policyholders, including fast turnaround of policy submissions, in order to attract and retain business. Our “pay-as-you-go” plan, pursuant to which we partner with payroll service companies and their clients to collect premiums and payroll information on a monthly basis, is attractive to our agents’ smaller business customers. Using this program, we are able to underwrite smaller businesses without requiring a large premium down payment, which eases the cash flow burden for these companies.

We also take an active role in several program and trade associations. These marketing efforts include print advertising in trade magazines as well as involvement in associations. We target the trade organizations that service the classes of business that we seek to write. This involvement helps to build client loyalty not only at the agency level, but at the insured level as well.

Underwriting

We do not use a class underwriting approach that targets specific classes of business or industries in which the acceptability of a risk is determined by the entire class or industry. Our underwriting strategy is to identify and target individual risks based on the individual characteristics of a prospective insured. However, we do not underwrite exposures involving occupational disease or exposures that are excluded from our reinsurance agreements. See “— Reinsurance.”

Our underwriters develop close relationships with our independent agency network through telephone and Internet contact and personal visits. Underwriters’ personal interaction with agents provides an enhanced understanding of the businesses we underwrite and the needs of both the agents and prospective insureds. Our underwriters have authority to underwrite individual risks both in the field and in the office. The extent of their authority is based on their personal industry experience and the individual risk characteristics of the prospective business. Risks outside of an underwriter’s authority are referred to underwriting management for underwriting approval. None of our agents has authority to bind Guarantee Insurance on policies for either alternative market or traditional business.

In assessing a risk, the underwriter and underwriting management review the individual exposures and consider many factors, including an employer’s prior loss experience, risk environment, commitment to loss prevention, willingness to offer modified duty or return to work to injured employees, safety record and operations.

In addition, the underwriters also evaluate losses in the employer’s specific industry, geographic area and other non-employer specific conditions. These and other factors are documented on our underwriting risk worksheet. Our underwriting risk worksheet was created as a way to document the decision process, the factors that went into making the decision to write the business and any information pertinent to the risk itself.

We apply experience modification factors to a policyholder’s rate either to increase the policy premium due to a history of prior losses or to reduce the policy premium due to a favorable prior claims history.

Our underwriting strategy focuses on developing a relationship with the insured and the agent to promote account safety, long-term loyalty and continued profitability. Our loss prevention professionals visit many policyholders to ascertain the policyholder’s willingness to comply with our underwriting and loss prevention philosophy.

Our underwriting process and risk management techniques are substantially similar for our alternative market insurance solutions and our traditional business, except that we employ two additional underwriting criteria on alternative market business. Using an actuarial loss development model, we trend past losses and develop pricing for the prospective policy year. We also conduct a financial review of the prospective insured. We may write higher risk classifications and hazard levels in the alternative market than we do in our traditional business due to the fact that alternative market plans are generally either largely reinsured to a segregated portfolio captive or written on a large deductible or retrospectively rated policy, reducing our underwriting exposure. In addition, we believe that most of our alternative market insurance solutions provide an incentive for the policyholder to achieve favorable loss experience, which helps mitigate the exposures typically associated with higher risk classifications and hazard levels.

Loss Control

Our loss control process begins with a request from our underwriting department to perform an inspection. Our inspections focus on a policyholder’s operations, loss exposures and existing safety controls designed to prevent potential loss. The factors considered in our inspections include employee experience, employee turnover, employee training, previous loss history and corrective actions, and workplace conditions, including equipment condition and, where appropriate, use of fall protection, respiratory protection or other safety devices. Our inspectors travel to employers’ worksites to perform these safety inspections.

During our relationship with our policyholders, we seek to emphasize workplace safety by periodically visiting the workplace, assisting the policyholder in designing and implementing enhanced safety management programs, providing current industry-specific safety-related information and conducting rigorous post-accident management.

We have a loss control department that handles loss control management, supervision and administration within the State of Florida. Outside of Florida, we utilize third-party vendors to provide inspection services.

Our loss control procedures support our loss reduction and prevention philosophy, which involves adhering to the early-return-to-work programs and implementing recommended safety practices. To the extent we are permitted by law, we will cancel or not renew the policy of a policyholder that is not willing to comply with our loss control procedures and risk reduction and prevention philosophy.

Pricing

Generally, premiums for our alternative market workers’ compensation insurance solutions and our traditional workers’ compensation insurance business are a function of the state regulatory environment, the amount of the insured employer’s payroll, the insured employer’s risk class code, and factors reflecting the insured employer’s historical loss experience.

We write business in both “administered pricing” and “competitive rating” states. In administered pricing states, insurance rates are set by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states and, consequently, our alternative market insurance solutions can be an important competitive factor. For example, by adjusting the amount of collateral required from a segregated portfolio captive or through the use of high deductible or retrospectively rated policies, we seek to maintain appropriate pricing in administered pricing states for business that would be difficult to insure through a traditional guaranteed cost plan. Florida, Indiana and New Jersey are administered pricing states, while the rest of the states in which we operate are competitive rating states. In both administrative pricing and competitive rating states, we strive to achieve proper risk selection through disciplined underwriting. In competitive rating states, we have more flexibility to charge premium rates that reflect the risk we are taking based on each employer’s profile. In administered pricing states, we are able to maintain appropriate pricing by adjusting collateral requirements, using consent-to-rate programs and applying experience modification factors to our rates.

Through our consent-to-rate program, the Florida OIR allows insurers to charge a rate that exceeds the state-established rate when deemed necessary by the insurer. Use of this program is limited to 10% of the number of an insurer’s policies written in Florida. The insurer is responsible for determining the additional premium based on the specific characteristics of a policyholder that result in the need for additional premium, such as poor loss history, lack of prior experience, inadequate rate for exposure and specific lack of safety programs and procedures. The goal of the consent-to-rate program in Florida is for policyholders to be able to obtain coverage while working to improve their risk profile and to realize premium reductions over time and ultimately eliminate the consent-to-rate factor as improvements are achieved. This program enables us to maintain appropriate pricing in Florida’s administered pricing environment. We look for strong partnerships with, and commitments from, our policyholders and agents with respect to participation in this program. We use the consent-to-rate program primarily when rehabilitation of a policyholder is required or the exposures of a policyholder warrant additional premium. Approximately 1% of our Florida policies written in 2008 were written pursuant to the consent-to-rate program, which represented approximately 3% of our direct premiums written in Florida in 2008. Through this program, we have been able to underwrite otherwise uncertain accounts that exhibited a strong commitment to improve their working conditions and risk profile.

In competitive rating states, the state approves a set of competitive prices that provides for expected payments. Regulators then permit pricing flexibility primarily through two variables: (1) the selection of the competitive pricing multiplier insurers apply to competitive prices to determine their insurance rates and (2) schedule rating modifications that allow insurers to adjust premiums upwards or downwards for specific risk characteristics of the policyholder, such as type of work conducted, on-site medical facilities, level of employee safety, use of safety equipment and policyholder management practices. In competitive pricing states, we use both variables to calculate a policy premium that we believe will cover the claims costs and policy acquisition and underwriting expenses and produce an acceptable underwriting profit for it.

Claims

We believe that the claims management process is an integral part of our success. Establishing claims benchmarks, reviewing outcomes and conducting routine random audits help us achieve our claims adjudication goals and objectives. Our claims management program strives to ensure that the injured worker’s medical care restores health in an effective and efficient manner, promotes the early return to work and provides appropriate and prompt payment of benefits while producing an economical net claim cost.

We have established claims controls and a claims adjudication infrastructure to assist us in meeting these goals. The foundation of our claims quality and service excellence is built on the following set of goals and initiatives, which we collectively refer to as best practices:

•	Coverage Verification. Immediate analysis and documentation of confirmation of coverage.

•	Contact. Contact with the parties involved in the loss within two business days of the receipt of a claim. When the claim is received, the adjuster and a telephonic case manager registered nurse will make contact with the injured worker, employer and/or medical provider. We believe that having both an adjuster and nurse case manager make these contacts and assist in establishing the most appropriate and efficient medical treatment helps restore health and return the injured party to work as soon as practical.

•	Investigation. Within 14 days of receipt of a claim, a claim adjudication and management strategy is developed, including the identification and communication of what we believe to be the most appropriate medical treatment and indemnity benefits to be paid.

•	Recovery and Cost Offsets. Effective recognition, investigation and pursuit of recovery and cost offsets. Recoveries can be for a third-party claim and, in certain states (e.g., South Carolina and

Georgia), for second injury fund claims. In some jurisdictions, such as Florida, where the claimant may also be eligible for social security disability benefits, the amount of such benefits received can be offset from the weekly workers’ compensation rate using a prescribed formula.

•	Evaluation. Appropriate analysis of claim exposure to probable ultimate cost. The claim file should reflect the action plan necessary to resolve the claim, while complying with applicable state laws, rules and regulations and corporate, insurer, reinsurer and employer reporting requirements.

•	Medical/Disability/Rehabilitation Management. Appropriate assistance in managing medical care and treatment, utilizing a broad range of techniques designed to return the injured worker to work as quickly as practical. We believe that the most successful technique in returning injured workers back to work as soon as possible is ongoing communication with the injured worker, medical provider and employer. Consistent contact with the medical provider, including requests for light duty restrictions as appropriate, can hasten an injured worker’s return to work. In many cases, the medical provider does not know the employer is able to make reasonable accommodations or offer the injured worker alternative work during recuperation. We reinforce the value of a working employee with the employer and assist in the identification of suitable light duty work when appropriate. Securing an employer’s cooperation to identify suitable jobs and assisting in promptly returning employees to work can substantially reduce overall claim costs.

•	Negotiation and Disposition. Timely claim negotiation and disposition to achieve an equitable, cost-effective result.

•	Litigation Management. A proactive initiative by claims staff to manage litigation and, where necessary, involve defense counsel who are committed to providing aggressive, high quality, efficient representation under the direction of the claims management team.

•	Supervision. Consistent supervision of the claim by our claims staff with precise, documented guidance and coaching throughout the life of the claim that clearly pursues resolution and strives to ensure best practices of claims handling.

•	Data Quality. Clear understanding of the importance of data quality, reflected through prompt, accurate and thorough maintenance of claims data, resulting in timely and accurate reporting.

•	Customer Service. Prompt initial contact and ongoing contact with insured employers, including thorough and prompt responses to requests.

•	Privacy. An ongoing commitment to maintaining the integrity of claimant data and safeguarding medical and other information pertaining to injured workers and healthcare providers.

To help execute these initiatives and achieve these goals, we target experienced claims adjusters with a minimum of 5 years of experience handling workers’ compensation claims within their jurisdictions of assignment. Our claims department employees average more than 24 years of workers’ compensation insurance industry experience, and members of our claims management team average more than 21 years of workers’ compensation experience. To facilitate effective claims handling, we seek to limit the average number of claims handled at a time to approximately 125 per lost time adjuster and approximately 250 per medical-only adjuster.

Once a policy is bound, we send a claims kit to the insured outlining the policy provisions, mandated posting notices, information on how to report a claim and the importance of reporting all claims on a timely basis and answers to frequently asked questions. We make available a toll-free reporting line for insureds or employers to report injuries, available 24 hours a day, seven days a week, and can receive notices of injury via the Internet as well.

We use preferred provider organization networks and bill review services to reduce our overall claim costs. We assign authority levels for settlement authority and reserve placement to adjusters based upon their level of experience and position. Management must approve any changes of reserves that fall above the adjuster’s authority to help ensure proper action plans are current in the claim. Claims that are reserved at

$50,000 or more must have a large loss report created that outlines the facts of the claim, as well as the reasons for the reserve requested. This report is reviewed by senior management. In addition, our claims adjusters coordinate with our underwriters and loss control personnel when it appears that there may be safety issues at the insured’s location or if the work conducted by the injured employee at the time of the accident does not match the class codes on the policy.

We monitor open claims for potential subrogation, which is the recovery of a portion of paid medical and indemnity losses from a third party that has liability for the losses suffered. We review new reported claims daily to help ensure timely identification of potential subrogation recoveries. We seek to place third parties on notice and keep them apprised of the status of the subject claim at regular intervals, including amounts paid by us for medical and indemnity benefits. We keep claims referred for subrogation open until a recovery has been received or a determination made that no subrogation is available.

Florida and many of the other states in which we operate require that all insurance carriers establish a special investigative unit to investigate and report fraudulent activities. Our in-house special investigations unit, or SIU, has established guidelines for fraud investigation that exceed minimum SIU standards in each jurisdiction in which we operate and have been approved by the State of Florida.

Our SIU operates in conjunction with the claims, audit, collections, loss prevention and underwriting departments to determine whether an allegation of fraud is valid. We investigate allegations of fraud on the part of both policyholders and injured workers. Files referred to our SIU are reviewed to determine whether an investigation should be opened. If an investigation is opened, SIU gathers the information necessary to submit to the appropriate division of insurance fraud for further investigation.

We also utilize an internal control specialist, or ICS, to monitor the adjusters’ compliance with best practices for claims handling. The ICS reviews specific areas of performance such as timely contact, proper coverage determination, investigations, litigation management, reserve integrity, documentation, supervision and direction, resolution and case closure action plans. On a monthly basis, the ICS reviews a certain number of claims by adjuster and evaluates our adjusters’ performance. We have utilized these reviews to assist in the development of additional training programs and coaching points with our adjusters. The use of these ICS reviews assists us in determining that our claims procedures and protocols are being carried out by our claims staff and our performance standards and goals are being consistently met.

Claims administration for our alternative market business is handled in a manner substantially similar to our traditional business. We have dedicated adjusters assigned to alternative market plans, both for the medical only and lost time claims, to help ensure a smooth working relationship. Our alternative market insurance solutions tend to involve higher risk classifications and hazard levels than our traditional policies. However, we generally retain little underwriting risk on our alternative market business, and we generally maintain a higher level of contact and communication with our alternative market customers as they have a shared incentive to resolve claims as effectively as possible and to assist employees to return to work. As a result, the claims closure rates for the alternative market tend to be slightly higher than the traditional market. As with claims in our traditional business, we review reserve adequacy on our alternative market business on a regular basis until claims are closed.

We strive for rapid closure of claims in order to reduce the cost of medical and indemnity expenses. The table below sets forth our open claim counts by accident year and our open claims as a percentage of reported claims for alternative market and traditional business, in the aggregate, as of December 31, 2008, together with industry average open claims as a percent of reported claims:

			Worker’s
			Compensation
	Patriot		Industry Average
	As of December 31, 2008		Open Claims as a
		Open Claims as a	Percent of
	Number of	Percentage of	Reported Claims as of
Accident Year	Open Claims(1)	Reported Claims	December 31, 2008(2)

2008	1,745	25.8%	30.0%
2007	314	6.3%	8.6%
2006	85	1.8%	4.3%
2005	38	1.0%	2.6%
2004	4	0.4%	1.8%

(1)	Open claim counts were 547, 184, 57, 29, and 3 as of September 30, 2009 for accident years 2008, 2007, 2006, 2005 and 2004, respectively.

(2)	Industry data from Highline Data, an affiliate of The National Underwriter Company and a provider of insurance industry financial performance data.

We also measure our claims activity by monitoring our claims frequency per million dollars of direct written premium, which we refer to as our claims frequency ratio. The table below sets forth our claims frequency ratios for both alternative market and tradition business for the periods presented:

	Claims Frequency Ratios as
	of September 30, 2009
	Alternative	Traditional
	Market	Market

2006 and prior	63.7	70.7
2007	52.5	68.9
2008	62.1	69.3
First 9 months of 2009	37.1	57.3

Policyholder Audits

We conduct premium audits on our alternative market and traditional business policyholders annually upon the expiration of each policy, including when the policy is renewed. The purpose of these audits is to verify that policyholders have accurately reported their payroll expenses and employee job classifications, and therefore have paid the premium required under the terms of their policies. In addition to annual audits, we selectively perform interim audits on certain classes of business if significant or unusual claims are filed or if the monthly reports submitted by a policyholder reflect a payroll pattern or any aberrations that cause underwriting, safety or fraud concerns.

Reinsurance

Reinsurance is a transaction between insurance companies in which an original insurer, or ceding company, remits a portion of its premiums to a reinsurer, or assuming company, as payment for the reinsurer’s commitment to indemnify the original insurer for a portion of its insurance liability. Reinsurance agreements may be proportional in nature, under which the assuming company shares proportionally in the premiums and losses of the ceding company. This arrangement is known as quota share reinsurance. Reinsurance agreements may also be structured so that the assuming company indemnifies the ceding company against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called an attachment level or retention, in return for a premium, usually determined as a percentage of the ceding company’s primary insurance premiums. This arrangement is known as excess of loss reinsurance. Excess of loss reinsurance may be written in layers, in which a reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. One form of excess of loss reinsurance is so-called “clash cover” reinsurance which only covers occurrences resulting in losses involving more than one reinsured policy or, in the case of workers’ compensation insurance, more than one injured worker. Any liability exceeding the outer limit of a reinsurance program is retained by the ceding company. The ceding company also bears the credit risk of a reinsurer’s insolvency.

Reinsurance can be facultative reinsurance or treaty reinsurance. Under facultative reinsurance, each policy or portion of a risk is reinsured individually. Under treaty reinsurance, an agreed-upon portion of a class of business is automatically reinsured.

Reinsurance is very important to our business. Guarantee Insurance reinsures a portion of its exposures and pays to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by Guarantee Insurance are reinsured with other insurance companies principally to:

•	reduce net liability on individual risks;

•	mitigate the effect of individual loss occurrence (including catastrophic losses);

•	stabilize underwriting results;

•	decrease underwriting leverage; and

•	increase its underwriting capacity.

We determine the amount and scope of reinsurance coverage to purchase each year based on a number of factors. These factors include the evaluation of the risks accepted, consultations with reinsurance representatives and a review of market conditions, including the availability and pricing of reinsurance.

The cost and limits of the reinsurance coverage we purchase vary from year to year based upon the availability of reinsurance at an acceptable price, our catastrophe exposure and our desired level of retention. Retention refers to the amount of risk that we retain for our own account.

We regularly monitor our reinsurance requirements and review the availability, the amount and cost of reinsurance and our experience with insured losses. The availability, amount and cost of reinsurance are subject to market conditions and to our experience with insured losses. There can be no assurance that our reinsurance agreements can be renewed or replaced prior to expiration upon terms as favorable as those currently in effect. If we are unable to renew or replace our reinsurance agreements, or elect to reduce or eliminate our quota share reinsurance, our net liability on individual risks would increase, we would have greater exposure to catastrophic losses, our underwriting results would be subject to greater variability, and our underwriting capacity would be reduced.

Guarantee Insurance purchases both quota share and excess of loss reinsurance. The protection afforded by such reinsurance is subject to various limitations and restrictions. For example, it excludes coverage for certain high-risk occupations, such as tunnel construction, mining and the handling of explosives. In addition, the majority of this reinsurance either excludes or limits coverage for occupational diseases or excludes coverage for risks with known occupational disease exposures. The majority of this reinsurance also excludes or limits coverage for extra contractual damages, including punitive, exemplary, compensatory and consequential damages, as well as for losses paid in excess of policy limits. It also includes sunset clauses, which limit reinsurance coverage to claims reported to reinsurers within 84 months of the inception of the contract period for the reinsurance. In addition, many of our reinsurance policies include commutation clauses, which permit the reinsurers to terminate their obligations by making a final payment to us based on an estimate of their remaining reinsurance liabilities, which may ultimately prove to be inadequate. Also, certain reinsurance purchased by us excludes all coverage for terrorism losses, while other reinsurance excludes coverage for terrorism losses involving nuclear, biological or chemical explosion, pollution or contamination, applies an aggregate limit on the recovery of terrorism losses and/or otherwise limits coverage for terrorism losses.

Alternative Market Business

Combined Quota Share and Aggregate Excess of Loss Reinsurance.  In the alternative market, Guarantee Insurance issues workers’ compensation and employers’ liability coverage to employers that share in the income and losses associated with this insurance, including the loss experience and expenses under such policies, primarily through the employers’ participation in a segregated portfolio captive reinsurance facility. Each segregated portfolio captive reinsures, on a quota share basis, a percentage (typically 50% to 90%) of the premiums and losses on the insurance that Guarantee Insurance issues for participating employers. If aggregate covered losses exceed the level specified in the reinsurance agreement, the segregated portfolio captive reinsures the entire amount of the excess losses up to the aggregate liability limit specified in the agreement. If the aggregate losses for the segregated portfolio cell exceed the aggregate liability limit, Guarantee Insurance retains 100% of those excess losses. Losses in excess of $1.0 million per occurrence are not covered by this reinsurance agreement. To the extent that any loss exceeds $1.0 million per occurrence, the amount of such loss in excess of $1.0 million is reinsured subject to certain limitations under Guaranteed Insurance’s excess of loss reinsurance program. In addition, the segregated portfolio captive’s liability with respect to the underlying workers’ compensation policies is limited to the assets held in the segregated portfolio cell for that employer’s benefit.

Excess of Loss Reinsurance.  Guarantee Insurance has purchased excess of loss reinsurance for alternative market workers’ compensation losses in excess of $1.0 million per occurrence. Guarantee Insurance generally cedes between 10% and 90% of the losses falling within this $1.0 million retention under the segregated cell captive reinsurance agreements as described above. Some of the excess of loss reinsurance purchased by Guarantee Insurance applies solely to our alternative market business, while other excess of loss reinsurance applies to both the alternative market and the traditional business.

July 1, 2005 through June 30, 2006.  For alternative market workers’ compensation policies that commence during the period from July 1, 2005 through June 30, 2006, Guarantee Insurance retains $1.0 million per occurrence and cedes losses greater than this $1.0 million retention subject to certain limitations. This reinsurance applied to both traditional and alternative market business and is described below in the section describing excess of loss reinsurance for traditional business.

July 1, 2006 through April 30, 2007.  For alternative market workers’ compensation policies that commenced during the period July 1, 2006 through April 30, 2007, Guarantee Insurance retains $1.0 million per occurrence. We purchased excess of loss reinsurance in the amount of $4.0 million per occurrence for this alternative market business, but commuted this reinsurance effective May 1, 2007. Depending on the date of the loss occurrence, additional reinsurance protection was provided by excess of loss and clash cover reinsurance attaching over $5.0 million per occurrence, which is described below in the section relating to excess of loss reinsurance for traditional business.

May 1, 2007 through June 30, 2008.  For alternative market workers’ compensation policies that commence during the period from May 1, 2007 through June 30, 2008, Guarantee Insurance retains $1.0 million per occurrence and cedes losses greater than this $1.0 million retention. Pursuant to the reinsurance agreement, which is with National Indemnity Company, a subsidiary of Berkshire Hathaway, Inc. rated A++ (Superior) by A.M. Best Company, the first layer excess of loss reinsurance for such claims and for losses occurring after May 1, 2007 under alternative market policies in force prior to that date provides $4.0 million of coverage per occurrence excess of Guarantee Insurance’s $1.0 million retention. The agreement reinsures losses in excess of $1.0 million up to $5.0 million per occurrence and has an aggregate limit of $16.0 million during the contract period. In addition, depending on the date of the loss occurrence, additional reinsurance protection is provided by excess of loss and clash cover reinsurance attaching over $5.0 million per occurrence, which is described below in the section dealing with excess of loss reinsurance for traditional business.

July 1, 2008 through June 30, 2009.  Guarantee Insurance obtained excess of loss reinsurance for our alternative market policies from National Indemnity Company effective July 1, 2008 in an amount of $4.0 million per occurrence in excess of a $1.0 million retention. This reinsurance applies to losses occurring during the period July 1, 2008 through June 30, 2009 and has an aggregate limit of $16.0 million during the contract period. It excludes coverage for participation in assigned risk pools. The reinsurance for the period ended June 30, 2008 was written on a “risk attaching” basis. Coverage incepting July 1, 2008 is written on a “losses occurring” basis and applies to losses occurring during the period July 1, 2008 through June 30, 2009. Additional reinsurance is provided by excess of loss and clash cover reinsurance attaching over $5.0 million per occurrence, which is described below in the section dealing with excess of loss reinsurance for traditional business. In addition, certain alternative market insurance policies, commencing during the period July 1, 2008 through June 30, 2009, for which Guarantee Insurance typically cedes 50% to 90% of losses to a segregated portfolio captive controlled by an insurance agency, are not reinsured under the excess of loss reinsurance purchased for Guarantee Insurance’s alternative market business but instead are reinsured under the first layer of excess of loss reinsurance purchased for Guarantee Insurance’s traditional business, which is also described in the section below under the heading “— Traditional Business — Excess of Loss Reinsurance.”

July 1, 2009 through June 30, 2010.  Guarantee Insurance has obtained excess of loss reinsurance for our alternative market policies from two reinsurers — National Liability and Fire Insurance Company, a subsidiary of Berkshire Hathaway, Inc. rated A+ (Superior) by A.M. Best Company, and from ULLICO Casualty Company effective July 1, 2009, in an amount of $4.0 million per occurrence in excess of a $1.0 million retention. This reinsurance, under which 90% of the coverage is provided by National Liability and Fire Insurance Company, and the remaining 10% is provided by ULLICO Casualty Company, applies to losses occurring during the period July 1, 2009 through June 30, 2010, reinsures losses in excess of $1.0 million up to $5.0 million per occurrence, and has an aggregate limit of $16.0 million during the contract period. It excludes coverage for participation in assigned risk pools and has other limitations. For example, it reinsures employer’s liability losses at lower limits than those applicable to Guarantee Insurance’s statutory workers’ compensation liabilities and has a lower aggregate limit for employer’s liability losses. Additional reinsurance is provided by excess of loss and clash cover reinsurance attaching over $5.0 million per occurrence, which is described in the section below under the heading “— Traditional Business — Excess of Loss Reinsurance.” In addition, certain alternative market insurance policies, commencing during the period July 1, 2009 through June 30, 2010, for which Guarantee Insurance typically cedes 50% to 90% of losses to a segregated portfolio captive controlled by an insurance agency, are not reinsured under the excess of loss reinsurance purchased for Guarantee Insurance’s alternative market business but instead are reinsured under the first layer of excess of loss reinsurance purchased for Guarantee Insurance’s traditional business, which is also described in the section below under the heading “— Traditional Business— Excess of Loss Reinsurance.”

Traditional Business

Quota Share Reinsurance.  Effective July 1, 2006, Guarantee Insurance entered into a quota share reinsurance agreement with National Indemnity Company. Pursuant to this agreement, Guarantee Insurance ceded 50% of our traditional business, excluding South Carolina, Georgia and Indiana, in force on July 1, 2006 and 50% of our new and renewal traditional business, excluding these states, effective during the period from July 1, 2006 through June 30, 2007. Effective July 1, 2007, Guarantee Insurance entered into a second quota share reinsurance agreement with National Indemnity Company pursuant to which we ceded 50% of our new and renewal traditional business, excluding South Carolina, Georgia and Indiana, effective during the period from July 1, 2007 through June 30, 2008. Both of these quota share agreements covered all losses up to $500,000 per occurrence, subject to various restrictions and exclusions. Under these agreements, Guarantee Insurance ceded premiums and received a ceding commission in return.

Effective July 1, 2008, Guarantee Insurance entered into a third quota share reinsurance agreement with both National Indemnity Company, which is rated A++ (Superior) by A.M. Best Company, and Swiss Reinsurance America Corporation, which is rated A (Excellent) by A.M. Best Company. Pursuant to this agreement, Guarantee Insurance again ceded 50% of our new and renewal traditional business, excluding South Carolina, Georgia and Indiana, effective on or after July 1, 2008. National Indemnity Company provided 75% of this reinsurance coverage, while Swiss Reinsurance America Corporation provided the remaining 25%. The agreement covered 50% of net retained liabilities for losses up to $500,000 per occurrence arising from all subject traditional business. The agreement was written on a “losses occurring” basis and applies to losses occurring during the contract period, which extends from July 1, 2008 through January 1, 2009 for National Indemnity Company’s share of the reinsured risks and from July 1, 2008 through June 30, 2009 for Swiss Reinsurance America Corporation’s share of the reinsured risks. The quota share reinsurance for prior periods was written on a “risk attaching” basis to cover all losses insured under policies commencing during the reinsurance contract period, including losses that occur after the end of that period. This prior reinsurance has been cut off with an adjustment of reinsurance premium for all losses occurring after June 30, 2008. These losses are covered by the reinsurance incepting July 1, 2008. The change from reinsurance written on a “risk attaching” basis to reinsurance written on a “losses occurring” basis will facilitate early termination of the reinsurance at the option of Guarantee Insurance. Guarantee Insurance has the option of terminating the reinsurance upon 15 days’ prior notice. Effective January 1, 2009, coverage from National Indemnity Company expired, coverage from Swiss Reinsurance America Corporation was increased from 12.5% to 25.0% and previously excluded stated were added to the coverage.

Guarantee Insurance entered into an additional quota share agreement with Harco National Insurance Company pursuant to which we ceded 37.83% of Guarantee Insurance’s traditional business gross unearned premium reserves as of December 31, 2008 and 37.83% of the first $500,000 of losses and certain loss adjustment expenses incurred on all subject business in force at December 31, 2008, subject to various restrictions and exclusions. Under this agreement, Guarantee Insurance ceded unearned premium reserves and received a ceding commission, which varies based on loss experience. In return, Harco National Insurance Company is obligated to pay its pro rata share of losses and loss adjustment expenses.

Effective January 1, 2009, Guarantee Insurance entered into a quota share agreement with ULLICO Casualty Company, an insurance company from which we borrowed approximately $5.5 million on December 31, 2008. Pursuant to the quota share agreement, Guarantee Insurance ceded 68% of traditional new and renewal business in the states of Georgia, New Jersey and Florida on the first $1.0 million of incurred losses and certain loss adjustment expenses, subject to various restrictions and exclusions. The quota share agreement covers losses occurring during the contract period of January 1, 2009 to December 31, 2009, under traditional new and renewal policies issued during that period. ULLICO is obligated to pay its pro rata share of losses and certain loss adjustment expenses, subject to an aggregate cap of 90% of the gross earned premium income on the subject policies.

Excess of Loss Reinsurance.  In addition to quota share reinsurance, Guarantee Insurance purchases excess of loss reinsurance. Effective July 1, 2007, Guarantee Insurance’s retention for its reinsured statutory workers’ compensation liabilities is $1.0 million per occurrence. All of Guarantee Insurance’s excess of loss agreements are subject to various restrictions and exclusions.

The following description of Guarantee Insurance’s excess of loss reinsurance for its statutory workers’ compensation liabilities covers the period from July 1, 2005 through June 30, 2010. Different layers of this excess of loss reinsurance were renewed at different times during the applicable calendar year. All of the layers in the 2009/2010 program are scheduled to expire on June 30, 2010. In addition, until July 1, 2008, the first layer of this reinsurance was written on a “risk attaching” basis, while certain upper layers of this reinsurance apply only to losses occurring during the reinsurance contract period. Thus, for periods prior to July 1, 2008, a single loss may be reinsured under first layer reinsurance covering a particular period based on the date of policy issuance and under upper layer reinsurance covering a later period based on the date of the loss occurrence. Effective July 1, 2008, all layers of this excess of loss reinsurance are written on a “losses occurring” basis.

Guarantee Insurance purchases first layer excess of loss reinsurance that applies solely to its traditional business. It purchases upper layers of excess of loss reinsurance (including clash cover reinsurance that only applies if an occurrence involves injuries to multiple employees) that apply to both our traditional and alternative market business. As a result, losses from both business segments would be applied against any aggregate limits for such upper layers.

July 1, 2005 through June 30, 2006.  For workers’ compensation claims covered under policies for its traditional business that commence during the period July 1, 2005 through June 30, 2006, Guarantee Insurance retains $750,000 per occurrence. Guarantee Insurance cedes losses greater than this $750,000 retention. Subject to certain limitations, the excess of loss reinsurance for such claims provides coverage up to

$19.3 million per occurrence provided in four layers, including in the two upper layers, certain clash covers that only apply if an occurrence involves injuries to multiple employees.

•	For losses incurred under policies commencing during the period July 1, 2005 through June 30, 2006, the first layer of excess of loss reinsurance provides $250,000 of coverage per occurrence excess of Guarantee Insurance’s $750,000 retention. This layer reinsures losses in excess of the $750,000 retention up to $1.0 million and only applies to our traditional business.

•	For losses incurred under policies commencing during the period July 1, 2005 through June 30, 2006, the second layer of excess of loss reinsurance provides $4.0 million of coverage per occurrence excess of $1.0 million. This layer reinsures losses in excess of $1.0 million up to $5.0 million, subject to a maximum amount of recovery under this layer equal to 225% of the total reinsurance premiums paid by Guarantee Insurance for the layer. However, in the event of a loss falling within this layer, reinsurance premiums payable by Guarantee Insurance are based on a 3% minimum reinsurance premium rate applied to the subject premium base of $70 million plus 110% of paid losses falling within the layer, all subject to a maximum premium amount of $8.75 million. This means that regardless of the number of occurrences covered by this reinsurance with incurred losses in excess of $1.0 million, no net income statement benefit is received for the first $6.65 million of aggregate losses falling within this layer. The aggregate amount of reinsurance recoveries paid under this layer will never exceed $19.69 million. This reinsurance applies to both traditional and alternative market business.

•	The third layer of excess of loss reinsurance consists of two separate clash cover treaties. Each of these treaties provides $5.0 million of coverage per occurrence in excess of $5.0 million. Each reinsures losses in excess of $5.0 million up to $10.0 million. The first of these treaties, which applied to losses incurred under policies commencing during the period from July 1, 2005 through June 30, 2006, was commuted in 2006 and no longer is in force. The second of these treaties, which has not been commuted and remains in force, applies to losses occurring from January 1, 2006 through December 31, 2006. This second treaty covers both traditional and alternative market business but excludes coverage for participation in assigned risk pools.

•	The fourth layer of excess of loss reinsurance also consists of two separate clash cover treaties. Each of these treaties provides $10.0 million of coverage per occurrence in excess of $10.0 million. Each reinsures losses in excess of $10.0 million up to $20.0 million. The first of these treaties, which applied to losses incurred under policies commencing from July 1, 2005 through June 30, 2006, was commuted in 2006 and no longer is in force. The second of these treaties, which has not been commuted and remains in force, applies to losses occurring from January 1, 2006 through December 31, 2006. This second treaty covers both traditional and alternative market business but excludes coverage for participation in assigned risk pools.

July 1, 2006 through June 30, 2007.  For workers’ compensation claims covered under traditional policies that commence during the period July 1, 2006 through June 30, 2007, Guarantee Insurance retains $750,000 per occurrence and cedes losses greater than this $750,000 retention. The amount of the excess of loss reinsurance that applies to such claims totals $19.3 million per occurrence provided in three layers, including in the two upper layers certain clash covers.

•	For losses incurred under policies commencing during the period July 1, 2006 through June 30, 2007, the first layer of excess of loss reinsurance provides $4.3 million of coverage per occurrence excess of Guarantee Insurance’s $750,000 retention. This layer has an annual aggregate deductible of $250,000 and reinsures losses in excess of the $750,000 retention up to $5.0 million. Pursuant to these deductible provisions, Guarantee Insurance must pay $250,000 in combined statutory workers’ compensation and employers’ liability losses incurred in the twelve-month contract period in addition to its $750,000 retention before it is entitled to any excess of loss reinsurance recovery under this layer.

•	The second layer of excess of loss reinsurance consists of two separate treaties. Each of these treaties provides $5.0 million of coverage per occurrence in excess of $5.0 million. Each reinsures losses in excess of $5.0 million up to $10.0 million. The first of these treaties is a clash cover, which applies to losses occurring from January 1, 2006 through December 31, 2006. The second is not a clash cover and applies to losses occurring from January 1, 2007 through June 30, 2008, subject to an aggregate limit of $10.0 million. This aggregate limit means that regardless of the number of occurrences during the 18-month contract period with incurred losses in excess of $5.0 million, the aggregate amount paid under this treaty would not exceed $10.0 million. Both of these treaties cover traditional and alternative market business but exclude coverage for participation in assigned risk pools.

•	The third layer of excess of loss reinsurance consists of two separate clash cover treaties. Each of these treaties provides $10.0 million of coverage per occurrence in excess of $10.0 million. Each reinsures losses in excess of $10.0 million up to $20.0 million. The first of these treaties applies to losses occurring from January 1, 2006 through December 31, 2006. The second applies to losses occurring from January 1, 2007 through June 30, 2008, subject to an aggregate limit of $20.0 million. Both of these treaties cover traditional and alternative market business but exclude coverage for participation in assigned risk pools.

July 1, 2007 through June 30, 2008.  For workers’ compensation claims covered under traditional insurance policies that commence during the period from July 1, 2007 through June 30, 2008, Guarantee Insurance retains $1.0 million per occurrence and cedes losses greater than this $1.0 million retention. The amount of the excess of loss reinsurance that applies to such claims totals $19.0 million per occurrence, provided in three layers, including a clash cover treaty in the highest layer.

•	Pursuant to a workers’ compensation excess of loss reinsurance agreement between Guarantee Insurance and Midwest Employers Casualty Company, the first layer of the excess of loss reinsurance provides $4.0 million of coverage per occurrence excess of Guarantee Insurance’s $1.0 million retention for losses insured under policies commencing during the period July 1, 2007 through June 30, 2008. It reinsures losses in excess of $1.0 million up to $5.0 million.

•	Pursuant to a workers’ compensation excess of loss reinsurance agreement between Guarantee Insurance and reinsurers Max Re, Ltd., Aspen Insurance UK Limited and various underwriters at Lloyd’s London, the second layer of excess of loss reinsurance provides $5.0 million of coverage per occurrence in excess of $5.0 million for losses occurring on or after January 1, 2007 and prior to July 1, 2008. This second layer reinsures losses in excess of $5.0 million up to $10.0 million and has an aggregate limit of $10.0 million. The second layer covers both traditional and alternative market business and excludes coverage for participation in assigned risk pools.

•	The third layer of excess of loss reinsurance is a clash cover provided pursuant to a workers’ compensation excess of loss reinsurance agreement between Guarantee Insurance and the reinsurers Aspen Insurance UK Limited and various underwriters at Lloyd’s London. This reinsurance applies to losses occurring from January 1, 2007 through June 30, 2008 and provides $10.0 million of coverage per occurrence in excess of $10.0 million, subject to an aggregate limit of $20.0 million. This third layer reinsures losses in excess of $10.0 million up to $20.0 million. The third layer covers both traditional and alternative market business and excludes coverage for participation in assigned risk pools.

July 1, 2008 through June 30, 2009.  Guarantee Insurance obtained excess of loss reinsurance, effective July 1, 2008, in the same three layers ($4.0 million excess of a $1.0 million retention, $5.0 million excess of $5.0 million and $10.0 million excess of $10.0 million) as were in place for the prior period ended June 30, 2008. The first layer of this coverage, provided by Midwest Employers Casualty Company, applies only to traditional insurance policies. The second layer, provided by Max Bermuda, Ltd., Aspen Insurance UK Limited and various underwriters at Lloyd’s London, applies to both traditional and alternative market insurance policies. The third layer, provided by Max Bermuda, Ltd., Tokio Millennium Reinsurance Limited, Aspen Insurance UK Limited and various underwriters at Lloyd’s London, applies to both traditional and alternative market insurance policies and is a clash cover.

The first layer of coverage for the prior period ended June 30, 2008 was written on a “risk attaching” basis. Coverage under all layers of excess of loss reinsurance incepting July 1, 2008 is written on a “losses occurring” basis and applies to losses occurring during the period July 1, 2008 through June 30, 2009. Coverage under the first layer of this new reinsurance is subject to an annual deductible of $1.0 million such that this reinsurance only applies to losses in excess of $1.0 million per occurrence during the period July 1, 2008 through June 30, 2009 to the extent that such losses exceed $1.0 million in the aggregate. Coverage under the second layer is subject to an aggregate limit of $10.0 million, while coverage under the third layer is subject to an annual limit of $20.0 million. All three layers exclude coverage for participation in assigned risk pools.

July 1, 2009 through June 30, 2010.  Guarantee Insurance has obtained excess of loss reinsurance, effective July 1, 2009, in four layers ($4.0 million excess of a $1.0 million retention, $5.0 million excess of $5.0 million, $10.0 million excess of $10.0 million and $30 million excess of $20 million). The first layer of this coverage, which is provided by a group of reinsurers led by Maiden Re and applies only to traditional insurance policies, is subject to an annual aggregate deductible of $1.0 million. The second layer, provided by a group of reinsurers led by the Amlin Syndicate at Lloyd’s, applies to both traditional and alternative market insurance policies. The third layer, provided by a group of reinsurers led by Amlin Syndicate, applies to both traditional and alternative market insurance policies and is a clash cover. The fourth layer provided by a group of reinsurers led by Amlin Syndicate Re is also a clash cover.

Coverage under all layers of excess of loss reinsurance incepting July 1, 2009 is written on a “losses occurring” basis and applies to losses occurring during the period July 1, 2009 through June 30, 2010. Coverage under the first layer of this reinsurance is subject to an annual deductible of $1.0 million such that this reinsurance applies only to losses in excess of $1.0 million per occurrence during the period July 1, 2009 through June 30, 2010, and then only to the extent that these excess loss amounts (amounts over $1 million per occurrence) exceed $1.0 million in the aggregate during the coverage period. Coverage under the first layer is subject to an annual aggregate limit of $20.0 million; coverage under the second layer is subject to an annual aggregate limit of $10.0 million; coverage under the third layer is subject to an annual aggregate limit of $20.0 million; and coverage under the fourth layer is subject to an annual aggregate limit of $60.0 million.

Recoverability of reinsurance.  Reinsurance does not discharge or diminish our obligation to pay claims covered under insurance policies we issue. However, it does permit us to recover losses on such risks from our reinsurers. We would be obligated to pay claims in the event these reinsurers were unable to meet their obligations. Therefore, we are subject to credit risk with respect to the obligations of our reinsurers. A reinsurer’s ability to perform its obligations may be adversely affected by events unrelated to workers’ compensation insurance losses.

We have reinsurance agreements with both authorized and unauthorized reinsurers. Authorized reinsurers are licensed or otherwise authorized to conduct business in the state of Florida (Guarantee Insurance’s state of domicile). Under statutory accounting principles, Guarantee Insurance receives credit on its statutory financial statements for all paid and unpaid losses ceded to authorized reinsurers. Unauthorized reinsurers are not licensed or otherwise authorized to conduct business in the state of Florida. Under statutory accounting principles, Guarantee Insurance receives credit for paid and unpaid losses ceded to unauthorized reinsurers to the extent these liabilities are secured by funds held, letters of credit or other forms of acceptable collateral.

On a routine basis, we review the financial strength of our authorized and unauthorized reinsurers, monitor the aging of reinsurance recoverables on paid losses and assess the adequacy of collateral underlying reinsurance recoverable balances. If a reinsurer is unable to meet any of its obligations under the reinsurance agreements, we would be responsible for the payment of all claims and claims expenses that we have ceded to such reinsurer. The collateral Guarantee Insurance maintains from certain reinsurers serves to mitigate this risk.

As of December 31, 2008, approximately 94% of our reinsurance recoverable balances on paid and unpaid losses and loss adjustment expenses are either due from authorized reinsurers or are fully secured with collateral provided by unauthorized reinsurers. To date, we have not, in the aggregate, experienced difficulties in collecting balances from our reinsurers. However, we have historically maintained an allowance for the potential uncollectibility of reinsurance balances on paid and unpaid losses and loss adjustment expenses by authorized and unauthorized reinsurers. The table below sets forth our reinsurance recoverable balances as of December 31, 2008:

		Reinsurance Recoverable Balances
			Unpaid
		Paid Losses	Losses
		and Loss	and Loss
	A.M.	Adjustment	Adjustment			Net
	Best Rating	Expenses	Expenses	Total	Collateral(1)	Exposures
	In thousands

Authorized reinsurers:
National Indemnity Company (a subsidiary of Berkshire Hathaway, Inc.)	A++	$2,301	$13,435	$15,736	$—	$15,736
Swiss Reinsurance America Corporation	A	293	1,643	1,936	—	1,936
Midwest Employers Casualty Company	A+	1,474	1,674	3,148	—	3,148
Other authorized reinsurers		441	2,468	2,909	238	2,671

Total authorized reinsurers		4,509	19,220	23,729	238	23,491

Unauthorized reinsurers:
Excess of loss reinsurers:
With net exposures		—	—	—	—	—
With no net exposures		—	537	537	1,618	—

Total excess of loss reinsurers		—	537	537	1,618	—

Segregated portfolio cell captives:
With net exposures		—	3,011	3,011	1,574	1,437
With no net exposures		—	11,340	11,340	22,301	—

Total segregated portfolio cell captives		—	14,351	14,351	23,875	—

Legacy exposure reinsurers:
With net exposures		340	2,111	2,451	1,303	1,148
With no net exposures		93	1,273	1,366	2,350	—

Total legacy exposure reinsurers		433	3,384	3,817	3,653	1,148

Total unauthorized reinsurers		433	18,272	18,705	29,146	2,585

Total		4,942	37,492	42,434	$29,384	$26,076

Less allowance		(300)	—	(300)

Net		$4,642	$37,492	$42,134

(1)	Collateral is principally comprised of funds held by Guarantee Insurance under reinsurance treaties and letters of credit.

As of December 31, 2008, Guarantee Insurance had net exposures from five segregated portfolio captive cells totaling approximately $1.4 million. Individually, net exposures from these five segregated portfolio captive cells ranged from approximately $23,000 to approximately $498,000.

As of December 31, 2008, Guarantee Insurance had net exposures from six unauthorized reinsurers totaling approximately $1.1 million attributable to its legacy asbestos and environmental claims and commercial general liability claims which arose from the sale of general liability insurance and participations in reinsurance assumed through underwriting management organizations. See “— Legacy Claims.” Individually, net exposures from these six reinsurers ranged from approximately $44,000 to approximately $598,000.

Reserves for Losses and Loss Adjustment Expenses

We record reserves for estimated losses under insurance policies that we write and assume and for loss adjustment expenses related to the investigation and settlement of policy claims. Our reserves for losses and loss adjustment expenses represent the estimated cost of all reported and unreported losses and loss adjustment expenses incurred and unpaid at a given point in time. We do not discount loss and loss adjustment expense reserves for the time value of money attributable to the period that elapses from the date of loss to claim payment dates.

We seek to provide estimates of loss and loss adjustment expense reserves that equal ultimate incurred losses and loss adjustment expenses. Maintaining the adequacy of loss and loss adjustment reserve estimates is an inherent risk of the workers’ compensation insurance business. We use an independent actuarial consulting firm to assist in the evaluation of the adequacy of our loss and loss adjustment reserves. Workers’ compensation claims may be paid over a long period of time. Estimating reserves for these claims may be more uncertain than estimating reserves for other lines of insurance with shorter or more definite periods between occurrence of the claim and final determination of the loss. We endeavor to minimize this risk by closing claims promptly and by relying on the estimates of our professional claims adjusting staff, supplemented by actuarial estimation techniques.

The three main components of loss and loss adjustment expense reserves are (1) case reserves for reported claims and associated adjustment costs, (2) aggregate reserves for claims incurred but not reported and associated adjustment costs (IBNR reserves) and (3) aggregate reserves for adjusting and other claims administration costs, which includes expenses such as claims-related salaries and associated overhead.

Case reserves are estimates of future claim payments based upon periodic case-by-case evaluation and the judgment of our claims adjusting staff. When a claim is reported, we establish an initial case reserve for the estimated amount of our losses and loss adjustment expenses based on our estimate of the most likely outcome of the claim at that time. Generally, a case reserve is established within 14 days after the claim is reported and consists of anticipated medical costs, indemnity costs and specific adjustment expenses, which we refer to as defense and cost containment expenses, or DCC expenses. At any point in time, the amount paid on a claim, plus the reserve for future amounts to be paid represents the estimated total cost of the claim, or the case incurred loss and loss adjustment expense amount. The estimated amount of loss for a reported claim is based upon various factors, including:

•	type of loss;

•	severity of the injury or damage;

•	age and occupation of the injured employee;

•	estimated length of temporary disability;

•	anticipated permanent disability;

•	expected medical procedures, costs and duration;

•	our knowledge of the circumstances surrounding the claim;

•	insurance policy provisions, including coverage, related to the claim;

•	jurisdiction of the occurrence; and

•	other benefits defined by applicable statute.

The case incurred loss and loss adjustment expense amount can vary due to uncertainties with respect to medical treatment and outcome, length and degree of disability, employment availability and wage levels and judicial determinations. As changes occur, the case incurred loss and loss adjustment expense amount is adjusted. The initial estimate of the case incurred amount can vary significantly from the amount ultimately paid, especially in circumstances involving severe injuries with comprehensive medical treatment. Changes in case incurred amounts, or case development, are an important component of our historical claim data. Adjustments for inflationary effects are included as part of our review of loss reserve estimates, but our reserving system does not make explicit provision for the effects of inflation.

In addition to case reserves, we establish IBNR reserves, which are intended to provide for losses and loss adjustment expenses that have been incurred but not reported, aggregate changes in case incurred losses and loss adjustment expenses and recently reported claims for which an initial case reserve has not yet been established. In establishing our IBNR reserves, we project ultimate losses by accident year both through use of our historical experience and the use of industry experience by state. We project ultimate losses using 3 accepted actuarial methods and evaluate statistical information to determine which methods are most appropriate and whether adjustments are needed within the particular methods. This supplementary information may include open and closed claim counts, statistics related to open and closed claim count percentages, claim closure rates, average case reserves and average losses and loss adjustment expenses incurred on open claims, reported and ultimate claim severity, reported and projected ultimate loss ratios and loss payment patterns.

The third component of our reserves for losses and loss adjustment expenses is our adjusting and other expense reserves, which represent an estimate of the future aggregate costs of administering all known and unknown claims.

An additional component of our reserves for losses and loss adjustment expenses is the reserve for mandatory participation in pooling arrangements. We record reserves for mandatory pooling arrangements as those reserves are reported to us by the pool administrators.

The statistical and actuarial analysis we employ in estimating our loss and loss adjustment expense reserves uses 3 methods to project ultimate losses. Claims are grouped by accident year and adjusted by (1) state-specific NCCI loss development factors, modified as we deem appropriate; (2) development factors derived from our historical annual experience; and (3) development factors derived from our historical quarterly experience. NCCI loss development factors are measures over time of industry-wide claims reported, average case incurred amounts, case development, duration, severity and payment patterns. However, NCCI loss development factors do not take into consideration differences in our own claims reserving and claims management practices, the employment and wage patterns of our policyholders relative to the industry as a whole or other subjective factors. As a result, we modify the NCCI loss development factors to reflect these differences and the differences between ultimate benefits that serve as the basis of the NCCI factors and our excess of loss reinsurance per occurrence retentions. We also supplement the modified NCCI loss development factors with factors derived from our own quarterly and annual historical experience. We average the results from the use of modified NCCI factors, the results from the use of our own quarterly experience and the results from our own annual historical experience to arrive at our estimates for our reserves for losses and loss adjustment expenses.

We calculate the amount of our total losses and loss adjustment expenses that we estimate will ultimately be paid by our reinsurers, and subtract this amount from our estimated total gross reserves to produce our estimated total net reserves.

As of December 31, 2008, our estimate of our ultimate liability for losses and loss adjustment expenses was approximately $74.6 million and our estimate of amounts recoverable from reinsurers for unpaid losses and loss adjustment expenses was approximately $37.5 million. Accordingly, our reserves for losses and loss adjustments expenses, net of amounts recoverable from reinsurers, was approximately $37.1 million. This amount included approximately $1.8 million associated with our mandatory participation in the assumption of workers’ compensation business from NCCI, for which reserves are maintained as reported by NCCI. This amount also included approximately $4.5 million in net reserves for legacy asbestos and environmental and commercial general liability claims, approximately $525,000 of which related to 29 direct claims for which we maintain reserves, and approximately $4.0 million of which related to pooling arrangements, for which reserves are maintained as reported by the pool administrators.

Our best estimate of our ultimate liability for losses and loss adjustment expenses was derived from the process and methodology described above, which relies on substantial judgment. There is inherent uncertainty in estimating our reserves for losses and loss adjustment expenses. It is possible that our actual losses and loss adjustment expenses incurred may vary significantly from our estimates. Accordingly, the ultimate settlement of losses and loss adjustment expenses may vary significantly from estimates included in our financial statements.

We have prepared a sensitivity analysis of our net reserves for losses and loss adjustment expenses as of December 31, 2008 by analyzing the effect of reasonably likely changes to the percentage weighting assigned to the modified NCCI loss development factors in deriving our estimates. We believe the results of this sensitivity analysis, which are summarized in the table below, constitute a reasonable range of the expected outcomes of our reserves for net losses and loss adjustment expenses.

For traditional and alternative market business, the low end of the range of our sensitivity analysis was derived from the assumption that the percentage weighting assigned to the modified NCCI factors was reduced to 25.0% rather than 33.3%, with the 75% remaining weight assigned to our quarterly and annual historical experience. The high end of the range of our sensitivity analysis was derived from the assumption that the percentage weighting assigned to the modified NCCI factors was increased from 33.0% to 50%, with the 50% remaining weight assigned to our quarterly and annual historical experience.

For assumed business, which was attributable to our mandatory participation in the assumption of workers’ compensation business from NCCI as of December 31, 2008, net reserves are maintained as reported by the NCCI. For legacy asbestos and environmental and commercial general liability claims, referred to as “legacy business”, net reserves are maintained based on (i) gross reserves reported by pool administrators, reduced by ceded reserves pursuant to our reinsurance arrangements on this business, and (ii) case-by-case reserve estimates made by us totaling approximately $525,000 on 29 direct claims. We believe that reserves reported by third parties for assumed business and the majority of legacy asbestos and environmental and commercial general liability claims represent the best estimate of our obligation for these claims, and we do not believe that it would be meaningful to prepare a sensitivity analysis on these net reserves. See “Risk Factors — Risks Related to Our Business — Guarantee Insurance has legacy commercial general liability claims, including asbestos and environmental liability claims.”

For unallocated loss adjustment expenses, net reserves are maintained based on management’s estimate of the future aggregate costs of administering all known and unknown claims, and the low and high end of the range of our sensitivity analysis are reflected in proportion to the low and high end of the range of reserves on traditional and alternative market business.

					Unallocated
		Alternative			Loss
	Traditional	Market	Assumed	Legacy	Adjustment
	Business	Business	Business	Business	Expenses	Total
	In thousands

Low end of the range	$19,410	$8,521	$1,767	$4,523	$1,683	$35,904
Net reserves, as reported	20,001	9,018	1,767	4,523	1,749	37,058
High end of the range	21,181	10,022	1,767	4,523	1,881	39,374

The resulting range derived from this sensitivity analysis would have increased net reserves by approximately $2.3 million or decreased net reserves by approximately $1.2 million, at December 31, 2008. The increase would have reduced net income and stockholders’ equity by approximately $1.5 million. The decrease would have increased net income and stockholders equity by approximately $760,000. Because we rely heavily on reinsurance, the range derived from this sensitivity analysis is not as wide as it would likely be if we ceded a lower proportion of losses to reinsurers. If we reduce our use of reinsurance, we expect that the range between the high and low end of the sensitivity analysis would increase. A change in our reserves for net losses and loss adjustment expenses would not have an immediate impact on our liquidity, but would affect cash flow in future periods as the losses are paid.

Given the numerous factors and assumptions used in our estimates of net reserves for losses and loss adjustment expenses, and consequently this sensitivity analysis, we do not believe that it would be meaningful to provide more detailed disclosure regarding specific factors and assumptions and the individual effects of these factors and assumptions on our net reserves. Furthermore, there is no precise method for subsequently reevaluating the impact of any specific factor or assumption on the adequacy of reserves because the eventual deficiency or redundancy is affected by multiple interdependent factors.

Reconciliation of Reserves for Losses and Loss Adjustment Expenses

The following table provides a reconciliation of our aggregate beginning and ending reserves for losses and loss adjustment expenses:

	2008	2007	2006
	In thousands

Balances, January 1	$69,881	$65,953	$39,084
Less reinsurance recoverable	(43,317)	(41,103)	(21,699)

Net balances, January 1	26,564	24,850	17,385

Incurred related to:
Current year	27,422	18,642	15,328
Prior years	1,294	(3,460)	2,511

Total incurred	28,716	15,182	17,839

Paid related to:
Current year	6,171	4,668	3,290
Prior years	12,051	8,800	7,084

Total paid	18,222	13,468	10,374

Net balances, December 31	37,058	26,564	24,850
Plus reinsurance recoverable	37,492	43,317	41,103

Balances, December 31	$74,550	$69,881	$65,953

There were no significant changes in the key assumptions utilized in the analysis and calculations of our loss reserves during the years ended December 31, 2008, 2007 or 2006.

As a result of unfavorable development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $1.3 million for the year ended December 31, 2008, reflecting approximately $600,000 of unfavorable development in 2008 on workers’ compensation reserves for prior accident years and approximately $700,000 of unfavorable development in 2008 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below.

As a result of favorable development on prior accident year reserves, incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. The $3.5 million of favorable development reflects approximately $2.2 million of favorable development in 2007 on workers’ compensation reserves for prior accident years and $1.3 million of favorable development in 2007 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below.

As a result of adverse development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $2.5 million for the year ended December 31, 2006. The $2.5 million of adverse development in 2006 reflects approximately $2.0 million of adverse development in 2006 on workers’ compensation reserves for prior accident years. Of the $2.0 million, approximately $1.3 million was subsequently reduced in 2007 and included in the $3.5 million of total favorable development in 2007 as discussed above. The $2.5 million of adverse development in 2006 also reflects approximately $516,000 of adverse development in 2006 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below. The $516,000, together with an additional amount totaling approximately $1.7 million, was subsequently reduced in 2007 and included in the $3.5 million of total favorable development in 2007 as discussed above.

Our gross reserves for losses and loss adjustment expenses of $74.6 million as of December 31, 2008 are expected to cover all unpaid losses and loss adjustment expenses related to open claims as of that date, as well as gross claims incurred but not reported. Our gross IBNR reserves represented approximately 40% of our total gross reserves as of December 31, 2008. At December 31, 2008, we had 2,186 open workers’ compensation claims with average gross case reserves for known losses and loss adjustment expenses of approximately $21,000. During 2008, approximately 7,000 new claims were reported, and approximately 6,600 claims were closed.

Legacy Claims

In addition to workers’ compensation insurance claims, Guarantee Insurance has exposure to certain legacy asbestos and environmental claims and commercial general liability claims which arose from the sale of general liability insurance and participations in reinsurance assumed through underwriting management organizations (“Pools”). Guarantee Insurance ceased offering direct general liability coverage in 1983. Participation with underwriting management organizations ended with the 1982 underwriting year.

As industry experience in dealing with these exposures has accumulated, various industry-related parties have evaluated newly emerging methods for estimating asbestos-related and environmental pollution liabilities, and these methods have attained growing credibility. In addition, outside actuarial firms and others have developed databases to supplement the information that can be derived from a company’s claim files.

The Pools estimate the full impact of the asbestos-related and environmental pollution liability by establishing full cost basis reserves for all known losses and computing incurred but not reported on previous experience and available industry data. Nonetheless, these liabilities are subject to greater than normal variation and uncertainty, and an indeterminable amount of additional liability may develop over time.

We estimate the full impact of the asbestos and environmental exposure by establishing full case basis reserves for all known losses and computing incurred but not reported losses based on previous experience and available industry data. These reserves are attributable to approximately 29 direct claims, Guarantee Insurance’s participation in two reinsurance pools and our estimate of the impact of unreported claims. Our reserves for direct asbestos and environmental liability exposures are based on a detailed review of each case. Our reserves for pooled asbestos and environmental liability exposures are based on our share of aggregate reserves established by pool administrators through their consultation with independent actuarial consultants.

We believe that our reserve methodology results in net reserves for asbestos and environmental claims that are adequate to cover the ultimate cost of losses and loss adjustment expenses thereon. However, we believe that adopting the survival ratio reserve methodology for asbestos and environmental exposures would make our reserve methodology for these exposures generally consistent with our publicly held insurance company peers. Accordingly, we are evaluating the possibility of adopting this methodology. Under the survival ratio reserve methodology, our net reserve for asbestos and environmental liability exposures would be estimated based on a multiple of approximately 15 times our average net paid asbestos and environmental claims the three most recent years. If we had adopted the survival ratio reserve methodology as of December 31, 2008, our net reserve for asbestos and environmental exposures would have been approximately $5.1 million, representing an increase in net losses and loss adjustment expenses of approximately $2.1 million.

We expect to make a decision with respect to the adoption of the survival ratio reserve methodology in connection with the preparation of our financial statements for the fourth quarter of 2009. If we adopt this methodology, our pre-tax income for the period in which we increase our reserves will decrease by a corresponding amount.

The following table provides a reconciliation of our beginning and ending reserves for losses and loss adjustment expenses associated with legacy asbestos and environmental exposures which are included in the reconciliation of our aggregate beginning and ending reserves for losses and loss adjustment expenses above:

	Years Ended December 31,
	2008	2007	2006
	In thousands

Balances, January 1	$6,789	$6,999	$7,302
Less reinsurance recoverable	(3,758)	(3,402)	(3,780)

Net balances, January 1	3,031	3,597	3,522
Incurred related to claims in prior years	285	(169)	363
Paid related to prior years	(323)	(397)	(288)

Net balances, December 31	2,993	3,031	3,597
Plus reinsurance recoverable	3,785	3,758	3,402

Balances, December 31	$6,778	$6,789	$6,999

The following table provides a reconciliation of our beginning and ending reserves for losses and loss adjustment expenses associated with legacy commercial general liability exposures, which are included in the reconciliation of our aggregate beginning and ending reserves for losses and loss adjustment expenses above:

	Years Ended December 31,
	2008	2007	2006
	In thousands

Balances, January 1	$3,742	$6,050	$6,006
Less reinsurance recoverable	(1,996)	(2,974)	(2,949)

Net balances, January 1	1,746	3,056	3,057
Incurred related to claims in prior years	424	(1,154)	153
Paid related to prior years	(640)	(176)	(134)

Net balances, December 31	1,530	1,746	3,076
Plus reinsurance recoverable	2,076	1,996	2,974

Balances, December 31	$3,606	$3,742	$6,050

Loss and Loss Adjustment Expense Development

Accounting for workers’ compensation insurance requires us to estimate the liability for the expected ultimate cost of unpaid losses and loss adjustment expenses, referred to as loss and loss adjustment expense reserves, as of a balance sheet date. The amount by which estimated losses and loss adjustment expenses, measured subsequently by reference to payments and additional estimates, differ from those previously estimated for a time period is known as “loss and loss adjustment expense development.” Development is unfavorable when losses close for more than the levels at which they were reserved or when subsequent estimates indicate a basis for reserve increases on open claims. Loss and loss adjustment expense development, whether due to an increase in estimated losses, or a decrease in estimated losses, is reflected currently in earnings through an adjustment to incurred losses and loss adjustment expenses for the period in which the development is recognized. If the loss and loss adjustment expense development is due to an increase in estimated losses and loss adjustment expenses, the previously estimated losses and loss adjustment expenses are considered “deficient,” if the loss and loss adjustment expense development is due to a decrease in estimated losses and loss adjustment expenses, the previously estimated losses and loss adjustment expenses are considered “redundant.” When there is no loss and loss adjustment expense development, the previously estimated losses and loss adjustment expenses are considered “adequate.”

At September 30, 2009, our net reserves as of December 31, 2008 were indicated as deficient, resulting in the recognition of unfavorable development on prior accident years of approximately $1.7 million for the nine months ended September 30, 2009. For the nine months ended September 30, 2009, we recorded unfavorable development of approximately $1.5 million on our workers’ compensation business, primarily attributable to the 2007 accident year and, more specifically, two individual losses incurred in 2007 for which case reserves were increased by a total of approximately $700,000 during the nine months ended September 30, 2009 in connection with our reassessment of the life care plans on these claims. Additionally, we recorded unfavorable development of approximately $248,000 on our legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years. At December 31, 2008, our net reserves as of December 31, 2007 were indicated as deficient, resulting in the recognition of unfavorable development on prior accident years of approximately $1.3 million for the year ended December 31, 2008. At December 31, 2008, our net reserves as of December 31, 2006, 2005 and 2004 were indicated as redundant, resulting in favorable development on prior accident years of approximately $3.6 million, $697,000 and $429,000, respectively.

The following table shows the development of our net reserves for losses and loss adjustment expenses and cumulative net paid losses and loss adjustment expenses for our insurance segment from 2004 (the year we commenced writing workers’ compensation business) through 2008. The table shows the changes in our reserves for losses and loss adjustment expenses in subsequent years from the prior estimates based on experience as of the end of each succeeding year on a GAAP basis. The principal difference between our GAAP basis and statutory basis loss reserves is that our statutory basis loss reserves are determined net of reinsurance recoverables on unpaid losses and loss adjustment expenses. The bottom portion of the table reconciles net reserves shown in the upper portion of the table to gross reserves shown on our balance sheet, together with development thereon.

	2004	2005	2006	2007	2008
	In thousands

Net reserves for losses and loss adjustment expenses at end of year	$11,800	$17,385	$24,850	$26,564	$37,058
Reserves re-estimated:
One year later	12,383	19,896	21,390	27,858
Two years later	13,506	16,887	21,255
Three years later	10,973	16,688
Four years later	11,371
Net cumulative redundancy (deficiency):
Amount	$429	$697	$3,595	$(1,294)

Percentage	3.6%	4.0%	14.5%	(4.9)%

Cumulative net paid losses and loss adjustment expenses at:
End of current year	$203	$3,996	$3,290	$4,668	$6,171
One year later	1,966	10,159	12,124	13,329
Two years later	3,308	13,312	14,740
Three years later	4,048	13,073
Four years later	4,953
Reserves at end of year:
Net reserves for losses and loss adjustment expenses	$11,800	$17,385	$24,850	$26,564	$37,058
Reinsurance recoverables on unpaid losses and loss adjustment expenses	8,085	22,093	41,103	43,317	37,492

Reserves for losses and loss adjustment expenses	$19,885	$39,478	$65,953	$69,881	$74,550

	2004	2005	2006	2007	2008
	In thousands

Reserves re-estimated at December 31, 2008:
Net reserves for losses and loss adjustment expenses	$11,371	$16,688	$21,255	$27,858
Reinsurance recoverables on unpaid losses and loss adjustment expenses	8,067	18,806	33,806	34,869

Reserves for losses and loss adjustment expenses	$19,438	$35,494	$55,061	$67,727

Gross cumulative redundancy (deficiency):
Amount	$447	$3,984	$10,892	$7,154

Percentage	2.2%	10.1%	16.5%	10.2%

We have a limited history and therefore future development patterns may differ substantially from this data.

From the inception of our workers’ compensation insurance business in 2004 through December 31, 2008, in our traditional business, we have closed approximately 21,000 reported claims.

A.M. Best Ratings

Many insurance buyers, agents and brokers use the ratings assigned by A.M. Best and other rating agencies to assist them in assessing the financial strength and overall quality of the companies from which they are considering purchasing insurance. In evaluating a company’s financial and operating performance, A.M. Best reviews the company’s profitability, indebtedness and liquidity, as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its unpaid losses and loss adjustment expenses, the adequacy of its surplus, its capital structure, the experience and competence of its management and its market presence. This rating is intended to provide an independent opinion of an insurer’s ability to meet our obligations to policyholders and is not an evaluation directed at investors.

We have been informed by A.M. Best that after completion of this offering, we may expect Guarantee Insurance to receive a financial strength rating of “A−” (Excellent), which is the fourth highest of fifteen A.M. Best rating levels. This indicative rating assignment is subject to the capitalization of Guarantee Insurance (and PF&C if we acquire it) at a level that A.M. Best requires to support the assignment of the “A−” rating through 2012. We expect that the contribution of $155 million of the net proceeds of this offering to Guarantee Insurance (or the contribution of $20 million to Guarantee Insurance and the capitalization of PF&C with $135 million, if we acquire it) on or prior to March 31, 2010 will be sufficient to satisfy this requirement. If we acquire PF&C as described elsewhere in this prospectus, this rating assignment is also conditioned upon regulatory approval of a pooling agreement between Guarantee Insurance and PF&C that is satisfactory to A.M. Best. Pooling is a risk-sharing arrangement under which premiums and losses are shared between the pool members. We expect to make the contemplated capital contributions when we purchase PF&C or conclude not to proceed with that transaction, in either event prior to March 31, 2010. The indicative rating assignment we received from A.M. Best is not a guarantee of final rating outcome. In addition, in order to maintain this rating, Guarantee Insurance (and PF&C if we acquire it) must maintain capitalization at a level that A.M. Best requires to support the assignment of the “A−” rating, and any material negative developments in our operations, including in terms of management, earnings, capitalization or risk profile could result in negative rating pressure and possibly a rating downgrade. While we have expanded our business profitably without an A.M. Best rating and we believe that we can continue to do so with the net proceeds from this offering, we believe that an “A−” rating from A.M. Best would increase our ability to market to large national brokers and large employers and create new opportunities for our products and services in rating sensitive markets. A.M. Best’s ratings reflect its opinion of an insurance company’s financial strength and ability to meet ongoing obligations to policyholders and are not intended for the protection of investors.

A.M. Best ratings tend to be more important to our alternative market customers than our traditional business customers. Although we have expanded our business profitability without an A.M. Best rating and we believe that we can continue to do so with the net proceeds form this offering a favorable rating would increase our ability to sell our alternative market products to larger employers. We believe that a favorable rating will open significant new markets for our products and services. Our failure to obtain a favorable rating could adversely affect our plans to expand into new markets.

We expect to apply to A.M. Best for a rating as soon as practicable. We may not be given a favorable rating or if we are given a favorable rating such rating may be downgraded, which may adversely affect our ability to obtain business and may adversely affect the price we can charge for the insurance policies we write. The ratings of A.M. Best are subject to periodic review using, among other things, proprietary capital adequacy models, and are subject to revision or withdrawal at any time. Other companies in our industry that have been rated and have had their ratings downgraded have experienced negative effects. A.M. Best ratings are directed toward the concerns of policyholders and insurance agencies and are not intended for the protection of investors or as a recommendation to buy, hold or sell securities. Although we are not currently rated by A.M. Best, if we obtain an A.M. Best rating after the offering, our competitive position relative to other companies will be determined in part by our A.M. Best rating.

Competition

The market for workers’ compensation insurance products and risk management services is highly competitive. Competition in our business is based on many factors, including pricing (with respect to insurance products, either through premiums charged or policyholder dividends), services provided, underwriting practices, financial ratings assigned by independent rating agencies, capitalization levels, quality of care management services, speed of claims payments, reputation, perceived financial strength, effective loss prevention, ability to reduce claims expenses and general experience. In some cases, our competitors offer lower priced products and services than we do. If our competitors offer more competitive prices, payment plans, services or commissions to independent agencies, we could lose market share or have to reduce our prices in order to maintain market share, which would adversely affect our profitability. Our competitors are insurance companies, self-insurance funds, state insurance pools and workers’ compensation insurance service providers, many of which are significantly larger and possess considerably greater financial, marketing, management and other resources than we do. Consequently, they can offer a broader range of products, provide their services nationwide and capitalize on lower expenses to offer more competitive pricing.

We believe our principal competitors in the workers’ compensation nurse case management and cost containment services market are CorVel Corporation, GENEX Services, Inc. and various other smaller managed care providers. In the wholesale brokerage market, we believe PRS competes with numerous national wholesale brokers.

Our main competitors for our insurance business are usually those companies that offer a full range of services in workers’ compensation underwriting, loss prevention and claims. In the alternative market, we believe our principal competitors are American International Group, Inc., Liberty Mutual Insurance Company and Hartford Insurance Company, as well as smaller regional carriers. Many of our competitors are substantially larger and have substantially greater market share and capital resources than we have.

State insurance regulations require maintenance of minimum levels of surplus and of ratios of net premiums written to surplus. Accordingly, competitors with more surplus than we possess have the potential to expand in our markets more quickly and to a greater extent than we can. Additionally, greater financial resources permit a carrier to gain market share through more competitive pricing, even if that pricing results in reduced underwriting margins or an underwriting loss. Many of our competitors are multi-line carriers that can price the workers’ compensation insurance that they offer at a loss in order to obtain other lines of business at a profit. If we are unable to compete effectively, our business, financial condition and results of operations could be materially adversely affected. We believe that our alternative market and traditional workers’ compensation insurance products and services are competitively priced. In Florida, Indiana and New Jersey, premium rates are fixed by the state’s insurance regulators and are not a competitive factor. Insurers in those states compete principally on policyholder dividends, the availability of premium payment plans and service and selection of risks to underwrite.

We also believe that our level of service, loss prevention programs, and ability to reduce claims through our claims management strategy are strong competitive factors that have enabled us to retain existing policyholders and attract new policyholders. Also, over the long run, our services provide employers the opportunity to reduce their experience modification factors and therefore their long-term workers’ compensation costs. We believe our ability to offer alternative market solutions to our policyholders and other parties also provides us with a competitive advantage. Our alternative market solutions, particularly our segregated portfolio captive plans, permit policyholders to lower their workers’ compensation insurance costs if they have favorable loss experience by participating in the underwriting risk on the policy.

Investments

The first priority of our investment strategy is capital preservation, with a secondary focus on achieving an appropriate risk adjusted return. We seek to manage our investment portfolio such that the security maturities provide adequate liquidity relative to our expected claims payout pattern. We expect to maintain sufficient liquidity from funds generated from operations to meet our anticipated insurance obligations and operating and capital expenditure needs, with excess funds invested in accordance with our investment guidelines. Our fixed maturity investment portfolio is managed by General Re — New England Asset Management, Inc., a registered investment advisory firm that is wholly-owned by General Re Corporation, a subsidiary of Berkshire Hathaway, Inc. General Re — New England Asset Management, Inc. operates under written investment guidelines approved by Guarantee Insurance’s board of directors. We pay General Re — New England Asset Management, Inc. an investment management fee based on the market value of assets under management.

At December 31, 2008, we allocated our portfolio into four categories: debt securities available for sale, short-term investments, real estate held for the production of income and cash and cash equivalents. Cash and cash equivalents include cash on deposit, commercial paper, short-term municipal securities, pooled short-term money market funds and certificates of deposit. Our debt securities available for sale include obligations of the U.S. Treasury or U.S. agencies, obligations of states and their subdivisions, long-term certificates, U.S. dollar-denominated obligations of U.S. corporations, mortgage-backed securities, collateralized mortgage obligations, mortgages guaranteed by the Federal National Mortgage Association and the Government National Mortgage Association, and asset-backed securities.

At December 31, 2006, we did not anticipate that our debt securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments and, accordingly, these securities were classified as held to maturity and stated at amortized cost.

In 2007, we purchased state and political subdivision debt securities with the intent that such securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, we classified these state and political subdivision debt securities as available for sale and stated them at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.

At December 31, 2007, the increased volatility in the debt securities market substantially increased the likelihood that we would, on a routine basis, desire to sell debt securities and redeploy the proceeds into alternative asset classes or into alternative securities with better yields or lower exposure to decreases in fair value. We anticipated that all of our debt securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, we transferred all of our debt securities that were not already classified as available for sale from held to maturity to available for sale and stated them at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes. In connection with the transfer of debt securities from held to maturity to available for sale, we recognized a net unrealized gain of approximately $215,000, which is included in other comprehensive income for the year ended December 31, 2007.

Our short-term investments, which are comprised of certain debt securities with initial maturities of one year or less, are stated at cost, which approximates fair value. Our real estate held for the production of income, which consists of one residential property, is stated at amortized cost.

We employ diversification techniques and seek to balance investment credit risk and related underwriting risks to reduce our total potential exposure to any one business sector or security. Our investments, including cash and cash equivalents, had a carrying value of approximately $54.5 million as of September 30 2009, and are summarized by type of investment below.

	Fair	Percentage of
	Value	Portfolio
	In thousands
Debt securities available for sale:
U.S. government securities	$3,599	6.6%
U.S. government agencies	308	0.6
Asset-backed and mortgage-backed securities	13,887	25.5
State and political subdivisions	16,376	30.0
Corporate securities	11,964	22.0

Total fixed maturity securities	46,134	84.7
Short-term investments	671	1.2
Real estate held for the production of income	246	0.5
Cash and cash equivalents	7,452	13.6

Total investments, including cash and cash equivalents	$54,503	100.0%

We regularly evaluate our investment portfolio to identify other-than-temporary impairments in the fair values of the securities held in our investment portfolio. None of our debt securities available for sale in an unrealized loss position as of September 30, 2009 had a fair value of less than 90% of amortized cost. We do not intend to sell, nor are we more likely than not to be required to sell, these debt securities. In addition, we expect to fully recover the amortized cost of these securities when they mature or are called. All but one of our debt securities available for sale in an unrealized loss position as of September 30, 2009 were considered investment grade, which we define as having a Standard & Poors credit rating of BBB- or above. Our only non-investment grade security had a fair value and amortized cost of approximately $61,000 and $62,000, respectively, at September 30, 2009. A write-down for other-than-temporary impairments would be recognized as a realized investment loss. For the nine months ended September 30, 2009, we did not recognize any other-than-temporary impairments. For 2008, we recognized an other-than-temporary impairment charge of approximately $875,000 related to investments in certain equity securities purchased in 2005. Additionally, during 2008, we recognized an other-than-temporary-impairment charge of approximately $350,000 on our approximately $400,000 investment in certain Lehman Brothers Holdings, Inc. bonds. On September 15, 2008, Lehman Brothers Holdings Inc. filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court. For 2007, we did not recognize any other-than-temporary impairments. We do not believe that our investment portfolio contains any material exposure to subprime mortgage securities.

The following table shows the distribution of our fixed maturity securities available for sale as of September 30, 2009 as rated by S&P. Actual ratings do not differ from ratings exclusive of guarantees by third parties as of September 30, 2009.

S&P Credit Rating

AAA	50.9%
AA	24.5
A	21.4
BBB	3.0
Below BBB	0.2

Total	100.0%

Approximately 44% of the fair value of our state and political subdivision debt securities were guaranteed by third parties as of September 30, 2009, as follows. We have no direct investments in these financial guarantee companies.

		Percentage of
		Total State
		and Political
		Subdivision
Guarantor	Fair Value	Securities
	(In thousands)

Ambac Assurance Corporation	$1,676	10.2%
Financial Guaranty Insurance Company	2,682	16.4
Financial Security Assurance, Inc	1,675	10.2
MBIA, Inc	1,146	7.0

Total	$7,179	43.8%

We seek to manage our investment portfolio such that the security maturities provide adequate liquidity relative to our expected claims payout pattern. A summary of the carrying value of our fixed maturity securities available for sale as of September 30, 2009, by contractual maturity, is as follows:

		Percentage of
	Fair Value	Portfolio
	(In thousands)

Due in one year or less	$5,171	11.2%
Due after one year through five years	15,312	33.2
Due after five years	11,764	25.5

	32,247	69.9
Asset-backed and mortgage-backed securities	13,887	30.1

Total	$46,134	100.0%

Technology

Information Technology Environment

Our information technology department services all of our companies, providing support and access to the information systems infrastructure, including software applications, hardware and communications. Our production data center is in a colocation facility in Boca Raton, Florida, and our disaster recovery data center is located in Norcross, Georgia. Our offices are connected to the two data centers via private network. We have sought to design our data and telecommunication infrastructure for security and scaleability. All external data connections via the Internet go through our data centers, which are protected by a firewall and an intrusion detection application.

Workers’ Compensation Information System

Our workers’ compensation policy and claims administration platform is licensed through StoneRiver (formerly Fiserv Solutions, Inc.). The policy module enables functionality for new business, renewals, endorsements, cancellations and reinstatements. The claims module utilizes workflow rules to automate certain procedures and help ensure proper claims adjudication compliance with jurisdictional requirements.

The software platform includes a web-based quoting system that enables agents to rate their own applications and obtain estimates for potential policy submissions, and a web-based inquiry that provides secured access for agents and customers to view their policy and billing information.

We predominately operate in a paperless environment for policy and claims administration. The system provides electronic policy output and unit statistical data required for reporting with NCCI and other state reporting bureaus.

Business Continuity/Disaster Recovery

In an effort to reduce downtime, if any, in the event of a circumstance ranging from total loss of the production data center to loss of individual systems, we have established a disaster recovery data center in Norcross, Georgia. To promote recoverability, backups are performed daily and stored locally on network-attached storage, which is rotated off site monthly.

Employees

As of December 31, 2009, we had over 210 employees. We have entered into employment agreements with Steven M. Mariano and each of our other executive officers. None of our employees is subject to any collective bargaining agreement. We believe that our employee relations are good.

Properties

Our principal executive offices are located in approximately 23,000 square feet of leased office space in three locations in Fort Lauderdale, Florida. We also lease branch offices consisting of approximately 7,000 square feet in Chesterfield, Missouri, 5,450 square feet in Lake Mary, Florida, 6,000 square feet in Sarasota, Florida and 3,000 square feet in West Conshohocken, Pennsylvania. We do not own any real property other than for investment purposes. We consider our leased facilities to be adequate for our current operations. Our insurance services business and insurance business are generally integrated throughout our offices.

Legal Proceedings

The following is a description of certain litigation matters in which we are either a plaintiff, a defendant or both:

Actions Involving Progressive Employer Services, et al.

Guarantee Insurance issued certain workers’ compensation insurance policies to Progressive Employer Services, LLC and related entities (“PES”) during the 2006, 2007 and 2008 period. On October 24, 2008, Guarantee Insurance filed a complaint in the Circuit Court of the 17th Judicial Circuit, in and for Broward County, Florida, against PES and Elite Insurance Services, Inc. On November 20, 2009, the court granted Guarantee Insurance’s motion to file a third amended complaint against those same entities and against Steven Herrig (collectively “Progressive”). At the time the original complaint was filed, Mr. Herrig was our second largest stockholder, beneficially owning approximately 16% of our common stock and a primary officer of each of the Progressive entities. The third amended complaint seeks the recovery of more than $3.3 million in allegedly unpaid premium and unreimbursed deductibles, along with a statutory penalty of $6.3 million related to PES’s alleged underreporting of payroll, misclassification of employees and underpayment of premium. Guarantee Insurance further alleges that PES failed to allow statutorily required audits, and if Guarantee Insurance prevails on those claims, it may be entitled to more than $80 million for unpaid premium and associated penalties. Guarantee Insurance has further claims for PES’s failure to provide loss control services. Progressive asserted a seven-count counterclaim, seeking a declaratory judgment relating to its alleged rights under a Collateral Agreement, an accounting and damages related to alleged collateral overages, damages for various alleged fee payments and commissions, an offset for alleged refunds due Progressive, and damages for alleged reporting failures to the NCCI. This case is currently in the discovery phase.

In March 2009, Guarantee Insurance exercised a call option on all 399,857 shares of our common stock then owned by Westwind Holding Company, or Westwind, and beneficially owned by Mr. Herrig, to offset deficits in the segregated portfolio cell created to reinsure the policy issued to PES as we believe is permitted in an agreement between the parties. On May 11, 2009, Westwind filed a complaint in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida related to the exercise of the call option claiming breach of contract and conversion, seeking damages of $2.2 million and other damages as determined by the court, and on or about November 12, 2009, Westwind filed its second amended compliant alleging two causes of action, breach of contract and conversion. This action remains largely in the discovery phase, although our August 2009 motions to dismiss and for partial summary judgment are pending.

On February 1, 2009, Guarantee Insurance filed a complaint in the Circuit Court of the 17th Judicial Circuit, in and for Broward County, Florida for declaratory judgment against SUNZ Insurance Company, amended by stipulation of the parties on May 5, 2009 to include PES, Westwind, Elite Insurance Agency and Mr. Herrig as additional defendants. The declaratory judgment actions seek reimbursement of claims paid by Guarantee Insurance under the insurance policy issued to PES. Guarantee Insurance cancelled PES’s master policy on November 13, 2008, due to PES’s failure to pay premium. However, on October 20, 2008, without notifying or otherwise informing Guarantee Insurance, PES obtained duplicate insurance coverage under a master workers’ compensation insurance policy from SUNZ Insurance Company, which we believe is an affiliate of Westwind. This resulted in PES having duplicate coverage under two insurance policies for the period of October 20, 2008 through November 13, 2008. Pursuant to Florida law, where there is duplicate coverage, the policy with the earlier effective date is automatically cancelled and the second policy becomes the only effective policy. On May 27, 2009, SUNZ and PES filed a counterclaim alleging that Guarantee Insurance breached its insurance policies with PES in connection with certain workers’ compensation claims. The counterclaim seeks declaratory relief as to Guarantee Insurance’s obligations under these insurance policies, and also seeks unspecified damages for expenses incurred in covering the disputed claims. On November 19, 2009, Guarantee Insurance moved for permission to file a Second Amended Complaint adding claims for reimbursement for additional claims paid on behalf of PES employees, subsequent to October 20, 2008, and on November 20, 2009, Guarantee Insurance filed its answer and affirmative defenses to the defendants’ counterclaim. This case is currently in the discovery phase.

If we prevail in any or all of these actions, it is uncertain whether Progressive will have sufficient assets to satisfy any judgment.

Matrix Employee Leasing, Inc. v. Guarantee Insurance

On September 18, 2009, Matrix Employee Leasing, or Matrix, filed suit in the Circuit Court of the 4th Judicial Circuit in and for Duval County Florida, against Guarantee Insurance for breach of contract and declaratory relief. Matrix was a policyholder of Guarantee Insurance under a large deductible policy until Matrix moved to another carrier on October 1, 2009. Matrix’s complaint alleges bad faith notice of cancellation of its policy and that Guarantee Insurance paid excessive nurse case management and bill review fees to PRS and that PRS and Guarantee Insurance’s relationship presented a conflict of interest. Matrix seeks’

recovery of approximately $700,000. On October 20, 2009, we filed a motion to dismiss the complaint for failure to state a claim upon which relief can be granted that is pending.

Guarantee Insurance v. CRL Management, LLC, et al.

On November 9, 2005, Guarantee Insurance filed suit in the Circuit Court of the 17th Judicial Circuit, in and for Broward County, Florida, against CRL Management, LLC and its principal, C.R. Langston III, alleging that CRL Management, Guarantee Insurance’s former investment manager, and Langston caused a loss in Guarantee Insurance’s investment account. Our claim is based on the allegation that Langston was not licensed as an investment advisor under Florida or federal law. CRL Management and Langston filed a counterclaim against Guarantee Insurance and Steven M. Mariano, our Chairman, President and Chief Executive Officer, seeking payment of a promissory note in the amount of $118,500 purportedly executed by Mr. Mariano, plus interest, and payment of lost investment management fees and other charges due to CRL Management under an investment management agreement. In our response to the counterclaims we denied all allegations. This case is still in discovery, and no trial date has been set. If we prevail in this litigation, it is uncertain whether CRL Management or Langston will have sufficient assets to satisfy any judgment.

American Insurance Managers, et al. v. Guarantee Insurance et al.

American Insurance Managers, Inc., or AIM, filed suit on May 4, 2007 in the Second Judicial Circuit of South Carolina against Guarantee Insurance, Steven M. Mariano and others alleging fraud, breach of contract and misappropriation of trade secret claims. These claims arise out of a producer agreement and related confidentially agreement which Guarantee Insurance entered into in March 2004. The producer agreement gave AIM the exclusive right to market and sell Guarantee Insurance’s products to professional employer organizations, or PEOs. AIM alleges that we breached this agreement in late 2004 and that we have used and continue to use their proprietary ideas and methods in offering insurance products to PEOs. AIM is seeking damages for lost commissions in the amount of $8 million and is also seeking exemplary damages of up to two-times actual damages as provided under South Carolina law. We removed this case to federal court in South Carolina and have denied all of AIM’s allegations. In July 2007 the parties agreed to stay the litigation and submit to binding arbitration. The arbitration is currently scheduled for February 9, 2010.

While it is difficult to ascertain the ultimate outcome of any of the matters described above at this time, we believe, based upon facts known to date, that our positions are meritorious and that the claims and counterclaims against us have no merit. We are vigorously disputing liability and vigorously asserting our positions in the pending litigation and arbitration.

We are party to numerous other claims and lawsuits that arise in the normal course of our business, most of which involve claims under policies that we underwrite as an insurer. We believe that the resolution of these claims and lawsuits will not have a material adverse effect on our business, financial condition or results of operations.

Regulation

We are subject to regulation by government agencies in the states in which we do business. The nature and extent of such regulation varies by jurisdiction but typically involve the following: standards of solvency, including risk-based capital requirements, restrictions on the nature, quality and concentration of investments, restrictions on the types of terms that Guarantee Insurance can include in its insurance policies, mandates that may affect wage replacement and medical care benefits paid, restrictions on the way rates are developed and premiums are determined, limitations on the manner in which general agencies may be appointed, required methods of accounting, establishment of reserves for unearned premiums, losses and other purposes, limitations on our ability to transact business with affiliates, requirements pertaining to mergers, acquisitions and divestitures involving insurance companies, licensing requirements and approvals that affect insurance companies’ ability to do business, compliance with financial and medical privacy laws, potential assessments for the satisfaction of claims under insurance policies issued by impaired, insolvent or failed insurance companies; and limitations on the amount of dividends that insurance subsidiaries may pay to the parent holding company.

In addition, state regulatory examiners perform periodic examinations of insurance companies. Insurance regulations are generally intended for the protection of policyholders, not insurance companies or their stockholders.

Changes in individual state regulation of workers’ compensation may create a greater or lesser demand for some or all of our products and services or require us to develop new or modified products or services in order to meet the needs of the marketplace and to compete effectively in the marketplace.

Premium Rate Restrictions and Administered Pricing States

Among other matters, state laws regulate not only the amounts and types of workers’ compensation benefits that must be paid to injured workers, but in some instances, the premium rates that may be charged to insure employers for those liabilities.

The regulatory agencies in Florida, Indiana and New Jersey set the premium rates we may charge for our insurance products. The Florida OIR approves manual premium rates for each of the employment classification codes prepared and filed by NCCI, the authorized state rating organization. In accordance with Florida’s consent-to-rate program, Guarantee Insurance is authorized by law to deviate from these approved rates for up to 10% of the policies we write in Florida. The Florida Department of Financial Services Division of Workers’ Compensation regulates levels of benefit payments to insured employees. Similar agencies set standard rates for workers’ compensation insurance in the other administered pricing states.

Holding Company Regulation

Nearly all states have enacted legislation that regulates insurance holding company systems. Each insurance company in a holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. Under these laws, the respective state insurance departments may examine Guarantee Insurance at any time, require disclosure of material transactions with its affiliates and require prior notice of or approval for certain transactions. Under these laws, all material transactions among companies within the holding company system, including sales, loans, reinsurance agreements and service agreements, generally must be fair and reasonable and, if material or of a specified category, require prior notice and approval or non-disapproval by the chief insurance regulator of the state of domicile of the insurance company.

Change of Control and Stock Ownership Restrictions

The insurance holding company laws of nearly all states require advance approval by the respective state insurance departments of any change of control of an insurer domiciled in that state. In the state of Florida, where Guarantee Insurance is domiciled, advance regulatory approval is required for an acquisition of 5% or more of the voting securities of a domestic insurance company or any entity that controls a domestic insurance company. However, a party may acquire less than 10% of such voting securities without prior approval if the party files a disclaimer of affiliation and control. In addition, insurance laws in some states contain provisions that require pre-notification to the insurance commissioners of a change of control of a non-domestic insurance company licensed in those states.

Any future transactions that would constitute a change of control of Guarantee Insurance, including a change of control of Patriot Risk Management would generally require the party acquiring control to obtain the prior approval of the Florida OIR and may require pre-notification in the states where pre-notification provisions have been adopted. Obtaining these approvals may result in the material delay of, or deter, any such transaction. Additionally, these laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Patriot or its subsidiaries, including through transactions, and in particular unsolicited transactions, that some or all of the stockholders of Patriot might consider to be desirable.

State Insurance Regulation

Insurance companies are subject to regulation and supervision by the department of insurance in the state in which they are domiciled and, to a lesser extent, other states in which they conduct business. As a Florida domestic insurer, Guarantee Insurance is primarily subject to regulation and supervision by the Florida OIR. The Florida OIR and other state insurance departments have broad regulatory, supervisory and administrative powers, including among other things, the power to grant and revoke licenses to transact business, impose fines or other penalties, license agencies, set the standards of solvency to be met and maintained, regulate trade and claim practices, determine the nature of, and limitations on, investments and dividends, approve policy forms and rates in some states, periodically examine financial statements, determine the form and content of required financial statements, and periodically examine market conduct and trade practices.

Guarantee Insurance contracts with Perr & Knight, Inc., for the performance of specific insurer functions, such as regulatory filings of new rates, and, when applicable, changes in insurance policy forms. Perr & Knight, Inc. also provides competitor analysis for Guarantee Insurance through market rate comparisons and general actuarial analysis on the impact of regulatory changes on Guarantee Insurance. Perr & Knight, Inc. also provides Guarantee Insurance with regulatory monitoring services, providing daily updates on regulatory pronouncements by states where Guarantee Insurance is licensed, and assisting with the implementation of changes required by these pronouncements.

Detailed annual and quarterly financial statements and other reports are required to be filed with the department of insurance in all states in which Guarantee Insurance is licensed to transact business. The financial statements of Guarantee Insurance are subject to periodic examination by the department of insurance in each state in which it is licensed to do business.

In addition, many states have laws and regulations that limit an insurer’s ability to withdraw from a particular market. For example, states may limit an insurer’s ability to cancel or not renew policies. Furthermore, certain states prohibit an insurer from withdrawing from one or more lines of business in the state, except pursuant to a plan that is approved by the state insurance department. The state insurance department may disapprove a plan that may lead to market disruption. Laws and regulations that limit cancellation and non-renewal and that subject program withdrawals to prior approval requirements may restrict our ability to exit unprofitable markets.

Stock insurance companies are subject to Florida statutes related to excess profits for workers’ compensation insurance companies. Excess profits are calculated based upon a complex statutory formula, which is applied over rolling three-year periods. Companies are required to file annual excess profits forms, and they are required to return so-called “excess profits” to policyholders in the form of a cash refund or credit toward the future purchase of insurance. To date, we have not been required to return any excess profits, and we have not made any provision for the return of excess profits.

Insurance producers are subject to regulation and supervision by the department of insurance in each state in which they are licensed. Patriot Risk Services, Inc. is currently licensed as an insurance agent or producer in 19 jurisdictions. Patriot Insurance Management Company is currently licensed as an insurance agent or producer in 34 jurisdictions. Patriot Underwriters, Inc. is licensed as an insurance producer in 39 jurisdictions. Patriot General Agency, Inc. is licensed as an insurance producer in 39 jurisdictions. We plan to utilize Patriot Underwriters, Inc. and Patriot General Agency, Inc. to provide general agency and general underwriting services to third parties and cease providing general agency services through Patriot Risk Services, Inc. and Patriot Insurance Management Company. In each jurisdiction, these subsidiaries are subject to regulations relating to licensing, sales and marketing practices, premium collection and safekeeping, and other market conduct practices.

State Insurance Department Examinations

Guarantee Insurance is subject to periodic examinations by state insurance departments in the states in which it is licensed. In February 2008, the Florida OIR completed its financial examination of Guarantee Insurance as of and for the year ended December 31, 2006. In its examination report, the Florida OIR made a number of findings relating to Guarantee Insurance’s failure to comply with corrective comments made in earlier examination reports by the Florida OIR as of the year ended December 31, 2004 and by the South Carolina Department of Insurance as of the year ended December 31, 2005. The Florida OIR also made a number of proposed adjustments to the statutory financial statements of Guarantee Insurance for the year ended December 31, 2006, attributable to, among other things, corrections of a series of accounting errors and an upward adjustment in Guarantee Insurance’s reserves for unpaid losses and loss adjustment expenses. These proposed adjustments, which resulted in a $119,000 net decrease in Guarantee Insurance’s reported policyholders surplus, did not cause Guarantee Insurance to be in violation of a consent order issued by the Florida OIR in 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida that requires Guarantee Insurance to maintain a statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued, and Guarantee Insurance was not required to file an amended 2006 annual statement with the Florida OIR reflecting these adjustments.

In connection with the Florida OIR examination report for the year ended December 31, 2006, the Florida OIR issued a consent order requiring Guarantee Insurance to pay a penalty of $50,000, pay $25,000 to cover administrative costs and undergo an examination prior to June 1, 2008 to verify that it has addressed all of the matters raised in the examination report. In addition, the consent order requires Guarantee Insurance to hold annual stockholder meetings, maintain complete and accurate minutes of all stockholder and board of director meetings, implement additional controls and review procedures for its reinsurance accounting, perform accurate and timely reconciliations for certain accounts, establish additional procedures in accordance with Florida OIR information technology specialist recommendations, correctly report all annual statement amounts, continue to maintain adequate loss and loss adjustment reserves and continue to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued. The consent order required Guarantee Insurance to provide documentation of compliance with these requirements. In March 2008, the Florida OIR engaged a third party to conduct a target financial condition examination of Guarantee Insurance, the scope of which was to review our compliance with the findings in the Florida OIR exam report and related consent order for the year ended December 31, 2006. The target financial condition examination was performed as of August 20, 2008, and the report was issued on August 26, 2008. Except for certain exceptions which management believes to be immaterial and subsequently mitigated or otherwise remedied, the target financial condition examination found that Guarantee Insurance was in compliance with all findings in the Florida OIR exam report and related consent order for the year ended December 31, 2006.

In May 2009 in connection with a Florida OIR targeted examination, we advised the Florida OIR that all intercompany receivables would be settled within 30 days. As of September 30, 2009, Guarantee Insurance had approximately $2.1 million in intercompany receivables that had been outstanding for more than 30 days, and approximately $1.0 million that had been outstanding for more than 90 days. Because some of the intercompany receivables have been outstanding for more than 30 days, the Florida OIR may object to these transactions or take other regulatory action against us. In addition, under statutory accounting rules, Guarantee Insurance is required to record the amount of any intercompany receivables that have been outstanding for more than 90 days as a nonadmitted asset. Therefore, to the extent that any intercompany receivables have been outstanding for more than 90 days, Guarantee Insurance will be required to nonadmit the amount of such receivables, which will result in a corresponding decrease in the surplus of Guarantee Insurance. If the decrease in Guarantee Insurance’s surplus were to cause Guarantee Insurance to be out of compliance with certain ratios or minimum surplus levels as required by the Florida OIR, we would be required to reduce our insurance writings or add capital to Guarantee Insurance, or face possible regulatory action.

Guaranty Fund Assessments

In most of the states where Guarantee Insurance is licensed to transact business, there is a requirement that property and casualty insurers doing business within each such state participate in a guaranty association, which is organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the written premium in the state by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.

Property and casualty insurance company insolvencies or failures may result in additional guaranty association assessments against Guarantee Insurance in the future. At this time, we are unable to determine the impact, if any, that such assessments may have on our business, financial condition or results of operations. We are not aware of any liabilities for guaranty fund assessments with respect to insurers that are currently subject to insolvency proceedings.

Residual Market Programs

Many of the states in which we conduct business or intend to conduct business require that all licensed insurers participate in a program to provide workers’ compensation insurance to those employers who have not or cannot procure coverage from a carrier on a negotiated basis. Our level of required participation in such programs is generally determined by calculating the volume of our voluntary business in that state as a percentage of all voluntary business in that state by all insurers. The resulting factor is the proportion of premium we must accept as a percentage of all of premiums for all policies written in that state’s residual market program.

Companies generally can fulfill their residual market obligations by either issuing insurance policies to employers assigned to them, or participating in a reinsurance pool where the results of all policies provided through the pool are shared by the participating companies. Currently, Guarantee Insurance participates in a reinsurance pooling arrangement with NCCI. For the year ended December 31, 2008, Guarantee Insurance had assumed premiums written from the NCCI pool of approximately $1.0 million.

Second Injury Funds

A number of states operate trust funds that reimburse insurers and employers for claims paid to injured employees for aggravation of prior conditions or injuries. The state-managed trust funds are funded through assessments against insurers and self-insurers providing workers’ compensation coverage in the specific state. The aggregate amount of cash paid by Guarantee Insurance for assessments by state-managed second injury trust funds for the years ended December 31, 2008, 2007 and 2006 were approximately $579,000, $708,000 and $354,000, respectively. Guarantee Insurance has not received any recoveries from state-managed trust funds.

Dividend Limitations

At the time we acquired Guarantee Insurance, it had a large statutory unassigned deficit. See Note 13 to our Consolidated Financial Statements. As of December 31, 2008, Guarantee Insurance’s statutory unassigned deficit was $94.3 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Moreover, Florida law has several different tests that limit the payment of dividends, without the prior approval of the Florida OIR, to an amount generally equal to 10% of the surplus or gain from operations, with additional restrictions. However, pursuant to a consent order issued by the Florida OIR on December 29, 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida, Guarantee Insurance is prohibited from paying dividends, without approval of the Florida OIR, until December 29, 2009. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without prior approval of the Florida OIR.

Privacy Regulations

In 1999, Congress enacted the Gramm-Leach-Bliley Act, which, among other things, protects consumers from the unauthorized dissemination of certain personal information. Subsequently, a majority of states have implemented additional regulations to address privacy issues. These laws and regulations apply to all financial institutions, including insurance and finance companies, and require us to maintain appropriate policies and procedures for managing and protecting certain personal information of our policyholders and to fully disclose our privacy practices to our policyholders. We may also be subject to future privacy laws and regulations, which could impose additional costs and impact our business, financial condition and results of operations.

In 2000, the National Association of Insurance Commissioners, or the NAIC, adopted the Privacy of Consumer Financial and Health Information Model Regulation, which assisted states in promulgating regulations to comply with the Gramm-Leach-Bliley Act. In 2002, to further facilitate the implementation of the Gramm-Leach- Bliley Act, the NAIC adopted the Standards for Safeguarding Customer Information Model Regulation. Several states have now adopted similar provisions regarding the safeguarding of policyholder information. We have established policies and procedures to comply with the Gramm-Leach-Bliley Act and other similar privacy laws and regulations.

Federal and State Legislative and Regulatory Changes

From time to time, various regulatory and legislative changes have been proposed in the insurance industry. Among the proposals that have in the past been or are at present being considered are the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers and proposals in various state legislatures (some of which proposals have been enacted) to conform portions of their insurance laws and regulations to various model acts adopted by the NAIC. We are unable to predict whether any of these laws and regulations will be adopted, the form in which any such laws and regulations would be adopted or the effect, if any, these developments would have on our business, financial condition and results of operations.

On November 26, 2002, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the September 11, 2001 terrorist attacks, the Terrorism Risk Insurance Act of 2002, or TRIA, was enacted. TRIA is designed to ensure the availability of commercial insurance coverage for losses resulting from acts of terrorism in the United States. This law established a federal assistance program to help the property and casualty insurance industry cover claims related to future terrorism-related losses and requires such companies to offer coverage for certain acts of terrorism. The assistance provided to insurers under TRIA is subject to certain deductibles and other limitations and restrictions. The Terrorism Risk Insurance Extension Act of 2005 extended the federal assistance program through December 31, 2007 and also established a per-event threshold that must be met before the federal program becomes applicable and increased insurers’ deductibles. The Terrorism Risk Insurance Program Reauthorization Act of 2007 extended the federal assistance program through December 31, 2014 and removed the restriction that formerly limited the program to the coverage of acts of terrorism committed on behalf of foreign persons or interests.

The National Association of Insurance Commissioners, or NAIC

The NAIC is a group formed by state insurance commissioners to discuss issues and formulate policy with respect to regulation, reporting and accounting of insurance companies. Although the NAIC has no legislative authority and insurance companies are at all times subject to the laws of their respective domiciliary states and, to a lesser extent, other states in which they conduct business, the NAIC is influential in determining the form in which such laws are enacted. Model insurance laws, regulations and guidelines, referred to herein generically as “Model Laws,” have been promulgated by the NAIC as a minimum standard by which state regulatory systems and regulations are measured.

Adoption of state laws that provide for substantially similar regulations to those described in the Model Laws is a requirement for accreditation by the NAIC. The NAIC provides authoritative guidance to insurance regulators on current statutory accounting issues by promulgating and updating a codified set of statutory accounting principles in its Accounting Practices and Procedures manual. The Florida OIR has adopted these codified statutory accounting principles.

The key financial ratios of NAIC’s Insurance Regulatory Information System, or IRIS, which ratios were developed to assist insurance departments in overseeing the financial condition of insurance companies, are reviewed by experienced financial examiners of the NAIC and state insurance departments to select those companies that merit highest priority in the allocation of the regulators’ resources. IRIS identifies 13 financial ratios and specifies “usual values” for each ratio. Departure from the usual values on four or more of the ratios can lead to inquiries from individual state insurance commissioners as to certain aspects of an insurer’s business. A ratio that falls outside the usual range is not considered a failing result. Rather, unusual values are regarded as part of an early warning monitoring system. Financially sound companies may have several ratios outside the usual ranges because of specific transactions that have the effect of producing unusual results.

As of December 31, 2008 and for the year then ended, Guarantee Insurance had three IRIS ratios outside the usual range, as set forth in the following table:

		Actual
Ratio	Usual Range	Results	Reasons for Unusual Results

Change in Net Premiums Written	Less than 33%, greater than -33%	58.0%	Our gross premiums written increased by 37% in 2008 compared to 2007. In addition, the portion of our gross premiums written subject to quota share reinsurance was lower in 2008 compared to 2007 due to (i) an increase in traditional business, which generally has a higher retention than alternative market business and (ii) the commutation of certain alternative market segregated portfolio captive cell treaties in 2008. We believe that the premium growth in 2008 was prudent and did not reflect any material pricing inadequacy or any deterioration in underwriting discipline.
Surplus Aid to Policyholder’s Surplus	Less than 15%	57.0%	Under statutory accounting principles, direct policy acquisition costs are recognized as an expense at the inception of the policy year rather than deferred over the life of the underlying insurance contracts. Likewise, ceding commissions are recognized as an offset to expenses at the inception of the policy year. The ratio of surplus aid to policyholders’ surplus measures the degree to which statutory surplus benefits from the recognition of ceding commissions in advance of the emergence of underlying ceded earned premium. Because of the nature of our alternative market business, whereby segregated portfolio captives generally assumed between 50% and 90% of the risk for 2008, our results typically generate a surplus aid unusual value relative to the industry as a whole. In addition, this ratio was higher in 2008 in connection with a quota share reinsurance agreement pursuant to which we ceded 37.83% of our gross unearned premium reserves as of December 31, 2008.
Estimated Current Reserve Deficiency to Policyholders’ Surplus	Less than 25%	73.0%	The estimated current reserve deficiency to policyholders’ surplus ratio compares the ratio of (i) current year-end reserves for losses and loss adjustment expenses to current year net premiums earned to (ii) the prior two-year average ratio of year end reserves, developed to current year end, to prior two year average net premiums earned. We believe that this ratio fell outside the usual range in connection with favorable accident year 2008 loss experience, together with additional net premiums earned in 2008 attributable to audit adjustments on prior year policy years.

Statutory Accounting Principles

Statutory accounting principles, or SAP, are a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. SAP is primarily concerned with measuring an insurer’s surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with applicable insurance laws and regulations in each insurer’s domiciliary state.

Generally accepted accounting principles, or GAAP, are concerned with a company’s solvency, but are also concerned with other financial measurements, principally income and cash flows. Accordingly, GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management’s stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with GAAP as opposed to SAP.

Statutory accounting principles established by the NAIC and adopted by the Florida OIR determine, among other things, the amount of statutory surplus and statutory net income of Guarantee Insurance.

Risk-Based Capital Regulations and Requirements

Insurance operations are subject to various leverage tests, which are evaluated by regulators and rating agencies. Florida law prohibits workers’ compensation insurance companies from exceeding a gross premiums written-to-surplus ratio of 8.0 to 1 and a net premiums written-to-surplus ratio of 3.2 to 1. Guarantee Insurance’s gross premiums written-to-surplus ratio and net premiums written-to-surplus ratios were 6.4 to 1 and 2.5 to 1, respectively, for 2008.

Under Florida law, domestic property and casualty insurers must report their risk-based capital based on a formula developed and adopted by the NAIC that attempts to measure statutory capital and surplus needs based on the risks in the insurer’s mix of products and investment portfolio. Risk-based capital is a method of measuring the amount of capital appropriate for an insurance company to support its overall business operations in light of its size and risk profile. Risk-based capital standards are used by regulators to determine appropriate regulatory actions for insurers that show signs of weak or deteriorating conditions. Under the formula, a company determines its “risk-based capital” by taking into account certain risks related to the insurer’s assets (including risks related to its investment portfolio and ceded reinsurance) and the insurer’s liabilities (including underwriting risks related to the nature and experience of its insurance business).

The Risk-Based Capital Model Act provides for four different levels of regulatory attention depending on the ratio of an insurance company’s total adjusted capital to its risk-based capital.

The “Company Action Level” is triggered if a company’s total adjusted capital is less than 200% but greater than or equal to 150% of its risk-based capital. At the “Company Action Level,” a company must submit a comprehensive plan to the regulatory authority that discusses proposed corrective actions to improve its capital position. A company whose total adjusted capital is between 250% and 200% of its risk-based capital is subject to a trend test. A trend test calculates the greater of any decrease in the margin (i.e., the amount in dollars by which an insurance company’s adjusted capital exceeds its risk-based capital) between the current year and the prior year and between the current year and the average of the past three years, and assumes that the decrease could occur again in the coming year.

The “Regulatory Action Level” is triggered if an insurance company’s total adjusted capital is less than 150% but greater than or equal to 100% of its risk-based capital. At the “Regulatory Action Level,” the regulatory authority will perform a special examination of the insurance company and issue an order specifying corrective actions that must be followed.

The “Authorized Control Level” is triggered if an insurance company’s total adjusted capital is less than 100% but greater than or equal to 70% of its risk-based capital, at which level the regulatory authority may take any action it deems necessary, including placing the insurance company under regulatory control.

The “Mandatory Control Level” is triggered if an insurance company’s total adjusted capital is less than 70% of its risk-based capital, at which level regulatory authority is mandated to place the insurance company under its control.

At December 31, 2008, Guarantee Insurance’s risk-based capital level exceeded the minimum level that would trigger regulatory attention. Guarantee Insurance is subject to a consent order issued by the Florida OIR in 2006 that requires Guarantee Insurance to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued. At December 31, 2008, Guarantee Insurance’s statutory surplus was approximately $18.3 million. At December 31, 2008, 10% of total liabilities excluding taxes, expenses and other obligations due or accrued were approximately $10.2 million.

PUI and PRS Licensing

Patriot Underwriters, Inc., Patriot General Agency, Inc. and certain subsidiaries of PRS Group, Inc. are authorized to act as insurance producers under firm licenses or licenses held by their officers in 46 jurisdictions. In each state where these subsidiaries transact insurance services business, they are generally subject to regulation relating to licensing, sales and marketing practices, premium collection and safekeeping, and other market conduct practices. Their business depends on the validity of, and continued good standing under, the licenses and approvals pursuant to which they operate, as well as compliance with pertinent regulations. We devote significant effort toward maintaining licenses for these subsidiaries and managing their operations and practices to help ensure compliance with a diverse and complex regulatory structure. In some instances, these subsidiaries follow practices based on interpretations of laws and regulations generally followed by the industry, which may prove to be different from the interpretations of regulatory authorities.

Third-party administration services which we provide through PUI and PRS are subject to licensing requirements and regulation under the laws of each of the jurisdictions in which they operate.

In order to expand our services, certain of the PUI and PRS entities will need to obtain additional licenses to allow us to provide insurance services. Licensing laws and regulations vary from state to state. In all states, the applicable licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally such authorities are vested with relatively broad and general discretion as to the granting, renewing and revoking of licenses and approvals. Licenses may be denied or revoked for various reasons, including the violation of regulations and conviction of crimes. Possible sanctions which may be imposed by regulatory authorities include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to clients and fines.

MANAGEMENT

Directors, Executive Officers and Key Employees

The table below provides information about our directors, executive officers and key employees. Our directors are divided into three classes with the number of directors in each class as nearly equal as possible. Each director serves for a three-year term and until their successors are elected and qualified. Executive officers serve at the request of our board of directors.

Name	Age	Position

Executive Officers and Directors
Steven M. Mariano(3)	45	Chairman of the Board, President and Chief Executive Officer
Michael W. Grandstaff	50	Senior Vice President and Chief Financial Officer
Charles K. Schuver	53	Senior Vice President and Chief Underwriting Officer, Guarantee Insurance
Timothy J. Ermatinger	60	Chief Executive Officer, PRS
Richard G. Turner	59	Senior Vice President of Alternative Markets
Theodore G. Bryant	39	Senior Vice President, Counsel and Secretary
Richard F. Allen(1)	76	Director
Robert P. Cuthbert(2)	62	Director
Robert E. Dean(3)	58	Director
John R. Del Pizzo(1)	62	Director
Ronald P. Formento Sr.(2)	66	Director
Raymond C. Groth(2)	63	Director
C. Timothy Morris(1)	59	Director
Austin J. Shanfelter(3)	52	Director
Timothy J. Tompkins(1)	48	Director

Key Employees
Dean D. Watters	53	Senior Vice President of Business Development
Maria C. Allen	57	Vice President — Client Services/Corporate Claims, Guarantee Insurance
Gary W. Roche	45	Vice President — Operations
Robert G. Zamary, Jr.	43	Vice President — Claims Management, PRS
Josephine L. Graves	44	President, Patriot Risk Services, Inc.
John J. Rearer	51	Vice President — Chief Underwriting Officer, PUI
Michael J. Sluka	57	Vice President and Chief Accounting Officer

(1)	Term expires in 2011.

(2)	Term expires in 2012.

(3)	Term expires in 2013.

Set forth below is certain background information relating to our executive officers.

Steven M. Mariano — Chairman of the Board, President and Chief Executive Officer of Patriot Risk Management. Mr. Mariano, our founder, is an entrepreneur and businessman with 20 years of experience in the insurance industry. Mr. Mariano founded Strategic Outsourcing Inc., a professional staffing company, which was sold to Union Planters Bank (Regions Bank, NYSE) in 2000. Mr. Mariano formed Patriot Risk Management during 2003 to acquire Guarantee Insurance. Shortly thereafter he formed PRS to provide fee-based care management, captive consulting, bill review, network development and other claims related services to Guarantee Insurance and other clients. Mr. Mariano has served as Chairman of the Board and Chief Executive Officer of Guarantee Insurance since 2003. He is responsible for the overall direction and management of our operations and financial and strategic planning.

Michael W. Grandstaff, CPA — Senior Vice President and Chief Financial Officer of Patriot Risk Management. Mr. Grandstaff is the principal financial officer for Patriot. He joined Patriot as a financial consultant in December 2007 and became Senior Vice President and Chief Financial Officer in February 2008. From October 2006 until he joined us, Mr. Grandstaff was President and Chief Executive Officer of Precedent Insurance Company, a wholly-owned subsidiary of American Community Mutual Insurance Company. From June 2002 until November 2006, Mr. Grandstaff served as Senior Vice President, Chief Financial Officer and Treasurer of American Community Mutual Insurance Company, a mutual health insurance company. From February 2001 until June 2002, Mr. Grandstaff served as Treasurer and Vice President of Finance of Meadowbrook Insurance Group, Inc.

Charles K. Schuver — Senior Vice President and Chief Underwriting Officer of Guarantee Insurance. Mr. Schuver directs Guarantee Insurance’s underwriting activities. He joined us in June 2008. Prior to joining Patriot, Mr. Schuver was Senior Vice President, Corporate Underwriting Executive for Arch Insurance Group, a specialty insurer based in New York with over $2.5 billion in gross written premiums in 2007. Mr. Schuver served in that role from May 2004 until May 2008. He was Vice President, Strategic Development Executive for Royal & Sun Alliance Insurance Group PLC, from 1998 until 2004.

Timothy J. Ermatinger, CPA — Chief Executive Officer of PRS Group, Inc. Mr. Ermatinger joined Patriot in June 2006 where he served as Senior Vice President of Strategic Planning. In October 2006 he became Patriot’s Chief Operating Officer. Mr. Ermatinger joined PRS Group, Inc. as its Chief Executive Officer in September, 2007. Mr. Ermatinger was a Principal in the Merger & Acquisitions department of Rachlin, Cohen & Holtz LLP, a Miami public accounting firm, from December 2005 until June 2006. He served as Senior Vice President of Client Services and Chief Financial Officer of Broadspire Services, Inc., a national third-party administrator in Plantation, Florida from July 2003 to December 2005. Mr. Ermatinger served as Chief Financial Officer of Kemper National Services, a provider of insurance services from September 2000 to July 2003.

Richard G. Turner — Senior Vice President of Alternative Markets. Mr. Turner’s primary responsibility is to direct our alternative markets business development. Mr. Turner joined Patriot in September 2008. Before joining Patriot, he was Senior Vice President in charge of captive and alternative market risk divisions at Lexington Insurance Company, a subsidiary of American International Group, from November 2007 until August 2008. From 2003 until 2007, Mr. Turner was Managing Director in charge of sales and distribution for the alternative market risk subsidiary of Liberty Mutual Group, Inc. For eighteen years prior to that, Mr. Turner was President of Commonwealth Risk Services, a company Mr. Turner founded in 1984 that was a pioneer in providing services to the alternative risk market.

Theodore G. Bryant — Senior Vice President, Counsel and Secretary of Patriot Risk Management. Mr. Bryant serves as the senior legal officer and corporate secretary for Patriot and its subsidiaries. He also has principal oversight for regulatory and compliance matters on behalf of Patriot and its subsidiaries. Prior to joining Patriot, as Senior Vice President — Director Business Development in December 2006, Mr. Bryant practiced law in Seattle, Washington with the law firm of Cozen O’Connor LLP, which he joined in 2000. From 2004 through 2006, Mr. Bryant was a member of the firm’s commercial and insurance litigation departments.

Set forth below is certain background information relating to our current directors.

Richard F. Allen — Mr. Allen is Office Managing Partner of the London office of Cozen O’Connor. He has served in that position since 2002. Mr. Allen joined Cozen O’Conner as a partner in 1999. He is a member of the Federation of Insurance Counsel and a fellow of the American College of Trial Lawyers. Mr. Allen joined the our board of directors in 2007.

Robert P. Cuthbert, CPA — From October 2008 until June 2009, Mr. Cuthbert served as the Senior Vice President, Chief Financial Officer and Assistant Secretary of Seabright Insurance Holdings, Inc., a workers’ compensation insurance provider (NYSE SBX). From 2007 to 2008, Mr. Cuthbert served as Senior Vice President — Finance for Quanta U.S. Holdings, Inc., a provider of specialty insurance and reinsurance services and products. From 2000 to 2007, Mr. Cuthbert served as Chief Financial Officer of Wells Fargo Insurance Services, Inc., a national brokerage firm. Mr. Cuthbert joined our board of directors in January 2010.

Robert E. Dean — Mr. Dean is a private investor. Mr. Dean currently is a member of the board of directors of NBH Holdings Corp., a startup company that intends to apply to become a bank holding company. From 2004 until 2009, Mr. Dean served as a director, Chairman of the Compensation Committee and a member of the Audit Committee and Strategic Review Committee (2009) of Specialty Underwriters’ Alliance, Inc., a specialty commercial property and casualty insurance company. From 2000 until 2003, Mr. Dean was a managing director of Ernst and Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP. Prior to that, Mr. Dean was a partner with Gibson, Dunn & Crutcher LLP, where he practiced corporate securities law, co-chaired the Financial Institutions Group and served on the firm’s executive committee. Mr. Dean joined our board of directors in December 2009.

John R. Del Pizzo, CPA — Since 1997, Mr. Del Pizzo has served as President, Secretary and Treasurer of Del Pizzo & Associates, P.C., an accounting and business advisory firm. Mr. Del Pizzo joined our board of directors in 2003.

Ronald P. Formento Sr. — Mr. Formento serves as the President and Chairman of Transport Driver, Inc., a driver leasing company primarily servicing private manufacturing companies. He has served in that position since 1976. Mr. Formento also served as Chairman of the Board of Optimum Staffing, a provider of staffing services from 1992 until January 2005, and serves as Chairman of the Board of Mount Mansfield Insurance Group, a captive insurance company sponsored by American International Group that is engaged in reinsuring workers’ compensation insurance for truck drivers. Mr. Formento joined our board of directors in 2008.

Raymond C. Groth — Since March 2001, Mr. Groth has been an Adjunct Professor of Business Administration at The Fuqua School of Business, Duke University. Mr. Groth also served on the boards of directors of Specialty Underwriters’ Alliance, Inc., a specialty commercial property and casualtly insurance company, from May 2004 to November 2009 and CT Communications, Inc., a telecommunications company, from August 2001 until August 2007. Mr. Groth joined our board of directors in January 2010.

C. Timothy Morris — Mr. Morris is currently Managing Partner of Farmington Capital Partners, a merchant banking and advisory firm that works with middle market companies in the insurance and financial services industries. He has served in that position since 2002. From 1997 to 2002, Mr. Morris was Senior Vice President and Chief Executive Officer, National Accounts, for Travelers Property and Casualty. Mr. Morris joined our board of directors in 2008.

Austin J. Shanfelter — Since October 2009, Mr. Shanfelter has been the chairman and majority shareholder of Global HR Research LLC, an employee life cycle management company. He has served on the board of directors of Orion Marine Group (NYSE ORN), a civil marine contractor, since May 2007. From August 2001 until December 2008, he served as a member of the board of directors and as a special consultant of MasTec, Inc. (NYSE: MTZ), a publicly traded specialty contractor, Mr. Shanfelter served as Chief Executive Officer and President of MasTec from August 2001 until March 2007, and prior to that had served in various other capacities with MasTec since 1997. Mr. Shanfelter is a member of the board of directors of the Power and Communications Contractors Association, an industry trade group. Mr. Shanfelter also serves as a director of Lock Haven University Foundation. Mr. Shanfelter joined our board of directors in December 2009.

Timothy J. Tompkins — Mr. Tompkins is General Counsel of The Hagerty Group in Traverse City, Michigan. The Hagerty Group is an insurance agency for collector cars and boats in the United States. Mr. Tompkins joined the Hagerty Group, as its General Counsel in June 2005. Prior to joining the Hagerty Group, Mr. Tompkins was a senior member of the international insurance practice group at Cozen O’Conner LLP in Seattle, Washington from June 1999 until June 2004. From June 2004 until June 2005, Mr. Tompkins was of counsel at Cozen O’Conner. Mr. Tompkins joined our board of directors in 2007.

Set forth below is certain background information relating to our key employees.

Dean D. Watters — Senior Vice President of Business Development. Mr. Watters directs our business development activities. He joined us in May 2008. Prior to joining our team, Mr. Watters was Division Vice

President, Insurance Services for the Added Value Services Division of Automatic Data Processing, Inc., a provider of technology-based outsourcing solutions to employers, vehicle retailers and manufacturers. He served in that role from 2000 until 2007.

Maria C. Allen — Vice President — Client Services/Corporate Claims. Ms. Allen directs our claims handling operation. Ms. Allen joined us in July 2003.

Gary W. Roche — Vice President — Operations. Mr. Roche joined Guarantee Insurance Company in April of 2009. Prior to joining us he was Senior Vice President of Operations for the Legion group of companies, a U.S. domiciled insurance company that is a subsidiary of Mutual Risk Management. LTD, from 1999 to 2009.

Robert G. Zamary, Jr. — Vice President — Claims Management, PRS. Mr. Zamary joined Patriot Risk Services in May 2009 as the Vice President of Claims Management. He served as Executive Vice President and Chief Operating Officer and Senior Vice President at Avizent/The Frank Gates Service Company, a provider of claims management services, from 2000 through 2009.

Josephine L. Graves — President of Patriot Risk Services, Inc. Ms. Graves joined us in October 2006. From May 2006 until joining Patriot Risk Services, she was Risk Manager for Interim Healthcare, Inc., a home health agency company based in Sunrise, Florida. From September 2004 until May 2006, Ms. Graves served as Workers’ Compensation Manager for Aequicap Claims Services, a provider of insurance claims services, located in Fort Lauderdale, Florida. From March 1993 until September 2004, she was Director of Tenet DirectComp of South Florida, a third party administrator.

John J. Rearer — Vice President — Chief Underwriting Officer of PUI. Mr. Rearer leads the underwriting efforts at PRS. He joined us in September 2007. From 1994 until September 2007, Mr. Rearer was Vice President of Preferred Employers Group, a managing general agent based in Miami, Florida that wrote workers’ compensation insurance to franchised restaurant chains.

Michael J. Sluka, CPA — Vice President and Chief Accounting Officer of Patriot. Mr. Sluka is our principal accounting officer. Mr. Sluka joined Patriot in April 2008. From December 1999 until he joined us, Mr. Sluka served as the Chief Financial Officer, Senior Vice President and Treasurer of TRG Holding Corporation and TIG Insurance Company, subsidiaries of Fairfax Financial Holdings Limited (NYSE), a financial services company engaged in property and casualty insurance, reinsurance and investment management.

Board Composition

We are managed under the direction of our board of directors. Our board currently consists of 10 directors. One of our directors, Mr. Del Pizzo, has resigned effective upon the completion of this offering. Accordingly, upon completion of this offering, we expect our board to consist of 9 directors, 8 of whom are not current or former employees of our company and do not have any other relations with us that would result in their being considered other than independent under applicable U.S. federal securities laws and the current listing requirements of the New York Stock Exchange. There are no family relationships among any of our current directors or executive officers.

Following the completion of this offering, copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics for all of our directors, officers and employees will be available on our website (www.prmigroup.com) and upon written request by our stockholders at no cost.

Number of Directors; Removal; Vacancies

Our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”) provide that the number of directors shall be fixed from time to time by our board of directors, provided that the board shall consist of at least three and no more than thirteen members. Our board of directors will be divided into three classes with the number of directors in each class as nearly equal as possible. Each director will serve a three-year term. The classification and term of office for each of our current directors is noted above in the table listing our directors and executive officers under

“— Directors, Executive Officers and Key Employees.” Pursuant to our bylaws, each director will serve until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Our certificate of incorporation and bylaws also provide that any director may be removed for cause, at any meeting of stockholders called for that purpose, by the affirmative vote of the holders of at least two-thirds of the shares of our stock entitled to vote for the election of directors.

Our bylaws further provide that vacancies and newly created directorships in our board may be filled only by an affirmative vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Board Committees

Our board has an audit committee, a compensation committee and, a nominating and corporate governance committee. All of the members of our audit committee, compensation committee and nominating and corporate governance committee are “independent” as defined by the rules of the New York Stock Exchange, and, in the case of the audit committee, by the rules of the New York Stock Exchange and the SEC.

Audit Committee.  The audit committee is comprised of five directors: Robert P. Cuthbert (Chair), Robert E. Dean, Ronald P. Formento Sr., Raymond C. Groth and C. Timothy Morris. The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The functions and responsibilities of the audit committee include:

•	establishing, monitoring and assessing our policies and procedures with respect to business practices, including the adequacy of our internal controls over accounting and financial reporting;

•	retaining our independent auditors and conducting an annual review of the independence of our independent auditors;

•	pre-approving any non-audit services to be performed by our independent auditors;

•	reviewing the annual audited financial statements and quarterly financial information with management and the independent auditors;

•	reviewing with the independent auditors the scope and the planning of the annual audit;

•	reviewing the findings and recommendations of the independent auditors and management’s response to the recommendations of the independent auditors;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	approve related party transactions;

•	preparing the audit committee report to be included in our annual proxy statement;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing the adequacy of the audit committee charter on an annual basis.

Our independent auditors report directly to the audit committee. Each member of the audit committee has the ability to read and understand fundamental financial statements. Our board has determined that Mr. Cuthbert meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC.

We will provide for appropriate funding, as determined by the audit committee, for payment of compensation to our independent auditors, any independent counsel or other advisors engaged by the audit committee and for administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

Compensation Committee.  The compensation committee is comprised of three directors: Robert E. Dean (Chair), Austin J. Shanfelter and Timothy J. Tompkins. The compensation committee establishes, administers and reviews our policies, programs and procedures for compensating our executive officers and directors. The functions and responsibilities of the compensation committee include:

•	evaluating the performance of and determining the compensation for our executive officers, including our chief executive officer;

•	administering and making recommendations to our board with respect to our equity incentive plans;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment or severance arrangements with senior management;

•	reviewing our director compensation policies and making recommendations to our board;

•	taking the required actions with respect to the compensation discussion and analysis to be included in our annual proxy statement;

•	preparing the compensation committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the compensation committee charter.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is comprised of three directors: Raymond C. Groth (Chair), Richard F. Allen and Austin J. Shanfelter. The functions and responsibilities of the nominating and corporate governance committee include:

•	developing and recommending corporate governance principles and procedures applicable to our board and employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	assist in succession planning;

•	recommending whether incumbent directors should be nominated for re-election to our board; and

•	reviewing the adequacy of the nominating and corporate governance committee charter.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee will be, or will have been, employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our board or compensation committee. See “— Board Composition.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the key elements of our executive compensation program. Historically, our board of directors has been responsible for the design, implementation and administration of our executive compensation program. Mr. Mariano, our Chief Executive Officer, is the Chairman of our board of directors. Our board of directors frequently relied on the recommendations of Mr. Mariano and the compensation committee of the board in fulfilling these responsibilities.

The primary goal of our compensation program is to reward performance and retain talented executives who will help us achieve our goals. Historically, the principal components of our executive compensation program have been base salary, discretionary annual bonus, stock options and welfare benefits.

This Compensation Discussion and Analysis, as well as the compensation tables and accompanying narratives below, contain forward-looking statements that are based on our current plans and expectations regarding our future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized below and we undertake no duty to update these forward-looking statements.

Compensation Objectives

The primary objectives of our compensation programs and policies are:

•	To attract and retain talented and experienced insurance and risk management executives who will help us achieve our financial and strategic goals and objectives;

•	To motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	To encourage executives to manage our business to meet our long-term objectives by aligning an element of compensation to those objectives so as to be consistent with our strategy; and

•	To align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and reward executive officers when appropriate.

Our board of directors believes that compensation is unique to each individual and should be determined based on discretionary and subjective factors relevant to the particular named executive officer based on the objectives listed above. It is the intention of the compensation committee of our board of directors to perform an annual review of compensation policies, including the appropriate mix of base salary, bonuses and long-term incentive compensation.

Compensation Process

Each year, our board of directors, at the recommendation of the compensation committee, reviews the compensation of our named executive officers regarding annual base salary increases, annual bonuses and equity compensation. Our Chief Executive Officer recuses himself from discussions concerning his own compensation. Our Chief Executive Officer reviews all other named executive officers’ compensation annually and makes recommendations to our board of directors regarding annual base salaries, annual bonuses and option grants. Our board of directors takes into consideration the recommendations of our Chief Executive Officer and compensation committee in making its determination. When setting our Chief Executive Officer’s compensation, the compensation committee and our board of directors consider the following factors: his personal financial commitment to Patriot, the time spent on company business, his contributions to our growth over the last 12 months and the overall performance of our business. We have no formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Our board of directors, upon recommendation from the compensation committee, determines what it believes to be the appropriate level and combination of the various compensation components on an individual basis. The board of directors grants all equity awards based on the recommendation of the compensation committee.

Salaries and annual bonuses for our other officers are determined by their respective direct managers with input and final approval by our Chief Executive Officer. While we identify below particular compensation objectives that each element of executive compensation serves, we believe each element of compensation, to a greater or lesser extent, serves each of the objectives of our executive compensation program.

Compensation Components

In 2009, our compensation program for our named executive officers consisted of three primary elements: base salary, a discretionary annual bonus and equity awards. The compensation program for certain executive officers also includes retirement and severance benefits as set forth below.

Base Salary.  Base salary is used to recognize the experience, skills, knowledge and responsibilities of our named executive officers. Our board of directors establishes each individual’s initial base salary through negotiation with the individual and considers the person’s level of experience, accomplishments and areas of responsibilities. We do not attempt to target our named executive officers’ compensation to any particular percentile relative to peer group companies. In determining annual increases to base salaries, our board of directors, upon the recommendation of our Chief Executive Officer and the compensation committee, takes into account overall company performance, premium growth, return on equity, the satisfaction of profitability objectives and the completion of other initiatives established by our board of directors. The annual review is specific to the individual performance of each named executive officer. Any increase in base salary is also based on prevailing market compensation practices, which typically account for, among other factors, increases in the cost of living in the applicable market and economic conditions. In determining prevailing market compensation practices, our board of directors generally relies on the experience and industry knowledge of its members along with generally available market data. Each of our named executive officers has an employment agreement that provides for a minimum base salary that may be increased annually at the discretion of our board of directors.

During 2009, as part of its annual review of Mr. Mariano’s base salary as required under his employment agreement, the compensation committee engaged Towers Perrin, a nationally recognized executive compensation consulting firm, to review a possible increase in Mr. Mariano’s base salary. The compensation committee also discussed its consideration of increasing Mr. Mariano’s base salary with Mr. Mariano. Following these discussions with Mr. Mariano, the compensation committee determined not to make any changes to Mr. Mariano’s base salary at that time in order to best position our company for this offering.

Discretionary Annual Bonus.  Each of our named executive officers is eligible to receive a discretionary annual bonus with a maximum payment generally equal to 50% of such executive officer’s base salary, as provided in such named executive officer’s employment agreement. The discretionary annual bonus is intended to compensate executive officers for their efforts in achieving our strategic, operational and financial goals and objectives in addition to rewarding the individual performance of the executive officer. It is possible for discretionary bonuses to exceed the 50% maximum target in exceptional cases. The employment agreements with our named executive officers provide that our board will set criteria on which annual bonuses are based.

During 2009, we awarded Mr. Mariano, our Chief Executive Officer, bonuses totaling $375,000. For 2009, our board of directors was focused on continuing to grow our company’s insurance and insurance services businesses and also raising capital through an offering of our capital stock or through a business combination with another company in order to continue funding our growth. In June, in recognition of Mr. Mariano’s efforts on behalf of Guarantee Insurance and PRS, and in particular in developing our BPO business, our board of directors awarded Mr. Mariano a $100,000 bonus. During 2009, Mr. Mariano was very active in pursuing capital raising alternatives for our company, including negotiating a definitive agreement for Patriot to be acquired by a special purpose acquisition company in a transaction designed to provide us with approximately $35 million in capital (which transaction was ultimately not consummated), and resuming our efforts to raise capital through this offering. In December, in recognition of these efforts, our board of directors awarded Mr. Mariano an additional bonus of $275,000.

In May 2009, we awarded bonuses to our other named executive officers. We awarded a bonus of $50,000 to Mr. Grandstaff, $75,000 to Mr. Schuver, $25,000 to Mr. Ermatinger and $50,000 to Mr. Bryant. These bonuses were awarded to these named executive officers at the recommendation of the Chief Executive Officer due to the efforts of these named executive officers in assisting with our capital raising efforts during

2008 and 2009. Under their employment agreements, each of these named executive officers is eligible to receive additional bonus amounts for 2009. Following completion of this offering, the compensation committee may consider awarding additional discretionary bonuses to these named executive officers.

Equity Awards.  No named executive officer received equity awards for the year ended December 31, 2009.

We intend for equity awards to become an integral part of our overall executive compensation program, because we believe our long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing stockholder value over time. In determining the number of stock options to be granted to our named executive officers, our board of directors, upon recommendation from the compensation committee and our Chief Executive Officer, expects to take into account the individual’s position, scope of responsibility, ability to affect profits, the value of the stock options in relation to other elements of the individual named executive officer’s total compensation, our overall performance, specifically our top-line growth and completion of our prior year’s initiatives, and the named executive officer’s contribution to our performance.

We intend to make equity grants to our named executive officers upon completion of this offering. These grants are principally as required under the terms of employment agreements previously entered into with our named executive officers. See “— Stock Option Plans — 2010 Stock Incentive Plan.” However, due to the limited number of shares available for future grants (262,640) under the 2010 Stock Plan, we would not expect to make new grants to current named executive officers in the near term. See “Risk Factors — Risks Related to Our Business — Our business is dependent on the efforts of our senior management and other key employees because of their industry expertise, knowledge of our markets and relationships with the independent agencies that sell our insurance.”

Retirement Benefits.  We currently offer a 401(k) plan to all of our employees, including our executive officers. This plan allows employees to defer current earnings and recognize them later, in accordance with statutory regulations, when their marginal income tax rates may be lower. We do not have any benefit pension plans, and there are no alternative plans in place for our named executive officers.

Employment Agreements.  In 2008, we entered into employment agreements with each of our named executive officers. These employment agreements establish key employment terms (including reporting responsibilities, base salary and discretionary bonus and other benefits), provide for severance and change in control benefits and contain non-competition and non-solicitation covenants. The employment agreements modified certain elements of compensation of some of our executive officers. Under his employment agreement, Mr. Mariano’s base salary was set at $550,000, a 38% increase over his 2007 base salary of $400,000. Under his employment agreement, Mr. Bryant’s base salary was set at $250,000, a 39% increase over his 2007 base salary of $180,000. Mr. Ermatinger’s base salary was set at $225,000, a 10% increase over his 2007 base salary of $205,000. In determining the base salaries, the compensation committee considered the salary levels of a peer group consisting of property and casualty insurance companies that recently completed an initial public offering and, in the case of Messrs. Mariano, Bryant and Ermatinger, their increased responsibilities in growing the company and transitioning it to a publicly-held company. The peer group of companies consisted of SeaBright Insurance Holdings, Inc., Specialty Underwriters Alliance, Inc., Tower Group, Inc., AmTrust Financial Services, Inc., AmCOMP, Inc., Amerisafe, Inc., and James River Group, Inc.

The employment agreements provide for stock option grants in the following amounts to be made concurrently with the consummation of this offering, with an exercise price equal to the offering price and vesting in equal amounts over three years: Mr. Mariano, 800,000 shares, Mr. Grandstaff, 100,000 shares, Mr. Schuver, 50,000 shares, Mr. Ermatinger, 30,000 shares, and Mr. Bryant, 70,000 shares. In determining the size of these option awards when entering into these employment agreements, the compensation committee considered the peer group data referenced above. See “— Employment Agreements.”

Severance and Change in Control Payments.  The employment agreements provide for certain payments, or termination benefits, to our named executive officers subsequent to, or in connection with, the termination of their employment by us without cause or by the named executive officers for good reason or upon a change in control of our company. Payment and benefit levels were determined based on a variety of factors including the position held by the individual receiving the termination benefits and current trends in the marketplace regarding such benefits. For a description of the potential termination benefits included in the employment agreements, see “— Potential Payments Upon Termination or Change in Control.”

Other Benefits.  Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, long and short-term disability and life insurance, in each case on the same basis as our other employees. Additionally, certain of our named executive officers receive an automobile allowance and certain other consideration for their performance in their respective roles with us.

Accounting and Tax Implications

The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to compensation policies where appropriate. For instance, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million paid in any taxable year to our chief executive officer or any of our three other most highly compensated executive officers. However, certain compensation, including qualified performance-based compensation, is not subject to the deduction limitation if certain requirements are met. In addition, under a transition rule for new public companies, the deduction limits under Section 162(m) do not apply to any compensation paid pursuant to a compensation plan or agreement that existed during the period in which the securities of the corporation were not publicly held, to the extent that the prospectus relating to the initial public offering disclosed information concerning these plans or agreements that satisfied all applicable securities laws then in effect. We believe that we can rely on this transition rule until our 2013 annual meeting of stockholders. The board of directors intends to review the potential effect of Section 162(m) of the Code periodically and use its judgment to authorize compensation payments that may be subject to the limit when the board of directors believes such payments are appropriate and in Patriot’s best interests after taking into consideration changing business conditions and the performance of our executive officers.

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation awarded or paid by us to or for the account of our Chief Executive Officer, our Chief Financial Officer and three other executive officers for the fiscal years ended December 31, 2008 and 2009 and for our Chief Executive Officer and two other executive officers for the fiscal year ended December 31, 2007. We refer to these officers as the “named executive officers.’’

					Stock	Option	All Other
		Salary	Bonus		Awards	Awards(1)	Compensation		Total
Name and Principal Position	Year	($)	($)		($)	($)	($)		($)

Steven M. Mariano —	2009	550,000	375,000		—	—	10,000	(2)	935,000
President and Chief Executive	2008	492,308	—		—	—	22,926	(2)	515,234
Officer	2007	400,000	500,000		240,600 (3)	65,380 (4)	54,648	(5)	1,260,628
Michael W. Grandstaff —	2009	350,000	50,000	(7)	—	—	24,037	(8)	424,037
Senior Vice President and Chief Financial Officer(6)	2008	312,885	—		—	—	73,976	(9)	386,861
Charles K. Schuver —	2009	310,000	75,000	(11)	—	—	8,164	(2)	393,164
Senior Vice President and Chief Underwriting Officer of Guarantee Insurance(10)	2008	172,885	30,000		—	—	—		202,885
Timothy J. Ermatinger —	2009	225,000	25,000	(12)	—	—	150		250,150
Chief Executive Officer of PRS	2008	217,308	—		—	—	—		217,308
	2007	205,000	—		—	—	—		205,000
Theodore G. Bryant —	2009	250,000	50,000	(13)	—	—	25,432	(14)	325,432
Senior Vice President, Counsel	2008	230,000	—		—	—	7,105	(15)	237,105
and Secretary	2007	180,000	47,500		—	—	14,003	(16)	269,861

(1)	The fair value of each stock option grant is established on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted in 2007. The expected volatility is 32% for options, based on historical volatility of similar entities that are publicly traded. The estimated term of the options, all of which expire ten years after the grant date, is six years based on expected behavior of the group of option holders. The assumed risk-free interest rate is 4-5%, based on yields on five to seven year U.S. Treasury Bills, which term approximates the estimated term of the options. The expected forfeiture rate is 18%. There was no expected dividend yield.

(2)	Represents payment of annual club dues.

(3)	Represents an unrestricted grant of 46,438 shares of our common stock for Mr. Mariano’s service on our Board of Directors. Pursuant to our current director compensation policy, directors who are also our full-time employees do not receive additional compensation for their service as directors. The value of this unrestricted grant of shares was determined by multiplying the number of shares granted by the per-share price of $4.32, which was the fair value of our common stock as established by our board of directors at the time of grant.

(4)	Represents an award of options to purchase 37,150 shares of our common stock for Mr. Mariano’s service on our Board of Directors.

(5)	Consists of a car allowance of $42,000 (representing a $1,000 per month allowance that had not been paid to Mr. Mariano for 42 months), and payment of dues and assessments for Mr. Mariano’s homeowner’s association.

(6)	Mr. Grandstaff joined our company in February 2008.

(7)	Mr. Grandstaff received a bonus payment of $50,000 in May 2009 and is eligible to receive an additional discretionary bonus of up to $125,000.

(8)	Includes a car allowance of $14,000 and club dues of $9,887.

(9)	Consists of relocation expenses related to Mr. Grandstaff’s move to Florida of $63,976 and a car allowance of $10,000.

(10)	Mr. Schuver joined our company in June 2008.

(11)	Mr. Schuver received a bonus payment of $75,000 in May 2009 and is eligible to receive an additional discretionary bonus of up to $80,000.

(12)	Mr. Ermatinger received a bonus payment of $25,000 in May 2009 and is eligible to receive an additional discretionary bonus of up to $87,500.

(13)	Mr. Bryant received a bonus payment of $50,000 in May 2009 and is eligible to receive an additional discretionary bonus of up to $75,000.

(14)	Includes a car allowance of $17,693 and club dues of $7,589.

(15)	Represents a car allowance.

(16)	Represents relocation expenses related to Mr. Bryant’s move to Florida.

Grants of Plan-Based Awards

No executive officers received grants of plan-based awards in 2009.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at December 31, 2009.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option Expiration
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date

Steven M. Mariano	46,438	—	2.69	February 10, 2015
	18,575	—	4.32	February 22, 2016
	37,150	—	4.32	May 19, 2017
Timothy J. Ermatinger	9,288	—	4.32	June 1, 2016
	18,575	—	4.32	October 11, 2016
Theodore G. Bryant	9,288	—	4.32	December 17, 2016

Option Exercises and Stock Vested

No options were exercised by our named executive officers in 2009, and no unvested restricted stock held by any of its named executive officers vested in 2009.

Potential Payments Upon Termination or Change of Control

The following table provides information with respect to potential termination benefit payments to our named executive officers upon termination of their employment by us, or by the named executive officers for good reason, whether or not following a change of control, as these terms are defined in their respective employment agreements described under “Employment Agreements” below. The table assumes a date of termination of December 31, 2009.

		Voluntary
	Voluntary	Termination for
	Termination for	Good Reason or
	Good Reason or	involuntary
	Involuntary	Termination without
	Termination without	Cause Following a
Named executive officer	Cause	Change of Control

Steven M. Mariano
Cash Severance Payment	$2,162,442	$2,162,442
Present value of continuing benefits as of December 31, 2008	12,442	12,442
Excise tax gross-up	—	692,303

Total termination benefits	$2,174,884	$2,867,187

Michael W. Grandstaff
Cash Severance Payment	$350,000	$700,000
Present value of continuing benefits as of December 31, 2008	—	—
Excise tax gross-up	—	—

Total termination benefits	$350,000	$700,000

Charles K. Schuver
Cash Severance Payment	$310,000	$620,000
Present value of continuing benefits as of December 31, 2008	—	—
Excise tax gross-up	—	—

Total termination benefits	$310,000	$620,000

Timothy J. Ermatinger
Cash Severance Payment	$225,000	$225,000
Present value of continuing benefits as of December 31, 2008	—	—
Excise tax gross-up	—	—

Total termination benefits	$225,000	$225,000

Theodore G. Bryant
Cash Severance Payment	$252,550	$505,100
Present value of continuing benefits as of December 31, 2008
Excise tax gross-up	16,467	16,467

Total termination benefits	$269,017	$521,567

Director Compensation

The following table sets forth certain information regarding compensation paid to our non-employee directors for 2009.

	Fees Earned	Stock	Option
	or Paid in Cash	Awards	Awards	Total
Name	($)	($)	($)	($)

Richard F. Allen	47,500	—	—	47,500
Ronald P. Formento, Sr.	48,500	—	—	48,500
C. Timothy Morris	58,500	—	—	58,500
John R. Del Pizzo	62,500	—	—	62,500
Timothy J. Tompkins	65,000	—	—	65,000

Pursuant to our director compensation program, we generally use a combination of cash and equity-based compensation to attract and retain non-employee directors and to compensate directors for their service on our board of directors commensurate with their role and involvement. In setting director compensation, we consider the significant amount of time our directors expend in fulfilling their duties as well as their skill level.

Our non-employee directors currently receive an annual cash retainer of $24,000. The chair of the audit committee currently receives an additional annual cash retainer of $7,500 and each other member of the audit committee currently receives an additional annual cash retainer of $3,500. The chairs of the compensation committee and nominating and corporate governance committee each currently receive an additional annual cash retainer of $5,000, and each other member of these committees currently receive an annual cash retainer of $2,000. Our non-employee directors also currently receive meeting participation fees. Each non-employee director currently receives $1,500 per meeting and each committee member currently receives $1,000 per meeting. We reimburse our directors for reasonable out-of-pocket expenses they incur in connection with their service as directors. Directors who are also our full-time employees do not receive additional compensation for their service as directors. We expect that our board compensation structure for non-employee directors, which was set in 2006, will be reviewed by our new compensation committee following completion of this offering and revised as considered appropriate for a public company board of directors.

Employment Agreements

The following information summarizes the employment agreements for each of our executive officers.

Steven M. Mariano

Under Mr. Mariano’s employment agreement, dated May 9, 2008, Mr. Mariano has agreed to serve as Patriot Risk Management’s Chairman, Chief Executive Officer and President. Mr. Mariano’s employment agreement has an initial term ending on December 31, 2011, at which time the employment agreement will automatically renew for successive one-year terms, unless Mr. Mariano or Patriot provides 90 days’ written notice of non-renewal. The agreement requires Patriot Risk Management to nominate Mr. Mariano as a director for stockholder approval at each annual meeting during the term of the agreement in which his term as a director is due to expire. In the event of a change of control event after January 1, 2011, Mr. Mariano’s employment agreement shall be extended until at least the second anniversary of the change of control event. Mr. Mariano is entitled to receive an annual base salary in the amount of $550,000, subject to review at least annually, and he is entitled to receive an annual bonus in an amount determined by Patriot Risk Management’s board of directors, subject to the attainment of goals established by the board. Mr. Mariano’s employment agreement also entitles him to reimbursement of certain expenses including the club fees and expenses associated with The Fisher Island Club and an automobile allowance. Upon the consummation of this offering, Mr. Mariano is eligible to receive a grant of options to purchase 800,000 shares of our common stock at an exercise price equal to the initial public offering price, which options will vest ratably on the anniversary of the grant date over a period of 3 years.

The employment agreement with Mr. Mariano is terminable by Patriot in the event of his death, disability, a material breach of duties and obligations under the agreement or other serious misconduct. If the agreement is terminated based on Mr. Mariano’s disability, he is entitled to his annual base salary, reduced dollar for dollar by the payments received under any long-term disability plan, policy or program, for three years. The agreement is also terminable by Patriot without cause or by Mr. Mariano for good reason (as defined in the agreement); provided however, that in such event, Mr. Mariano is entitled to his salary up to the date of termination and a cash amount equal to three times the sum of his annual salary at the time of termination plus his average annual bonus, and continued health plan coverage for a period of eighteen months (the “Severance Payment”). If the agreement is terminated as a result of Patriot giving notice of non-renewal, such termination is considered a termination without cause and entitles Mr. Mariano to the Severance Payment. The employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Mariano’s employment by Patriot without cause or by him for good reason (as defined in the agreement) within twenty-four months after such change in control, or within six months before such change of control at the request or direction of a participant in a potential acquisition, he is entitled to a Severance Payment. Mr. Mariano’s employment agreement provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 4999 of the Internal Revenue Code. The payment would be in an amount such that after payment by Mr. Mariano of all taxes, including any income taxes and excise tax imposed upon the gross-up, Mr. Mariano retains an amount equal to the excise tax imposed. The employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Mariano from competing with Patriot for a period of one year following termination of his employment.

Michael W. Grandstaff

Under Mr. Grandstaff’s employment agreement, dated as of February 11, 2008, Mr. Grandstaff has agreed to serve as Patriot Risk Management’s Senior Vice President and Chief Financial Officer. Mr. Grandstaff’s employment agreement has an initial three-year term, at which time the employment agreement will automatically renew for successive one-year terms, unless Mr. Grandstaff or Patriot provides 90 days’ written notice of non-renewal. Mr. Grandstaff is entitled to receive an annual base salary in the amount of $350,000, subject to review at least annually, and he is entitled to receive an annual bonus of up to 50% of his then current salary in an amount determined by the board of directors, subject to the attainment of goals established by the board. Mr. Grandstaff’s employment agreement also entitled him to reimbursement of certain expenses in connection with his hiring, including relocation expenses, up to $60,000 toward the initiation fee for a country club and a gross up for taxes for these expenses. Upon the consummation of this offering, Mr. Grandstaff is eligible to receive a grant of options to purchase 100,000 shares of our common stock at an exercise price equal to the initial public offering price, which options will vest ratably on the anniversary of the grant date over a period of 3 years.

The employment agreement with Mr. Grandstaff is terminable by Patriot in the event of his death, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreement is also terminable by Patriot without cause; provided however, that in such event, Mr. Grandstaff is entitled to his salary up to the date of termination and a cash amount equal to his annual salary at the time of termination (the “Severance Payment”). If Mr. Grandstaff terminates the agreement for good reason (as defined in the agreement), he will be entitled to receive the Severance Payment. The employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Grandstaff’s employment by Patriot without cause or by him for good reason within twelve months of such change in control, he is entitled to a cash amount equal to two times the Severance Payment. The employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Grandstaff from competing with Patriot for a period of one year following termination of his employment.

Charles K. Schuver

Under Mr. Schuver’s employment agreement, dated as of September 29, 2008, Mr. Schuver has agreed to serve as Senior Vice President of Patriot and Chief Underwriting Officer of Guarantee Insurance Company. Mr. Schuver’s employment agreement has an initial three-year term, at which time the employment agreement will automatically renew for successive one-year terms, unless Mr. Schuver or Patriot provides 90 days’ written notice of non-renewal. Mr. Schuver is entitled to receive an annual base salary in the amount of

$310,000, subject to review at least annually, and he is entitled to receive an annual bonus of up to 50% of his then current salary in an amount determined by the board of directors, subject to the attainment of goals established by the board. Upon the consummation of the offering, Mr. Schuver is eligible to receive a grant of options to purchase 50,000 shares of our common stock at an exercise price equal to the initial offering price, options will vest ratably on the anniversary of the grant date over a period of 3 years.

The employment agreement with Mr. Schuver is terminable by Patriot in the event of his death, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreement is also terminable by Patriot without cause. However, in such event, Mr. Schuver is entitled to his salary up to the date of termination and a cash amount equal to his annual salary at the time of termination (the “Severance Payment”). If Mr. Schuver terminates the agreement for good reason (as defined in the agreement), he will be entitled to receive the Severance Payment. The employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Schuver’s employment by Patriot without cause or by him for good reason within twelve months of such change in control, he is entitled to a cash amount equal to two times the Severance Payment. The employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Schuver from competing with Patriot for a period of one year following termination of his employment.

Timothy J. Ermatinger

Under Mr. Ermatinger’s employment agreement, as amended and restated as of May 9, 2008, Mr. Ermatinger has agreed to serve as the Chief Executive of PRS Group. Mr. Ermatinger’s employment agreement has an initial three-year term, at which time the employment agreement will automatically renew for successive one-year terms, unless Mr. Ermatinger or Patriot provides 90 days’ written notice of non-renewal. Mr. Ermatinger is entitled to receive an annual base salary in the amount of $225,000, subject to review annually, and he is entitled to receive an annual bonus of up to 50% of his then current salary in an amount determined by the board of directors, subject to the attainment of goals established by us. Upon the consummation of this offering, Mr. Ermatinger is eligible to receive a grant of options to purchase 30,000 shares of our common stock at an exercise price equal to the initial public offering price and these options will vest ratably on the anniversary of the grant date over a period of 3 years.

The employment agreement with Mr. Ermatinger is terminable by Patriot in the event of his death, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreement is also terminable by Patriot without cause; provided however, that in such event, Mr. Ermatinger may be entitled to his salary up to the date of termination and a cash amount equal to his annual salary at the time of termination (the “Severance Payment”). If Mr. Ermatinger terminates the agreement for good reason (as defined in the agreement), such termination is treated as a termination without cause. The amended and restated employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Ermatinger’s employment by Patriot without cause or by him for good reason (as defined in the agreement) within twelve months of such change in control, he is entitled to a cash amount equal to the Severance Payment. The employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Ermatinger from competing with Patriot for a period of one year following termination of his employment.

Theodore G. Bryant

Under Mr. Bryant’s employment agreement, as amended and restated as of July 10, 2009, Mr. Bryant has agreed to serve as Patriot Risk Management’s Secretary, Senior Vice President and Legal Officer and to serve as General Counsel, Secretary and Senior Vice President of Patriot National Insurance Group, Inc. and its subsidiaries. Mr. Bryant’s employment agreement has an initial term ending on December 31, 2011, at which time the employment agreement will automatically renew for successive one-year terms, unless Mr. Bryant or Patriot provides 90 days’ written notice of non-renewal. Mr. Bryant is entitled to receive an annual base salary in the amount of $250,000, subject to review at least annually, and he is entitled to receive an annual bonus in an amount determined by the board of directors, subject to the attainment of goals established by the board. Additionally, Mr. Bryant is entitled to a $50,000 bonus upon the successful completion of Patriot’s initial public offering. Mr. Bryant’s employment agreement also entitles him to reimbursement of certain expenses including the initiation fee and annual dues payments for a country club, an automobile allowance of $1,000 a month and a gross up for taxes for these expenses. Upon the consummation of this offering. Mr. Bryant is eligible to receive a grant of options to purchase 70,000 shares of our common stock at an exercise price equal to the initial public offering price, which options will vest ratably on the anniversary of the grant date over a period of 3 years.

The employment agreement with Mr. Bryant is terminable by Patriot in the event of his death, disability, a material breach of duties and obligations under the agreement or other serious misconduct. If the agreement is terminated based on Mr. Bryant’s disability, he is entitled to his annual base salary, reduced dollar for dollar by the payments received under any long-term disability plan, policy or program, for three years. The agreement is also terminable by Patriot without cause; provided however, that in such event, Mr. Bryant is entitled to his salary up to the date of termination and a cash amount equal to his annual salary at the time of termination plus his average annual bonus for the prior three years (the “Severance Payment”). If the agreement is terminated as a result of Patriot giving notice of non-renewal, such termination is considered a termination without cause and entitles Mr. Bryant to the Severance Payment. The employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Bryant’s employment by Patriot without cause or by him for good reason within twelve months after such change in control, or within six months before such change of control at the request or direction of a participant in a potential acquisition, he is entitled to payment equal to two times the Severance Payment. The employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Bryant from competing with Patriot for a period of one year following termination of his employment.

Stock Option Plans

2010 Stock Incentive Plan

Our board of directors has adopted, and our stockholders have approved, the Patriot Risk Management, Inc. 2010 Stock Incentive Plan (the 2010 Plan). The following description of the 2010 Plan is qualified in its entirety by the full text of the 2010 Plan, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Purpose of the Plan.  The purpose of the 2010 Plan is to attract, retain and motivate participating employees and to attract and retain well-qualified individuals to serve as members of the board of directors, consultants and advisors through the use of incentives based upon the value of our common stock. Awards under the 2010 Plan will be determined by the compensation committee of the board of directors, and may be made to our or our subsidiaries’ employees, non-employee directors, consultants and advisors.

Administration of the Plan.  The 2010 Plan will be administered by the compensation committee of the board of directors. Each member of the compensation committee must be a non-employee director, as defined by Rule 16b-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the 2010 Plan, the compensation committee will have authority to select employees, non-employee directors, consultants and advisors to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions and provisions of such awards, to determine the number and value of qualified performance-based awards and to cancel or suspend awards.

The compensation committee is authorized to interpret the 2010 Plan, to establish, amend and rescind any rules and regulations relating to the 2010 Plan, to determine the terms and provisions of any award agreements and to make all other determinations that may be necessary or advisable for the administration of the 2010 Plan.

Eligibility Under the Plan.  The compensation committee will determine the employees, non-employee directors, consultants and advisors who receive awards under the 2010 Plan.

Duration of Plan.  The 2010 Plan has a term of ten years following its approval by our stockholders.

Types of Awards.  Awards under the 2010 Plan may be in the form of stock options (including incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code and non-statutory stock options), restricted stock, restricted stock units and stock appreciation rights.

Authorized Shares Available for Awards Under the 2010 Plan.  The 2010 Plan authorizes awards of up to 1,823,014 shares of our common stock. In addition, if any award under the 2010 Plan otherwise distributable in shares of common stock expires, terminates or is forfeited or canceled, or settled in cash pursuant to the terms of the 2010 Plan, such shares will again be available for award under the 2010 Plan.

We expect our board of directors to approve grants of options to our executive officers, certain employees and certain directors to purchase an aggregate of 1,560,374 shares of our common stock subject to completion of this offering. The option grants to our executive officers are principally as required under the terms of employment agreements previously entered into with our executive officers. Grants to the directors represent compensation for their service as board members and assistance in consummating this offering. The following table sets forth certain information regarding these stock option grants to our directors and executive officers:

Name	Title	Options

Steven M. Mariano	President and Chief Executive Officer	800,000
Michael W. Grandstaff	Senior Vice President and Chief Financial Officer	100,000
Charles K. Schuver	Senior Vice President and Chief Underwriting Officer, Guarantee Insurance	100,000
Timothy J. Ermatinger	Chief Executive Officer, PRS	30,000
Richard G. Turner	Senior Vice President of Alternative Markets	100,000
Theodore G. Bryant	Senior Vice President, Counsel and Secretary	100,000
Richard F. Allen	Director	26,427
John R, Del Pizzo	Director	17,618
Ronald P. Formento, Sr.	Director	26,427
C. Timothy Morris	Director	26,427
Timothy J. Tompkins	Director	26,427

All of these options will have an exercise price equal to the initial public offering price of our common stock in this offering and will be subject to pro rata vesting over a three-year period, in the case of the officers, and a two-year period, in the case of the directors.

Stock options and stock appreciation rights covering more than 1,000,000 shares of common stock may not be granted to any employee in any calendar year. The number of incentive stock options awarded under the 2010 Plan may not exceed 1,823,014 shares. In no event may “qualified performance-based compensation” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended, be awarded to a single participant in any 12-month period covering more than 1,000,000 shares (if the award is denominated in shares), or having a maximum payment with a value greater than $1,000,000 (if the award is denominated in other than shares).

If there is a change in our outstanding common stock by reason of a stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other change affecting the outstanding shares of common stock as a class without the receipt of consideration, the aggregate number of shares with respect to which awards may be made under the 2010 Plan, the terms and number of shares outstanding under any award, the exercise or base price of a stock option or a stock appreciation right, and the share limitations set forth above shall be appropriately adjusted by the compensation committee. Notwithstanding the foregoing, no adjustment shall be made to the aggregate number of shares with respect to which awards can be made under the 2010 Plan on account of any stock split in connection with this offering. The compensation committee shall also make appropriate adjustments as described in the event of any distribution of assets to shareholders other than a normal cash dividend. The committee may also, in its sole discretion, make appropriate adjustment as to the kind of shares or other securities deliverable with respect to outstanding awards under the 2010 Plan.

Stock Options.  The 2010 Plan authorizes the award of both non-qualified stock options and incentive stock options. Only our employees are eligible to receive awards of incentive stock options. Incentive stock options may be awarded under the 2010 Plan with an exercise price not less than 100% of the fair market value of our common stock on the date of the award (110% in the case of a 10% stockholder). The aggregate value (determined at the time of the award) of the common stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year may not exceed $100,000. The term of incentive stock options cannot exceed ten years (five years in the case of a 10% stockholder).

Non-qualified options may be awarded under the 2010 Plan with an exercise price of no less than the fair market value of our common stock on the date of the award.

An optionee may pay the exercise price for options in cash, by actual or constructive delivery of stock certificates for previously-owned shares of our stock, and by means of a cashless exercise arrangement with a qualifying broker-dealer. The 2010 Plan permits us to sell or withhold a sufficient number of shares to cover the amount of taxes required to be withheld upon exercise of an option.

The 2010 Plan permits recipients of non-qualified stock options (including non-employee directors) to transfer their vested options by gift to family members (or trusts or partnerships of family members). After transfer of an option, the optionee will remain responsible for taxes payable upon the exercise of the option, and we retain the right to claim a deduction for compensation upon the exercise of the option.

Restricted Stock.  The 2010 Plan authorizes the compensation committee to grant to employees, non-employee directors, consultants and advisors shares of restricted stock. A grantee will become the holder of shares of restricted stock free of all restrictions if he or she completes a required period of employment or service following the award and satisfies any other conditions. The grantee will have the right to vote the shares of restricted stock and, unless the committee determines otherwise, the right to receive dividends on the shares. The grantee may not sell or otherwise dispose of restricted stock until the conditions imposed by the committee have been satisfied.

Restricted Stock Units.  The 2010 Plan authorizes the compensation committee to award to participants the right to receive shares of our stock in the future. These awards may be contingent on completing a required period of employment or service following the award or on our future performance. The committee may provide in the applicable award agreement whether a participant holding a restricted stock unit shall receive dividend equivalents, either currently or on a deferred basis.

Qualified Performance-Based Awards.  The 2010 Plan authorizes the compensation committee to award restricted stock and restricted stock units as qualified performance-based awards. No later than 90 days following the commencement of any fiscal year or other designated period of service, the committee shall (a) designate in writing one or more participants, (b) select the performance criteria applicable to the performance period, (c) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (d) specify the relationship between performance criteria and the performance goals and the amounts of such awards to be earned by each participant for such performance period. Following the completion of each performance period, the committee shall certify in writing whether the applicable performance goals have been achieved. No award or portion thereof that is subject to the satisfaction of any condition shall be earned or vested until the committee certifies in writing that the conditions to which the earning or vesting of such award is subject have been achieved. The committee may not increase during a year the amount of a qualified performance-based award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the award agreement.

Termination of Service Events.  The committee may specify in each award agreement the impact of termination of service of a participant upon outstanding awards under the 2010 Plan. Unless provided otherwise in the award agreement, the following provisions shall apply. Upon an employee’s termination of service following age 65, death or disability, or upon a director’s termination of service for any reason, all outstanding awards become fully vested. An employee’s non-qualified options and stock appreciation rights remain exercisable following his death or disability for period of one year (or, if earlier, until the expiration of the award). Upon an employee’s termination of service following age 65, or upon a director’s termination of service for any reason, outstanding non-qualified options and stock appreciation rights remain exercisable for one year (or if earlier, until the expiration of the award). Upon termination of an employee’s service for cause (as defined in the 2010 Plan), all outstanding awards are immediately forfeited. Upon termination of an employee’s service for any other reason, all outstanding options and stock appreciation rights remain exercisable for (i) three months or five years if the termination occurs during the two-year period following a change in control or (ii) if earlier, until the expiration of the award.

If an option or stock appreciation right will expire as a result of a participant’s termination of service, and the participant is prohibited at that time from exercising the option or right under federal securities laws, the expiration date of the option or right is automatically extended for a period ending 30 days following the date that it first becomes exercisable (but not beyond the original expiration date of the award).

Change of Control Events.  In the event of a change of control, as defined in the 2010 Plan, all outstanding awards under the 2010 Plan become fully exercisable and vested. The compensation committee may, in connection with a change of control: (i) arrange for the cancellation of outstanding awards in consideration of a payment in cash, property, or both, with an aggregate value equal to each award; (ii) substitute other securities of Patriot Risk Management or another entity in exchange for our shares underlying outstanding awards; (iii) arrange for the assumption of outstanding awards by another entity or the replacement of awards with other awards for securities of another entity; and (iv) after providing notice to participants and an opportunity to exercise outstanding options and rights, provide that all unexercised options and rights will be cancelled upon the date of the change of control or such other date as specified by it.

Suspension or Forfeiture of Awards.  In the event that the committee determines that a participant, while employed, engaged in misconduct, the participant’s right to exercise stock options and stock appreciation rights under the 2010 Plan may be forfeited, and all restricted stock and restricted stock units forfeited. With regard to executive officers, if the committee determines that misconduct results in a restatement of our financial statements, the officer may be required to disgorge to us any profits made upon sale of our shares received under awards.

2005 and 2006 Stock Option Plans

Our board of directors and stockholders have ratified and approved our 2005 Stock Option Plan, or 2005 Plan, and our 2006 Stock Option Plan, or 2006 Plan (and together with our 2005 Plan, the Plans), and all of the awards granted under the Plans.

Shares Authorized for Award under the Plans.  The 2005 Plan authorized the award of up to 650,125 shares of our common stock. As of December 31, 2009, there were 116,097 shares of our common stock underlying outstanding stock options under the 2005 Plan. The 2006 Plan authorized the award of up to 650,125 shares of our common stock. As of December 31, 2009, there were approximately 185,754 shares of our common stock underlying outstanding stock options under the 2006 Plan. Our board of directors has determined that no further stock options will be awarded under either of the Plans, and the number of shares previously authorized for grant under the Plans has been reduced to 379,315. (Upon forfeiture or cancellation of any outstanding stock options under the Plans, none of the shares covered by such options will become available for awards under the Plans.) Therefore, no shares remain available for grant under the Plans. Shares delivered under the Plans may be treasury stock or authorized but unissued shares not reserved for any other purpose.

Each of the Plans provides that, if there is a change in Patriot Risk Management’s outstanding common stock by reason of a stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares or other similar change, the aggregate number of shares with respect to which awards may be made under the Plans, the terms and number of shares subject to outstanding options, and the exercise price of outstanding options under the Plans shall be equitably adjusted by the compensation committee of our board of directors (the “Compensation Committee”). The Compensation Committee may also, in its sole discretion, make appropriate adjustment as to the kind of shares or other securities deliverable with respect to outstanding awards under the Plans.

Description of the Plans.  The Plans provide for the grant of incentive stock options and nonstatutory stock options. Awards under the Plans may be made to employees, including officers and directors who may be employees, and non-employee directors.

The Plans are administered by the Compensation Committee. The Compensation Committee has full authority, subject to the terms of the Plans, to determine the individuals to whom awards are made, the number of shares covered by each award, the time or times at which options are granted and exercisable and the exercise price of options.

The Plans may be amended by our board of directors or the Compensation Committee. However, the Plans may not be amended without the consent of the holders of a majority of the shares of stock then outstanding if such approval is required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, by the Code, or by any securities exchange, market or other quotation system on which our securities are listed or traded. Amendments to the Plans may be made without the consent of our stockholders or the holders of options outstanding under the Plans to the extent necessary to avoid penalties arising under Section 409A of the Code. The

Plans prohibit any re-pricing of stock options granted under the Plans and prohibit the automatic grant of additional options in connection with the exercise of any option granted under the Plans.

Description of Options Granted under the Plans.  The Plans authorize the award of both incentive stock options, for which option holders may receive favorable tax treatment under the Code, and nonstatutory options, for which option holders do not receive favorable tax treatment.

Under the Plans, incentive stock options may be granted only to employees. As of December 31, 2007, no incentive stock options had been granted under the Plans. Under the Plans, non-qualified stock options may be granted to employees and nonemployee directors. The exercise price of each option must be determined by the Compensation Committee, and may be equal to or greater than the fair market value of a share of our common stock on the date of grant of the option. However, the exercise price of an incentive stock option granted to an employee who owns more than 10% of the outstanding shares of our common stock may not be less than 110% of the fair market value of the underlying shares of our common stock on the date of grant.

The optionee may pay the exercise price:

•	in cash;

•	with the approval of the Compensation Committee, by delivering or attesting to the ownership of shares of common stock held for at least six months, having a fair market value on the date of exercise equal to the exercise price of the option; or

•	by such other method as the Compensation Committee shall approve, including payment through a broker in accordance with cashless exercise procedures permitted by Regulation T of the Federal Reserve Board.

Options vest according to the terms and conditions determined by the Compensation Committee and specified in the applicable option agreement. The Compensation Committee will determine the term of each option up to a maximum of ten years from the date of grant. However, the term of an incentive stock option granted to an employee who owns more than 10% of the outstanding shares of our common stock may not exceed five years from the date of grant.

The Compensation Committee may cancel outstanding options by notifying the optionee of its election to cash out the options in exchange for a payment in cash, in shares of stock, or in a combination thereof, in an amount equal to the difference between the fair market value of the stock and the exercise price of each cancelled option. However, no payment will be made in respect of any option that is not exercisable when cancelled. Stock options awarded under the Plans may become fully vested and exercisable upon a change in control of Patriot to the extent permitted by our board of directors through unanimous consent of its members.

Withholding.  We retain the right to deduct or withhold, or require the optionee to remit to the us, an amount sufficient to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event as a result of the Plans. The Plans permit us to withhold a sufficient number of shares to cover the minimum amount of taxes required to be withheld.

Transfer of Options.  Incentive stock options may not be transferred and may be exercisable only by the holder or his legal representative or heirs. Nonstatutory options may be transferred by gift to family members (or trusts or partnerships of family members).

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows the shares issuable under our 2005 and 2006 Plans as of December 31, 2009. No shares will be issuable under our 2010 Plan until completion of this offering.

Number of Securities
Remaining for Future
	Number of	Weighted-Average	Issuance Under
	Securities to	Exercise Price of	Equity Compensation
	be Issued Upon	Outstanding	Plans (Excluding
	Exercise of	Options,	Securities
	Outstanding Options,	Warrants and	Reflected in
	Warrants and Rights	Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	286,295	4.18	359,772(1)
Equity compensation plans not approved by security holders	—	—	—

Total	286,295	4.18	359,772(1)

(1)	Our board of directors has determined that no future stock options will be awarded under these plans.

Limitations of Liability and Indemnification of Directors and Officers

Our certificate of incorporation contains provisions that limit the personal liability of our directors for monetary damages for a breach of fiduciary duty to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to Patriot Risk Management or our stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and our bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our certificate of incorporation and our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether Delaware General Corporation Law would otherwise permit indemnification. We have entered into agreements to indemnify our directors and executive officers. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions of our certificate of incorporation, our bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as the provisions of our certificate of incorporation provide for indemnification of directors or officers for liabilities arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Westwind Holding Company, LLC and Progressive Employer Services

Prior to March 2009, Steven Herrig, through Westwind Holdings, LLC, beneficially owned shares representing approximately 15.8% of our outstanding common stock and 5.7% of the voting power of our outstanding common stock. In 2004, Westwind established a cell within a segregated portfolio captive. Acting on behalf of this cell, the segregated portfolio captive reinsured 90% of the liability of Guarantee Insurance arising from policies written to cover employees of Progressive Employer Services, Inc., an employee leasing company, or PES. PES is controlled by Steven Herrig. As part of the arrangement to establish the cell, Westwind was obligated to contribute additional capital to the segregated portfolio cell in an amount up to 20% of the gross premium written on the reinsured policies. On August 13, 2004, Westwind purchased a fully subordinated surplus note from Guarantee Insurance in the amount of $500,000 with a stated maturity of five years and an interest rate of 3%. No payment of interest or principal could be made on this note unless either (1) the total adjusted capital and surplus of Guarantee Insurance exceeded 400% of the authorized control level risk-based capital (calculated in accordance with the rules promulgated by the NAIC) stated in Guarantee Insurance’s most recent annual statement filed with the appropriate state regulators, or (2) we obtained regulatory approval to make such payments. We entered into a note offset and call agreement which, should Westwind default on its obligation to contribute additional capital to the segregated portfolio cell, allowed us to offset the amount of any capital contribution due from Westwind first against the accrued interest and outstanding principal of the surplus note, and if that amount did not satisfy the obligation, we had the right to repurchase a number of shares of our common stock held by Westwind at a price of $0.001 per share. The note offset and call agreement terminated 90 days after Westwind’s obligation to make additional capital contributions to the segregated portfolio cell terminated.

As of December 31, 2008, 2007 and 2006, our policies with PES accounted for approximately 14%, 16% and 16%, respectively, of our direct premiums written. In October 2008, we filed suit against PES and certain of its affiliates seeking recovery of more than $89 million in underpaid premium, penalties and other damages. In November 2008, we cancelled PES’s master policy due to PES’s failure to pay premium. See “Business — Legal Proceedings — Actions Involving Progressive Employer Services, et al.” On March 31, 2009, we notified Westwind that due to unresolved underfunding of its segregated portfolio cell, we were exercising our right under the note offset and call option agreement to acquire all shares of our common stock held by Westwind. Westwind subsequently filed suit against us for damages from resulting from our exercise of the call option. See “Business — Legal Proceedings — Actions Involving Progressive Employee Services, et al.”

On January 13, 2010, we entered into an indemnification and pledge agreement with Steven M. Mariano, our Chairman, President, Chief Executive Officer and the beneficial owner of a majority of our outstanding shares. Pursuant to this indemnification and pledge agreement, Mr. Mariano has agreed to indemnify us against losses, if any, in the amount of up to $6.9 million plus the cost of any legal expenses we incur in connection with this litigation from and after December 1, 2009 suffered as a result of the litigation between us and Westwind, PES and other related entities as described above. Mr. Mariano’s obligation to indemnify us is limited to the after-tax effect of such losses. Mr. Mariano has agreed to satisfy his indemnification obligations by transferring shares or paying cash to us. As security for this indemnity, Mr. Mariano has agreed to pledge 500,000 of his shares of our common stock to us. If the value of the shares pledged is insufficient to cover our losses, any additional amounts will be paid in cash or other mutually agreed consideration. In the event that we prevail in the litigation covered by the indemnification and pledge agreement and as a result we recover more than the $8.3 million in premiums receivable, plus the $2.2 million that we have offset against the premiums receivable, plus legal expenses incurred from and after December 1, 2009, we have agreed to pay cash or issue additional shares of our common stock to Mr. Mariano in the amount of such excess recovery. The number of shares issuable to Mr. Mariano or transferable to us, as applicable, will be determined by dividing the amount of the excess recovery or the amount of the after-tax effect of losses, as applicable, by the volume-weighted average price per share of our common stock for the 30 trading days immediately preceding the date of the issuance or transfer of such shares, as applicable. This agreement will terminate upon the occurrence of a change in control of Patriot. In January 2010, this agreement was approved by the audit committee.

Stockholder Loan and Guaranty

We borrowed $1.5 million from Mr. Mariano pursuant to a promissory note dated June 26, 2008 and amended and restated on June 16, 2009 that bears interest at the rate of prime plus 3% (6.25% at September 30, 2009). The proceeds of the loan, net of loan fees, totaled approximately $1.3 million and were used to provide additional surplus to Guarantee Insurance. The principal balance of the loan is payable on demand by the lender, subject to Patriot Risk Management’s cash flow requirements of the Company. We make monthly interest payments on the loan. As of December 31, 2008, the outstanding principal balance on the loan remained at $1.5 million. As of September 30, 2009, the principal balance of this loan was approximately $363,000. There was no accrued interest on this loan as of September 30, 2009.

Concurrently with our signing of this note, Mr. Mariano personally borrowed $1.5 million from Brooke Savings Bank to fund his loan to us. The loan by Brooke Savings Bank to Mr. Mariano contains terms similar to the terms contained in the note between us and Mr. Mariano. Because Mr. Mariano personally obtained this loan from Brooke Savings Bank for the benefit of Patriot, we paid him a loan origination fee of $187,000.

Mr. Mariano entered into a guaranty agreement with Brooke Credit Corporation (Brooke) on March 30, 2006 in connection with the financing provided to us by Brooke. Mr. Mariano also entered into a guaranty agreement with ULLICO, Inc. (ULLICO) on December 31, 2008 in connection with the financing provided to us by ULLICO. Under these guaranty agreements, Mr. Mariano guaranteed the payment and performance of Patriot under the Brooke and ULLICO commercial loan agreements. Mr. Mariano has pledged all of the shares of our capital stock beneficially owned by him, and which may be acquired by him in the future, as security for his guarantee of the ULLICO loan. Mr. Mariano is paid a fee equal to 4% of the outstanding balance on the applicable loan each year for providing this service. The fee was set by the independent members of our board of directors on terms that they believed were comparable to those that could be obtained from unaffiliated third parties. For the nine months ended September 30, 2009 and years ended December 31, 2008, 2007 and 2006, we paid Mr. Mariano guaranty fees of approximately $715,000, $601,000, $444,000 and $350,000, respectively.

Residential Lease

On June 10, 2009, Mr. Mariano entered into a twelve-month lease for a house located in Fort Lauderdale, Florida, for use as a personal residence. The lease provided for monthly rent of $18,000. On August 1, 2009, Patriot Risk Management entered into a new lease for the residence for a term of eighteen months. On October 30, 2009, this lease was amended to add Mr. Mariano as the tenant and to remove Patriot Risk Management from any further obligation under the lease. During the period from June 10, 2009 through October 30, 2009, we made payments of rent and related expenses on Mr. Mariano’s behalf of approximately $133,000. The full amount of these payments has been applied against the outstanding balance of our loan from Mr. Mariano described above. In addition, we purchased a vehicle on Mr. Mariano’s behalf for approximately $60,000, the payment for which has also been applied against the outstanding balance of our loan from Mr. Mariano. In November 2009, all of these transactions were approved by the audit committee.

Tarheel Group, Inc.

Tarheel Group, Inc., or Tarheel, was a company organized in November 2000 and was controlled by Steven M. Mariano. Through its wholly-owned subsidiary, Tarheel Insurance Management Company, or TIMCO, Tarheel provided underwriting, insurance management services, bill review and case management services to customers.

In May 2005, our board of directors determined that it would be in the best interests of our stockholders to acquire the Tarheel operations to consolidate the revenue generating aspects of our business under Patriot. The board obtained an independent appraisal of the value of Tarheel, and the independent directors approved the purchase of the producer agreement, the managed care agreement and the expense sharing agreement, or collectively, the Tarheel Contracts. Accordingly, on January 1, 2006, we entered into a purchase agreement with Tarheel pursuant to which we acquired the rights and obligations under the Tarheel Contracts for a total price of $1,355,380, which we paid by issuing 297,744 shares of our common stock valued at $4.55 per share to Tarheel. All but 16,139 of these shares were distributed to Tarheel’s stockholders. On April 25, 2006, the Tarheel stockholders, other than Mr. Mariano, redeemed their Tarheel shares in exchange for Patriot shares held by Tarheel, leaving Mr. Mariano as the sole stockholder of Tarheel. All the independent members of our board of directors approved the purchase of the Tarheel Contracts, because at the time the Tarheel Contracts were acquired, the contracts had no book value and Mr. Mariano controlled Tarheel and Patriot. For accounting purposes, the issuance of the shares to Tarheel was treated as a dividend.

In April 2006, we indemnified Mr. Mariano against liabilities with respect to certain litigation brought against him and various other parties by Barclay Downs in March 2004 in the State of North Carolina. This litigation arose out of a lease for commercial property occupied by Tarheel. In April 2006, Mr. Mariano, Guarantee Insurance, TIMCO and various other parties entered into a settlement agreement and release with respect to this litigation. The settlement agreement called for periodic payments totaling $525,000 beginning on April 3, 2006. The final payment was made on June 2, 2007. A majority of the independent members of our board of directors approved the settlement.

On June 13, 2006, we loaned $750,000 to Tarheel pursuant to a promissory note. The proceeds of the loan were used to fund the commutation of certain liabilities of Foundation Insurance Company, a wholly-owned subsidiary of Tarheel that was declared insolvent on March 24, 2006 and subsequently dissolved. The note bore interest at 1% over the prime rate and matures on June 13, 2011. Mr. Mariano personally guaranteed the repayment of the note. All the independent members of our board of directors approved the loan. Tarheel paid Mr. Mariano for his guarantee by transferring 16,139 shares of our common stock, owned by Tarheel, to Mr. Mariano, with a total value of approximately $73,500.

On April 20, 2007, Mr. Mariano contributed all of the outstanding capital stock of Tarheel and its subsidiary, TIMCO, to Patriot. All of the independent members of our board of directors approved the contribution. Prior to the contribution, Tarheel paid a $450,000 dividend to Mr. Mariano. Upon the contribution of Tarheel, the $750,000 note became an inter-company obligation. The contribution was accounted for as a combination of entities under common control using “as-if pooling-of-interests” accounting. Under this method of accounting, the assets and liabilities of Tarheel and its subsidiary were carried forward to Patriot at their historical costs. In addition, all prior period financial statements were restated to include the combined results of operations, financial position and cash flows of Tarheel and its subsidiary.

Following the contribution of Tarheel to Patriot, Mr. Mariano entered into a settlement stipulation and release under which he settled a judgment entered against Mr. Mariano, Foundation and others in the amount of $585,000 arising from Mr. Mariano’s personal guarantee of letters of credit supporting reinsurance obligations of Foundation. The settlement stipulation called for two payments of $75,000 to be made on or before July 27, 2007, and 29 monthly payments of $15,000 to be made beginning on July 12, 2007. The obligation to make these payments has been assumed by us and was approved by all of the independent members of our board of directors.

Issuance of Series A Convertible Preferred Stock

Our December 2008 loan agreement with ULLICO required us to raise an additional $1 million in equity financing. To satisfy such obligation, we issued 1,000 shares of Series A convertible preferred stock in December 2008, at a price of $1,000 per share, including 500 shares to Mr. Mariano, our Chairman, President, Chief Executive Officer and the beneficial owner of a majority of our outstanding shares, 150 shares to Ronald P. Formento, Sr., one of our directors, 100 shares to Richard F. Allen, one of our directors, and 50 shares to C. Timothy Morris, one of our directors. Since Messrs. Formento and Morris were members of the audit committee at the time of the issuance of the shares of Series A convertible preferred stock, the transaction was approved by a committee of disinterested directors in December 2008.

Holders of shares of Series A convertible preferred stock are entitled to cumulative cash dividends at a rate of 4.5% above the prime rate as reported in the Wall Street Journal per share per annum, calculated based on the stated value of each share, which is $1,000. In addition, upon the consummation of a qualified offering (which includes this offering), each outstanding share of Series A convertible preferred stock will automatically convert into that number of shares of our common stock determined by dividing the sum of $1,000 plus any accrued but unpaid dividends on the date of conversion by the price per share of common stock sold in such offering. Because no dividends have been paid to the holders of shares of Series A convertible preferred stock, our shares of Series A convertible preferred stock will convert into 253,690 shares of our common stock upon the consummation of this offering, assuming an initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus.

In January 2010, we amended the conversion terms of the Series A convertible preferred stock so that, upon the consummation of a qualified offering (which includes this offering), each outstanding share of Series A convertible preferred stock will automatically convert into that number of shares of our common stock determined by dividing (1) the sum of (A) $1,000 times 1.5 plus (B) any accrued but unpaid dividends on the date of conversion (2) by the price per share of common stock sold in such offering. Because no dividends have been paid to the holders of shares of Series A convertible preferred stock, holders of Series A convertible preferred stock will receive 143.996 shares of our common stock upon the consummation of this offering, assuming an initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus. The amendment to the terms of the Series A convertible preferred stock was approved by our board of directors, the audit committee and our stockholders in January 2010.

Prior to June 2008, it was our policy that all material transactions with related parties be reviewed and approved by a majority of our independent directors. In June 2008, we adopted an audit committee charter pursuant to which all transactions with related parties are to be approved by the audit committee.

PRINCIPAL STOCKHOLDERS

The table below contains information about the beneficial ownership of our common stock, Series B common stock and Series A convertible preferred stock by each of our directors, each of our named executive officers, all of our directors and executive officers as a group, and each beneficial owner of more than five percent of our common stock, Series B common stock and Series A convertible preferred stock.

The number of shares and percentage of shares beneficially owned is based on 642,738 shares of common stock, 1,486,000 shares of Series B common stock and 1,000 shares of Series A convertible preferred stock outstanding as of December 31, 2009. The number of shares in the table under Beneficial Ownership After the Offering assumes (i) the automatic conversion of each outstanding share of Series B common stock into common stock on a one-for-one basis and (ii) the automatic conversion of each outstanding share of Series A convertible preferred stock into 143.996 shares of common stock. The table also lists the applicable percentage of shares beneficially owned based on 19,272,732 shares of common stock outstanding upon completion of this offering, assuming no exercise of the underwriters’ over-allotment option.

Beneficial ownership of our common stock, Series B common stock and Series A convertible preferred stock is determined in accordance with the rules of the SEC, and generally includes voting power or investment power with respect to securities held and also includes options to purchase shares currently exercisable or exercisable within 60 days after December 31, 2009. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock, Series B common stock and Series A convertible preferred stock shown as beneficially owned by them.

Unless otherwise indicated, the address for all of our executive officers, directors and 5% stockholders named below is c/o Patriot Risk Management, Inc., 401 East Las Olas Boulevard, Suite 1540, Fort Lauderdale, Florida 33301.

	Beneficial Ownership Prior to the Offering			Beneficial Ownership After the Offering
		Percentage of	Percentage of		Percentage of
	Number of	Outstanding	Total	Number of	Outstanding	Percentage of
Name of Beneficial Owner	Shares	Shares(1)	Vote(2)	Shares	Shares	Total Vote

Common Stock:
Steven M. Mariano(3)(14)	407,092	17.1%	6.1%	1,965,090	9.7%	9.7%
John R. Del Pizzo(4)	102,164	4.4%	1.5%	102,164	*	*
Timothy J. Tompkins(5)	47,366	2.1%	*	47,366	*	*
Ronald P. Formento Sr.(6)	36,349	1.6%	*	57,948	*	*
Michael W. Grandstaff	—	—	—	—	—	—
Charles K. Schuver	—	—	—	—	—	—
Timothy J. Ermatinger(7)	27,863	1.2%	*	27,863	*	*
Richard G. Turner	—	—	—	—	—	—
Theodore G. Bryant(8)	9,288	*	*	9,288	*	*
Richard F. Allen(9)	—	—	—	14,399	—	—
C. Timothy Morris(10)	—	—	—	7,199	—	—
Robert P. Cuthbert	—	—	—	—	—	—
Robert E. Dean	—	—	—	—	—	—
Raymond C. Groth	—	—	—	—	—	—
Austin J. Shanfelter	—	—	—	—	—	—
Series B Common Stock:
Steven M. Mariano(11)(14)	1,486,000	69.8%	90.2%	—	—	—
All directors and executive officers as a group (15 persons)	2,116,122	93.1	99.8%	2,231,317	11.6%	11.6%
Series A Convertible Preferred Stock: (12)
Steven M. Mariano(14)	71,998	50.0%	—	—	—	—
Key Payroll Solutions(13)	28,799	20.0	—	—	—	—
Ronald P. Formento Sr.	21,599	15.0	—	—	—	—
Richard F. Allen	14,399	10.0	—	—	—	—
C. Timothy Morris	7,199	5.0	—	—	—	—

		100.0%

*	Less than 1%.

(1)	Ownership of common stock and Series B common stock is shown as the combined ownership of both those classes together. Ownership of Series A convertible preferred stock is shown as a percentage of that class.

(2)	Combined voting power of common stock and Series B common stock. Each holder of Series B common stock is entitled to four votes per share, and each holder of common stock is entitled to one vote per share. At the closing of this offering, all shares of Series B common stock will automatically be converted into common stock on a one-for-one basis and no additional Series B common stock will be issuable. Upon completion of this offering and based on an assumed initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus, our shares of Series A convertible preferred stock will be converted into 143,994 shares of common stock.

(3)	Includes 185,750 shares held in the name of the Steven M. Mariano Revocable Trust, an entity controlled by Mr. Mariano. Mr. Mariano has sole dispositive and voting control over the shares held by the Steven

M. Mariano Revocable Trust. Also includes 102,163 shares issuable upon exercise of options that are currently exercisable. The number of shares shown after the offering includes 71,998 shares of common stock to be issued upon the automatic conversion of 500 shares of Series A convertible preferred stock at the closing of this offering. Excludes 588,916 shares issuable upon the exercise of warrants that will become exercisable upon the expiration of the lock-up agreements as described in “Shares Eligible for Future Sale — Lock-Up Agreements.”

(4)	Includes 51,082 shares issuable upon exercise of options that are currently exercisable. Excludes 16,797 shares issuable upon the exercise of warrants that will become exercisable upon the expiration of the lock-up agreements as described in “Shares Eligible for Future Sale — Lock-Up Agreements.”

(5)	Includes 9,288 shares issuable upon exercise of options that are currently exercisable. Excludes 12,522 shares issuable upon the exercise of warrants that will become exercisable upon the expiration of the lock-up agreements as described in “Shares Eligible for Future Sale — Lock-Up Agreements.”

(6)	These shares are held in the name of Exmoor, Inc., an entity that is controlled by Mr. Formento. Mr. Formento has sole dispositive and voting control over these shares. The number of shares shown after the offering includes 21,599 shares of common stock to be issued upon the automatic conversion of 150 shares of Series A convertible preferred stock at the closing of this offering. Excludes 11,953 shares issuable upon the exercise of warrants that will become exercisable upon the expiration of the lock-up agreements as described in “Shares Eligible for Future Sale — Lock-Up Agreements.”

(7)	Consists of 27,863 shares issuable upon exercise of options that are currently exercisable.

(8)	Consists of 9,288 shares issuable upon exercise of options that are currently exercisable.

(9)	The number of shares shown after the offering consists of 14,399 shares of common stock to be issued upon the automatic conversion of 100 shares of Series A convertible preferred stock at the closing of this offering.

(10)	The number of shares shown after the offering consists of 7,199 shares of common stock to be issued upon the automatic conversion of 50 shares of Series A convertible preferred stock at the closing of this offering.

(11)	Consists of 1,486,000 shares held in the name of the Steven M. Mariano Revocable Trust, an entity controlled by Mr. Mariano. Mr. Mariano has sole dispositive and voting control over the shares held by the Steven M. Mariano Revocable Trust.

(12)	The shares of Series A convertible preferred stock are non-voting.

(13)	Key Payroll Solution’s address is 3622 Tamiami Trail, Port Charlotte, Florida 33952.

(14)	Mr. Mariano has pledged all of the shares of our capital stock beneficially owned by him, and shares which may be acquired by him in the future, as security for his guarantee of the ULLICO loan. ULLICO has consented to the release of 500,000 shares of Mr. Mariano’s stock to be pledged to Patriot under the terms of the Indemnification and Pledge Agreement between Patriot and Mr. Mariano as described above.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws, as they will be in effect upon the closing of this offering.

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.001 per share, 4,000,000 shares of Series B common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of December 31, 2009, there were 15 record holders of our common stock and one record holder of our Series B common stock. Holders of our common stock and Series B common stock have the same rights, except that holders of our common stock are entitled to one vote per share and holders of our Series B common stock are entitled to four votes per share. At the closing of this offering, all of the outstanding shares of Series B common stock will automatically convert into shares of common stock on a one-for-one basis, and thereafter no further shares of Series B common stock may be issued. Upon completion of this offering, 19,272,732 shares of common stock will be issued and outstanding and no shares of Series B common stock or preferred stock will be issued and outstanding.

The following summary of certain rights of holders of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, each of which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

Each holder of our common stock is entitled to one vote for each share held by such holder on all matters to be voted upon by our stockholders, and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock may be entitled, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. See “Dividend Policy.” If there is a liquidation, dissolution or winding up of Patriot, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. All shares of our common stock to be issued in this offering will be, when issued, fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

Our board of directors is authorized, without approval by our stockholders, to issue up to a total of 5,000,000 shares of preferred stock in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Patriot and might harm the market price of our common stock. We have no current plans to issue any shares of preferred stock.

Warrants

On January 13, 2010, our board of directors declared a dividend of warrants to purchase a total of 700,000 shares of our common stock payable to our stockholders immediately prior to the completion of this offering. Each warrant will represent the right to purchase one share of our common stock at the same price as the common stock sold in this offering. These warrants will be subject to the restrictions contained in the lock-up agreements, and the right to purchase common stock under the warrants will begin upon the expiration of the lock-up agreements as described in “Shares Eligible for Future Sale — Lock-Up Agreements.” The warrants will expire 10 years after the date of issuance. The warrants also will contain a cashless exercise provision.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Limits on Ability of Stockholders to Act by Written Consent

We have provided in our certificate of incorporation that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders meeting.

Limits on Ability of Stockholders to Replace Members of the Board of Directors

Our certificate of incorporation and our bylaws provide that the number of directors shall be fixed from time to time by our board of directors. Our board of directors will be divided into three classes with the number of directors in each class being as nearly equal as possible. Each director will serve a three-year term. The classification and term of office for each of our directors upon completion of this offering is noted in the table listing our directors and executive officers under “Management — Directors, Executive Officers and Key Employees.” Pursuant to our bylaws, each director will serve until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Our certificate of incorporation and bylaws also provide that any director may be removed for cause, at any meeting of stockholders called for that purpose, by the affirmative vote of the holders of at least two-thirds of the shares of our stock entitled to vote for the election of directors.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless: prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder upon completion of the transaction that resulted in the stockholder becoming an interested stockholder; the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Listing

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “PMG”.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have approximately 19,272,732 shares of common stock outstanding. Of these shares, the 17,000,000 shares sold in this offering and any shares issued upon exercise of the underwriters’ over-allotment option will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as that term is defined in Rule 144 under the Securities Act, in which case they may only be sold in compliance with the limitations described below. The remaining shares were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 under the Securities Act.

Upon completion of this offering, 301,851 shares of common stock will be issuable upon the exercise of options outstanding as of December 31, 2009 and 1,567,075 shares will be issuable upon the exercise of outstanding options that we intend to grant to our directors, executive officers and other employees, at an exercise price equal to the initial public offering price. In addition, 700,000 shares of common stock will be issuable pursuant to warrants that will become exercisable upon the expiration of the lock-up agreements as described below.

Lock-up Agreements

We, all of our current executive officers and directors and each of our stockholders have agreed that, without the prior written consent of FBR Capital Markets & Co. (FBR), we and they will not, directly or indirectly:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of or transfer (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any share of our common stock or any security convertible into, exercisable for or exchangeable for any share of our common stock;

•	enter into any swap or any other arrangement or transaction that transfers to another person, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such swap or transaction described above is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise;

•	make any demand for or exercise any right (or, in the case of us, file) or cause to be filed a registration statement (other than the registration statement on Form S-8 that is described in this prospectus) under the Securities Act including any amendment thereto, with respect to the registration of any shares of our common stock or securities convertible into, exercisable for or exchangeable for any share of our common stock or any of our other securities; or

•	publicly disclose the intention to do any of the foregoing,

•	in each case, for a lock-up period of 180 days after the date of the final prospectus relating to this offering. The lock-up period described in the preceding sentence will be extended if:

•	during the last 17 days of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period;

in which case the restrictions described in the preceding sentence will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by FBR.

Subject to applicable securities laws, our directors, executive officers and stockholders may transfer their shares of our common stock (i) as a bona fide gift or gifts, provided that prior to such transfer the donee or donees thereof agree in writing to be bound by the same restrictions or (ii) if such transfer occurs by operation of law (e.g., pursuant to the rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic relations order), provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding the shares subject to the same restrictions. In addition, our directors, executive officers and stockholders may transfer their shares of our common stock to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the director, executive officer or stockholder or the immediate family of the director, executive officer or stockholder, provided that prior to such transfer the transferee agrees in writing to be bound by the same restrictions and provided that such transfer does not involve a disposition for value.

The restrictions contained in the lock-up agreements do not apply to any grant of options to purchase shares of our common stock or issuances of shares of restricted stock or other equity-based awards pursuant to the 2010 Plan.

Note Offset and Call Option Agreements

Under a note offset and call option agreement entered into in 2004, we have the right under certain circumstances to repurchase a portion of the 45,436 shares held by one of our stockholders at a price determined pursuant to the agreement to offset the obligation that affiliates of these stockholders have to fund capital shortfalls related to cells they established in a segregated portfolio captive in 2004. The note offset and call agreement terminates 90 days after the stockholder’s obligation to make additional capital contributions terminates.

Rule 144 Sales by Affiliates

Affiliates of our company must comply with Rule 144 of the Securities Act when they sell shares of our common stock. Under Rule 144, affiliates who acquire shares of common stock, other than in a public offering registered with the SEC, are required to hold those shares for a period of (i) one year if they desire to sell such shares 90 or fewer days after the issuer becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or (ii) six months if they desire to sell such shares more than 90 days after the issuer becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Shares acquired in a registered public offering or held for more than the applicable holding period may be sold by an affiliate subject to certain conditions. An affiliate would generally be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding (approximately 192,727 shares immediately after the offering); and

•	the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing with the SEC of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 are also subject to other requirements regarding the manner of sale, notice and the availability of current public information about our company.

Rule 144(b)(1)

Under Rule 144(b)(1) of the Securities Act, a person who is not, and has not been at any time during the three months preceding a sale, one of our affiliates and who has beneficially owned the shares proposed to be sold for at least one year is entitled to sell the shares for such person’s own account without complying with any other requirements of Rule 144.

All of the 2,019,063 shares of common stock outstanding as of the date of this prospectus, would be available to be sold pursuant to Rule 144, including 248,650 shares of common stock that could be sold pursuant to Rule 144(b)(1), in each case subject to the terms of the lock-up agreements described above.

We intend to file a Form S-8 registration statement following completion of this offering to register shares of common stock issued or issuable under our equity incentive plans. These shares will be available-for-sale in the public market, subject to Rule 144 volume limitations applicable to affiliates.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters named below, for whom FBR Capital Markets & Co. (“FBR”) is acting as representative, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Number of
Underwriter	Shares

FBR Capital Markets & Co.
Macquarie Capital (USA) Inc.
Oppenheimer & Co. Inc.

Total	17,000,000

Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all of the shares offered by this prospectus (other than the shares subject to the underwriters’ option to purchase additional shares), if the underwriters buy any of such shares. We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

The underwriters initially propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such offering price less a concession not to exceed $      per share. The underwriters may allow, and such dealers may re-allow, a discount not to exceed $      per share to certain other dealers. After the public offering of the shares of common stock, the offering price and other selling terms may be changed by the underwriters.

Over-Allotment Option.  We have granted to the underwriters an option to purchase up to 2,550,000 additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. The underwriters may exercise this option in whole or in part at any time within 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter’s initial commitment as indicated in the table at the beginning of this section plus, in the event that any underwriter defaults in its obligation to purchase shares under the underwriting agreement, certain additional shares.

Discounts and Commissions.  The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	No	Full
Paid by Us	Exercise	Exercise

Per Share	$	$
Total	$	$

In addition to the underwriting discounts and commissions to be paid by us, we have agreed to reimburse FBR for certain of its out-of-pocket expenses incurred in connection with this offering up to $600,000. We have agreed to pay FBR a $150,000 advance against these expenses, which advance is creditable against the underwriting discounts and commissions to be paid by us. We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $1.9 million.

Listing.  Our common stock has been approved for listing on the New York Stock Exchange, under the symbol “PMG.” In order to meet the requirements for listing on that exchange, the underwriters intend to sell at least the minimum number of shares to at least the minimum number of beneficial owners as required by that exchange.

Stabilization.  In accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

•	Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by underwriters’ option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market marking, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative of the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Lock-up Agreements.  We, all of our current executive officers and directors and each of our stockholders have agreed that, without the prior written consent of FBR, we and they will not, directly or indirectly:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of or transfer (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of), any share of our common stock or any security convertible into, exercisable for or exchangeable for any share of our common stock;

•	enter into any swap or any other arrangement or transaction that transfers to another person, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such swap or transaction described above is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise;

•	make any demand for or exercise any right (or, in the case of us, file) or cause to be filed a registration statement (other than the registration statement on Form S-8 that is described in this prospectus) under the Securities Act, including any amendment thereto, with respect to the registration of any shares of our common stock or securities convertible into, exercisable for or exchangeable for any share of our common stock or any of our other securities; or

•	publicly disclose the intention to do any of the foregoing,

in each case, for a lock-up period of 180 days after the date of the final prospectus relating to this offering. The lock-up period described in the preceding sentence will be extended if:

•	during the last 17 days of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period;

in which case the restrictions described in the preceding sentence will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by FBR.

Subject to applicable securities laws, our directors, executive officers and stockholders may transfer their shares of our common stock (i) as a bona fide gift or gifts, provided that prior to such transfer the donee or donees thereof agree in writing to be bound by the same restrictions or (ii) if such transfer occurs by operation of law (e.g., pursuant to the rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic relations order), provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding the shares subject to the same restrictions. In addition, our directors, executive officers and stockholders may transfer their shares of our common stock to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the director, executive officer or stockholder or the immediate family of the director, executive officer or stockholder, provided that prior to such transfer the transferee agrees in writing to be bound by the same restrictions and provided that such transfer does not involve a disposition for value.

The restrictions contained in the lock-up agreements do not apply to any grant of options to purchase shares of our common stock or issuances of shares of restricted stock or other equity-based awards pursuant to the 2010 Plan.

FBR does not intend to release any portion of the common stock subject to the foregoing lock-up agreements; however FBR, in its sole discretion, may release any of the common stock from the lock-up agreements prior to expiration of the lock-up period without notice. In considering a request to release shares from a lock-up agreement, FBR will consider a number of factors, including the impact that such a release would have on this offering and the market for our common stock and the equitable considerations underlying the request for releases.

Directed Share Program.  The underwriters have reserved for sale, at the initial offering price, up to 200,000 shares of common stock for sale to our directors, officers and employees and persons having business relationships with us. The number of shares of common stock available to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. We will not pay an underwriting discount on any reserved shares sold to our directors, officers and employees or persons having business relationships with us. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock.

Discretionary Accounts.  The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of common stock being offered in this offering.

IPO Pricing.  Prior to the completion of this offering, there has been no public market for our common stock. The initial public offering price has been negotiated between us and the representative. Among the factors to be considered in these negotiations were: the history of, and prospects for, us and the industry in which we compete; our past and present financial performance; an assessment of our management; the present state of our development; the prospects for our future earnings; the prevailing conditions of the applicable United States securities market at the time of this offering; and market valuations of publicly traded companies that we and the representative believe to be comparable to us.

Certain Information and Fees.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The representative may allocate a number of shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter or selling group member and should not be relied upon by investors.

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Other Relationships.  FBR has in the past and may in the future provide us and our affiliates with investment banking and financial advisory services for which FBR has in the past and may in the future receive customary fees. We have granted FBR a right of first refusal under certain circumstances to act as the sole book runner or sole placement agent in connection with any subsequent public or private offering of equity securities or other capital markets financing by us. This right of first refusal extends until October 20, 2010 unless earlier terminated by either party. We have also granted FBR a right of first refusal to act as financial advisor in connection with any sale of all or substantially all of our capital stock or assets during the same period. The terms of any such engagement of FBR will be determined by separate agreement.

LEGAL MATTERS

Locke Lord Bissell & Liddell LLP in Chicago, Illinois, will pass upon the validity of the shares of common stock offered by this prospectus and certain other legal matters for us. Sidley Austin LLP in Chicago, Illinois, will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Patriot and its subsidiaries at December 31, 2008 and 2007 and for each of the years ended December 31, 2008, 2007 and 2006 included in this prospectus and in the related registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the shares to be sold in this offering, we refer you to the registration statement, including the agreements, other documents and schedules filed as exhibits to the registration statement. Statements contained in this prospectus as to the contents of any agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of the agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by reference to the agreement or document to which it refers.

After completion of this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to make these filings available on our website at www.prmigroup.com. In addition, we will provide copies of our filings free of charge to our stockholders upon request. Our SEC filings, including the registration statement of which this prospectus is a part, will also be available to you on the SEC’s Internet site at http://www.sec.gov. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements as of December 31, 2008 and for the three years in the period ended December 31, 2008 of Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Report of BDO Seidman, LLP, Independent Registered Public Accounting Firm with respect to audited consolidated financial statements as of and for the three years ended December 31, 2008	F-2
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-3
Consolidated Statements of Income for the years ended December 31, 2008, 2007 and 2006	F-4
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2008, 2007 and 2006	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Interim Consolidated Financial Statements as of September 30, 2009 and for the nine month periods ended September 30, 2009 and 2008 of Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Consolidated Balance Sheets as of September 30, 2009 and December 31, 2008	F-35
Consolidated Statements of Income for nine months ended September 30, 2009 and 2008	F-36
Consolidated Statements of Stockholders’ Equity for the nine months ended September 30, 2009 and 2008	F-37
Consolidated Statements of Cash Flows for the nine months ended September 30, 2009 and 2008	F-38
Notes to Interim Consolidated Financial Statements	F-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheets of Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Grand Rapids, Michigan
April 22, 2009

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Consolidated Balance Sheets

	December 31,
	2008	2007
	(In thousands)

ASSETS
Investments
Debt securities, available for sale, at fair value	$54,373	$55,688
Equity securities, available for sale, at fair value	222	634
Short-term investments	244	238
Real estate held for the production of income	250	256

Total investments	55,089	56,816
Cash and cash equivalents	8,333	4,943
Premiums receivable, net	58,826	36,748
Deferred policy acquisition costs, net of deferred ceding commissions	—	1,477
Prepaid reinsurance premiums	33,731	14,963
Reinsurance recoverable, net
Unpaid losses and loss adjustment expenses	37,492	43,317
Paid losses and loss adjustment expenses	4,642	4,202
Funds held by ceding companies and other amounts due from reinsurers	2,507	2,550
Net deferred tax assets	3,967	3,022
Fixed assets, net	733	1,165
Receivable from related party	500	—
Federal income taxes recoverable	110	391
Intangible assets	1,287	1,287
Other assets, net	4,075	4,356

Total Assets	$211,292	$175,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Reserves for losses and loss adjustment expenses	$74,550	$69,881
Reinsurance payable on paid losses and loss adjustment expenses	756	404
Unearned and advanced premium reserves	44,613	29,160
Deferred ceding commissions, net of deferred policy acquisition costs	83	—
Reinsurance funds withheld and balances payable	47,449	44,073
Notes payable, including $1.5 million of related party notes payable, and accrued interest of $224,000 and $180,000	20,783	15,108
Subordinated debentures, including accrued interest of $175,000 and $139,000	1,809	1,799
Accounts payable and accrued expenses	14,112	9,376

Total liabilities	204,155	169,801

Stockholders’ Equity
Series A convertible preferred stock	1,000	—
Common stock	1	—
Series A common stock	—	1
Series B common stock	1	1
Paid-in capital	5,456	5,363
Retained earnings	72	196
Accumulated other comprehensive income (loss), net of deferred income taxes	607	(125)

Total stockholders’ equity	7,137	5,436

Total Liabilities and Stockholders’ Equity	$211,292	$175,237

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Consolidated Statements of Income

	2008	2007	2006
	(In thousands, except per share data)

Revenues
Premiums earned	$49,220	$24,613	$21,053
Insurance services income	5,657	7,027	7,175
Net investment income	2,028	1,326	1,321
Net realized losses on investments	(1,037)	(5)	(1,346)

Total revenues	55,868	32,961	28,203

Expenses
Net losses and loss adjustment expenses	28,716	15,182	17,839
Net policy acquisition and underwriting expenses	13,535	6,023	3,834
Other operating expenses	10,930	8,519	9,704
Interest expense	1,437	1,290	1,109

Total expenses	54,618	31,014	32,486

Other Income	1,469	—	796

Loss from Write-off of Deferred Equity Offering Costs	(3,486)	—	—

Gain on Early Extinguishment of Debt	—	—	6,586

Income (loss) before income tax expense	(767)	1,947	3,099
Income Tax Expense (Benefit)	(643)	(432)	1,489

Net Income (Loss)	$(124)	$2,379	$1,610

Earnings (Loss) Per Common Share
Basic	$(0.05)	$0.95	$0.62
Diluted	(0.05)	0.95	0.62

Weighted Average Common Shares Outstanding
Basic	2,528	2,493	2,586
Diluted	2,528	2,509	2,597

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Consolidated Statements of Stockholders’ Equity

	Series A									Retained	Accumulated
	Convertible				Series A		Series B			Earnings	Other	Total
	Preferred Stock		Common Stock		Common Stock		Common Stock		Paid-in	(Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income (Loss)	Equity
	(In thousands)

Balance, January 1, 2006	—	$—	—	$—	714	$—	1,486	$1	$3,666	$(3,023)	$(328)	$316
Redemption of common stock	—	—	—	—	(175)	—	—	—	(812)	(170)	—	(982)
Cash dividends	—	—	—	—	—	—	—	—	—	(600)	—	(600)
Issuance of common stock and paid in capital	—	—	—	—	314	1	—	—	1,355	—	—	1,356
Unrestricted common stock grants	—	—	—	—	115	—	—	—	502	—	—	502
Stock-based compensation expense	—	—	—	—	—	—	—	—	190	—	—	190

Balance before comprehensive income	—	—	—	—	968	1	1,486	1	4,901	(3,793)	(328)	782

Comprehensive income
Net income	—	—	—	—	—	—	—	—	—	1,610	—	1,610
Net unrealized appreciation in available for sale securities, net of deferred taxes of $255,000	—	—	—	—	—	—	—	—	—	—	579	579
Reclassification adjustment for net gains realized in net income during the year, net of tax effect of $143,000	—	—	—	—	—	—	—	—	—	—	(277)	(277)

Total comprehensive income	—	—	—	—	—	—	—	—	—	1,610	302	1,912

Balance, December 31, 2006	—	—	—	—	968	1	1,486	1	4,901	(2,183)	(26)	2,694
Redemption of common stock	—	—	—	—	(24)	—	—	—	(100)	—	—	(100)
Unrestricted common stock grants	—	—	—	—	98	—	—	—	425	—	—	425
Stock-based compensation expense	—	—	—	—	—	—	—	—	137	—	—	137

Balance before comprehensive income	—	—	—	—	1,042	1	1,486	1	5,363	(2,183)	(26)	3,156

Comprehensive income
Net income	—	—	—	—	—	—	—	—	—	2,379	—	2,379
Net unrealized depreciation in available for sale securities, net of deferred taxes of $51,000	—	—	—	—	—	—	—	—	—	—	(99)	(99)

Total comprehensive income	—	—	—	—	—	—	—	—	—	2,379	(99)	2,280

Balance, December 31, 2007	—	—	—	—	1,042	1	1,486	1	5,363	196	(125)	5,436
Conversion of all outstanding shares of Series A common stock into common stock	—	—	1,042	1	(1,042)	(1)	—	—	—	—	—	—
Issuance of preferred stock	1,000	1,000	—	—	—	—	—	—	—	—	—	1,000
Stock-based compensation expense	—	—	—	—	—	—	—	—	93	—	—	93

Balance before comprehensive income	1,000	1,000	1,042	1	—	—	1,486	1	5,456	196	(125)	6,529

Comprehensive income
Net loss	—	—	—	—	—	—	—	—	—	(124)	—	(124)
Net unrealized appreciation in available for sale securities, net of deferred taxes of $374,000	—	—	—	—	—	—	—	—	—	—	732	732

Total comprehensive income	—	—	—	—	—	—	—	—	—	(124)	732	608

Balance, December 31, 2008	1,000	$1,000	1,042	$1	—	$—	1,486	$1	$5,456	$72	$607	$7,137

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Consolidated Statements of Cash Flows

	2008	2007	2006
	(In thousands)

Operating Activities
Net income (loss)	$(124)	$2,379	$1,610
Adjustments to reconcile net income to net cash from operating activities:
Gain on early extinguishment of debt	—	—	(6,586)
Forgiveness of debt in connection with commutation of reinsurance	(231)	—	—
Net realized losses on investments	1,037	5	1,346
Depreciation and amortization	844	1,030	396
Stock compensation expense	93	561	692
Amortization (accretion) of debt securities	263	(63)	(76)
Deferred income tax expense (benefit)	(1,318)	(1,331)	69
Changes in certain assets and liabilities:
Decrease (increase) in:
Premiums receivable	(22,078)	(17,298)	2,493
Deferred policy acquisition costs	1,477	(703)	636
Prepaid reinsurance premiums	(18,768)	(7,497)	(3,064)
Reinsurance recoverable on:
Unpaid losses and loss adjustment expenses	5,825	(2,214)	(19,404)
Paid losses and loss adjustment expenses	(440)	(3,774)	828
Funds held by ceding companies and other amounts due from reinsurers	43	(131)	(36)
Federal income taxes recoverable	281	—	—
Other assets	42	(193)	(3,001)
Increase (decrease) in:
Reserves for losses and loss adjustment expenses	4,669	3,928	26,475
Reinsurance payable on paid loss and loss adjustment expenses	352	(243)	(627)
Unearned and advanced premium reserves	15,453	13,517	2,429
Net deferred ceding commissions	83	—	—
Reinsurance funds withheld and balances payable	3,376	17,286	1,592
Federal income taxes payable	—	(1,829)	178
Accounts payable and accrued expenses	4,736	3,697	(961)

Net Cash Provided By (Used In) Operating Activities	(4,385)	7,127	4,989

Investment Activities
Proceeds from sales and maturities of debt securities	19,076	20,817	6,899
Purchases of debt securities	(17,544)	(45,224)	(22,168)
Proceeds from sales of equity securities	—	280	2,457
Purchases of equity securities	—	—	(1,766)
Net sales (purchases) of short-term investments	(6)	(238)	2,142
Purchases of fixed assets	(87)	(639)	(1,235)

Net Cash Provided by (Used In) Investment Activities	1,439	(25,004)	(13,671)

Financing Activities
Proceeds from notes payable	6,950	5,665	8,652
Repayment of notes payable	(1,114)	(586)	(2,320)
Proceeds from issuance of common stock	—	—	1,355
Net disbursements for redemption of common stock	—	(100)	(984)
Common stock dividends paid	—	—	(600)
Proceeds from issuance of preferred stock, net of receivable from related party	500	—	—

Net Cash Provided By Financing Activities	6,336	4,979	6,103

Increase (Decrease) in Cash and Cash Equivalents	3,390	(12,898)	(2,579)
Cash and Cash Equivalents, beginning of period	4,943	17,841	20,420

Cash and Cash Equivalents, end of period	$8,333	$4,943	$17,841

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$1,324	$1,188	$1,538
Income taxes	1,065	850	400

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements

1.	Nature of Operations and Significant Accounting Policies

The accompanying consolidated financial statements of Patriot Risk Management, Inc. and its wholly-owned subsidiaries (Company) include the accounts of Patriot Risk Management, Inc., a holding company, and its wholly-owned subsidiaries, which include (i) Guarantee Insurance Group, Inc. and its wholly-owned subsidiary, Guarantee Insurance Company (Guarantee Insurance), a property/casualty insurance company and (ii) PRS Group, Inc. and its wholly-owned subsidiaries, Patriot Risk Services, Inc., Patriot Re International, Inc., Patriot Risk Management of Florida, Inc. and Patriot Insurance Management Company, Inc.

Through PRS Group, Inc. and its subsidiaries, the Company provides a range of insurance services, currently almost entirely to Guarantee Insurance, the segregated portfolio captives organized by Guarantee Insurance’s alternative market customers and its quota share reinsurers. The fees earned by PRS from Guarantee Insurance, attributable to the portion of the insurance risk it retains, are eliminated upon consolidation. The fees earned by PRS associated with the portion of the insurance risk assumed by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurer are reimbursed through a ceding commission. For financial reporting purposes, ceding commissions are treated as a reduction in underwriting expenses. The principal services provided by PRS include nurse case management and cost containment services for workers’ compensation claims. Patriot Risk Services, Inc. is currently licensed as an insurance agent or producer in 19 jurisdictions. Patriot Insurance Management Company is currently licensed as an insurance agent or producer in 34 jurisdictions, and Patriot Re International, Inc. is licensed as a reinsurance intermediary broker in 2 jurisdictions.

At the time that Guarantee Insurance was purchased in 2003, it had not written business since 1987 and held legacy net loss and loss adjustment expense reserves of approximately $3.2 million. Guarantee Insurance, which is domiciled in Florida, is actively licensed in 31 states and the District of Columbia and holds inactive licenses in an additional 9 states. Guarantee Insurance began writing both alternative market and traditional workers’ compensation business in 2004 and wrote workers’ compensation insurance in 22 states and the District of Columbia in 2008, with approximately 46% concentrated in Florida. Through alternative market business, the policyholder, agent or other party generally bears a substantial portion of the underwriting risk through the reinsurance of the risk by a captive reinsurer or through a high deductible or retrospectively rated policy. Through traditional business, the Company bears the underwriting risk, ceding a portion during certain periods to third-party reinsurers.

On April 1, 2007 the Company’s majority stockholder contributed all the outstanding capital stock of The Tarheel Group, Inc., or Tarheel, to PRS Group, Inc. with the result that Tarheel and its subsidiary, Tarheel Insurance Management Company, or TIMCO, became wholly-owned indirect subsidiaries of Patriot Risk Management, Inc. As the companies were under common control, the contribution of Tarheel to PRS Group, Inc. was accounted for similar to a pooling of interests pursuant to the Financial Accounting Standards Board (FASB) Statement of Financial Standards (SFAS) No. 141 — Business Combinations. Consequently, the accompanying consolidated financial statements have been retroactively restated, as if the combining companies had been consolidated for all periods.

On November 26, 2007, the directors of the Company deemed it advisable and in the Company’s best interests to proceed with the steps necessary to effectuate an initial public offering and take such actions necessary to file a Registration Statement on Form S-1 relating to the issuance and sale by the Company of its common stock, including the prospectus contained therein and all required exhibits thereto with the United States Securities and Exchange Commission. An initial public offering has not yet been consummated due to the prevailing conditions of the capital markets. In 2008, the Company wrote off approximately $3.5 million of deferred equity offering costs incurred in connection with its efforts to consummate an initial public offering.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Patriot Risk Management, Inc. and its wholly-owned subsidiaries. All significant intercompany balances have been eliminated in consolidation. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). GAAP differs in certain respects from Statutory Accounting Principles (SAP) prescribed or permitted by insurance regulatory authorities.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates that are susceptible to significant change in the near-term relate to the determination of reserves for losses and loss adjustment expenses. Although considerable variability is inherent in these estimates, management believes that the current estimates are reasonable in all material respects. The estimates are reviewed regularly and adjusted as necessary. Adjustments related to changes in estimates are reflected in the Company’s results of operations in the period in which those estimates changed.

Significant Accounting Policies

Investments

Debt and equity securities are classified as available for sale and stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income (loss), net of deferred income taxes. Short-term investments are carried at cost, which approximates fair value, and represent investments with initial maturities of one year or less. Real estate held for the production of income is stated at cost net of accumulated depreciation of $22,000 and $16,000 at December 31, 2008 and 2007, respectively.

Dividend and interest income are recognized when earned. Amortization of premiums and accrual of discounts on investments in debt securities are reflected in earnings over the contractual terms of the investments in a manner that produces a constant effective yield. Realized gains and losses on dispositions of securities are determined by the specific-identification method.

The Company’s investments are evaluated for other-than-temporary impairment using both quantitative and qualitative methods that include, but are not limited to (a) an evaluation of the Company’s ability and intent to retain the investment for a period of time sufficient to allow for an anticipated recovery in value, (b) the recoverability of principal and interest related to the security, (c) the duration and extent to which the fair value has been less than the amortized cost, (d) the financial condition, near-term and long-term earnings and cash flow prospects of the issuer, including relevant industry conditions and trends, and implications of rating agency actions and (e) the specific reasons that a security is in a significant unrealized loss position, including market conditions that could affect access to liquidity. A decline in the market value of an available-for-sale security below its amortized cost that is deemed to be other than temporary, results in a write-down of the cost basis of that security to fair value and a realized investment loss.

The Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 157, “Fair Value Measurements” effective January 1, 2008. The adoption of SFAS No. 157 did not result in any material changes in valuation techniques we previously used to measure fair values but resulted in expanded disclosures about securities measured at fair value, as discussed below.

SFAS No. 157 establishes a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

(Observable Units) and the reporting entity’s own assumptions about market participants’ assumptions (Unobservable Units). The hierarchy level assigned to each security in the Company’s available-for-sale debt and equity securities portfolio is based upon its assessment of the transparency and reliability of the inputs used in the valuation as of the measurement date.

The Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”, effective January 1, 2008. The Company did not elect the fair value option for existing eligible items under SFAS No. 159 and, accordingly, the provisions of SFAS No. 159 had no effect on our consolidated financial condition or results of operations at or for the year ended December 31, 2008.

Cash and Cash Equivalents

The Company classifies highly liquid investments with maturities of three months or less when purchased, including money market funds with no restrictions on redemptions, as cash equivalents.

Premiums Receivable

Premiums receivable are uncollateralized policyholder obligations due under normal policy terms requiring payment within a specified period from the invoice date. Premium receivable balances are reviewed by management for collectability and management provides an allowance for doubtful accounts, as deemed necessary, which reduces premiums receivable. The allowance for doubtful accounts was $800,000 and $700,000 at December 31, 2008 and 2007, respectively.

Deferred Policy Acquisition Costs and Deferred Ceding Commissions

To the extent recoverable from future policy revenues, costs that vary with and are primarily related to the production of new and renewal business have been deferred and amortized over the effective period of the related insurance policies. The Company does not include investment income in its determination of future policy revenues. Commissions received from reinsurers on ceded premiums have been deferred and amortized over the effective period of the related insurance policies.

Fixed Assets

Fixed assets consist primarily of software, personal computers and computer-related equipment. Fixed assets are stated at cost, less accumulated depreciation. Expenditures for acquisitions are capitalized, and depreciation is computed on the straight-line method over the estimated useful lives of the assets, ranging from three to five years.

Intangible Assets

Intangible assets represent the value of the Company’s insurance licenses. The carrying value of intangible assets is reviewed annually for indications of value impairment. There was no impairment at December 31, 2008 or 2007.

Loan Costs

Fees paid in connection with the issuance of the notes payable, which are capitalized and amortized over the term of the notes, total $1.9 million and $1.6 million at December 31, 2008 and 2007, respectively, are included in other assets.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Loss and Loss Adjustment Expense Reserves

Loss and loss adjustment expense reserves represent the estimated ultimate cost of all reported and unreported losses incurred through December 31. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate cost of losses and loss adjustment expenses thereon. However, because of the uncertainty from various sources, including changes in reporting patterns, claims settlement patterns, judicial decisions, legislation and economic condition, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Loss and loss adjustment expense reserve estimates are periodically reviewed and adjusted as necessary as experience develops or new information becomes known. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.

Estimating liabilities for unpaid claims and reinsurance recoveries for asbestos and environmental claims is subject to significant uncertainties that are generally not present for other types of claims. The ultimate cost of these claims cannot be reasonably estimated using traditional loss estimating techniques. The Company establishes liabilities for reported asbestos and environmental claims, including cost of litigation, as information permits. This information includes the status of current law and coverage litigation, whether an insurable event has occurred, which policies and policy years might be applicable and which insurers may be liable, if any. In addition, incurred but not reported liabilities have been established by management to cover potential additional exposure on both known and unasserted claims. Given the expansion of coverage and liability by the courts and legislatures in the past and the possibilities of similar interpretation in the future, there is significant uncertainty regarding the extent of the insurers’ liability.

In management’s judgment, information currently available has been adequately considered in estimating the Company’s ultimate cost of insured events. However, future changes in these estimates could have a material adverse effect on the Company’s financial condition.

Reinsurance

Reinsurance premiums, losses, and loss adjustment expenses are accounted for on bases consistent with those used in accounting for the underlying policies issued and the terms of the reinsurance contracts.

Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance contracts do not relieve the Company from its primary obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk with respect to the individual reinsurer that participates in its ceded programs to minimize its exposure to significant losses from reinsurer insolvencies. The Company holds collateral as deemed appropriate to secure amounts recoverable from reinsurers.

Revenue Recognition

Premiums are earned pro rata over the terms of the policies, which are typically annual. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums.

Through PRS Group, Inc., the Company earns insurance services income by providing a range of insurance services almost exclusively to Guarantee Insurance, both on its behalf and on behalf of the segregated portfolio captives and its quota share reinsurers. Insurance services income is earned in the period that the services are provided. Insurance services include nurse case management, cost containment and captive management services. Insurance service income for nurse case management services is based on a monthly charge per claimant. Insurance service income for cost containment services is based on a percent of claim savings. Insurance services income for captive management services is based on a percentage of earned

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

premium ceded to captive reinsurers in the alternative market. Insurance services segment income includes all insurance services income earned by PRS Group, Inc. However, the insurance services income earned by PRS Group, Inc. from Guarantee Insurance that is attributable to the portion of the insurance risk that Guarantee Insurance retains is eliminated upon consolidation. Therefore, the Company’s consolidated insurance services income consists of the fees earned by PRS Group, Inc. that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurers, which represent the fees paid by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurers for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, the Company treats ceding commissions as a reduction in underwriting expenses.

State Guaranty Fund and Other Assessments

The Company is subject to state guaranty funds and other assessments. Such assessments are accrued when they are reasonably estimable. Premium-based assessments are accrued at the time the premiums are written and loss-based assessments are accrued at the time the losses are incurred. Other assessments are accrued upon notification of the assessment.

Income Taxes

The Company files a consolidated federal income tax return. The tax liability of the group is apportioned among the members of the group in accordance with the portion of the consolidated taxable income attributable to each member of the group, as if computed on a separate return. To the extent that the losses of any member of the group are utilized to offset taxable income of another member of the group, the Company takes the appropriate corporate action to “purchase” such losses. To the extent that a member of the group generates any tax credits, such tax credits are allocated to the member generating such tax credits. Deferred income taxes are recorded on the differences between the tax bases of assets and liabilities and the amounts at which they are reported in the financial statements. Deferred income taxes are also recorded for operating loss and tax credit carryforwards. Recorded amounts are adjusted to reflect changes in income tax rates and other tax law provisions as they become enacted and represent management’s best estimate of future income tax expenses or benefits that will ultimately be incurred or recovered. The Company maintains a valuation allowance for any portion of deferred tax assets which management believes it is more likely than not that the Company will be unable to utilize to offset future taxes.

Stock-Based Compensation

In accordance with SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period), which is usually equal to the vesting period.

Earnings Per Common Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of the Company’s outstanding stock options, common shares released from restriction upon the vesting of the Company’s outstanding restricted stock and the impact of common shares issuable upon conversion of preferred stock outstanding.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Segment Information

The Company operates two segments: Insurance and Insurance Services. These segments have been established in a manner that is consistent with the way results are regularly evaluated by management in deciding how to allocate resources and in assessing performance.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements but applies whenever other standards require or permit assets or liabilities to be measured by fair value. The Company adopted SFAS No. 157 for its financial assets and financial liabilities effective January 1, 2008. The adoption of SFAS No. 157 did not have a material impact on the Company’s consolidated financial statements.

In February 2008, the FASB approved the issuance of FASB Staff Position (“FSP”) FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-2 defers the effective date of SFAS No. 157 until January 1, 2009 for non-financial assets and non-financial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis. The implementation of this FSP is not expected to have a material impact on the Company’s results of operation or financial position.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset when the Market for That Asset is Not Active.” This FSP clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP is effective from October 10, 2008, including prior periods for which financial statements have not been issued. The implementation of this FSP did not have a material impact on the Company’s results of operation or financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates. For items for which the fair value option has been elected, unrealized gains and losses are to be reported in earnings at each subsequent reporting date. The fair value option is irrevocable unless a new election date occurs, may be applied instrument by instrument, with a few exceptions, and applies only to entire instruments and not to portions of instruments. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting. The Company’s adoption of SFAS No. 159 effective January 1, 2008 did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations.” SFAS No. 141R is effective for acquisitions during the fiscal years beginning after December 15, 2008 and early adoption is prohibited. This statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Management is reviewing this guidance; however, the effect of the statement’s implementation will depend upon the extent and magnitude of acquisitions, if any, after December 31, 2008.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and early adoption is prohibited. This statement establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Management is reviewing this guidance; however, the effect of the statement’s implementation is not expected to be material to the Company’s results of operations or financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This statement changes the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about how and why an entity uses derivative instruments, how an entity accounts for the derivatives and hedged items, and how derivatives and hedged items affect an entity’s financial position, performance and cash flows. Management is reviewing this guidance; however, the effect of the statement’s implementation is not expected to be material to the Company’s disclosures.

In March 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts — an interpretation of FASB Statement No. 60.” SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. Earlier application is not permitted except for disclosures about the risk-management activities of the insurance enterprise, which is effective for the first interim period beginning after the issuance of SFAS No. 163. This statement requires an insurance enterprise to recognize a claim liability prior to an insured event when there is evidence that credit deterioration has occurred in an insured financial obligation. This statement also clarifies how FASB Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Finally, this statement requires expanded disclosures about financial guarantee contracts focusing on the insurance enterprise’s risk-management activities in evaluating credit deterioration in its insured financial obligations. The effect of the statement’s implementation is not expected to be material to the Company’s results of operations or financial position. As of December 31, 2008, the Company had no financial guarantee contracts that required expanded disclosures under this statement.

2.	Investments

Debt Securities

The Company considers all of its debt securities as available for sale in response to changes in interest rates or changes in the availability of and yields on alternative investments. In accordance with SFAS No. 115 (As Amended) — Accounting for Certain Investments in Debt and Equity Securities, the Company’s debt securities at December 31, 2008 and 2007 are stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.

The amortized cost, gross unrealized gains, gross unrealized losses and fair values of debt securities at December 31, 2008 and 2007 are as follows:

2008

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

U.S. government securities	$3,981	$247	$—	$4,228
U.S. government agencies	300	11	—	311
Asset-backed and mortgage-backed securities	16,128	806	617	16,317
State and political subdivisions	23,058	867	11	23,914
Corporate securities	9,745	72	214	9,603

	$53,212	$2,003	$842	$54,373

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

2007

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

U.S. government securities	$3,997	$36	$—	$4,033
U.S. government agencies	2,742	8	1	2,749
Asset-backed and mortgage-backed securities	15,994	130	11	16,113
State and political subdivisions	22,212	303	—	22,515
Corporate securities	10,225	87	34	10,278

	$55,170	$564	$46	$55,688

The estimated fair value and gross unrealized losses on debt securities, aggregated by investment category and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2008 and 2007 are as follows:

2008

	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Available for Sale	Value	Losses	Value	Losses	Value	Losses
	(In thousands, except numbers of securities data)

U.S. government securities	$—	$—	$—	$—	$—	$—
U.S. government agencies	—	—	—	—	—	—
Asset-backed and mortgage-backed securities	3,598	518	359	99	3,957	617
State and political subdivisions	745	11	—	—	745	11
Corporate securities	6,882	214	—	—	6,882	214

Total	$11,224	$742	$359	$99	$11,583	$842

Total Number of Securities in an Unrealized Loss Position		42		3		45

2007

	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Unrealized
	Fair	Unrealized	Fair	Unrealized	Fair	Gross
Available for Sale	Value	Losses	Value	Losses	Value	Losses
	(In thousands, except numbers of securities data)

U.S. government securities	$651	$1	$—	$—	$651	$1
U.S. government agencies	—	—	1,059	1	1,059	1
Asset-backed and mortgage-backed securities	882	3	1,454	8	2,336	11
Corporate securities	2,427	30	2,742	3	5,169	33

Total	$3,960	$34	$5,255	$12	$9,215	$46

Total Number of Securities in an Unrealized Loss Position		12		18		30

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

In reaching the conclusion that the investments in an unrealized loss position are not other than temporarily impaired, the Company considered the fact that there were no specific events which caused concerns, there were no past due interest payments, the Company has the ability and intent to retain the investment for a sufficient amount of time to allow an anticipated recovery in value and the changes in market value were considered normal in relation to overall fluctuations in interest rates. In 2008, the Company recognized an other-than-temporary impairment charge of approximately $350,000 related to investments in certain bonds issued by Lehman Brothers Holdings, Inc., which filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court.

Amortized cost and estimated fair value of the Company’s debt securities available for sale at December 31, 2008, by contractual maturity, are as follows:

	Amortized	Fair
	Cost	Value
	(In thousands)

Due in one year or less	$1,511	$1,527
Due after one year through five years	22,442	22,886
Due after five years	13,131	13,643

	37,084	38,056
Asset-backed and mortgage-backed securities	16,128	16,317

	$53,212	$54,373

The actual maturities in the foregoing table may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Expected maturities of asset-backed and mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or prepay the obligations and are, therefore, classified separately with no specific contractual maturity dates.

Equity Securities

The cost, gross unrealized gains, gross unrealized losses and fair values of equity securities available for sale as of December 31, 2008 and 2007 are as follows:

2008

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
(In thousands)

Common stock	$466	$—	$244	$222

2007

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
(In thousands)

Common stock	$1,341	$—	$707	$634

In 2008, the Company recognized an other-than-temporary impairment charge of approximately $875,000 related to investments in certain equity securities.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The estimated fair value and gross unrealized losses on equity securities available for sale, aggregated by investment category and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2008 and 2007 are as follows:

2008

	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands, except numbers of securities data)

Stocks — common stocks	$—	$—	$222	$244	$222	$244

Total Number of Securities in an Unrealized Loss Position		—		4		4

2007

	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands, except numbers of securities data)

Stocks — common stocks	$407	$286	$227	$421	$634	$707

Total Number of Securities in an Unrealized Loss Position		2		6		8

Fair Value Measurements

The Company adopted the SFAS No. 157, “Fair Value Measurements”, effective January 1, 2008. The adoption of SFAS No. 157 did not have any impact on the Company’s consolidated financial condition or results of operations, but resulted in expanded disclosures about securities measured at fair value, as discussed below.

The Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”, effective January 1, 2008. The Company did not elect the fair value option for existing eligible items under SFAS No. 159 and, accordingly, the provisions of SFAS No. 159 had no effect on our consolidated financial condition as of December 31, 2008 or the year then ended.

SFAS No. 157 establishes a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (Observable Units) and the reporting entity’s own assumptions about market participants’ assumptions (Unobservable Units). The hierarchy level assigned to each security in the Company’s available-for-sale debt

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

and equity securities portfolio is based upon its assessment of the transparency and reliability of the inputs used in the valuation as of the measurement date. The three hierarchy levels are as follows:

Definition

Level 1	Observable unadjusted quoted prices in active markets for identical securities
Level 2	Observable inputs other than quoted prices in active markets for identical securities, including:
(i) quoted prices in active markets for similar securities,
(ii) quoted prices for identical or similar securities in markets that are not active,

(iii)  inputs other than quoted prices that are observable for the security (e.g. interest rates, yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, credit risks and default rates, and

(iv) inputs derived from or corroborated by observable market data by correlation or other means

Level 3	Unobservable inputs, including the reporting entity’s own data, as long as there is no contrary data indicating market participants would use different assumptions

At December 31, 2008, all of our debt securities were classified as Level 1 or Level 2. If securities are traded in active markets, quoted prices are used to measure fair value (Level 1). All of our Level 2 securities are priced based on observable inputs, including (i) quoted prices in active markets for similar securities, (ii) quoted prices for identical or similar securities in markets that are not active or (iii) other observable inputs, including interest rates, volatilities, prepayment speeds, credit risks and default rates for the security. Our management is responsible for the valuation process and uses data from outside sources to assist with establishing fair value. As part of our process of reviewing the reasonableness of data obtained from outside sources, we review, in consultation with our investment portfolio manager, pricing changes that differ from those expected in relation to overall market conditions.

The following table presents our debt securities available for sale, classified by valuation hierarchy, as of December 31, 2008:

	Fair Value Measurement, Using
	Quoted
	Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Securities	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(In thousands)

Debt securities	$3,968	$50,405	$—	$54,373
Equity securities	222	—	—	222

	$4,190	$50,405	$—	$54,595

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Net Investment Income

The details of net investment income are as follows:

	2008	2007	2006
	(In thousands)

Debt securities	$2,377	$2,088	$764
Equity securities	8	8	15
Cash, cash equivalents, short-term and other investment income	117	412	1,264
Rent income	4	10	10

Gross investment income	2,506	2,518	2,053
Investment expenses, primarily interest credited to reinsurance funds withheld balances	(478)	(1,192)	(732)

Net investment income	$2,028	$1,326	$1,321

Realized Gains and Losses on Investments and Other-Than-Temporary Impairments

Gross realized gains and losses on the sale of debt securities were approximately $199,000 and $6,000, respectively, for the year ended December 31, 2008. Proceeds from the sale, maturity or repayment of debt securities were approximately $19.1 million. There were no sales of equity securities for the year ended December 31, 2008. The Company recognized a realized loss of approximately $355,000 for the year ended December 31, 2008 in connection with the other-than-temporary impairment of certain bonds issued by Lehman Brothers Holdings, Inc., which filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in September 2008. In addition, the Company recognized a realized loss of approximately $875,000 for the year ended December 31, 2008 in connection with the other-than-temporary impairment of certain equity securities.

Gross realized gains and losses on the sale of debt securities were approximately $3,000 and $0 for the year ended December 31, 2007. Proceeds from the sale, maturity or repayment of debt securities were approximately $20.8 million. Gross realized gains and losses on the sale of equity securities were approximately $0 and $8,000, respectively, for the year ended December 31, 2007. Proceeds from the sale of equity securities were approximately $280,000. There were no other-than-temporary impairment charges for the year ended December 31, 2007.

The Company had no gross realized gains or losses on the sale of debt securities for the year ended December 31, 2006. Proceeds from the sale, maturity or repayment of debt securities were $6.9 million. Gross realized gains and losses on the sale of equity securities were approximately $587,000 and $194,000, respectively, for the year ended December 31, 2006. Proceeds from the sales of equity securities were approximately $1.8 million. In addition, the Company recognized a realized loss of approximately $1.7 million for the year ended December 31, 2006 in connection with the other-than-temporary impairment of the balance of its investment in Foundation Insurance Company, a limited purpose captive insurance subsidiary of Tarheel that reinsured workers’ compensation program business.

At December 31, 2008, cash and invested assets with a fair value of $5.2 million were on deposit with state departments of insurance to satisfy regulatory requirements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

3.	Deferred Policy Acquisition Costs and Deferred Ceding Commissions

Policy acquisition costs that the Company has capitalized, net of ceding commissions that the Company has deferred, together with the net amounts amortized over the effective period of the related policies, are as follows:

	2008	2007	2006
	(In thousands)

Net deferred policy acquisition costs, January 1	$1,477	$774	$1,410
Amounts capitalized:
Direct and assumed	27,039	19,852	14,582
Ceded	(20,692)	(18,492)	(15,253)

Net amounts capitalized	6,347	1,360	(671)

Net amounts amortized	(7,907)	(657)	35

Net deferred policy acquisition costs (net deferred ceding commissions), December 31	$(83)	$1,477	$774

4.	Fixed Assets

Fixed assets as of December 31, 2008 and 2007 are summarized as follows:

	2008	2007
	(In thousands)

Software	$2,061	$1,857
Furniture, equipment and leasehold improvements	589	706

	2,650	2,563
Accumulated depreciation and amortization	(1,917)	(1,398)

Fixed assets, net of accumulated depreciation and amortization	$733	$1,165

The Company recorded fixed asset depreciation and amortization expense of $519,000, $884,000 and $364,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

5.	Reinsurance

To reduce the Company’s exposure to losses from events that cause unfavorable underwriting results, the Company reinsures certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers under quota share and excess of loss agreements. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies.

Quota Share Reinsurance

With respect to traditional business, effective July 1, 2007 the Company entered into a quota share agreement pursuant to which it cedes 50.0% of premiums, losses and certain loss adjustment expenses , excluding business written in South Carolina, Georgia, and Indiana. This quota share agreement covers all losses less than $500,000. The quota share agreement was renewed effective July 1, 2008 under substantially similar terms, except that the renewal period for one of the participating quota share reinsurers, to whom the Company ceded 37.5%, expires on January 1, 2009.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

In addition, with respect to traditional business, the Company entered into a quota share agreement pursuant to which it ceded approximately $12.9 million of gross unearned premium reserves as of December 31, 2008.

With respect to alternative market business involving a segregated portfolio captive risk sharing mechanism, the Company generally cedes 90% of premiums and losses and loss adjustment expenses to the segregated portfolios captive reinsurer.

Excess of Loss Reinsurance

Pursuant to separate excess of loss reinsurance agreements for the Company’s traditional and alternative market business, Guarantee Insurance cedes 100% of losses up to $4.0 million in excess of $1.0 million per occurrence. Pursuant to excess of loss reinsurance agreements covering both traditional and alternative market business, Guarantee Insurance cedes 100% of losses up to $15 million in excess of $5 million per occurrence.

Effects of Reinsurance

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. Charges for uncollectible reinsurance are included in other income or expenses in the consolidated statements of income. The Company maintained an allowance for uncollectible reinsurance recoverable balances of $300,000 at December 31, 2008 and 2007. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

The effects of reinsurance on premiums written and earned are as follows:

	2008		2007		2006
	Written	Earned	Written	Earned	Written	Earned
	(In thousands)

Direct and assumed premiums	$117,563	$100,070	$85,810	$73,714	$62,372	$60,672
Ceded premiums	71,725	50,850	54,849	49,101	42,986	39,619

Net premiums	$45,838	$49,220	$30,961	$24,613	$19,386	$21,053

The amount of recoveries pertaining to reinsurance contracts that were deducted from losses incurred for the years ended December 31, 2008, 2007 and 2006 was approximately $18.8 million, $17.5 million and $26.1 million, respectively.

Reinsurance Contract Commutations

During the year ended December 31, 2008, the Company commuted six quota share reinsurance contracts with segregated portfolio captives, resulting in an aggregate gain of approximately $1.4 million, which is reflected in the accompanying consolidated statement of income for the year ended December 31, 2008. In connection with such commutations, ceded written and earned premiums and ceded unearned premium reserves, net of ceding commissions, were reduced by approximately $4.8 million, ceded losses and loss adjustment expenses and ceded reserves for losses and loss adjustment expenses were reduced by approximately $5.0 million and reinsurance funds withheld were reduced by approximately $1.2 million.

6.	Premiums Receivable

In October 2008, the Company cancelled its policy with its then largest policyholder, Progressive Employer Services (PES), for non-payment of premium and duplicate coverage. PES is a company controlled

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

by Steve Herrig, an individual who, as of December 31, 2008, beneficially owned shares of the Company through Westwind Holding Company, LLC, a company controlled and operated by Mr. Herrig. Westwind’s stock ownership represented approximately 15.8% of the Company’s outstanding common stock. Most of PES’ employees are located in Florida, where workers compensation insurance premium rates are established by the state. Premiums receivable from PES totaled approximately $8.3 million, as of December 31, 2008. This amount is comprised of approximately $1.1 million for billed but unpaid premium audits for the 2006 policy year, approximately $2.0 million for a billed but unpaid experience rate modification as determined by the National Council on Compensation Insurance, approximately $300,000 for billed but unpaid premium installments for the 2008 policy year and approximately $4.9 million of estimated but unbilled premium audits for the 2007 and 2008 policy years. The Company has filed a lawsuit against PES to collect these amounts due and owing.

Management believes these amounts are collectible based upon the following factors: (i) billed amounts due from PES are based on statutorily mandated experience rate modifications promulgated by the National Council on Compensation Insurance and actual premium audit findings; (ii) estimated unbilled amounts due from PES have been accrued in a manner consistent with industry practice; (iii) Florida statutes impose significant fines on employers and employer organizations for inappropriate reporting of payroll information or failing to provide reasonable access to payroll records for payroll verification audits; (iv) the Company has the right to access certain collateral pledged by Westwind as security for premium and other amounts owed by PES and Westwind, including funds held by Guarantee Insurance under reinsurance treaties, which totaled approximately $3.3 million as of December 31, 2008 and (v) the Company believes PES has sufficient financial resources to repay its unsecured obligations.

7.	Federal Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return. In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and financial reporting for uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition, measurement and presentation of uncertain tax positions taken or expected to be taken in an income tax return. The Company adopted the provisions of FIN 48 effective January 1, 2007. Reserves for uncertain tax positions as of December 31, 2008 and 2007 associated with FIN 48 were approximately $421,000 and $711,000, respectively. The Company had no accrued interest or penalties related to uncertain tax positions as of December 31, 2008 or 2007.

The provision for income taxes consists of the following:

	2008	2007	2006
	(In thousands)

Current income tax expense	$675	$899	$1,419
Deferred income tax expense (benefit):
Tax benefit on temporary differences	(1,318)	(130)	(387)
Increase (decrease) in valuation allowance	—	(1,201)	457

Deferred income tax expense (benefit)	(1,318)	(1,331)	70

Income tax expense (benefit)	$(643)	$(432)	$1,489

The Company maintains a valuation allowance for any portion of deferred tax assets which management believes it is more likely than not that the Company will be unable to utilize to offset future taxes. At December 31, 2006 and 2007, the Company provided a full valuation allowance on the deferred tax asset attributable to net operating loss carryforwards generated by Tarheel. On April 1, 2007, when the Company’s

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

majority stockholder contributed all the outstanding capital stock of Tarheel to Patriot Risk Management, Inc., management determined that its operating performance, coupled with its expectations to generate future taxable income, indicated that it was more likely than not that the Company will be able to utilize this asset to offset future taxes and, accordingly, the Company recognized the reversal of this valuation allowance. The utilization of net operating loss carryforwards generated by Tarheel is subject to annual limitations. Management believes that all or a substantial portion of these net operating loss carryforwards will be utilized in 2009. However, because these net operating loss carryforwards originated as a result of a business combination between two entities under common control, management believes that the balance, if any, upon the consummation of the Company’s planned initial public offering as discussed in Note 1 will be subject to additional limitations and, accordingly, may not be available for utilization.

The Company’s actual income tax rates, expressed as a percent of net income before income tax expense, vary from statutory federal income tax rates due to the following:

	2008		2007		2006
	Amount	Rate	Amount	Rate	Amount	Rate
	(Amounts in thousands)

Income (loss) before income tax expense	$(767)		$1,947		$3,099
Income tax expense (benefit) at statutory rate	$(261)	34.0%	$662	34.0%	1,054	34.0%
Tax effect of:
Tax exempt investment income	(238)	31.0	(85)	(4.3)	—	—
Other items, net	101	(13.2)	127	6.5	(22)	(0.7)
Change in reserve for uncertain tax positions	(290)	37.9	711	36.5	—	—
True up related to prior years	45	(5.9)	65	3.3	—	—

	(643)	83.8	1,480	76.0	1,032	33.3
Increase (decrease) in valuation allowance	—	—	(1,912)	(98.2)	457	14.7

Actual income tax expense (benefit)	$(643)	83.8%	$(432)	(22.2)%	$1,489	48.0%

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	2008	2007
	(In thousands)

Deferred Tax Assets
Loss reserve adjustments	$1,847	$1,174
Unearned premium adjustments	740	965
Net operating loss carryforward	529	1,318
Unrealized capital losses	—	64
Other than temporary impairment on investments	852	431
Stock option compensation	143	111
Bad debt allowance	323	340
Deferred equity offering costs written off	1,185	—
Other	63	125

Total deferred tax assets	5,682	4,528

Deferred Tax Liabilities
Deferred acquisition costs	1,113	1,110
Purchase price adjustment	293	293
Unrealized capital gains	309	—
Other	—	103

Total deferred tax liabilities	1,715	1,506

Net deferred tax assets	$3,967	$3,022

At December 31, 2008, the Company had $1.5 million of net operating loss carryforwards, which expire as follows: approximately $100,000 in 2024, $400,000 in 2025 and $1.0 million in 2026.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

8.	Losses and Loss Adjustment Expenses

The following table provides a reconciliation of the Company’s aggregate beginning and ending reserves for losses and loss adjustment expenses, net of reinsurance recoverables:

	2008	2007	2006
	(In thousands)

Balances, January 1	$69,881	$65,953	$39,084
Less reinsurance recoverable	(43,317)	(41,103)	(21,699)

Net balances, January 1	26,564	24,850	17,385

Incurred related to
Current years	27,422	18,642	15,328
Prior years	1,294	(3,460)	2,511

Total incurred	28,716	15,182	17,839

Paid related to
Current years	6,171	4,668	3,290
Prior years	12,051	8,800	7,084

Total paid	18,222	13,468	10,374

Net balances, December 31	37,058	26,564	24,850
Plus reinsurance recoverable	37,492	43,317	41,103

Balances, December 31	$74,550	$69,881	$65,953

There were no significant changes in the key assumptions utilized in the analysis and calculations of the Company’s reserves during the years ended December 31, 2008, 2007 or 2006.

As a result of unfavorable development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $1.3 million for the year ended December 31, 2008, reflecting approximately $600,000 of unfavorable development in 2008 on workers’ compensation reserves for prior accident years and $700,000 of unfavorable development in 2008 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below.

As a result of favorable development on prior accident year reserves, incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. The $3.5 million of favorable development reflects approximately $2.2 million of favorable development in 2007 on workers’ compensation reserves for prior accident years and $1.3 million of favorable development in 2007 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below.

As a result of adverse development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $2.5 million for the year ended December 31, 2006. The $2.5 million of adverse development in 2006 reflects approximately $2.0 million of adverse development in 2006 on workers’ compensation reserves for prior accident years. Of the $2.0 million, approximately $1.3 million was subsequently reduced in 2007 and included in the $3.5 million of total favorable development in 2007 as discussed above. The $2.5 million of adverse development in 2006 also reflects approximately $516,000 of adverse development in 2006 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below. The $516,000, together with an additional amount totaling approximately $1.7 million, was subsequently reduced in 2007 and included in the $3.5 million of total favorable development in 2007 as discussed above.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The Company has exposure to these legacy claims incurred prior to 1984 arising from the sale of general liability insurance and participation in reinsurance pools administered by certain underwriting management organizations. As industry experience in dealing with these exposures has accumulated, various industry-related parties have evaluated newly emerging methods for estimating asbestos-related and environmental pollution liabilities, and these methods have attained growing credibility. In addition, outside actuarial firms and others have developed databases to supplement the information that can be derived from a company’s claim files. The Company estimates the full impact of these legacy claims by establishing full cost basis reserves for all known losses and computing incurred but not reported losses based on previous experience and available industry data. These liabilities are subject to greater than normal variation and uncertainty, and an indeterminable amount of additional liability may develop over time.

The following table provides a reconciliation between the beginning and ending reserves for losses and loss adjustment expenses, net of reinsurance recoverables, for legacy asbestos and environmental exposures which are included in the reconciliation of the Company’s aggregate beginning and ending reserves for losses and loss adjustment expenses above:

	2008	2007	2006
	(In thousands)

Balances, January 1	$6,789	$6,999	$7,302
Less reinsurance recoverable	(3,758)	(3,402)	(3,780)

Net balances, January 1	3,031	3,597	3,522
Incurred related to claims in prior years	285	(169)	363
Paid related to prior years	(323)	(397)	(288)

Net balances, December 31	2,993	3,031	3,597
Plus reinsurance recoverable	3,785	3,758	3,402

Balances, December 31	$6,778	$6,789	$6,999

The following table provides a reconciliation between the beginning and ending reserves for losses and loss adjustment expenses, net of reinsurance recoverables, for legacy commercial general liability exposures which are included in the reconciliation of the Company’s aggregate beginning and ending reserves for losses and loss adjustment expenses above:

	2008	2007	2006
	(In thousands)

Balances, January 1	$3,742	$6,050	$6,006
Less reinsurance recoverable	(1,996)	(2,974)	(2,949)

Net balances, January 1	1,746	3,076	3,057
Incurred related to claims in prior years	424	(1,154)	153
Paid related to prior years	(640)	(176)	(134)

Net balances, December 31	1,530	1,746	3,076
Plus reinsurance recoverable	2,076	1,996	2,974

Balances, December 31	$3,606	$3,742	$6,050

9.	Notes Payable

The Company had a note payable to the former owner of Guarantee Insurance, with a principal balance of $8.8 million as of March 30, 2006. On that date, the Company entered into a settlement and termination agreement with the former owner of Guarantee Insurance that allowed for the early extinguishment of the

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

$8.8 million note payable for $2.2 million in cash and release of the indemnification agreement previously entered into by the parties. Accordingly, the Company recognized a gain on the early extinguishment of debt of $6.6 million in 2006.

Effective March 30, 2006, the Company entered into a loan agreement for $8.7 million with an interest rate of prime plus 4.5% (effectively 7.75% at December 31, 2008). The proceeds of the loan, net of loan and guaranty fees, totaled approximately $7.2 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance, pay the $2.2 million early extinguishment of debt noted above, loan $750,000 to Tarheel which was invested in Foundation to enable it to settle certain obligations, redeem common stock for approximately $1.0 million and for general corporate purposes. In September 2007, the Company borrowed an additional $5.7 million from the same lender under the same interest rate terms as the loan taken in 2006. The proceeds of the additional borrowing, net of loan and guaranty fees, totaled approximately $4.9 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance and to pay federal income taxes of approximately $1.9 million on the 2006 gain on early extinguishment of debt. The principal balance and accrued interest associated with this loan at December 31, 2008 were approximately $12.4 million and $43,000, respectively. Principal and interest payments, which are made monthly, were approximately $185,000 at December 31, 2008. Due to the variable rate, the principal and interest payment may change. The loan is secured by a first lien on all of the assets of Patriot Risk Management, Inc., PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Suncoast Capital, Inc. and Patriot Risk Management of Florida, Inc. Additionally, the loan is guaranteed by the Company’s Chairman, President, Chief Executive Officer and the beneficial owner of a majority of the Company’s outstanding shares. The loan has financial covenants requiring that the Company maintain consolidated GAAP stockholders’ equity of at least $5.5 million and that Guarantee Insurance maintain GAAP equity of at least $14.5 million. The Company was in compliance with these covenants at December 31, 2008.

Effective June 26, 2008, the Company entered into a loan agreement for $1.5 million from its Chairman, President, Chief Executive Officer and the beneficial owner of a majority of the Company’s outstanding shares with an interest rate of prime plus 3% (6.25% at December 31, 2008). The proceeds of the loan, net of loan fees, totaled approximately $1.3 million and were used to provide additional surplus to Guarantee Insurance. The principal balance and accrued interest associated with this loan at December 31, 2008 were approximately $1.5 million and $27,000, respectively. Interest payments on the loan, which were payable monthly, were approximately $8,000 at December 31, 2008. Due to the variable rate, the interest payment may change. The principal balance of the loan was originally due on December 26, 2008, but has been extended by amendment to June 27, 2009. Pursuant to the due date extension, the Company began making $25,000 monthly principal payments on the loan beginning in January 2009.

Effective December 31, 2008, the Company entered into a loan agreement for approximately $5.5 million with an interest rate of prime plus 4.5% (effectively 7.75% at December 31, 2008). The proceeds of the loan, net of loan fees, totaled approximately $5.0 million and were used to provide $2.1 million of additional surplus to Guarantee Insurance and settle an intercompany payable to Guarantee Insurance of $2.9 million. The principal balance and accrued interest associated with this loan at December 31, 2008 were approximately $5.4 million and $0, respectively. Principal and interest payments will be made monthly beginning in January 2009 and are approximately $81,000 at December 31, 2008. Due to the variable rate, the principal and interest payment may change. The loan is secured by a first lien on all of the assets of Patriot Risk Management, Inc., PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Suncoast Capital, Inc. and Patriot Risk Management of Florida, Inc. Additionally, the loan is guaranteed by the Company’s Chairman, President, Chief Executive Officer and the beneficial owner of a majority of the Company’s outstanding shares. The loan has financial covenants requiring that the Company maintain consolidated GAAP stockholders’ equity of at least $5.5 million and that Guarantee Insurance maintain GAAP equity of at least $14.5 million. The Company was in compliance with these covenants at December 31, 2008.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Notes payable and subordinated debentures, including accrued interest, at December 31, 2008 were as follows:

				Interest	Principal
				Rate at	and
Year of		Years	Interest Rate	December 31,	Accrued
Issuance	Description	Due	Terms	2008	Interest
					(In thousands)

2006/7	Notes payable to Brooke Capital Corp.	2009-2016	Prime rate plus 4.5%	7.75%	$12,465
2008	Note payable to Steven Mariano	2009	Prime rate plus 3.0%	6.25	1,527
2008	Note payable to Ullico Inc.	2009-2016	Prime rate plus 4.5%	7.75	5,450
2004	Surplus notes payable	2009	3.0%	3.00	1,341

	Total notes payable				20,783
2005	Subordinated debentures	2009	3.0%	3.00	1,809

					$22,592

As of December 31, 2008, the Company’s obligation for future payments on notes payable, based on the rates in effect at December 31, 2008, are as follows:

			Guaranty
	Principal	Interest	Fees	Total
	(In thousands)

2009	$3,408	$1,343	$715	$5,466
2010	2,042	1,166	639	3,847
2011	2,206	1,002	557	3,765
2012	2,380	827	469	3,676
2013	2,574	633	373	3,580
Thereafter	6,762	644	468	7,874

	$19,372	$5,615	$3,221	$28,208

The Company has outstanding surplus notes with aggregate principal and accrued interest of approximately $1.2 million and $154,000, respectively, at December 31, 2008 and approximately $1.3 million and $115,000, respectively, at December 31, 2007. The notes call for the Company to pay, on or before sixty months from the issue date, the principal amount of the notes and interest quarterly at the rate of 3%, compounded annually. Any payments of principal and interest are subject to the written authorization of the Florida Office of Insurance Regulations (Florida OIR). Certain surplus notes and accrued interest thereon, totaling approximately $66,000, were forgiven in 2008 in connection with the commutation of reinsurance. The principal balance of the surplus notes and accrued interest thereon are due in 2009. Repayment is subject to Florida OIR authorization.

10.	Subordinated Debentures

During 2005, the Company issued subordinated debentures totaling $2.0 million. The debentures have a 3-year term and bear interest at the rate of 3% compounded annually. The debentures are subject to renewal on the same terms and conditions at the end of the term. Certain subordinated debentures and accrued interest thereon, totaling approximately $165,000, were forgiven in 2008 in connection with the commutation of reinsurance. The principal balance and accrued interest on these debentures was approximately $1.6 million and $175,000, respectively, at December 31, 2008 and approximately $1.8 million and $139,000, respectively, at December 31, 2007.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

11.	Common and Preferred Stock

The Company’s authorized stock consists of 40,000,000 shares of common stock, par value $0.001 per share, 4,000,000 shares of Series B common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share. During 2008, the Company converted its Series A common stock to common stock on a one-for-one basis, with no change in the terms. Common stock shares have the right to one vote per share and Series B common stock shares have the right to four votes per share.

During 2008, the Company designated 1,200 shares of its authorized but unissued preferred stock, par value $.001 per share, as Series A convertible preferred stock and issued 1,000 shares of Series A convertible preferred stock at a stated value of $1,000 per share, resulting in cash proceeds of $1.0 million. The holders of shares of Series A convertible preferred stock are entitled to receive cumulative cash dividends at a rate of 4.5% above the prime rate per share per annum. Shares of Series A convertible preferred stock shall automatically convert into shares of common stock upon the completion of an offering of the Company’s common stock to third-party investors with aggregate proceeds of at least $20 million at a price of no less than $10.22 per share. All terms associated with the Series A convertible preferred stock, including its per share value, dividend rate and conversion parameters, were determined by the Company’s board of directors. Shares of Series A convertible preferred stock do not have any voting powers.

As of December 31, 2008, the Company had 1,042,589 shares of common stock, 1,486,000 shares of Series B common stock and 1,000 shares of Series A convertible preferred stock issued and outstanding. As of December 31, 2007, the Company had 1,042,589 shares of Series A common stock, 1,486,000 shares of Series B common stock and no shares of preferred stock issued and outstanding.

The Company issues common and preferred stock, grants unrestricted common stock and redeems common stock based on the estimated fair values per share, which have ranged from $4.31 to $5.62. Fair values per share are established by the board of directors based on an evaluation of the Company’s financial condition and results of operations.

12.	Share-Based Compensation Plan

In 2006, the Company approved a share-based compensation plan. The plan authorized the award of up to 650,125 shares of Series A common stock.

In 2005, the Company approved a share-based compensation plan. The plan authorized the award of up to 650,125 shares of Series A common stock. On February 11, 2005, the Company granted stock options to members of the board of directors to purchase 139,313 shares on or before February 11, 2015. These options, which have an exercise price of $4.32 per share, vested ratably over two years from the grant date, and would otherwise fully vest in the event of a change in control. All of these options remain outstanding at December 31, 2008.

On December 30, 2005, the Company granted stock options to members of executive management to purchase 106,806 shares on or before December 30, 2015. These options, which have an exercise price of $4.32 per share, vest ratably over three years from the grant date, and otherwise fully vest in the event of a change in control.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123R requires the compensation cost relating to stock options granted or modified after December 31, 2005 to be recognized in financial statements using the fair value of the equity instruments issued on the grant date of such instruments, and will be recognized as compensation expense over the period during which an individual is required to provide service in exchange for the award (typically the vesting period). The Company adopted SFAS No. 123R effective January 1, 2007, and the impact of the adoption was not significant to the Company’s financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The fair value of each stock option grant is established on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2007 and 2006. There were no stock options granted in 2008. The expected volatility is 32% for options granted in 2007 and 2006, based on historical volatility of similar entities that are publicly traded. The estimated term of the options, all of which expire ten years after the grant date, is six years based on expected behavior of the group of option holders. The assumed risk-free interest rate is 4-5% for options granted in 2007 and 2006, based on yields on five to seven year U.S. Treasury Bills, which term approximates the estimated term of the options. The expected forfeiture rate is 18% on options granted in 2007 and 11% on options granted in 2006. There was no expected dividend yield for the options granted in 2007 or 2006.

The following table summarizes stock options granted, exercised and canceled.

		Weighted
		Average
	Number of	Exercise
	Options	Price
	(In thousands)

Options Outstanding, January 1, 2006	261	$3.51
Options granted	127	4.55
Options exercised	—	—
Options canceled	(97)	2.84

Options Outstanding, December 31, 2006	291	4.19
Options granted	101	4.55
Options exercised	—	—
Options canceled	(88)	4.55

Options Outstanding, December 31, 2007	304	4.19
Options granted	—	—
Options exercised	—	—
Options canceled	(18)	4.55

Options Outstanding, December 31, 2008	286	$4.18

Options Exercisable, December 31, 2008	220	$4.07

The total intrinsic value of options exercisable at December 31, 2008 was approximately $106,000.

The weighted-average grant-date fair value of options granted during 2007 and 2006 was $1.86 and $1.85, respectively. No options were granted in 2008. No options were exercised during the year ended December 31, 2008, 2007 or 2006. The range of exercise prices for options outstanding at December 31, 2008 was $2.84 to $4.55.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

A summary of the status of the Company’s unvested options is as follows:

		Weighted
		Average
	Number of	Grant Date
	Options	Fair Value
	(In thousands)

Unvested options, January 1, 2006	261	$1.38
Options granted	127	1.86
Options vested	(67)	1.49
Options canceled or forfeited	(97)	1.10

Unvested options, December 31, 2006	224	1.74
Options granted	102	1.86
Options vested	(83)	1.58
Options canceled or forfeited	(70)	1.84

Unvested options, December 31, 2007	173	1.85
Options granted	—	—
Options vested	(97)	1.85
Options canceled or forfeited	(7)	1.88

Unvested options, December 31, 2008	69	$1.85

As of December 31, 2008, there was approximately $82,000 of total unrecognized compensation cost related to unvested stock-based compensation awards granted under the plan. That cost is expected to be recognized over a weighted average period of 1.1 years.

The plan also authorizes the board, in its sole discretion, to grant stock awards to members of the board of directors. During 2006, 110,113 shares of stock awards were granted to members of the board of directors with a value of $4.55 per share and a total value of approximately $502,000. During 2007, 93,375 of stock awards were granted to members of the board of directors with a per-share value of $4.55 and a total value of approximately $425,000. There were no stock awards granted in 2008.

13.	Capital, Surplus and Dividend Restrictions

At the time the Company acquired Guarantee Insurance, it had a large statutory accumulated deficit. At December 31, 2008, the statutory accumulated deficit was approximately $94.3 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Moreover, pursuant to a consent order issued by Florida OIR on December 29, 2007 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida, the Company is prohibited from paying dividends, without Florida OIR approval, until December 29, 2009. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without the prior approval of the Florida OIR. No dividends were paid in 2008, 2007 or 2006.

The Company is required to periodically submit financial statements prepared in accordance with prescribed or permitted statutory accounting practices (SAP) to the Florida OIR. Prescribed SAP includes state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted SAP encompasses all accounting practices that are not prescribed; such practices may differ from company to company and may not necessarily be permitted in subsequent reporting periods. The Company has no permitted accounting practices. SAP varies from GAAP.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Guarantee Insurance Company reported a SAP net income (losses) of approximately $521,000, ($802,000) and $457,000 for the years ended December 31, 2008, 2007 and 2006, respectively. SAP surplus as regards policyholders was $17.8 million and $14.4 million at December 31, 2008 and 2007, respectively. Pursuant to the Florida OIR December 29, 2007 consent order, Guarantee Insurance is required to maintain a minimum capital and surplus of $9.0 million or 10% of its total liabilities excluding taxes, expenses and other obligations due or accrued. At December 31, 2008 and 2007, 10% of Guarantee Insurance’s total liabilities excluding taxes, expenses and other obligations due or accrued were approximately $10.2 million and $8.8 million, respectively.

The Company’s business is regulated at federal, state and local levels. The laws and rules governing the Company’s business are subject to broad interpretations and frequent change. Regulators have significant discretion as to how these laws and rules are administered. Workers’ compensation insurance is subject to significant regulation. Changes to existing laws and the introduction of future laws may change the Company’s concentration of premiums as well as liabilities associated with claims, administrative expenses, taxes, benefit interpretations and other actions.

The Company strives to conduct its operations in accordance with standards, rules and guidelines established by the NAIC. These standards, rules and guidelines are interpreted by the insurance department of each state against the background of state-specific legislation.

Insurance companies are subject to certain Risk-Based Capital (RBC) requirements as specified by the Florida insurance laws. Under RBC requirements, the amount of capital and surplus maintained by a property/casualty insurance company is determined based on the various risk factors related to it. At December 31, 2008 the Company’s adjusted statutory capital and surplus was 236% of authorized control level risk based capital.

The Company is subject to various regulatory examinations, investigations, audits and reviews that are required by statute. Such actions can result in assessment of damages, civil or criminal fines or penalties or other sanctions, including restrictions or changes in the way the Company conducts business. The Company records liabilities to estimate the costs resulting from these matters.

14.	Other Contingencies and Commitments

The Company provided letters of credit for approximately $846,000 as of December 31, 2008 in connection with certain business assumed. The Company pledged assets of approximately $956,000 as collateral for these letters of credit as of December 31, 2008.

The Company entered into employment agreements with four executive officers. The agreements have an initial three-year term, at which time the agreements will automatically renew for successive one year terms, unless the executive officers or the Company provide 90 days written notice of non-renewal. The agreements terminate in the event of death, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreements may also be terminated upon a change of control of Patriot (as defined in the agreements) or by the Company without cause; provided however, that in such event, the executive officers are entitled to cash severance amounts ranging from one to three years of annual salary as of the date of termination. The Company’s contingent obligation for severance payments pursuant to these provisions totals approximately $2.5 million.

In the normal course of business, the Company may be party to various legal actions. The Company does not believe that these actions will result in any material effect on the Company’s financial position or results of operations. The Company is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by the Company in estimating the losses and loss adjustment expense reserves. Management believes that the resolution of those actions will not have a material effect on the Company’s financial position or results of operations.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

As of December 31, 2008, the Company’s commitment for future rent payments is as follows:

(In thousands)

2009	$1,139
2010	875
2011	—
2012	—
2013	—

$2,014

Rental expense was $1.0 million, $840,000 and $591,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

15.	Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk

The Company is exposed to credit-related losses in the event that a bond issuer defaults on its obligation. The Company mitigates its exposure to these credit-related losses by maintaining bonds with high credit ratings.

Reinsurance does not discharge the Company’s obligations under its insurance policies. The Company remains liable to its policyholders even if it is unable to make recoveries that it believes it is entitled to receive under reinsurance contracts. As a result, the Company is subject to credit risk with respect to its reinsurers. As of December 31, 2008, the Company had approximately $42.1 million of gross exposures to reinsurers for reinsurance recoverables on paid and unpaid losses and loss adjustment expenses. The Company has reinsurance agreements with both authorized and unauthorized reinsurers. Authorized reinsurers are licensed or otherwise authorized to conduct business in the state of Florida (Guarantee Insurance’s state of domicile). Under statutory accounting principles, Guarantee Insurance receives credit on its statutory financial statements for all paid and unpaid losses ceded to authorized reinsurers. Unauthorized reinsurers are not licensed or otherwise authorized to conduct business in the state of Florida. Under statutory accounting principles, Guarantee Insurance receives credit for paid and unpaid losses ceded to unauthorized reinsurers to the extent these liabilities are secured by funds held, letters of credit or other forms of acceptable collateral. As of December 31, 2008, the Company had approximately $26.1 million of net unsecured reinsurance exposures consisting of $23.5 million from authorized reinsurers and $2.6 million from unauthorized reinsurers. The Company reviews the financial strength of all of its authorized and unauthorized reinsurers, monitors the aging of reinsurance recoverables on paid losses and assesses the adequacy of collateral underlying reinsurance recoverable balances on a regular basis. At December 31, 2008, the Company maintained an allowance for doubtful accounts on reinsurance recoverable balances of $300,000.

16.	Retirement Plan

The Company has a defined contribution plan. Employees are allowed to contribute up to a maximum of 15% of their salary. Discretionary employer matching contributions may be contributed at the option of the Company’s Board of Directors. Contributions are subject to certain limitations. No Company contributions were made to the defined contribution plan during the years ended December 31, 2008, 2007 or 2006.

17.	Segment Reporting

The Company operates two business segments — insurance services and insurance. Intersegment revenue is eliminated upon consolidation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

In the insurance services segment, the Company principally provides nurse case management and cost containment services, currently to Guarantee Insurance, the segregated portfolio captives and its quota share reinsurer. The fees earned in the insurance services segment from Guarantee Insurance, attributable to the portion of the insurance risk it retains, are eliminated upon consolidation.

In the insurance segment, the Company provides workers’ compensation policies to businesses. These products include alternative market workers’ compensation insurance solutions — principally, segregated portfolio cell captive insurance arrangements and high deductible and retrospectively rated plans — and traditional guaranteed cost workers’ compensation plans.

Certain other operating expenses incurred by Patriot Risk Management, Inc. are allocated to the insurance services and insurance segments based on management’s estimate of the applicability of these expenses to the segments’ operating results. It would be impracticable for the Company to determine the allocation of assets between the two segments.

Business segment results are as follows:

	2008	2007	2006
	(In thousands)

Revenues
Insurance services segment — insurance services income	$12,308	$11,325	$10,208
Insurance segment:
Premiums earned	49,220	24,613	21,053
Net investment income	2,028	1,326	1,321
Net realized gains (losses) on investments	(1,037)	(5)	393

Insurance segment revenues	50,211	25,934	22,767
Intersegment revenues	(6,651)	(4,298)	(3,033)
Non-allocated items	—	—	(1,739)

Consolidated revenues	$55,868	$32,961	$28,203

Pre-tax net income (loss)
Insurance services segment	$4,452	$4,201	$3,764
Insurance segment	2,773	431	(1,939)
Non-allocated items	(7,992)	(2,685)	1,274

Consolidated pre-tax net income (loss)	$(767)	$1,947	$3,099

Net income (loss)
Insurance services segment	$2,939	$4,682	$2,020
Insurance segment	2,278	(520)	(1,250)
Non-allocated items	(5,341)	(1,783)	840

Consolidated net income (loss)	$(124)	$2,379	$1,610

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Items not allocated to segments’ pre-tax net income include the following:

	2008	2007	2006
	(In thousands)

Holding company expenses	$(3,068)	$(1,395)	$(3,260)
Interest expense	(1,438)	(1,290)	(1,109)
Loss from write-off of deferred equity offering costs	(3,486)	—	—
Gain on early extinguishment of debt	—	—	6,586
Other income — forgiveness of interest due on extinguished debt	—	—	796
Other than temporary impairment of Tarheel investment in Foundation	—	—	(1,739)

Total unallocated items before income tax expense (benefit)	(7,992)	(2,685)	1,274
Income tax expense (benefit) on unallocated items	(2,651)	(905)	434

Total unallocated items	$(5,341)	$(1,783)	$840

18.	Related Party Transactions

The Company’s Chairman, President and Chief Executive Officer provided a personal guaranty in connection with the notes payable described in Note 9. The Company pays the Chairman, President and Chief Executive Officer a guaranty fee equal to 4% of the outstanding balance on the loan each year for providing this service. The fee was set by the independent members of Patriot Risk Management, Inc.’s board of directors on terms that they believe are comparable to those that could be obtained from unaffiliated third parties. In 2008 and 2007, the Company paid its Chairman, President and Chief Executive Officer approximately $601,000 and $444,000, respectively, in guaranty fees.

19.	Business Combination

On April 1, 2007 the Company’s majority stockholder contributed all of the outstanding capital stock of Tarheel to Patriot Risk Management, Inc. with the result that Tarheel and its subsidiary, TIMCO, became wholly-owned indirect subsidiaries of Patriot Risk Management, Inc. The Company subsequently changed the name of Tarheel to Patriot Risk Management of Florida, Inc. and changed the name of TIMCO to Patriot Insurance Management Company, Inc. As the companies were under common control, the contribution of Tarheel to PRS Group, Inc. was accounted for similar to a pooling of interests pursuant to the Financial Accounting Standards Board Statement of Financial Standards No. 141 — Business Combinations. Consequently, the accompanying consolidated financial statements have been retroactively restated, as if the combining companies had been consolidated for all periods. Foundation, a limited purpose captive insurance subsidiary of Tarheel, reinsured workers’ compensation program business. Foundation was declared insolvent and management control of Foundation was assumed by the South Carolina Department of Insurance in 2004. Accordingly, the retroactively- restated consolidated financial statements do not include the accounts of Foundation. On March 24, 2006, Foundation was placed into receivership and was ultimately dissolved. The revenues and pre-tax net income (loss) attributable to Tarheel that are included in the accompanying consolidated financial statements are as follows:

	2008	2007	2005
	(In thousands)

Revenues	$—	$—	$283
Pre-tax net loss	—	(343)	(326)

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	(Unaudited)
	(In thousands)

ASSETS
Investments
Debt securities, available for sale, at fair value	$46,134	$54,373
Equity securities, available for sale, at fair value	—	222
Short-term investments	671	244
Real estate	246	250

Total investments	47,051	55,089
Cash and cash equivalents	7,452	8,333
Insurance services income receivable	3,892	—
Premiums receivable, net	83,040	58,826
Deferred policy acquisition costs, net of deferred ceding commissions	478	—
Prepaid reinsurance premiums	42,010	33,731
Reinsurance recoverable, net
Unpaid losses and loss adjustment expenses	49,970	37,492
Paid losses and loss adjustment expenses	8,358	4,642
Funds held by ceding companies and other amounts due from reinsurers	3,116	2,507
Net deferred tax assets	2,250	3,967
Fixed assets, net	766	733
Receivable from related party	—	500
Income taxes recoverable	927	110
Intangible assets	1,287	1,287
Other assets, net	7,194	4,075

Total Assets	$257,791	$211,292

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Reserves for losses and loss adjustment expenses	$83,210	$74,550
Reinsurance payable on paid losses and loss adjustment expenses	1,073	756
Unearned and advanced premium reserves	63,702	44,613
Deferred ceding commissions, net of deferred policy acquisition costs	—	83
Reinsurance funds withheld and balances payable	56,458	47,449
Notes payable, including $363,000 of related party notes payable, and accrued interest of $242,000 and $224,000	18,244	20,783
Subordinated debentures, including accrued interest of $211,000 and $175,000	1,845	1,809
Accounts payable and accrued expenses	23,130	14,112

Total liabilities	247,662	204,155

Stockholders’ Equity
Series A convertible preferred stock	1,000	1,000
Common stock	1	1
Series B common stock	1	1
Paid-in capital	5,521	5,456
Retained earnings	2.390	72
Accumulated other comprehensive income, net of deferred income taxes	1,216	607

Total stockholders’ equity	10,129	7,137

Total Liabilities and Stockholders’ Equity	$257,791	$211,292

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly Owned Subsidiaries

Consolidated Statements of Income

	Nine Months Ended September 30,
	2009	2008
	Unaudited
	(In thousands)

Revenues
Premiums earned	$28,369	$32,276
Insurance services income	9,753	4,706
Investment income, net	1,354	1,487
Net realized gains (losses) on investments	903	(253)

Total revenues	40,379	38,216

Expenses
Net losses and loss adjustment expenses	15,864	20,719
Net policy acquisition and underwriting expenses	8,498	8,176
Other operating expenses	11,100	8,055
Interest expense	1,119	1,102

Total expenses	36,581	38,052

Other Income	—	219

Income before income tax expense (benefit)	3,798	383
Income Tax Expense (Benefit)	1,422	(217)

Net income	$2,376	$600

Earnings Per Common Share
Basic	$1.05	$0.24
Diluted	1.04	0.24

Weighted Average Common Shares Outstanding
Basic	2,259	2,528
Diluted	2,275	2,545

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly Owned Subsidiaries

Consolidated Statements of Stockholders’ Equity

											Accumulated
	Series A										Other
	Convertible				Series A		Series B				Comprehensive	Total
	Preferred Stock		Common Stock		Common Stock		Common Stock		Paid-in	Retained	Income	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	(Loss)	Equity
	Unaudited
	(In thousands)

Balance, December 31, 2008	1,000	$1,000	1,042	$1	—	$—	1,486	$1	$5,456	$72	$607	$7,137
Share-based compensation expense	—	—	—	—	—	—	—	—	65	—	—	65
Repurchase and retirement of 399,851 shares of common stock at par value	—	—	(399)	—	—	—	—	—	—	—	—	—
Series A convertible preferred stock dividend	—	—	—	—	—	—	—	—	—	(58)	—	(58)

Balance before comprehensive income	1,000	1,000	643	1	—	—	1,486	1	5,521	14	607	7,144

Comprehensive income
Net income	—	—	—	—	—	—	—	—	—	2,376	—	2,376
Net unrealized appreciation in available for sale securities, net of deferred taxes of $316,000	—	—	—	—	—	—	—	—	—	—	609	609

Total comprehensive income	—	—	—	—	—	—	—	—	—	2,376	609	2,985

Balance, September 30, 2009	1,000	$1,000	643	$1	—	$—	1,486	$1	$5,521	$2,390	$1,216	$10,129

Unaudited
Balance, December 31, 2007	—	$—	—	$—	1,042	$1	1,486	$1	$5,363	$196	$(125)	$5,436
Reclassification of all outstanding shares of Series A common stock into common stock on a one-for-one basis	—	—	1,042	1	(1,042)	(1)	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	57	—	—	57

Balance before comprehensive income	—	—	1,042	1	—	—	1,486	1	5,420	196	(125)	5,493

Comprehensive income
Net income	—	—	—	—	—	—	—	—	—	600	—	600
Net unrealized depreciation in available for sale securities, net of deferred tax benefit of $490,000	—	—	—	—	—	—	—	—	—	—	(952)	(952)

Total comprehensive income	—	—	—	—	—	—	—	—	—	600	(952)	(352)
Balance, September 30, 2008	—	$—	1,042	$1	—	$—	1,486	$1	$5,420	$796	$(1,077)	$5,141

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2009	2008
	Unaudited
	(In thousands)

Operating Activities
Net income	$2,376	$600
Adjustments to reconcile net income to net cash used in operating activities:
Net realized (gains) losses on investments	(903)	253
Other income	—	(219)
Depreciation and amortization	579	599
Share-based compensation expense	65	57
Amortization of debt securities	224	197
Deferred income tax expense (benefit)	1,400	(50)
Changes in certain assets and liabilities:
Decrease (increase) in:
Insurance services income receivable	(3,892)	—
Premiums receivable	(24,214)	(22,801)
Deferred policy acquisition costs, net of deferred ceding commissions	(561)	(1,015)
Prepaid reinsurance premiums	(8,279)	(12,996)
Reinsurance recoverable on:
Unpaid losses and loss adjustment expenses	(12,478)	(7,669)
Paid losses and loss adjustment expenses	(3,716)	244
Funds held by ceding companies and other amounts due from reinsurers	(609)	(366)
Income taxes recoverable	(817)	(1,087)
Other assets	(3,321)	(5,705)
Increase in:
Reserves for losses and loss adjustment expenses	8,660	15,248
Reinsurance payable on paid loss and loss adjustment expenses	317	43
Unearned and advanced premium reserves	19,089	22,282
Reinsurance funds withheld and balances payable	9,009	2,224
Accounts payable and accrued expenses	9,015	5,636

Net cash used in operating activities	(8,056)	(4,525)

Investment Activities
Proceeds from sales and maturities of debt securities	20,515	14,960
Proceeds from sales of equity securities	329	—
Purchases of debt securities	(10,778)	(15,689)
Net purchases of short-term investments	(427)	(144)
Purchases of fixed assets	(407)	(87)

Net cash provided by (used in) investment activities	9,232	(960)

Financing Activities
Proceeds from notes payable	—	1,500
Repayments of notes payable	(2,557)	(761)
Change in receivable from related party for Series A convertible preferred stock	500	—

Net cash provided by (used in) financing activities	(2,057)	739

Decrease in cash and cash equivalents	(881)	(4,746)
Cash and cash equivalents, beginning of period	8,333	4,943

Cash and cash equivalents, end of period	$7,452	$197

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Nature of Business and Basis of Presentation

Patriot Risk Management, Inc. and its wholly owned subsidiaries (the Company) produce, underwrite and administer alternative market and traditional workers’ compensation insurance plans and provide claims services for insurance companies, segregated portfolio captives and reinsurers. Through its wholly owned insurance company subsidiary, Guarantee Insurance Company (Guarantee Insurance), the Company may also participate in a portion of the insurance underwriting risk. In its insurance services segment, the Company generates fee income by providing workers’ compensation claims services as well as agency and underwriting services. Workers’ compensation claims services include nurse case management, cost containment services and, beginning in 2009, claims administration and adjudication services. Workers’ compensation agency and underwriting services include general agency services and, beginning in 2009, specialty underwriting, policy administration and captive management services. Claims services and agency and underwriting services are performed for the benefit of Guarantee Insurance, segregated portfolio captives, Guarantee Insurance’s traditional business quota share reinsurers under the Patriot Risk Services brand and for the benefit of other insurance companies under their brand. In its insurance segment, the Company generates underwriting income and investment income by providing alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage.

The accompanying consolidated financial statements of the Company include the accounts of Patriot Risk Management, Inc., a holding company, and its wholly-owned subsidiaries, which include (i) Guarantee Insurance Group, Inc. and its wholly-owned subsidiary, Guarantee Insurance, a property and casualty insurance company and (ii) PRS Group, Inc. and its wholly-owned subsidiaries, Patriot Risk Services, Inc., Patriot Re International, Inc., Patriot Risk Management of Florida, Inc. and Patriot Insurance Management Company, Inc. Such statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. The Company has evaluated subsequent events through January 15, 2010, the date the financial statements were submitted to the United States Securities and Exchange Commission.

On November 26, 2007, the directors of the Company deemed it advisable and in the Company’s best interests to proceed with the steps necessary to effectuate an initial public offering and take such actions necessary to file a Registration Statement on Form S-1 relating to the issuance and sale by the Company of its common stock, including the prospectus contained therein and all required exhibits thereto with the United States Securities and Exchange Commission. An initial public offering has not yet been consummated due to the prevailing conditions of the capital markets. In 2008, the Company wrote off approximately $3.5 million of deferred equity offering costs incurred in connection with its efforts to consummate an initial public offering at that time.

On April 23, 2009, Inter-Atlantic Financial, Inc., a Delaware corporation (“IAN”), entered into a Stock Purchase Agreement (the “Agreement”) with the Company and its shareholders, pursuant to which IAN agreed to acquire all of the Company’s issued and outstanding capital stock. This transaction was to be accounted for as a reverse acquisition, equivalent to a recapitalization through the issuance of stock by the Company for the net monetary assets of IAN. Among other things, the transaction was conditioned on (i) holders of not more than 29.99% of the shares of common stock issued in IAN’s initial public offering electing to exercise their right to convert their shares into cash and (ii) IAN having a minimum of $35 million in cash at closing, net of capped transaction expenses and IAN share and warrant redemptions. These conditions were not satisfied, the reverse acquisition transaction was not consummated and IAN’s corporate existence ceased on October 9, 2009. In the fourth quarter of 2009, the Company plans to write off approximately $600,000 of deferred transaction costs incurred in connection with its efforts to consummate this reverse acquisition transaction.

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

On October 1, 2009, the directors of the Company deemed it once again advisable and in the Company’s best interests to proceed with the steps necessary to effectuate an initial public offering and take such actions necessary to file an amended Registration Statement on Form S-1 relating to the issuance and sale by the Company of its common stock, including the prospectus contained therein and all required exhibits thereto with the United States Securities and Exchange Commission.

The accompanying unaudited consolidated financial statements for the interim periods included herein are unaudited; however, such information reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods.

The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results expected for the full year. These financial statements and the notes thereto should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2008 and accompanying notes included herein.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates that are susceptible to significant change in the near-term relate to the determination of reserves for losses and loss adjustment expenses. Although considerable variability is inherent in these estimates, management believes that the current estimates are reasonable in all material respects. The estimates are reviewed regularly and adjusted as necessary. Adjustments related to changes in estimates are reflected in the Company’s results of operations in the period in which those estimates changed.

Revenue Recognition

Premiums are earned pro rata over the terms of the policies, which are typically annual. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums. The Company estimates earned but unbilled premiums at the end of each period by analyzing historical earned premium adjustments made and applying an adjustment percentage to premiums earned for the period.

Through PRS Group, Inc., the Company earns insurance services income by providing nurse case management and cost containment services to Guarantee Insurance, both on its behalf and on behalf of the segregated portfolio captives and its quota share reinsurers. Through PRS Group, Inc. and Patriot Underwriters, Inc., the Company also earns insurance services income by providing nurse case management, cost containment, claims administration, sales, underwriting, policy administration and, in certain cases, segregated portfolio cell captive management services to ULLICO Casualty Company, which it refers to as its business process outsourcing or BPO client.

Insurance services income for nurse case management services is based on a monthly charge per claimant. Insurance services income for cost containment services is based on a percentage of claim savings. Insurance services income for claims administration is based on a percentage of reference premiums produced for the Company’s BPO client (recognized on a pro rata basis over the period of time the Company is contractually obligated to administer the claims). Reference premiums produced refers to premiums produced for large deductible policies. Premiums on large deductible policies are substantially reduced, through premium rate credits, due to the fact that the insurer has no exposure to losses below the per occurrence deductible. Reference premiums produced equal the premiums produced for large deductible policies, grossed up to

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

include the premium credits applicable to the large deductible policy, as if the policy did not feature a per occurrence deductible. Insurance services income for sales, underwriting and segregated portfolio cell captive setup, policy administration and captive management services is based on a percentage of premiums produced for the Company’s BPO client, reduced by an allowance for estimated insurance services income that will not be received due to the cancellation of policies prior to expiration and reductions in payrolls. Insurance services income for policy administration and captive management is based on a percentage of premium produced for the Company’s BPO client, recognized on a pro rata basis over the lives of the policies produced.

Insurance services segment income includes all insurance services income earned by PRS Group, Inc. and Patriot Underwriters, Inc. However, the insurance services income earned by PRS Group, Inc. from Guarantee Insurance that is attributable to the portion of the insurance risk that Guarantee Insurance retains or assumes from its BPO client is eliminated upon consolidation. Therefore, the Company’s consolidated insurance services income consists of the fees earned by Patriot Underwriters, Inc. and the portion of fees earned by PRS Group, Inc. that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurers and retained by its BPO client.

Dividend and interest income are recognized when earned. Amortization of premiums and accrual of discounts on investments in debt securities are reflected in earnings over the contractual terms of the investments in a manner that produces a constant effective yield. Realized gains and losses on dispositions of securities are determined by the specific-identification method.

Reserves for Losses and Loss Adjustment Expenses

Loss and loss adjustment expense reserves represent the estimated ultimate cost of all reported and unreported losses incurred through the end of the period. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate cost of losses and loss adjustment expenses thereon. However, because of the uncertainty from various sources, including changes in reporting patterns, claims settlement patterns, judicial decisions, legislation and economic condition, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Loss and loss adjustment expense reserve estimates are periodically reviewed and adjusted as necessary as experience develops or new information becomes known. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.

Estimating liabilities for unpaid claims and reinsurance recoveries for asbestos and environmental claims is subject to significant uncertainties that are generally not present for other types of claims. The ultimate cost of these claims cannot be reasonably estimated using traditional loss estimating techniques. The Company establishes liabilities for reported asbestos and environmental claims, including cost of litigation, as information permits. This information includes the status of current law and coverage litigation, whether an insurable event has occurred, which policies and policy years might be applicable and which insurers may be liable, if any. In addition, incurred but not reported liabilities have been established by management to cover potential additional exposure on both known and unasserted claims. Given the expansion of coverage and liability by the courts and legislatures in the past and the possibilities of similar interpretation in the future, there is significant uncertainty regarding the extent of the insurers’ liability.

In management’s judgment, information currently available has been adequately considered in estimating the Company’s ultimate cost of insured events. However, future changes in these estimates could have a material adverse effect on the Company’s financial condition.

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Reinsurance

Reinsurance premiums, losses, and loss adjustment expenses are accounted for on bases consistent with those used in accounting for the underlying policies issued and the terms of the reinsurance contracts.

Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance contracts do not relieve the Company from its primary obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk with respect to the individual reinsurer that participates in its ceded programs to minimize its exposure to significant losses from reinsurer insolvencies. The Company holds collateral as deemed appropriate to secure amounts recoverable from reinsurers.

Income Taxes

The Company files a consolidated federal income tax return. The tax liability of the group is apportioned among the members of the group in accordance with the portion of the consolidated taxable income attributable to each member of the group, as if computed on a separate return. To the extent that the losses of any member of the group are utilized to offset taxable income of another member of the group, the Company takes the appropriate corporate action to “purchase” such losses. To the extent that a member of the group generates any tax credits, such tax credits are allocated to the member generating such tax credits. Deferred income taxes are recorded on the differences between the tax bases of assets and liabilities and the amounts at which they are reported in the financial statements. Deferred income taxes are also recorded for operating loss and tax credit carryforwards. Recorded amounts are adjusted to reflect changes in income tax rates and other tax law provisions as they become enacted and represent management’s best estimate of future income tax expenses or benefits that will ultimately be incurred or recovered. The Company maintains a valuation allowance for any portion of deferred tax assets which management believes it is more likely than not that the Company will be unable to utilize to offset future taxes.

Earnings Per Share

Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per common share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of the Company’s outstanding stock options, common shares released from restriction upon the vesting of the Company’s outstanding restricted stock and the impact of common shares issuable upon conversion of preferred stock outstanding.

Recent Accounting Pronouncements

Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 168. “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (the Codification). The Codification reorganized existing U.S. accounting and reporting standards issued by the FASB and other related private sector standard setters into a single source of authoritative accounting principles arranged by topic. The Codification supersedes all existing U.S. accounting standards. All other accounting literature not included in the Codification, other than Securities and Exchange Commission guidance for publicly traded companies, is considered non-authoritative. The Codification was effective on a prospective basis for interim and annual reporting periods ending after September 15, 2009. The adoption of the Codification changed the Company’s

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

references to U.S. GAAP accounting standards, but did not impact the Company’s results of operations or financial position.

Business Combinations

In December 2007, the FASB issued revised guidance for the accounting for business combinations. The revised guidance, which is now part of Accounting Standards Codification (ASC) 805, Business Combinations, is effective for acquisitions during the fiscal years beginning after December 15, 2008 and early adoption is prohibited. This revised guidance establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity. The revised guidance also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The adoption of this revised guidance on January 1, 2009 did not have an impact on the Company’s results of operations or financial position. The future impact of the adoption of this revised guidance will depend upon the extent and magnitude of future acquisitions, if any.

Additional Fair Value Measurement Guidance

In April 2009, the FASB issued new guidance for determining when a transaction is not orderly and for estimating fair value when there has been a significant decrease in the volume and level of activity for an asset or liability. The new guidance, which is now part of ASC 820, Fair Value Measurements and Disclosures, is effective for periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. Retrospective application is not permitted. This new guidance requires disclosure of the inputs and valuation techniques used, as well as any changes in valuation techniques and inputs used during the period, to measure fair value in interim and annual periods. In addition, the presentation of the fair value hierarchy is required to be presented by major security type as described in ASC 320. The adoption of this new guidance on June 30, 2009 did not have a material impact on the Company’s results of operations or financial position.

Disclosure about Fair Value of Financial Instruments

In April 2009, the FASB issued new guidance related to the disclosure of the fair value of financial instruments. The new guidance, which is now part of ASC 825, Financial Instruments, was effective for periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The new guidance requires disclosure of the fair value of financial instruments whenever a publicly traded company issues financial information in interim reporting periods in addition to the annual disclosure required at yearend. The adoption of this new guidance on June 30, 2009 did not have a material impact on the Company’s disclosures since all of its material financial instruments are carried at fair value.

Other-Than-Temporary Impairments

In April 2009, the FASB issued new guidance for the accounting for other-than-temporary impairments. The new guidance, which is now part of ASC 320, Investments — Debt and Equity Securities, was effective for periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. Under the new guidance, an other-than temporary impairment is recognized when an entity has the intent to sell a debt security or when it is more likely than not that an entity will be required to sell the debt security before its anticipated recovery in value. The new guidance also changes the presentation and amount of other-than-temporary impairment losses recognized in the income statement for instances in which the Company does not intend to sell a debt security, or it is more likely than not that the Company will not be required to sell a debt security prior to the anticipated recovery of its remaining cost basis. The Company separates the

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

credit loss component of the impairment from the amount related to all other factors and reports the credit loss component in net realized investment gains (losses). The impairment related to all other factors is reported in accumulated other comprehensive income, net of deferred income taxes. In addition, the new guidance expands disclosures related to other-than-temporary impairments related to debt securities and requires such disclosures in both interim and annual periods. The adoption of the new guidance on June 30, 2009 did not have any impact on the Company’s results of operations or financial position.

Subsequent Events

In May 2009, the FASB issued new guidance for accounting for subsequent events. The new guidance, which is now part of ASC 855, Subsequent Events, was effective for interim and annual periods ending after June 15, 2009.. The new guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. Additionally, the new guidance requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The adoption of the new guidance on June 30, 2009 did not have any impact on the Company’s results of operations or financial position.

Fair Value Measurement of Liabilities

In August 2009, the FASB issued new guidance for the accounting for the fair value measurement of liabilities. The new guidance, which is now part of ASC 820, Fair Value Measurements and Disclosures, is effective for interim and annual periods beginning after August 27, 2009. The new guidance provides clarification that in certain circumstances in which a quoted price in an active market for an identical liability is not available, an entity is required to measure fair value using one or more of the following valuation techniques: The quoted price of the identical when traded as an asset, the quoted price for similar liabilities or similar liabilities when traded as an asset or another valuation technique that is consistent with the principles of fair value measurements. The Company does not expect that the provisions of the new guidance will have a material effect on its results of operations or financial position.

(2)	Investments

The Company classifies its debt securities as available for sale. Debt securities as of September 30, 2009 were stated at estimated fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of debt securities available for sale as of September 30, 2009 and December 31, 2008 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
September 30, 2009	Cost	Gains	Losses	Fair Value
	(In thousands)
	(Unaudited)

U.S. government securities	$3,444	$155	$—	$3,599
U.S. government agencies	300	8	—	308
Asset-backed and mortgage-backed securities	13,709	335	157	13,887
State and political subdivisions	15,346	1,030	—	16,376
Corporate securities	11,492	473	1	11,964

	$44,291	$2,001	$158	$46,134

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
December 31, 2008	Cost	Gains	Losses	Fair Value
	(In thousands)

U.S. government securities	$3,981	$247	$—	$4,228
U.S. government agencies	300	11	—	311
Asset-backed and mortgage-backed securities	16,128	806	617	16,317
State and political subdivisions	23,058	867	11	23,914
Corporate securities	9,745	72	214	9,603

	$53,212	$2,003	$842	$54,373

The estimated fair value and gross unrealized losses on debt securities available for sale, aggregated by investment category and length of time that individual investment securities have been in a continuous unrealized loss position, as of September 30, 2009 and December 31, 2008 are as follows:

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
September 30, 2009	Value	Losses	Value	Losses	Value	Losses
	(In thousands, except numbers of securities data)
	(Unaudited)

U.S. government securities	$—	$—	$—	$—	$—	$—
U.S. government agencies	—	—	—	—	—	—
Asset-backed and mortgage-backed securities	357	1	1,943	156	2,300	157
State and political subdivisions	—	—	—	—	—	—
Corporate securities	250	—	699	1	949	1

Total	$607	$1	$2,642	$157	$3,249	$158

Total number of securities in an unrealized loss position		2		9		11

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2008	Value	Losses	Value	Losses	Value	Losses
	(In thousands, except numbers of securities data)

U.S. government securities	$—	$—	$—	$—	$—	$—
U.S. government agencies	—	—	—	—	—	—
Asset-backed and mortgage-backed securities	3,598	518	359	99	3,957	617
State and political subdivisions	745	11	—	—	745	11
Corporate securities	6,882	214	—	—	6,882	214

Total	$11,224	$742	$359	$99	$11,583	$842

Total number of securities in an unrealized loss position		42		3		45

None of the Company’s debt securities available for sale in an unrealized loss position as of September 30, 2009 had a fair value of less than 90% of amortized cost. The Company does not intend to sell, nor is it more likely than not to be required to sell, these debt securities. In addition, the Company expects to fully recover the amortized cost of these securities when they mature or are called. All but one of the Company’s debt

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

securities available for sale in an unrealized loss position as of September 30, 2009 were considered investment grade, which the Company defines as having a Standard & Poors’ credit rating of BBB- or above. The Company’s only non-investment grade security had a fair value and amortized cost of approximately $61,000 and $62,000, respectively, as of September 30, 2009.

The estimated fair value of debt securities available for sale as of September 30, 2009 by contractual maturity were as follows:

	Amortized	Estimated
Unaudited	Cost	Fair Value
	(In thousands)

Due in one year or less	$5,098	$5,171
Due after one year through five years	14,485	15,312
Due after five years	10,999	11,764

	30,582	32,247
Asset-backed and mortgage-backed securities	13,709	13,887

	$44,291	$46,134

Short-term investments, which represent certain debt securities with initial maturities of one year or less, are carried at cost, which approximates fair value. Real estate is carried at cost net of accumulated depreciation of $26,000 and $22,000 as of September 30, 2009 and December 31, 2008, respectively.

(3)	Fair Value Measurements

The Company adopted FASB guidance, now part of ASC 820, Fair Value Measurements and Disclosure, effective January 1, 2008. The adoption of this guidance did not have any impact on the Company’s consolidated financial condition or results of operations, but resulted in expanded disclosures about securities measured at fair value, as discussed below.

The Company adopted FASB guidance related to the disclosure of the fair value of financial instruments, now part of ASC 825, Financial Instruments, effective January 1, 2008. The Company did not elect the fair value option for existing eligible items under this FASB guidance and, accordingly, adoption of the provisions had no effect on our consolidated financial condition or results of operations.

FASB guidance establishes a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (Observable Units) and the reporting entity’s own assumptions about market participants’ assumptions (Unobservable Units). The hierarchy level assigned to each security in the Company’s available-for-sale debt

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

and equity securities portfolio is based upon the Company’s assessment of the transparency and reliability of the inputs used in the valuation as of the measurement date. The three hierarchy levels are as follows:

Definition

Level 1	Observable unadjusted quoted prices in active markets for identical securities
Level 2	Observable inputs other than quoted prices in active markets for identical securities, including:
(i) quoted prices in active markets for similar securities,
(ii) quoted prices for identical or similar securities in markets that are not active,

(iii) inputs other than quoted prices that are observable for the security (e.g. interest rates, yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, credit risks and default rates, and

(iv) inputs derived from or corroborated by observable market data by correlation or other means
Level 3	Unobservable inputs, including the reporting entity’s own data, as long as there is no contrary data indicating market participants would use different assumptions

At December 31, 2008, all of our debt securities were classified as Level 1 or Level 2. If securities are traded in active markets, quoted prices are used to measure fair value (Level 1). All of our Level 2 securities are priced based on observable inputs, including (i) quoted prices in active markets for similar securities, (ii) quoted prices for identical or similar securities in markets that are not active or (iii) other observable inputs, including interest rates, volatilities, prepayment speeds, credit risks and default rates for the security. Our management is responsible for the valuation process and uses data from outside sources to assist with establishing fair value. As part of our process of reviewing the reasonableness of data obtained from outside sources, we review, in consultation with our investment portfolio manager, pricing changes that differ from those expected in relation to overall market conditions.

The Company’s debt and equity securities available for sale, short-term investments, real estate, premiums receivable, reinsurance recoverable on paid losses, notes payable and subordinated debentures constitute financial instruments. The carrying amounts of all financial instruments approximated their fair values as of September 30, 2009 and December 31, 2008. The Company’s debt securities available for sale, classified by valuation hierarchy, as of September 30, 2009 and December 31, 2008 were as follows:

	Fair Value Measurement, Using
	Quoted
	Prices
	In Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Securities	Inputs	Inputs
September 30, 2009	(Level 1)	(Level 2)	(Level 3)	Total
	(In thousands)
	(Unaudited)

U.S. government securities	$3,339	$260	$—	$3,599
U.S. government agencies	—	308	—	308
Asset-backed and mortgage-backed securities	—	11,964	—	11,964
State and political subdivisions	—	16,376	—	16,376
Corporate securities	—	13,887	—	13,887

	$3,339	$42,795	$—	$46,134

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Fair Value Measurement, Using
	Quoted
	Prices
	In Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Securities	Inputs	Inputs
December 31, 2008	(Level 1)	(Level 2)	(Level 3)	Total
	(In thousands)

U.S. government securities	$3,968	$260	$—	$4,228
U.S. government agencies	—	311	—	311
Asset-backed and mortgage-backed securities	—	16,317	—	16,317
State and political subdivisions	—	23,914	—	23,914
Corporate securities	—	9,603	—	9,603

Total debt securities	$3,968	$50,405	$—	$54,373
Equity securities	222	—	—	222

	$4,190	$50,405	$—	$54,595

For all other financial instruments, carrying value approximated fair value as of September 30, 2009 and December 31, 2008.

(4)	Notes Payable and Subordinated Debentures

Effective March 30, 2006, the Company entered into a loan agreement for $8.7 million with an interest rate of prime plus 4.5% (effectively 7.75% as of September 30, 2009). In September 2007, the Company borrowed an additional $5.7 million from the same lender under the same interest rate terms as the loan taken in 2006. The principal balance and accrued interest associated with this loan as of September 30, 2009 were approximately $11.4 million and $36,000, respectively. Principal and interest payments, which are made monthly, were approximately $186,000 as of September 30, 2009.

Effective December 31, 2008, the Company entered into a loan agreement for $5.4 million with an interest rate of prime plus 4.5% (effectively 7.75% as of September 30, 2009). The proceeds of the loan, net of loan fees, totaled approximately $5.0 million and were used to provide $2.1 million of additional surplus to Guarantee Insurance and settle an intercompany payable to Guarantee Insurance of $2.9 million. The principal balance and accrued interest associated with this loan as of September 30, 2009 were approximately $5.0 million and $16,000, respectively. Principal and interest payments are made monthly and are approximately $81,000 as of September 30, 2009.

Due to the variable rate, the principal and interest payment on these loans may change. These loans are secured by a first lien on all of the assets of Patriot Risk Management, Inc., PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Underwriters, Inc. and Patriot Risk Management of Florida, Inc. Additionally, these loans are guaranteed by the Company’s Chairman, President, Chief Executive Officer and the beneficial owner of a majority of the Company’s outstanding shares. The loans have financial covenants requiring that the Company maintain consolidated GAAP stockholders’ equity of at least $5.5 million and that Guarantee Insurance maintain GAAP equity of at least $14.5 million. The Company was in compliance with these covenants as of September 30, 2009.

Effective June 26, 2008, the Company entered into a loan agreement for $1.5 million from its Chairman, President, Chief Executive Officer and the beneficial owner of a majority of the Company’s outstanding shares with an interest rate of prime plus 3% (6.25% as of September 30, 2009). The proceeds of the loan, net of loan fees, totaled approximately $1.3 million and were used to provide additional surplus to Guarantee Insurance. The principal balance of the loan is payable on demand by the lender, subject to the cash flow

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

requirements of the Company. The principal balance associated with this loan as of September 30, 2009 was approximately $363,000. There was no accrued interest on the loan as of September 30, 2009.

Between July and August 2004, Guarantee Insurance issued five fully subordinated surplus notes totaling $1.3 million. The surplus notes have stated maturities of five years and an interest rate of 3%. No payments of principal or interest may be made on these surplus notes unless either (i) the total adjusted capital and surplus of Guarantee Insurance exceeds 400% of the authorized control level risk-based capital stated in Guarantee Insurance’s most recent annual statement filed with the appropriate state regulators or (ii) the Company obtains regulatory approval to make such payments. The principal balance and accrued interest on these surplus notes as of September 30, 2009 were approximately $1.2 million and $190,000, respectively.

During 2005, the Company issued subordinated debentures totaling $2.0 million. The debentures had an original term of three years and bear interest at the rate of 3% compounded annually. The debentures are subject to renewal on the same terms and conditions at the end of the term. Debentures with an aggregate principal balance of approximately $1.6 million were renewed upon the expiration of their original term. The principal balance and accrued interest on these debentures as of September 30, 2009 were approximately $1.6 million and $211,000, respectively.

(5)	Business Process Outsourcing

During the second quarter of 2009, the Company entered into an agreement with its BPO client to gain access to workers’ compensation insurance business in certain additional states. Under this agreement, the Company earns commission income and insurance services fee income, which are included in insurance services income in the Company’s consolidated statements of income, for producing, underwriting and administering the policies, administering the claims, providing nurse case management and cost containment services and, in certain cases, managing segregated portfolio captives.

For certain services, the Company earns insurance services income based on a percentage of premiums produced or reference premiums produced. For the nine months ended September 30, 2009, premiums produced for the Company’s BPO client were approximately $19.4 million, and reference premiums produced were approximately $36.5 million.

Expenses incurred in connection with this agreement with the Company’s BPO client are principally comprised of (i) commissions to producing agencies and sales and underwriting costs, which are recognized in the period incurred, net of an allowance for estimated commissions that will not be paid due to the cancellation of policies prior to expiration and reductions in payroll, and (ii) policy administration and claims costs, which are expensed as incurred. All such expenses are included in other operating expenses in the Company’s consolidated statements of income.

The Company collects fronting fees from policyholders, and remits such fees to its BPO client, on business produced for its BPO client. Additionally, the Company assumes a portion of the premium and associated losses and loss adjustment expenses on the business it produces for its BPO client as described in Note 6.

(6)	Reinsurance

Assumed Reinsurance

During the second quarter of 2009, the Company began providing general agency, underwriting and claims services to its BPO client. The Company assumes a portion of the risk on these policies, determined by the parties for each policy. For the nine months ended September 30, 2009, the Company assumed approximately $7.8 million, or 40%, of the business produced for its BPO client. In connection with business assumed under this arrangement, the Company provides collateral in the form of cash, letters of credit or other

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

forms of acceptable collateral, as required by the agreement. No collateral was required as of September 30, 2009. Additionally, the Company assumed certain business in connection with its participation in the National Council on Compensation Insurance, Inc. National Workers’ Compensation Insurance Pool for the nine months ended September 30, 2009 and 2008.

Ceded Reinsurance

To reduce the Company’s exposure to losses from events that cause unfavorable underwriting results, the Company reinsures certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers under quota share and excess of loss agreements. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies.

Quota Share Reinsurance

With respect to traditional business, quota share reinsurance agreements in effect for the nine months ended September 30, 2009 were comprised of (i) an agreement to cede 25.0% of premiums written in all states and (ii) an agreement to cede 68.0% of premiums written in Florida, New Jersey and Georgia, which together comprised approximately 58% of the Company’s total traditional business gross premiums written for the nine months ended September 30, 2009. In addition, the Company entered into a quota share agreement pursuant to which it ceded approximately $12.9 million of gross unearned premium reserves as of December 31, 2008, a pro rata portion of which were earned during the nine months ended September 30, 2009. The Company had one quota share reinsurance agreement in effect for the nine months ended September 30, 2008 to cede 50.0% of premiums written in all states except South Carolina, Georgia and Indiana. Pursuant to its traditional business quota share agreements for both periods, the Company ceded a pro rata portion of losses and certain loss adjustment expenses up to $500,000 per occurrence.

With respect to alternative market business involving a segregated portfolio captive risk sharing arrangement, the Company ceded approximately 86% of premiums and losses and loss adjustment expenses to the segregated portfolios captive reinsurers for both the nine months ended September 30, 2009 and 2008, with individual cession rates ranging from 10% to 90%.

Excess of Loss Reinsurance

Pursuant to separate excess of loss reinsurance agreements for the Company’s traditional and alternative market business, Guarantee Insurance cedes 100% of losses up to $4.0 million in excess of $1.0 million per occurrence. Pursuant to excess of loss reinsurance agreements covering both traditional and alternative market business, Guarantee Insurance cedes 100% of losses up to $50 million in excess of $5 million per occurrence.

Effects of Reinsurance

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The Company maintained an allowance for uncollectible reinsurance recoverable balances of $300,000 as of September 30, 2009 and December 31, 2008. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The effects of reinsurance on premiums written and earned are as follows:

	Nine Months Ended September 30,
	2009		2008
	Written	Earned	Written	Earned
	(In thousands)
	Unaudited

Direct premiums	$86,541	$74,199	$94,080	$70,013
Assumed premiums:
BPO client	7,824	1,539	—	—
NCCI National Workers’ Compensation Insurance Pool	1,607	1,416	798	816

Total assumed premiums	9,431	2,955	798	816

Gross premiums	95,972	77,154	94,878	70,829
Ceded premiums	(56,573)	(48,785)	(52,926)	(38,553)

Net premiums	$39,399	$28,369	$41,952	$32,276

In addition to reinsurance, the Company also reduces its exposure to losses from events that cause unfavorable underwriting results through the use of large deductible policies, which it defines as policies with a deductible of at least $250,000 per occurrence. Premiums on large deductible policies are substantially reduced, through premium rate credits, due to the fact that the Company has no exposure to losses below the per occurrence deductible. However, through PRS Group, Inc., the Company earns certain insurance services income from Guarantee Insurance, both on its behalf and on behalf of the segregated portfolio captives and its quota share reinsurers, on all managed claims irrespective of deductible. For the nine months ended September 30, 2009 and 2008, direct premiums written were net of premium rate credits attributable to large deductible policies of approximately $6.8 million and $9.2 million, respectively.

(7)	Net Losses and Loss Adjustment Expenses

For the nine months ended September 30, 2009, the Company recorded unfavorable development of approximately $1.5 million on its workers’ compensation business, primarily attributable to the 2007 accident year and, more specifically, two individual losses incurred in 2007 for which case reserves were increased by a total of approximately $700,000 during the nine months ended September 30, 2009 in connection with the Company’s reassessment of the life care plans on these claims. Additionally, for the nine months ended September 30, 2009, the Company recorded unfavorable development of approximately $248,000 on its legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years. For the nine months ended September 30, 2008, the Company recorded unfavorable development of approximately $2.2 million on its workers’ compensation business and approximately $745,000 on its legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years.

(8)	Share-Based Compensation Plan

In 2005, the Company approved a share-based compensation plan (Plan). The Plan authorized the award of up to 616,630 shares of Series A common stock.

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following is a summary of the Company’s stock option activity and related information for the nine months ended September 30, 2009:

		Weighted
		Average
	Number of	Exercise
	Options	Price
	(In thousands)
	Unaudited

Options outstanding, December 31, 2008	303	$3.97

Options outstanding, September 30, 2009	303	$3.97

Options exercisable, September 30, 2009	377	$3.94

In connection with its share-based compensation plan, the Company recognized compensation expense of $65,000 and $57,000 for the nine months ended September 30, 2009 and 2008, respectively.

(9)	Income Taxes

The Company’s actual income tax rates, expressed as a percent of net income before income tax expense, vary from statutory federal income tax rates due to the following:

	Nine Months Ended September 30,
	2009		2008
	Amount	Rate	Amount	Rate
	(Dollar amounts in thousands)
	Unaudited

Income before income tax expense	$3,798		$383
Income tax at statutory rate	$1,291	34.0%	$130	34.0%
Tax effect of:
Tax exempt investment income	(155)	(4.1)	(178)	(46.5)
Change in reserve for uncertain tax positions	(131)	(3.4)	(290)	(75.8)
True-up of prior year tax provision	204	5.4	—	—
Other items, net	213	5.6	121	31.6

Actual income tax rate	$1,422	37.4%	$(217)	(56.7)%

In June 2006, the FASB issued guidance, now part of ASC 740, Income Taxes, which clarifies the accounting and financial reporting for uncertain tax positions. The FASB guidance prescribes a recognition threshold and measurement attributes for the financial statement recognition, measurement and presentation of uncertain tax positions taken or expected to be taken in an income tax return. The Company adopted the provisions of this guidance effective January 1, 2007. Reserves for uncertain tax positions as of September 30, 2009 and December 31, 2008 were approximately $290,000 and $421,000, respectively. The Company had no accrued interest or penalties related to uncertain tax positions as of September 30, 2009 or December 31, 2008.

(10)	Capital, Surplus and Dividend Restrictions

At the time the Company acquired Guarantee Insurance, it had a large statutory accumulated deficit. As of September 30, 2009, Guarantee Insurance’s statutory accumulated deficit was approximately $95.5 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Moreover, pursuant to a consent order issued by Florida OIR on December 29, 2006 in connection with the redomestication of Guarantee Insurance from

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

South Carolina to Florida, the Company is prohibited from paying dividends, without Florida OIR approval, until December 29, 2009. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without the prior approval of the Florida OIR. No dividends were paid for the nine months ended September 30, 2009 and 2008.

Guarantee Insurance is required to periodically submit financial statements prepared in accordance with prescribed or permitted statutory accounting practices (SAP) to the Florida OIR. Prescribed SAP includes state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted SAP encompasses all accounting practices that are not prescribed; such practices may differ from company to company and may not necessarily be permitted in subsequent reporting periods. Guarantee Insurance has no permitted accounting practices. SAP varies from GAAP. Guarantee Insurance’s SAP surplus as regards policyholders was $16.6 million as of September 30, 2009. Pursuant to the Florida OIR December 29, 2007 consent order, Guarantee Insurance is required to maintain a minimum capital and surplus of $9.0 million or 10% of its total liabilities excluding taxes, expenses and other obligations due or accrued. As of September 30, 2009, 10% of Guarantee Insurance’s total liabilities excluding taxes, expenses and other obligations due or accrued were approximately $11.6 million.

Insurance companies are subject to certain Risk-Based Capital (RBC) requirements as specified by the Florida insurance laws. Under RBC requirements, the amount of capital and surplus maintained by a property/casualty insurance company is determined based on the various risk factors related to it. At December 31, 2008 the Company’s adjusted statutory capital and surplus exceeded authorized control level risk based capital.

(11)	Segment Reporting

The Company operates two business segments — insurance services and insurance. Intersegment revenue is eliminated upon consolidation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

In the insurance services segment, the Company provides general agency, underwriting and claims services to its BPO client and nurse case management and cost containment services to its BPO client, Guarantee Insurance, the segregated portfolio captives and Guarantee Insurance’s quota share reinsurer. The fees earned in the insurance services segment from Guarantee Insurance attributable to the portion of the insurance risk it retains and from the Company’s BPO client attributable to the portion of the insurance risk Guarantee Insurance assumes are eliminated upon consolidation.

In the insurance segment, the Company provides workers’ compensation policies to businesses. These products include alternative market workers’ compensation insurance solutions — principally, segregated portfolio cell captive insurance arrangements and high deductible and retrospectively rated plans — and traditional guaranteed cost workers’ compensation plans.

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Certain other operating expenses incurred by Patriot Risk Management, Inc. are allocated to the insurance services and insurance segments based on the portion of resources devoted to each segment’s operations pursuant to intercompany expense sharing agreements. It would be impracticable for the Company to determine the allocation of assets between the two segments. Business segment results are as follows:

	Nine Months Ended
	September 30,
	2009	2008
	(In thousands)
	Unaudited

Revenues
Insurance services segment — insurance services income	$14,448	$9,031
Insurance segment:
Premiums earned	28,369	32,276
Net investment income	1,354	1,487
Net realized gains (losses) on investments	903	(253)

Insurance segment revenues	30,626	33,510
Intersegment revenues	(4,695)	(4,325)

Consolidated revenues	$40,379	$38,216

Pre-tax net income (loss)
Insurance services segment	$5,041	$3,666
Insurance segment	1,568	509
Non-allocated items	(2,811)	(3,792)

Consolidated pre-tax net income	$3,798	$383

Net income (loss)
Insurance services segment	$3,328	$2,420
Insurance segment	817	683
Non-allocated items	(1,769)	(2,503)

Consolidated net income	$2,376	$600

Items not allocated to segments’ pre-tax net income and net income include the following:

	Nine Months Ended
	September 30,
	2009	2008
	(In thousands)
	Unaudited

Holding company expenses	$(1,692)	$(2,690)
Interest expense	(1,119)	(1,102)

Total unallocated items before income tax benefit	(2,811)	(3,792)
Income tax benefit on unallocated items	(1,042)	(1,289)

Total unallocated items	$(1,769)	$(2,503)

(12)	Commitments and Contingencies

In October 2008, the Company cancelled its policy with its then largest policyholder, Progressive Employer Services (PES), for non-payment of premium and duplicate coverage. For the nine months ended

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

September 30, 2008 and the year ended December 31, 2007, approximately 16% and 16% of Patriot’s direct premiums written, respectively, were attributable to PES. PES is a company controlled by Steve Herrig, an individual who, as of December 31, 2008, beneficially owned shares of the Company through Westwind Holding Company, LLC (Westwind), a company controlled and operated by Mr. Herrig. Westwind’s stock ownership represented approximately 15.8% of the Company’s outstanding common stock. Most of PES’ employees are located in Florida, where workers compensation insurance premium rates are established by the state. Premiums owing from PES totaled approximately $8.3 million as of September 30, 2009. The Company has filed a lawsuit against PES to collect these amounts due and owing. Additionally, in March 2009, Guarantee Insurance exercised a call option on all 399,851 shares of the Company’s common stock previously owned by Westwind to offset deficits in the segregated portfolio cell created to reinsure the policy issued to PES, as the Company believes is permitted in an agreement between the parties.

On November 8, 2008, PES asserted a series of counter-claims against the Company alleging that it owes PES a dividend from its segregated portfolio cell captive, that it did not properly provide reports to PES, various breach of contract claims and allegations that the Company paid too much money to contain claim costs or otherwise resolve claims. On May 11, 2009, Westwind filed a lawsuit against the Company seeking damages of $2.2 million and other damages as determined by the court, under causes of action of conversion and breach of contract to unwind or otherwise recover the stock obtained by the Company when it exercised its rights under the Note Offset and Call Option Agreement.

The Company has not accrued any allowance for uncollectible premiums owing from PES, nor has it accrued any liabilities related to the counter claims or lawsuit against it. The outcome of these matters cannot be determined with any reasonable certainty, and the Company intends to vigorously pursue collection of premiums owing from PES and defend itself against the counter claims and lawsuit.

Management believes these amounts are collectible based upon the following factors: (i) billed amounts due from PES are based on statutorily mandated experience rate modifications promulgated by the National Council on Compensation Insurance and actual premium audit findings; (ii) estimated unbilled amounts due from PES have been accrued in a manner consistent with industry practice; (iii) Florida statutes impose significant fines on employers and employer organizations for inappropriate reporting of payroll information or failing to provide reasonable access to payroll records for payroll verification audits; (iv) the Company has the right to access certain collateral pledged by Westwind as security for premium and other amounts owed by PES and Westwind, including funds held by Guarantee Insurance under reinsurance treaties, which totaled approximately $3.3 million as of September 30, 2009 and (v) the Company believes PES has sufficient financial resources to repay its unsecured obligations.

In connection with business assumed by the Company from another insurance company as discussed in Note 6, the Company will provide collateral, in the form of cash, letters of credit or other forms of acceptable collateral, as required by the reinsurance agreement No collateral was required as of September 30, 2009.

In the normal course of business, the Company may be party to various legal actions, which the Company believes will not result in any material effect on the Company’s financial position or results of operations. The Company is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by the Company in estimating the losses and loss adjustment expense reserves. Management believes that the resolution of those actions will not have a material effect on the Company’s financial position or results of operations.

Until          , 2010 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

You may rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, these securities in any circumstances in which such offer or solicitation is unlawful. The information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date, and neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after its date.

17,000,000 Shares

Common Stock

PROSPECTUS

FBR Capital Markets
Macquarie Capital
Oppenheimer & Co.

     , 2010.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The table below sets forth the costs and expenses payable by Patriot in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions). All amounts are estimated except the SEC registration fee. All costs and expenses are payable by Patriot.

SEC Registration Fee	$16,101
FINRA Filing Fees	23,960
New York Stock Exchange Listing Fee	125,000
Legal Fees and Expenses	550,000
Underwriter’s Expense Reimbursement	600,000
Accounting Fees and Expenses	300,000
Transfer Agent and Registrar Fees	15,000
Printing and Engraving Expenses	200,000
Blue Sky Fees and Expenses	5,000
Miscellaneous Expenses	100,000

Total	$1,935,687

*	To be supplied by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The registrant’s certificate of incorporation and bylaws provide that the registrant shall indemnify its directors and officers, and may indemnify its employees and agents, to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

In addition, the registrant has entered into separate indemnification agreements with its directors and executive officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or officers. The registrant also maintains director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding securities sold by the registrant during the past three years:

1. During 2007, the registrant issued to directors, officers and employees options to purchase 108,667 shares of common stock with a per share exercise price of $4.32, and issued 5,572 shares of common stock in stock grants to directors with an aggregate value of $24,071.

2. In December 2008, the registrant issued a total of 1,000 shares of Series A convertible preferred stock to four directors and one stockholder of the registrant for total cash consideration of $1 million.

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or, in the case of the options referenced in Paragraph 1 above, Rule 701 under the Securities Act. The recipients of securities in each transaction exempt under Section 4(2) of the Securities Act represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in each such transaction. The sales of these securities were made without general solicitation or advertising and without the involvement of any underwriter.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit
No.	Description of Exhibit

1.1	Form of Underwriting Agreement
2.1	Stock Purchase Agreement dated December 18, 2009, between Argonaut Insurance Company and Patriot National Insurance Group, Inc.
3.1	Amended and Restated Certificate of Incorporation of the Registrant**
3.2	Amended and Restated Bylaws of the Registrant**
3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock**
3.4	Amended Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock
4.3	Form of Guarantee Insurance Company’s Surplus Notes**
4.4	Form of Registrant’s Subordinated Debentures**
4.5	Form of Registrant’s Warrant to Purchase Common Stock**
5.1	Opinion of Locke Lord Bissell & Liddell LLP
10.1	Employment Agreement between the Registrant and Steven M. Mariano**
10.2	Offer Letter to Theodore G. Bryant dated November 17, 2006**
10.3	Second Amended and Restated Employment Agreement dated as of July 10, 2009 between the Registrant and Theodore G. Bryant**
10.4	Offer Letter to Timothy J. Ermatinger dated August 1, 2007**
10.5	Employment Agreement between the Registrant and Timothy J. Ermatinger**
10.6	Employment Agreement, dated as of February 11, 2008, between the Registrant and Michael W. Grandstaff**
10.7	2005 Stock Option Plan**
10.8	Form of Option Award Agreement for 2005 Stock Option Plan**
10.9	2006 Stock Option Plan**
10.10	Form of Option Award Agreement for 2006 Stock Option Plan**
10.11	2010 Stock Incentive Plan
10.12	Form of Option Award Agreement for 2010 Stock Incentive Plan
10.13	Commercial Loan Agreement, Addendum to Commercial Loan Agreement and Consent in relation to Addendum to Commercial Loan Agreement dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**
10.14	Commercial Promissory Note and Addendum A to Promissory Note dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**

Exhibit
No.	Description of Exhibit

10.15	Commercial Security Agreement and Addendum A to Commercial Security Agreement dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**
10.16	Extension of Security Agreement dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**
10.17	Stock Pledge Agreement dated March 30, 2006 between Brooke Credit Corporation and Brandywine Insurance Holdings, Inc.**
10.18	Irrevocable Proxy undated by Brandywine Insurance Holdings, Inc. appointing Brooke Credit Corporation**
10.19	Irrevocable Proxy undated by Registrant appointing Brooke Credit Corporation**
10.20	Guaranty and Addendum A to Guaranty dated March 30, 2006 between Brooke Credit Corporation and Steven M. Mariano**
10.21	Amendment to Commercial Loan Agreement (Including Joinder of Additional Borrowers) dated September 27, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**
10.22	Commercial Promissory Note dated September 27, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**
10.23	Form of Commercial Security Agreement dated September 27, 2006 between Brooke Credit Corporation and SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**
10.24	Form of Extension of Security Agreement dated September 27, 2006 between Brooke Credit Corporation and SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**
10.25	Second Amendment to Commercial Loan Agreement dated November 16, 2006, among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**
10.26	Third Amendment to Commercial Loan Agreement dated February 19, 2008, among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**
10.27	Fourth Amendment to Commercial Loan Agreement dated October 1, 2008, among Aleritas Capital Corporation, the Registrant, Guarantee Insurance Group, Patriot Risk Services, SunCoast Capital, Inc., PRS Group, Inc. and Patriot Risk Management of Florida, Inc.**
10.28	Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-001/2007 between Guarantee Insurance Company and National Indemnity Insurance Company**
10.29	Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-002/2007 between Guarantee Insurance Company and Midwest Employers Casualty Company**
10.30	Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-003/2007 between Guarantee Insurance Company, as Cedent, and Max Re, Ltd., Aspen Insurance UK Limited and Various Underwriters at Lloyds, as Reinsurers**
10.31	Workers’ Compensation Excess of Loss Reinsurance Agreement between Guarantee Insurance Company, as Cedent, and Aspen Insurance UK Limited and Various Underwriters at Lloyds, as Reinsurers**
10.32	Quota Share Reinsurance Agreement GIC-005/2007 between Guarantee Insurance Company and National Indemnity Insurance Company**
10.40	Third Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and Max Bermuda, Ltd., Tokio Millennium Reinsurance Limited, Aspen Insurance UK Limited and Various Underwriters at Lloyd’s London as Reinsurers**

Exhibit
No.	Description of Exhibit

10.41	Purchase and Sale Agreement dated January 1, 2006 between The Tarheel Group, Inc., Tarheel Insurance Management Company and the Registrant**
10.42	Promissory Note dated June 13, 2006 between The Tarheel Group, Inc. and the Registrant**
10.43	Personal Guaranty of Promissory Note dated June 13, 2006 between the Registrant and Steven M. Mariano**
10.44	Contribution Agreement dated April 20, 2007 between Steven M. Mariano and the Registrant**
10.45	Form of Director and Officer Indemnification Agreement**
10.46	Settlement Stipulation and Release dated June 28, 2007 among Foundation Insurance Company, Steven M. Mariano, New Pacific International, Inc. and Peterson, Goldman & Villani, Inc.**
10.47	Stock Pledge Agreement between Brooke Credit Corporation and the Registrant**
10.48	Promissory Note dated June 26, 2008, as amended and restated on June 16, 2009 between the Registrant and Steven M. Mariano**
10.49	Workers’ Compensation Quota Share Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and National Indemnity Company and Swiss Reinsurance America Corporation as Reinsurers**
10.50	Traditional Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and Midwest Employers Casualty Company as Reinsurer**
10.51	Alternative Market Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and National Indemnity Company as Reinsurer**
10.52	Second Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and Max Bermuda, Ltd., Aspen Insurance UK Limited and Various Underwriters at Lloyd’s London as Reinsurers**
10.53	Employment Agreement, dated September 29, 2008, between the Registrant and Richard G. Turner**
10.54	Employment Agreement, dated September 29, 2008, between the Registrant and Charles K. Schuver**
10.55	First Amendment to Employment Agreement, dated September 26, 2008, between the Registrant and Steven M. Mariano**
10.57	Amendment No. 1 to the 2005 Stock Option Plan**
10.58	Amendment No. 2 to the 2005 Stock Option Plan**
10.59	Amendment No. 1 to the 2006 Stock Option Plan**
10.60	Amendment No. 2 to the 2006 Stock Option Plan**
10.61	Workers’ Compensation Quota Share Reinsurance Contract, effective December 31, 2008, between Guarantee Insurance Company and Harco National Insurance Company
10.62	Traditional Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2009, between Guarantee Insurance Company as cedant and Maiden Re, Max Re, Ullico Casualty and various underwriters at Lloyd’s London as reinsurers**
10.63	Alternative Market Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2009, between Guarantee Insurance Company as cedant and National Fire & Liability and Ullico Casualty as reinsurers**
10.64	Second Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2009, between Guarantee Insurance Company and Aspen Insurance UK Limited, Hannover Re, and certain other reinsurers**
10.65	Workers’ Compensation Catastrophe Excess of Loss Reinsurance Contract, effective July 1, 2009, between Guarantee Insurance Company as cedant and Max Re Bermuda, Tokio Millennium Re, Aspen Re UK, Hannover Re and various underwriters at Lloyd’s London as reinsurers**
10.66	Traditional Workers’ Compensation Quota Share Reinsurance Contract, effective July 1, 2009, between Guarantee Insurance Company and Swiss Re**

Exhibit
No.	Description of Exhibit

10.67	Traditional Workers Compensation Quota Share Reinsurance Contract for Florida, Georgia and New Jersey, between Guarantee Insurance Company as cedant and ULLICO Casualty Company as reinsurer**
10.68	Commercial Loan Agreement dated December 31, 2008 among the Registrant, PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Risk Management of Florida, Inc., SunCoast Capital, Inc. and Ullico Inc.**
10.69	Commercial Security Agreement dated December 31, 2008 among the Registrant, PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Risk Management of Florida, Inc., SunCoast Capital, Inc. and Ullico Inc.**
10.70	Stock Pledge Agreement dated December 31, 2008 among Steven M. Mariano, Steven M. Mariano Revocable Trust, the Registrant, PRS Group, Inc., Guarantee Insurance Group, Inc. and Ullico Inc.**
10.71	Irrevocable Proxy dated December 31, 2008 among Steven M. Mariano, Steven M. Mariano Revocable Trust and Ullico Inc.**
10.72	Guaranty dated December 31, 2008 between Steven M. Mariano and Ullico Inc.**
10.73	Intercreditor Agreement dated December 31, 2008 among the Existing Lenders identified therein, PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Risk Management of Florida, Inc., SunCoast Capital, Inc., Registrant and Ullico, Inc.**
10.74	Promissory Note from Registrant, PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Risk Management of Florida, Inc. and SunCoast Capital, Inc. to Ullico, Inc., dated December 31, 2008**
10.75	Side Letter Agreement dated December 31, 2008 among Steven M. Mariano, the Registrant and Ullico Inc.**
10.76	Post-Closing Letter Agreement dated December 31, 2008 among the Registrant, PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Risk Management of Florida, Inc. and Ullico Inc.**
10.77	Indemnification and Pledge Agreement dated January 15, 2010 between Steven M. Mariano and the Registrant
10.78	Form of Restricted Stock Agreement for 2010 Stock Incentive Plan
10.79	Fifth Amendment to Commercial Loan Agreement dated January 13, 2010 among Security Bank & Trust, as servicing agent for participant banks who are all collectively the successor in interest to Aleritas Capital Corporation, the Registrant, Patriot National Insurance Group, Inc. and Patriot Risk Services, Inc., Patriot Underwriters, Inc., PRS Group, Inc. and Patriot Risk Management of Florida, Inc.
10.80	Amendment to Commercial Loan Agreement dated January 14, 2010 among Ullico, Inc., the Registrant, Patriot National Insurance Group, Inc., PRS Group, Inc., Patriot Risk Services, Inc., Patriot Underwriters, Inc. and Patriot Risk Management of Florida, Inc.,
10.81	Resignation of John R. Del Pizzo as a director of Registrant
10.82	Program Administrator Agreement Traditional Workers Compensation Insurance Program effective April 1, 2009 between Patriot Underwriters, Inc. and ULLICO Casualty Company
10.83	Program Administrator Agreement Alternative Market Workers Compensation Insurance Program effective April 1, 2009 between Patriot Underwriters, Inc. and ULLICO Casualty Company
10.84	Managing General Agency Agreement dated December 15, 2009, among Advantage Workers Compensation Insurance Company, Patriot Underwriters, Inc., Patriot Risk Services, Inc. and Patriot Risk Management, Inc.
21.1	Subsidiaries of the Registrant**
23.1	Consent of Locke Lord Bissell & Liddell LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

Exhibit
No.	Description of Exhibit

23.2	Consent of BDO Seidman, LLP
24.1	Power of Attorney**
24.2	Power of Attorney**

*	To be filed by amendment

**	Previously filed

(b) Financial Statement Schedules.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 10 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, State of Florida, on January 15, 2010.

Patriot Risk Management, Inc.

By:	/s/ Steven M. Mariano
Steven M. Mariano
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 10 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven M. Mariano Steven M. Mariano	Principal Executive Officer and Director	January 15, 2010

/s/ Michael W. Grandstaff Michael W. Grandstaff	Principal Financial Officer	January 15, 2010

/s/ Michael J. Sluka Michael J. Sluka	Principal Accounting Officer	January 15, 2010

* Richard F. Allen	Director	January 15, 2010

* John R. Del Pizzo	Director	January 15, 2010

* Timothy J. Tompkins	Director	January 15, 2010

* Ronald P. Formento Sr.	Director	January 15, 2010

* C. Timothy Morris	Director	January 15, 2010

* Robert P. Cuthbert	Director	January 15, 2010

* Robert E. Dean	Director	January 15, 2010

* Raymond C. Groth	Director	January 15, 2010

Signature	Title	Date

* Austin J. Shanfelter	Director	January 15, 2010

* /s/ Steven M. Mariano Steven M. Mariano * Attorney in Fact		January 15, 2010

Report of Independent Registered Public Accounting Firm

Patriot Risk Management, Inc.
Fort Lauderdale, Florida

The audits referred to in our report to Patriot Risk Management, Inc., dated April 22, 2009, which is contained in the Prospectus constituting part of this Registration Statement also included the audit of the financial statement schedules listed under Item 16(b) for each of the three years in the period ended December 31, 2008. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/  BDO Seidman, LLP

Grand Rapids, Michigan
April 22, 2009

PATRIOT RISK MANAGEMENT, INC.

SCHEDULE I
SUMMARY OF INVESTMENTS — OTHER THAN INVESTMENTS IN RELATED PARTIES
As of December 31, 2008

			Amount
			Shown on
	Amortized		Balance
	Cost	Value	Sheet
	In thousands

Debt securities available for sale:
U.S. government securities	$3,981	$4,228	$4,228
U.S. government agencies	300	311	311
Asset-backed and mortgage-backed securities	16,128	16,317	16,317
State and political subdivisions	23,058	23,914	23,914
Corporate securities	9,745	9,603	9,603

Total debt securities available for sale	53,212	54,373	54,373
Equity securities available for sale	466	222	222
Short-term investments	244	244	244
Real estate held for the production of income	250	250	250

Total investments	$54,172	$55,089	$55,089

PATRIOT RISK MANAGEMENT, INC.

SCHEDULE II
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY ONLY

BALANCE SHEETS

	December 31,
	2008	2007
	In thousands

ASSETS
Cash and cash equivalents	$453	$10
Investments in subsidiaries	24,106	18,137
Receivable from subsidiaries	550	—
Other assets	5,183	3,336

Total Assets	$30,292	$21,483

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Notes payable and accrued interest	$19,442	$13,601
Subordinated debentures and accrued interest	1,809	1,938
Other liabilities	1,904	508

Total liabilities	23,155	16,047

Stockholders’ Equity
Series A convertible preferred stock	1,000	—
Common stock	1	1
Series B common stock	1	1
Paid-in capital	5,456	5,363
Retained earnings	72	196
Accumulated other comprehensive income (loss), net of deferred income taxes	607	(125)

Total stockholders’ equity	7,137	5,436

Total liabilities and stockholders’ equity	$30,292	$21,483

PATRIOT RISK MANAGEMENT, INC.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY ONLY

STATEMENTS OF INCOME

	2008	2007	2006
	In thousands

Revenue	$170	$69	$57
Expenses:
Other operating expenses	2,779	1,394	1,187
Interest expense	1,378	1,262	878

Total expenses	4,157	2,656	2,065
Loss from write-off of deferred equity offering costs	(3,486)	—	—

Loss before income taxes and subsidiary equity earnings	(7,473)	(2,587)	(2,008)
Income tax benefit	(2,842)	(805)	(1,157)

Loss before subsidiary equity earnings	(4,631)	(1,782)	(851)
Subsidiary equity earnings	4,507	4,161	2,461

Net income	$(124)	$2,379	$1,610

PATRIOT RISK MANAGEMENT, INC.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY ONLY

STATEMENTS OF COMPREHENSIVE INCOME

	2008	2007	2006
	In thousands

Net income (loss)	$(124)	$2,379	$1,610
Other comprehensive income (loss), net of tax:
Net unrealized appreciation (depreciation) in available for sale securities, net of deferred taxes of $374,000, ($51,000) and $255,000	732	(99)	579
Reclassification adjustment for net gains (losses) realized in net income during the year, net of tax effect of $0, $0 and ($143,000)	—	—	(277)

Other comprehensive income (loss)	732	(99)	302

Comprehensive income	$608	$2,280	$1,912

PATRIOT RISK MANAGEMENT, INC.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY ONLY

STATEMENTS OF CASH FLOWS

	2008	2007	2006
	In thousands

Net cash used in operating activities	$(5,135)	$(2,055)	$(3,013)
Investing Activities:
Investments in subsidiaries	(3,082)	(3,000)	(3,000)
Other	(43)	(113)	(392)

Net cash used in investing activities	(3,125)	(3,113)	(3,392)

Financing Activities:
Proceeds from notes payable	6,950	5,665	8,652
Net proceeds from issuance of common stock	—	—	1,355
Net disbursements for redemption of common stock	—	(100)	(984)
Repayment of debt	(1,113)	(677)	(2,320)
Proceeds from issuance of preferred stock, net of receivable from related party	500	—	—
Dividends received from subsidiaries	2,366	—	—
Dividends paid	—	—	(600)

Net cash used in financing activities	8,703	4,888	6,103

Increase (decrease) in cash and cash equivalents	443	(280)	(302)
Cash and cash equivalents, beginning of period	10	290	592

Cash and cash equivalents, end of period	$453	$10	$290

PATRIOT RISK MANAGEMENT, INC.

SCHEDULE III

SUPPLEMENTAL INSURANCE INFORMATION
As of and for the Year Ended December 31, 2008

Deferred
	Ceding	Future
	Commissions,	Policy
	Net of	Benefits,		Other
	Deferred	Losses,		Policy
	Policy	Claims		Claims and
	Acquisition	and Loss	Unearned	Benefits	Premium
	Costs	Expenses	Premium	Payable	Revenue
In thousands

Insurance	$83	$74,550	$44,613	$—	$49,220
Insurance services	—	—	—	—	—
Unallocated	—	—	—	—	—

	$83	$74,550	$44,613	$—	$49,220

		Benefits,
		Claims,	Amortization of
	Net	Losses and	Deferred Policy	Other
	Investment	Settlement	Acquisition	Operating	Premiums
	Income	Expenses	Costs	Expenses(1)	Written
	In thousands

Insurance	$2,028	$28,716	$(7,907)	$21,442	$45,838
Insurance services	—	—	—	10,930	—
Unallocated	—	—	—	—	—

	$2,028	$28,716	$(7,907)	$32,372	$45,838

(1)	Other operating expenses are identified by segment based on the direct identification method.

PATRIOT RISK MANAGEMENT, INC.

SUPPLEMENTAL INSURANCE INFORMATION
As of and for the Year Ended December 31, 2007

	Deferred	Future
	Policy	Policy
	Acquisition	Benefits,		Other
	Costs, Net of	Losses,		Policy
	Deferred	Claims		Claims and
	Ceding	and Loss	Unearned	Benefits	Premium
	Commissions	Expenses	Premium	Payable	Revenue
In thousands

Insurance	$1,477	$69,881	$29,160	$—	$24,613
Insurance services	—	—	—	—	—
Unallocated	—	—	—	—	—

	$1,477	$69,881	$29,160	$—	$24,613

			Amortization
		Benefits,	of
		Claims,	Deferred
	Net	Losses and	Policy	Other
	Investment	Settlement	Acquisition	Operating	Premiums
	Income	Expenses	Costs	Expenses	Written
	In thousands

Insurance	$1,326	$15,182	$(657)	$6,680	$30,961
Insurance services	—	—	—	8,519	—
Unallocated	—	—	—	—	—

	$1,326	$15,182	$(657)	$15,199	$30,961

(1)	Other operating expenses are identified by segment based on the direct identification method.

PATRIOT RISK MANAGEMENT, INC.

SUPPLEMENTAL INSURANCE INFORMATION
As of and for the Year Ended December 31, 2006

	Deferred	Future
	Policy	Policy
	Acquisition	Benefits,		Other
	Costs, Net of	Losses,		Policy
	Deferred	Claims		Claims and
	Ceding	and Loss	Unearned	Benefits	Premium
	Commissions	Expenses	Premium	Payable	Revenue
In thousands

Insurance	$774	$65,953	$15,643	$—	$21,053
Insurance services	—	—	—	—	—
Unallocated	—	—	—	—	—

	$774	$65,953	$15,643	$—	$21,053

		Benefits,
		Claims,	Amortization of
	Net	Losses and	Deferred Policy	Other
	Investment	Settlement	Acquisition	Operating	Premiums
	Income	Expenses	Costs	Expenses	Written
	In thousands

Insurance	$1,321	$17,839	$35	$3,799	$19,386
Insurance services	—	—	—	9,704	—
Unallocated	—	—	—	—	—

	$1,321	$17,839	$35	$13,503	$19,386

(1)	Other operating expenses are identified by segment based on the direct identification method.

PATRIOT RISK MANAGEMENT, INC.

SCHEDULE IV

PROPERTY AND LIABILITY REINSURANCE
For the Years Ended December 31,

			Assumed		Percentage of
		Ceded to	From		Amount
	Gross	Other	Other	Net	Assumed to
	Amount	Companies	Companies	Amount	Net
	In thousands

2008	$99,039	$50,850	$1,031	$49,220	2.1%
2007	72,645	49,101	1,069	24,613	4.3%
2006	58,659	39,619	2,013	21,053	9.6%

PATRIOT RISK MANAGEMENT, INC.

SCHEDULE V

VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31,

		Additions	Additions	Deductions
	Balance,	Charged to	Charged to	from	Balance,
	Beginning of	Costs and	Other	Allowance	End of
	Period	Expense	Accounts	Account	Period
	In thousands

Allowance for doubtful accounts
2008	$1,000	$100	$—	$—	$1,100
2007	1,000	—	—	—	1,000
2006	—	1,000	—	—	1,000

PATRIOT RISK MANAGEMENT, INC.

SCHEDULE VI

SUPPLEMENTAL INFORMATION CONCERNING PROPERTY AND CASUALTY
INSURANCE OPERATIONS
As of and For the Years Ended December 31, 2008, 2007 and 2006

	Deferred
	Policy
	Acquisition	Reserves
	Costs, Net of	for Losses
	Deferred	and Loss		Net	Net
	Ceding	Adjustment	Unearned	Premiums	Investment
	Commissions	Expenses(1)(2)	Premiums(2)	Earned	Income
	In thousands

(a) Property and casualty subsidiary
2008	$(83)	$74,550	$44,613	$49,220	$2,028
2007	1,477	69,881	29,160	24,613	1,326
2006	774	65,953	15,643	21,053	1,321

	Loss and
	Loss	Loss and
	Adjustment	Loss	Amortization of	Paid Losses
	Expenses-	Adjustment	Deferred Policy	and Loss	Net
	Current	Expenses-	Acquisition	Adjustment	Premiums
	Year	Prior Years	Expenses	Expenses	Written
	In thousands

2008	$27,422	$1,294	$(7,907)	$18,222	$45,838
2007	18,642	(3,460)	(657)	13,468	30,961
2006	15,328	2,511	35	10,374	19,386

(1)	The Company does not apply discounting factors to reserves for losses and loss adjustment expenses.

(2)	Reserves for losses and loss adjustment expenses are shown gross of reinsurance recoverables on unpaid losses and loss adjustment expenses of $37.5 million, $43.3 million and $41.1 million as of December 31, 2008, 2007 and 2006, respectively. Unearned premiums are shown gross of ceded unearned premiums of $33.7 million, $15.0 million and $8.3 million as of December 31, 2008, 2007 and 2006, respectively.

Exhibit List

Exhibit
No.	Description of Exhibit

1.1	Form of Underwriting Agreement
2.1	Stock Purchase Agreement dated December 18, 2009, between Argonaut Insurance Company and Patriot National Insurance Group, Inc.
3.1	Amended and Restated Certificate of Incorporation of the Registrant**
3.2	Amended and Restated Bylaws of the Registrant**
3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock**
3.4	Amended Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock
4.3	Form of Guarantee Insurance Company’s Surplus Notes**
4.4	Form of Registrant’s Subordinated Debentures**
4.5	Form of Registrant’s Warrant to Purchase Common Stock**
5.1	Opinion of Locke Lord Bissell & Liddell LLP
10.1	Employment Agreement between the Registrant and Steven M. Mariano**
10.2	Offer Letter to Theodore G. Bryant dated November 17, 2006**
10.3	Second Amended and Restated Employment Agreement dated as of July 10, 2009 between the Registrant and Theodore G. Bryant**
10.4	Offer Letter to Timothy J. Ermatinger dated August 1, 2007**
10.5	Employment Agreement between the Registrant and Timothy J. Ermatinger**
10.6	Employment Agreement, dated as of February 11, 2008, between the Registrant and Michael W. Grandstaff**
10.7	2005 Stock Option Plan**
10.8	Form of Option Award Agreement for 2005 Stock Option Plan**
10.9	2006 Stock Option Plan**
10.10	Form of Option Award Agreement for 2006 Stock Option Plan**
10.11	2010 Stock Incentive Plan
10.12	Form of Option Award Agreement for 2010 Stock Incentive Plan
10.13	Commercial Loan Agreement, Addendum to Commercial Loan Agreement and Consent in relation to Addendum to Commercial Loan Agreement dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**
10.14	Commercial Promissory Note and Addendum A to Promissory Note dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**
10.15	Commercial Security Agreement and Addendum A to Commercial Security Agreement dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**
10.16	Extension of Security Agreement dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**
10.17	Stock Pledge Agreement dated March 30, 2006 between Brooke Credit Corporation and Brandywine Insurance Holdings, Inc.**
10.18	Irrevocable Proxy undated by Brandywine Insurance Holdings, Inc. appointing Brooke Credit Corporation**
10.19	Irrevocable Proxy undated by Registrant appointing Brooke Credit Corporation**
10.20	Guaranty and Addendum A to Guaranty dated March 30, 2006 between Brooke Credit Corporation and Steven M. Mariano**
10.21	Amendment to Commercial Loan Agreement (Including Joinder of Additional Borrowers) dated September 27, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**
10.22	Commercial Promissory Note dated September 27, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

Exhibit
No.	Description of Exhibit

10.23	Form of Commercial Security Agreement dated September 27, 2006 between Brooke Credit Corporation and SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**
10.24	Form of Extension of Security Agreement dated September 27, 2006 between Brooke Credit Corporation and SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**
10.25	Second Amendment to Commercial Loan Agreement dated November 16, 2006, among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**
10.26	Third Amendment to Commercial Loan Agreement dated February 19, 2008, among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**
10.27	Fourth Amendment to Commercial Loan Agreement dated October 1, 2008, among Aleritas Capital Corporation, the Registrant, Guarantee Insurance Group, Patriot Risk Services, SunCoast Capital, Inc., PRS Group, Inc. and Patriot Risk Management of Florida, Inc.**
10.28	Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-001/2007 between Guarantee Insurance Company and National Indemnity Insurance Company**
10.29	Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-002/2007 between Guarantee Insurance Company and Midwest Employers Casualty Company**
10.30	Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-003/2007 between Guarantee Insurance Company, as Cedent, and Max Re, Ltd., Aspen Insurance UK Limited and Various Underwriters at Lloyds, as Reinsurers**
10.31	Workers’ Compensation Excess of Loss Reinsurance Agreement between Guarantee Insurance Company, as Cedent, and Aspen Insurance UK Limited and Various Underwriters at Lloyds, as Reinsurers**
10.32	Quota Share Reinsurance Agreement GIC-005/2007 between Guarantee Insurance Company and National Indemnity Insurance Company**
10.40	Third Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and Max Bermuda, Ltd., Tokio Millennium Reinsurance Limited, Aspen Insurance UK Limited and Various Underwriters at Lloyd’s London as Reinsurers**
10.41	Purchase and Sale Agreement dated January 1, 2006 between The Tarheel Group, Inc., Tarheel Insurance Management Company and the Registrant**
10.42	Promissory Note dated June 13, 2006 between The Tarheel Group, Inc. and the Registrant**
10.43	Personal Guaranty of Promissory Note dated June 13, 2006 between the Registrant and Steven M. Mariano**
10.44	Contribution Agreement dated April 20, 2007 between Steven M. Mariano and the Registrant**
10.45	Form of Director and Officer Indemnification Agreement**
10.46	Settlement Stipulation and Release dated June 28, 2007 among Foundation Insurance Company, Steven M. Mariano, New Pacific International, Inc. and Peterson, Goldman & Villani, Inc.**
10.47	Stock Pledge Agreement between Brooke Credit Corporation and the Registrant**
10.48	Promissory Note dated June 26, 2008, as amended and restated on June 16, 2009 between the Registrant and Steven M. Mariano**
10.49	Workers’ Compensation Quota Share Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and National Indemnity Company and Swiss Reinsurance America Corporation as Reinsurers**
10.50	Traditional Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and Midwest Employers Casualty Company as Reinsurer**
10.51	Alternative Market Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and National Indemnity Company as Reinsurer**

Exhibit
No.	Description of Exhibit

10.52	Second Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and Max Bermuda, Ltd., Aspen Insurance UK Limited and Various Underwriters at Lloyd’s London as Reinsurers**
10.53	Employment Agreement, dated September 29, 2008, between the Registrant and Richard G. Turner**
10.54	Employment Agreement, dated September 29, 2008, between the Registrant and Charles K. Schuver**
10.55	First Amendment to Employment Agreement, dated September 26, 2008, between the Registrant and Steven M. Mariano**
10.57	Amendment No. 1 to the 2005 Stock Option Plan**
10.58	Amendment No. 2 to the 2005 Stock Option Plan**
10.59	Amendment No. 1 to the 2006 Stock Option Plan**
10.60	Amendment No. 2 to the 2006 Stock Option Plan**
10.61	Workers’ Compensation Quota Share Reinsurance Contract, effective December 31, 2008, between Guarantee Insurance Company and Harco National Insurance Company
10.62	Traditional Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2009, between Guarantee Insurance Company as cedant and Maiden Re, Max Re, Ullico Casualty and various underwriters at Lloyd’s London as reinsurers**
10.63	Alternative Market Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2009, between Guarantee Insurance Company as cedant and National Fire & Liability and Ullico Casualty as reinsurers**
10.64	Second Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2009, between Guarantee Insurance Company and Aspen Insurance UK Limited, Hannover Re, and certain other reinsurers**
10.65	Workers’ Compensation Catastrophe Excess of Loss Reinsurance Contract, effective July 1, 2009, between Guarantee Insurance Company as cedant and Max Re Bermuda, Tokio Millennium Re, Aspen Re UK, Hannover Re and various underwriters at Lloyd’s London as reinsurers**
10.66	Traditional Workers’ Compensation Quota Share Reinsurance Contract, effective July 1, 2009, between Guarantee Insurance Company and Swiss Re**
10.67	Traditional Workers Compensation Quota Share Reinsurance Contract for Florida, Georgia and New Jersey, between Guarantee Insurance Company as cedant and ULLICO Casualty Company as reinsurer**
10.68	Commercial Loan Agreement dated December 31, 2008 among the Registrant, PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Risk Management of Florida, Inc., SunCoast Capital, Inc. and Ullico Inc.**
10.69	Commercial Security Agreement dated December 31, 2008 among the Registrant, PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Risk Management of Florida, Inc., SunCoast Capital, Inc. and Ullico Inc.**
10.70	Stock Pledge Agreement dated December 31, 2008 among Steven M. Mariano, Steven M. Mariano Revocable Trust, the Registrant, PRS Group, Inc., Guarantee Insurance Group, Inc. and Ullico Inc.**
10.71	Irrevocable Proxy dated December 31, 2008 among Steven M. Mariano, Steven M. Mariano Revocable Trust and Ullico Inc.**
10.72	Guaranty dated December 31, 2008 between Steven M. Mariano and Ullico Inc.**
10.73	Intercreditor Agreement dated December 31, 2008 among the Existing Lenders identified therein, PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Risk Management of Florida, Inc., SunCoast Capital, Inc., Registrant and Ullico Inc.**
10.74	Promissory Note from Registrant, PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Risk Management of Florida, Inc. and SunCoast Capital, Inc. to Ullico, Inc., dated December 31, 2008**
10.75	Side Letter Agreement dated December 31, 2008 among Steven M. Mariano, the Registrant and Ullico Inc.**
10.76	Post-Closing Letter Agreement dated December 31, 2008 among the Registrant, PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Risk Management of Florida, Inc. and Ullico Inc.**

Exhibit
No.	Description of Exhibit

10.77	Indemnification and Pledge Agreement dated January 15, 2010 between Steven M. Mariano and the Registrant
10.78	Form of Restricted Stock Agreement for 2010 Stock Incentive Plan
10.79	Fifth Amendment to Commercial Loan Agreement dated January 13, 2010 among Security Bank & Trust, as servicing agent for participant banks who are all collectively the successor in interest to Aleritas Capital Corporation, the Registrant, Patriot National Insurance Group, Inc. and Patriot Risk Services, Inc., Patriot Underwriters, Inc., PRS Group, Inc. and Patriot Risk Management of Florida, Inc.
10.80	Amendment to Commercial Loan Agreement dated January 14, 2010 among Ullico, Inc., the Registrant, Patriot National Insurance Group, Inc., PRS Group, Inc., Patriot Risk Services, Inc., Patriot Underwriters, Inc. and Patriot Risk Management of Florida, Inc.,
10.81	Resignation of John R. Del Pizzo as a director of Registrant
10.82	Program Administrator Agreement Traditional Workers Compensation Insurance Program effective April 1, 2009 between Patriot Underwriters, Inc. and ULLICO Casualty Company
10.83	Program Administrator Agreement Alternative Market Workers Compensation Insurance Program effective April 1, 2009 between Patriot Underwriters, Inc. and ULLICO Casualty Company
10.84	Managing General Agency Agreement dated December 15, 2009, among Advantage Workers Compensation Insurance Company, Patriot Underwriters, Inc., Patriot Risk Services, Inc. and Patriot Risk Management, Inc.
21.1	Subsidiaries of the Registrant**
23.1	Consent of Locke Lord Bissell & Liddell LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2	Consent of BDO Seidman, LLP
24.1	Power of Attorney**
24.2	Power of Attorney**

*	To be filed by amendment

**	Previously filed